 Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-236224
PROSPECTUS
24,000,000 Ordinary Shares
CLARIVATE ANALYTICS PLC
(incorporated in Jersey, Channel Islands)
This is a public offering of 24,000,000 ordinary shares of Clarivate Analytics Plc, a public limited company incorporated under the laws of Jersey, Channel Islands (“Clarivate”). We intend to use the net proceeds we receive from this offering to fund a portion of the cash consideration for the DRG Acquisition (as defined herein) and to pay related fees and expenses. This offering is not conditioned on consummation of the DRG Acquisition. If the DRG Acquisition is not consummated for any reason, we intend to use the net proceeds to repay outstanding indebtedness.
Our ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “CCC.” On February 5, 2020, the last reported sale price of our ordinary shares on NYSE was $20.54.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 21 of this prospectus.
	Per Share	Total
Public offering price	$20.25	$486,000,000
Underwriting discounts and commissions(1)	$0.658125	$15,795,000
Proceeds to Clarivate, before expenses	$19.591875	$470,205,000

(1)
See “Underwriting” for a description of all compensation payable to the underwriters.

We have granted the underwriters the right to purchase up to an additional 3,600,000 ordinary shares, within 30 days from the date of this prospectus, at the public offering price, less underwriting discounts and commissions.
The underwriters expect to deliver the ordinary shares to purchasers on or about February 10, 2020, through the book-entry facilities of The Depository Trust Company.
Joint Bookrunners
Citigroup Goldman Sachs & Co. LLC
RBC Capital Markets	BofA Securities	Barclays
The date of this prospectus is February 5, 2020

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.
Unless otherwise stated or the context requires, information in this prospectus does not give effect to the DRG Acquisition.
For investors outside the United States:   Neither we nor the underwriters have done anything that would permit our offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of ordinary shares and the distribution of this prospectus outside the United States.
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FREQUENTLY USED TERMS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“2016 Transaction” are to the separation of our business from Thomson Reuters;
“2016 Transition” are to our transition to a standalone company following the closing of the 2016 Transaction;
“2019 Transaction” are to the Mergers, together with the other transactions contemplated thereby;
“2026 Notes” are to the 4.50% Senior Secured Notes due 2026 issued by Camelot Finance S.A. and guaranteed by certain of the Company’s subsidiaries;
“ACV” or “annualized contract value” are to the annualized value for a 12-month period following a given date of all subscription-based client license agreements, assuming that all license agreements that come up for renewal during that period are renewed;
“annual revenue renewal rates” are to the metric used to determine renewal levels by existing customers across all of our subscription product lines, which is a leading indicator of subscription renewal trends, which impact our ACV and results of operations, and is calculated for a given period by dividing (a) the annualized dollar value of existing subscription product license agreements that are renewed during that period, including the value of any product downgrades, by (b) the annualized dollar value of existing subscription product license agreements;
“APAC” are to Australia, Brunei Darussalam, Cambodia, China, East Timor, Fiji, French Polynesia, Guam, Hong Kong, Indonesia, Japan, Kiribati, Macau, Malaysia, Maldives, Micronesia, Mongolia, Myanmar (Burma), New Caledonia, New Zealand, Papua New Guinea, Philippines, Samoa, Singapore, Solomon Islands, South Korea, Taiwan, Thailand, Thailand — BOI, Thailand — Non BOI, Tonga, Vanuatu and Vietnam;
“articles of association” are to Clarivate’s amended and restated memorandum of association and amended and restated articles of association adopted in connection with the consummation of the 2019 Transaction;
“Baring” are to the affiliated funds of Baring Private Equity Asia Pte Ltd that from time to time hold our ordinary shares;
“CAGR” are to compound annual growth rate;
“Camelot” are to Camelot Holdings (Jersey) Limited, a private limited company incorporated under the laws of Jersey, Channel Islands;
“Churchill” are to Churchill Capital Corp, a Delaware corporation;
“Churchill IPO” are to the initial public offering by Churchill that closed on September 11, 2018;
“Clarivate warrants” are to the warrants exercisable to purchase ordinary shares of Clarivate following the conversion of Churchill’s existing warrants in the Mergers;
“common stock” are to Churchill’s Class A common stock and Class B common stock;
“Credit Agreement” are to our credit agreement, dated as of October 31, 2019, that governs the Term Loan Facility and the Revolving Credit Facility, as amended and/or supplemented from time to time;
“Credit Facilities” are to the Revolving Credit Facility and the Term Loan Facility entered into in connection with the Refinancing Transactions;
“December Offering” are to the public offering in December 2019 of 49,680,000 of the Company’s ordinary shares by affiliated funds of Onex and Baring, at $17.25 per share;
“Delaware Merger” are to the merger of Delaware Merger Sub with and into Churchill, with Churchill being the surviving entity in such merger;
“Delaware Merger Sub” are to CCC Merger Sub, Inc., a Delaware corporation;

“Director Nomination Agreement” are to the Director Nomination Agreement entered into between Clarivate and Jerre Stead at the closing of the 2019 Transaction;
“DRG Acquisition” are to the transactions contemplated by the DRG Agreement;
“DRG Agreement” are to the Share Purchase Agreement (together with all schedules and exhibits thereto and other agreements contemplated thereby) entered into as of January 17, 2020 by and among PEL-DRG Dutch Holdco B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, Piramal Enterprises Limited, a corporation organized under the laws of the Republic of India, Clarivate Analytics (US) Holdings Inc., a corporation organized pursuant to the laws of the State of Delaware, Clarivate Analytics (Canada) Holdings Corp., a corporation organized pursuant to the laws of the Province of Ontario, Camelot UK Bidco Limited, a private company limited by shares incorporated under the laws of England and Wales, Clarivate Analytics (Singapore) Pte. Ltd., a private company limited by shares incorporated in the Republic of Singapore, and, for certain limited purposes, Clarivate Analytics Plc, a corporation organized pursuant to the laws of Jersey;
“DRG” or “Decision Resources Group” are to, collectively, Millennium Research Group Inc., a corporation incorporated under the laws of the Province of Ontario, DRG Singapore Pte. Ltd., a private company limited by shares incorporated in the Republic of Singapore, Decision Resources Group UK Limited, a private company limited by shares incorporated under the laws of England and Wales, and DRG Holdco Inc., a Delaware limited liability company;
“Emerging Markets” are to Afghanistan, Algeria, Angola, Anguilla, Antigua and Barbuda, Argentina, Armenia, Aruba, Azerbaijan, Bahamas, Bahrain, Bangladesh, Barbados, Belarus, Belize, Benin, Bermuda, Bhutan, Bolivia, Botswana, Brazil, British Virgin Islands, Burundi, Cameroon, Cape Verde, Cayman Islands, Central African Republic, Chile, Colombia, Comoros, Costa Rica, Cuba, Curacao, Cyprus, Democratic Republic of Congo, Djibouti, Dominica, Dominican Republic, Dutch Antilles, Ecuador, Egypt, El Salvador, Equatorial Guinea, Ethiopia, Gabon, Gambia, Georgia, Ghana, Grenada, Guatemala, Guinea, Guyana, Haiti, Honduras, India, Iran, Iraq, Jamaica, Jordan, Kazakhstan, Kenya, Kuwait, Kyrgyzstan, Lebanon, Lesotho, Liberia, Libya, Madagascar, Malawi, Malta, Mauritius, Mexico, Middle East, Montserrat, Morocco, Mozambique, Namibia, Nepal, Nicaragua, Niger, Nigeria, Oman, Other Africa, Pakistan, Panama, Paraguay, Peru, Puerto Rico, Qatar, Russia, Rwanda, Saint Kitts and Nevis, Saint Lucia, Saudi Arabia, Senegal, Seychelles, South Africa, Sri Lanka, St. Vincent and the Grenadines, Suriname, Syria, Tanzania, Trinidad and Tobago, Tunisia, Turkey, Turkmenistan, Turks and Caicos Islands, Uganda, Ukraine, United Arab Emirates, Uruguay, Uzbekistan, Venezuela, Yemen, Zambia and Zimbabwe;
“Europe” are to Albania, Andorra, Austria, Belgium, Bosnia And Herzegovina, Bulgaria, Croatia, Czech Republic, Denmark, England, Estonia, Finland, France, Germany, Gibraltar, Greece, Guernsey, Hungary, Iceland, Ireland, Isle of Man, Israel, Italy, Jersey, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Moldova, Monaco, Montenegro, Netherlands, Northern Ireland, Norway, Poland, Portugal, Romania, San Marino, Scotland, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, and Wales;
“founders” are to Jerre Stead, Michael S. Klein, Sheryl von Blucher, Martin Broughton, Karen G. Mills, Balakrishnan S. Iyer, M. Klein Associates, Inc., The Iyer Family Trust dated 1/25/2001, Mills Family I, LLC and K&BM LP;
“founder shares” are to the 18,750,000 ordinary shares of Clarivate issued to the sponsor upon consummation of the 2019 Transaction and distributed to the founders and Garden State;
“GAAP” are to U.S. generally accepted accounting principles;
“Garden State” are to Garden State Capital Partners LLC, a Delaware limited liability company, in which Michael Klein holds an equity interest and is the managing member;
“Indenture” are to the indenture dated October 31, 2019 among Camelot Finance S.A., as issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent, governing the 2026 Notes;

“Initial Shares” are to the ordinary shares of Clarivate issued to the Shareholder Group in connection with the Mergers in respect of founder shares;
“Jersey Merger” are to the merger of Jersey Merger Sub with and into Camelot, with Camelot being the surviving entity in such merger;
“Jersey Merger Sub” are to Camelot Merger Sub (Jersey) Limited, a private limited company incorporated under the laws of Jersey, Channel Islands;
“LTM Period” are to the twelve-month period ended September 30, 2019;
“Merger Agreement” are to the Agreement and Plan of Merger, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 26, 2019 and Amendment No. 2 to the Agreement and Plan of Merger, dated March 29, 2019 by and among Churchill, Clarivate Delaware Merger Sub, Jersey Merger Sub, and the Company;
“Mergers” are to the Jersey Merger and the Delaware Merger;
“North America” are to Canada and the United States;
“Onex” are to the affiliates of Onex Partners Advisor LP that from time to time hold our ordinary shares;
“Prior Credit Agreement” are to the credit agreement dated as of October 3, 2016 entered into by certain subsidiaries of Camelot that governed the Prior Term Loan Facility and the Prior Revolving Credit Facility, which was replaced by the Credit Agreement;
“Prior Credit Facilities” are to the Prior Revolving Credit Facility and the Prior Term Loan Facility;
“Prior Indenture” are to the indenture that governed our Prior Notes;
“Prior Notes” are to the 7.875% senior notes due 2024 issued by Camelot Finance S.A., which were refinanced by the 2026 Notes;
“Prior Revolving Credit Facility” are to the $175 million revolving credit facility which was governed by the Prior Credit Agreement and replaced by the Revolving Credit Facility;
“Prior Term Loan Facility” are to the $1.55 billion term loan facility which was governed by the Prior Credit Agreement and replaced by the Term Loan Facility;
“private placement warrants” are to the warrants to purchase 18,300,000 ordinary shares of Clarivate issued to the sponsor and certain third party investors upon consummation of the 2019 Transaction. The 18,087,826 warrants issued to the sponsor were distributed to the founders and Garden State;
“public warrants” are to Churchill’s warrants sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);
“Refinancing Transactions” are to the issuance of the 2026 Notes and the closing of the Credit Facilities;
“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement entered into at the closing of the 2019 Transaction among Clarivate, Churchill, the sponsor, the founders, Garden State, Onex and Baring;
“Revolving Credit Facility” are to our $250.0 million revolving credit facility, which is governed by the Credit Agreement;
“SEC” are to the Securities and Exchange Commission;
“September Offering” are to the public offering in September 2019 of 39,675,000 of the Company’s ordinary shares by affiliated funds of Onex and Baring, together with certain other shareholders, at $16.00 per share;
“Shareholders Agreement” are to the Amended and Restated Shareholders Agreement of Camelot, dated January 14, 2019, entered into among Camelot, Clarivate, Onex and Baring;

“Shareholder Group” means, collectively, Jerre Stead, Michael Klein, Sheryl von Blucher and each of their respective permitted transferees which beneficially own ordinary shares from time to time;
“sponsor” are to Churchill Sponsor LLC, a Delaware limited liability company in which certain of Churchill’s directors and officers hold membership interests;
“Sponsor Agreement” are to the letter agreement, dated January 14, 2019, as amended, among Churchill, Camelot, us, sponsor, the founders and Garden State;
“Tax Receivable Agreement” are to the tax receivable agreement entered into by Camelot with Onex and Baring prior to the consummation of the 2019 Transaction, which was terminated by the TRA Buyout Agreement;
“Term Loan Facility” are to our $900.0 million term loan facility, which is governed by the Credit Agreement;
“Thomson Reuters” are to Thomson Reuters Corporation and its controlled entities;
“TRA Buyout Agreement” are to the Buyout Agreement entered into on August 21, 2019 among Camelot and Onex Partners IV LP, a Cayman Islands exempted limited partnership;
“Transition Services Agreement” are to the Transition Services Agreement, dated July 10, 2016, between Thomson Reuters U.S. LLC and Camelot UK Bidco Limited, our indirect, wholly owned subsidiary, as amended;
“warrants” are to the public warrants and the private placement warrants; and
“we,” “us,” “our,” “Clarivate” or “the Company” are to Clarivate Analytics Plc, a public limited company incorporated under the laws of Jersey, Channel Islands.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
Clarivate and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and some of our domain names are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.
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SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our financial statements and notes thereto included elsewhere in this prospectus, before deciding to invest in our ordinary shares. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” for more information.
Overview
We are a leading global information services and analytics company serving the scientific research, intellectual property and life sciences end-markets. We provide structured information and analytics to facilitate the discovery, protection and commercialization of scientific research, innovations and brands. Our product portfolio includes well-established, market-leading brands such as Web of Science, Derwent Innovation, Cortellis, CompuMark and MarkMonitor. We believe that our flagship products hold a #1 or #2 global position by revenues across the respective markets they serve, including abstracting and indexing databases, life science regulatory and competitive intelligence and intellectual property protection (including patent, trademarks and brand protection). We serve a large, diverse and global customer base. As of December 31, 2018, we served over 40,000 entities in more than 180 countries, including the top 30 pharmaceutical companies by revenues and 40 global patent and trademark offices. We believe the strong value proposition of our content, user interfaces, visualization and analytical tools, combined with the integration of our products and services into customers’ daily workflows, leads to our substantial customer loyalty as evidenced by their high propensity to renew their subscriptions with us.
Our structure is comprised of two product groups: Science and Intellectual Property (“IP”). The Science Group consists of the Web of Science product lines and Life Science product lines. The IP Group consists of the Derwent, Compumark and MarkMonitor brands. This structure enables a sharp focus on cross-selling opportunities within the markets we serve and provides substantial scale.
Corporations, government agencies, universities, law firms and other professional services organizations around the world depend on our high-value, curated content, analytics and services. Unstructured data has grown exponentially over the last decade. This trend has resulted in a critical need for unstructured data to be meaningfully filtered, analyzed and curated into relevant information that facilitates key operational and strategic decisions made by businesses, academic institutions and governments worldwide. Our highly curated, proprietary information created through our sourcing, aggregation, verification, translation and categorization of data has resulted in our solutions being embedded in our customers’ workflow and decision-making processes.
For the LTM Period, we generated approximately $964.7 million of revenues. We generate recurring revenues through our subscription-based model, which accounted for 82% of our revenues for the LTM Period. In each of the past two fiscal years, we have also achieved annual revenue renewal rates in excess of 90%. No single customer accounted for more than 1% of revenues and our ten largest customers represented only 5% of revenues for the LTM Period.
The following charts illustrate our revenues for the LTM Period by group, type and geography:

Our Products
Our product portfolio is summarized below.(1)

Science Group *(56% of LTM Revenue)*		Intellectual Property Group *(44% of LTM Revenue)*		
	Web of Science	**Life Sciences**	**Derwent**	**CompuMark**	**MarkMonitor**
Product Description	Used to navigate scientific and academic research discoveries, conduct analysis and evaluate research impact	Used by life sciences firms for drug research, market intelligence and regulatory compliance	Used to search and analyze patents	Used to monitor trademarks on an ongoing basis	Used to register and manage portfolios of web domains
Curated Information Set	Database of **1B+ citations, 160mm+ index records**	**70,000+** drug program records, **300,000** clinical trial records	Database of **80mm+ patent filings across 50 patent offices**	**180+ patent and trademark offices**	Database of **1.3mm corporate domain names**
Customers	**7,000+** leading **academic institutions** and **governments** and research-intensive corporations use Web of Science and its Journal Impact Factor	Trusted by the **top 30 pharma companies** and hundreds of research groups	Used by **40 patent offices, large R&D organizations** of Fortune 1000 companies and various universities	**15 industrial databases, 70 Pharma in-use databases**	MarkMonitor manages **48% of the top 50 most trafficked corporate website domain portfolios**
Notable Products	Web of Science InCites ScholarOne	Cortellis RI Integrity Newport	Derwent Innovation TechStreet	Watch Screen Search	Domain Management Brand Protection

(1) Figures presented as of December 31, 2018

Our Strategy
The Clarivate management team, led by Executive Chairman and Chief Executive Officer Jerre Stead, is implementing a transformation strategy designed to improve operations, increase cash flow and accelerate revenues growth. The 2016 Transaction and the 2016 Transition to standalone operations have required extensive management time and focus and involved significant expenditures, including sizeable payments to Thomson Reuters under the Transition Services Agreement. We believe our recently completed transition to a standalone company positions us to implement our transformation strategy and to improve our below-average productivity compared to leaders in the information services sector, such as IHS Markit, on a revenues per employee basis and in terms of Adjusted EBITDA margins.
Under Mr. Stead’s leadership, we are embarking on a race to deliver excellence to the markets we serve and continue our evolution as a world-class organization. As we move forward, the focus will be on three basic principles: focus, simplify and execute. This means:
1.
Focusing on our core capabilities and the greatest opportunities for growth.

2.
Simplifying our organization and processes. The focus on two product groups will be the driver for streamlining our operations.

3.
Relentlessly driving execution of our strategy and growth plans.

These changes will help us operate with greater focus and urgency. They will ensure that we put our clients first, drive accountability throughout the organization, accelerate decision-making and promote consistency. These tenets will enable us to deliver long-term, sustainable growth.
With a proven operational playbook, we have quickly pursued initiatives to set ourselves on a growth trajectory. Our results for the first nine months of 2019 are the first proof points that our transformation is underway.

Proven Playbook with Multiple Levers

Accelerate Revenue Growth

- ✓ Product and pricing enhancement strategies
- ✓ Increased pipeline of new products
- ✓ Build strength in Asia Pacific
- ✓ Optimizing pricing and cross-sell

Enhance Margins

- ✓ Benefit from top-line initiatives
- ✓ Simplifying G&A structure
- ✓ Consolidating footprint
- ✓ Increase automation and cloud infrastructure

Second Progress Report[1]

(Q3 2019 Earnings)

1. Q3 Revenue growth 0.0%[2]
2. Adjusted revenue growth (at constant currency) 3.6%[2]
   - Pro forma adjusted revenue growth (at constant currency) 4.1%[5]
3. Q3 Adjusted subscription growth (at constant currency) 2.0%[2]
   - Q3 Adjusted Transactional growth (at constant currency) 11.6%[2]
4. ACV growth (at constant currency) 3.9%[3]
   - Pro forma ACV growth (at constant currency) 4.7%[5]
5. 90.6% retention rate[4]
   - Pro forma 91.7% retention rate[5]

1. Q3 Net Income $10.8 million
2. Q3 Adjusted EBITDA margin 31.7%[2]
3. Q3 Adjusted EBITDA margin improvement 353 bps[2]
4. Q3 Adjusted EBITDA growth 16.1%[2]
5. Exited TSA six months ahead of schedule

1. For a reconciliation of our non-GAAP measures to the corresponding most closely related U.S. GAAP measures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Certain Non-GAAP Measures.
2. Results calculated for three-month period ended September 30, 2019 as compared to the three-month period ended September 30, 2018
3. ACV is measured at a point in time. This represents the year-over-year growth in the annual vaue of our subscriptions as of September 30, 2019 as compared to September 30, 2018
4. Retention rate measurement period is for the nine months ending September 30, 2019
5. Pro forma for the divestiture of the Mark Monitor brand protection, antipiracy, and antifraud business, completed on January 1, 2020.

Operational Improvement Initiatives
We are in the process of implementing several cost-saving and margin improvement initiatives designed to generate substantial incremental cash flow. We have engaged a strategic consulting firm to assist us in optimizing our structure and cost base. The focus of these initiatives is to identify significant cost reductions to be implemented over the next several quarters, enabling us to deliver margins consistent with those of our peer group. Some examples include:
•
decreasing costs by simplifying organizational structures and rationalizing general and administrative functions to enhance a customer-centric focus;

•
using artificial intelligence and the latest technologies to reduce costs and increase efficiencies for content sourcing and curation;

•
moving work performed by contractors in-house to best-cost geographic locations, particularly India, where we have significant scale that can be leveraged;

•
achieving headcount productivity benchmarks and operational efficiency metrics based on alignment with quantified sector leader benchmarks;

•
expanding existing operations in best-cost geographic locations, aligning with business objectives;

•
minimizing our real estate footprint by reducing facility locations substantially over the next three years; and

•
divesting non-core assets.

Revenues Growth Initiatives
We believe a significant opportunity exists for us to accelerate revenues growth by increasing the value of our products and services, developing new products, cross-selling certain products and optimizing sales force productivity. Actions to achieve such revenues growth are expected to include:
•
developing new value-added products and services;

•
delivering an enhanced client experience through ongoing renovations to our products’ user interface and user experience;

•
offering additional analytics that enhance existing products and services;

•
moving up the value chain by providing our clients with predictive and prescriptive analytics, allowing for stronger growth and higher retention rates;

•
expanding our footprint with new and existing customers, with significant opportunity for growth in APAC and Emerging Markets;

•
broadening our consulting capabilities, in particular in the Science Group, where there is considerable opportunity for us to deliver high value consulting services to drive significant revenues growth;

•
optimizing product pricing and packaging based on customer needs;

•
increasing sales force focus on large accounts;

•
expanding our inside sales capability to improve account coverage; and

•
restructuring our incentive plans to drive new business, as well as cross-selling among similar products and overlapping buying centers.

The above actions are part of an overarching effort to improve retention rates and new business growth rates to best-in-class levels across our portfolio.
Pursue Acquisition Opportunities
Given the fragmented nature of the broader information services industry, we track and, where appropriate, will continue to pursue opportunities across our product groups. In 2017 and 2018, we completed three small add-on acquisitions to augment our existing portfolio of assets and provide additional datasets and services for our customers. Our completed acquisitions include Publons and Kopernio in Science and TrademarkVision and SequenceBase in IP. On November 27, 2019 we also completed the acquisition of Darts-ip. These acquisitions are being fully integrated into our platform, and we believe they have already provided additional value to our customers. Finally, on January 17, 2020, we entered into an agreement to acquire Decision Resources Group. See “— Recent Developments —
Agreement to Acquire Decision Resources Group” for additional details.
We are evaluating additional acquisition opportunities to supplement our existing platform and enable us to enter new markets. Our focus is on disciplined and accretive investments that leverage our core strengths and enhance our current product, market, geographic and customer strategies. We believe the combination of Mr. Stead’s successful acquisition track record and our scale and status as a global information services leader uniquely positions us to create value through additional acquisitions.
Positive Sector Dynamics Support Our Trajectory
We operate in the global information services and analytics sector, which is experiencing robust growth due to many factors. Data and analytics have become critical inputs into broader corporate decision-making in today’s marketplace, and companies and institutions are seeking services like ours to enhance the predictive nature of their analysis. In addition to greater demand for our services, rapid innovation within our customers’ businesses has created new use cases for our services. Third-party industry reports estimate the global data and analytics market will grow from $155 billion in 2018 to $219 billion by 2021, a 12.1% CAGR over the period. This represents the target addressable market across verticals that have a need for data and analytical services.

Customers of data and analytics products continue to approach complex business decisions in new ways. We believe that these customers are placing greater emphasis and value on the ability to embed predictive and prescriptive analytics into their decision-making processes. These customers are using smart data to anticipate what will happen in the future, as opposed to using historical data to study what has happened in the past. As such, we are investing in these critical, forward-facing products and solutions. We believe offering these types of products will increase the value clients place on our products, allow for stronger growth and open new addressable markets, as illustrated below.
Significant Move Up the Value Chain with Smart Data Offerings

Real Time
High Risk
High Value
Customized
The Next
Wave of Info
Services
Prescriptive
Analytics
(What to Do)
Predictive Analytics
(What Will Happen)
Decisions
Personalization
Value Add
Platform, Application and Workflow Tools
(Task Specific, APIs and Developer Tools,
Search Mapping and Visualization)
Smart Data
(Normalized and Standardized,
Categorized, Linked and Indexed)
Static
Low Risk
Low Value
Generic
Raw Data Assets
(Aggregated and Disparate, Transactional,
Commodity or Proprietary)

Source: IDC, Outsell, Inc.

Our Competitive Strengths
Leading Market Positions in Attractive and Growing Global Markets
We offer a collection of high-quality, market-leading information and analytic products and solutions serving the intellectual property, scientific research and life sciences end-markets. Through our products and services, we address the large and growing demand from corporations, government agencies, universities, law firms and other professional services organizations worldwide for comprehensive, industry-specific content and analytical tools to facilitate the discovery, development, protection, commercialization and measurement of scientific research, innovations and brands. We believe that our flagship products hold a #1 or #2 global position by revenue across the respective markets they serve, including abstracting and indexing databases, life science regulatory and competitive intelligence and intellectual property protection (including patent, trademarks and brand protection). We also believe that the outlook for growth in each of our product lines is compelling because of customer demand for curated high-quality data, underpinned by favorable end-market trends, such as rising global R&D spending, growing demand for information services in emerging markets, the acceleration of e-commerce and the increasing number of patent and trademark applications.

A Trusted Partner Delivering Highly Curated Content Embedded Within Customer Workflows
We believe the substantial increase in unstructured data over the last decade has increased the importance of our proprietary, curated databases to our customers. This trend has resulted in a critical need for unstructured data to be meaningfully filtered, analyzed and curated into relevant information that facilitates key operational and strategic decisions made by businesses, academic institutions and governments worldwide. Our suite of branded information and analytic solutions provides access to content that has been collected, curated and standardized over decades, making our products and services highly valued and increasingly important for our customers. Our content curation and editorial teams include over 950 employees, approximately half of whom have master’s degrees or PhDs in technical fields as of December 31, 2018, who clean, analyze and classify unstructured data to ensure high-quality content and an enhanced user experience. We believe our solutions and commitment to excellence provide us with a significant advantage in both retaining existing and attracting new customers.
Attractive Business Model with Strong Free Cash Flow Profile
Approximately 82% of revenues for the LTM Period were generated through annual or multi-year subscription agreements. In addition, we have been able to achieve annual revenues renewal rates in excess of 90% over the past two fiscal years. We believe our business has strong and attractive free cash flow characteristics due to our highly visible and recurring subscription revenues stream, attractive Adjusted EBITDA margins, low capital expenditure requirements and favorable net working capital characteristics. Anticipated revenues growth, margin improvement, the completion of our separation from Thomson Reuters and effective working capital management are expected to result in strong free cash flow generation. We believe this will create capacity to invest further into the business so that we can grow and maximize shareholder returns.
Diversified Product Lines with Longstanding Customer Relationships
We believe that the diversified nature of our product lines enhances the stability of our entire platform as we are not dependent on any one end-market, product, service or customer. We serve a large, diverse and global customer base, and as of December 31, 2018, we served over 40,000 entities in more than 180 countries, including the top 30 pharmaceutical companies by revenues and 40 global patent and trademark offices. No single customer accounted for more than 1% of revenues and our ten largest customers represented only 5% of revenues for the LTM Period. We believe the strong value proposition offered by our content, combined with the integration of our products and services into our customers’ daily workflows and decision-making processes, leads to substantial customer loyalty. Our relationships with our top 50 customers by revenues span an average tenor of over 15 years. Our diverse global footprint is highlighted by the distribution of our revenues for the LTM Period by geography: North America (46%), Europe (25%), APAC (22%) and Emerging Markets (7%).
Resilience Through Economic Cycles
We believe our business is resilient across economic cycles because our products and services are an integral part of our customers’ decision-making processes. We believe multi-year agreements also help to maintain this resiliency. During the most recent economic downturn, three of our key products — Web of Science, Cortellis and Derwent Innovation — realized year-over-year revenues increases from 2008 to 2009. In addition, our diverse global footprint reduces our exposure to national and regional economic downturns. Our performance is largely due to the sectors we serve and the deep integration of our products with our customers’ workflows, which provides for a resilient business model even during an economic downturn.
Proven and Experienced Leadership
Mr. Stead is a proven business operator with demonstrated success in shareholder value creation. He has served in an executive capacity at several Fortune 500 companies, most notably as Chief Executive Officer of IHS Markit. At Clarivate, Mr. Stead brings his decades of expertise in the information services sector to guide a talented and experienced management team sourced from world-class, global companies, most of whom have decades of experience in their respective areas of expertise.

Recent Developments
Agreement to Acquire Decision Resources Group
On January 17, 2020, we entered into the DRG Agreement and certain other agreements to acquire Decision Resources Group, a premier provider of high-value data, analytics and insights products and services to the healthcare industry, from Piramal Enterprises Limited, which is a part of global business conglomerate Piramal Group.
The aggregate consideration to be paid in connection with the closing of the DRG Acquisition is expected to be approximately $950 million, comprised of  $900 million in cash payable on the closing date and approximately $50 million in Clarivate ordinary shares to be issued to Piramal Enterprises Limited following the one-year anniversary of closing. We expect the DRG Acquisition to close in the first quarter of 2020, subject to customary closing conditions and regulatory approvals, which include approval by the shareholders of Piramal Enterprises Limited.
We expect the DRG Acquisition to be accretive to our earnings in 2020 with opportunities for significant revenue and cost synergies. DRG generated $207 million of revenues in 2019, as compared with $189 million of revenues in 2018 (representing approximately 9% growth). In 2019, DRG also had a net loss of  $21.7 million and Adjusted EBITDA of  $47.6 million. We expect to achieve cost synergies of approximately $30 million within the first 18 months after the transaction closes, which in addition to revenue synergies, is expected to drive DRG’s financial performance and expand its Adjusted EBITDA margin towards the Clarivate target of over 40%. See “— Reconciliation of DRG Adjusted EBITDA to Net (Loss)” for additional discussion of DRG’s Adjusted EBITDA and Adjusted EBITDA Margin, and a reconciliation of DRG’s Adjusted EBITDA to DRG’s most directly comparable GAAP measure. See “Risk Factors — We may not be able to achieve the expected benefits of the DRG Acquisition, including anticipated revenue and cost synergies, and costs associated with achieving synergies or integrating DRG may exceed our expectations.”
In connection with the DRG Acquisition, we have secured a backstop of the full amount of the $900.0 million of cash consideration payable, in the form of a $950.0 million senior unsecured bridge facility commitment from affiliates of the underwriters. See “Underwriting.” We intend to finance a portion of the cash consideration, subject to market conditions and other factors, with the net proceeds from this offering. We anticipate that the portion of the cash consideration that is not funded through this offering will be funded through the incurrence of additional indebtedness. This offering is not conditioned upon the consummation of the DRG Acquisition, and we cannot assure you that we will consummate the DRG Acquisition on the terms described herein or at all. If the DRG Acquisition is not consummated for any reason, we intend to use the net proceeds from this offering to repay outstanding indebtedness. See “Risk Factors — We may not consummate the DRG Acquisition, and this offering is not conditioned on the consummation of the DRG Acquisition.”
Reconciliation of DRG Adjusted EBITDA to Net (Loss)
Set forth below is a reconciliation of DRG Adjusted EBITDA, which is a non-GAAP financial measure, to DRG’s net (loss), for each of the periods presented. DRG’s results for the fiscal year ended December 31, 2019 have not been audited or reviewed, and the audited consolidated financial statements of DRG for the fiscal year ended December 31, 2019 are not yet available. As such, these unaudited results are inherently uncertain and subject to change, and we undertake no obligation to update or revise the unaudited results set forth in this prospectus as a result of new information, future events or otherwise, except as otherwise required by law. The non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. These unaudited results may differ from actual, audited results. Actual, audited results remain subject to the completion of DRG’s fiscal year-end closing process which includes a final review by DRG’s management. During the course of the preparation of the financial statements and related notes and DRG’s final review, additional items that require material adjustments to the unaudited financial information presented below may be identified. Therefore, you should not place undue reliance upon these unaudited financial results.

The financial results for the periods presented below have been prepared by, and are the responsibility of, DRG’s management. While DRG’s financial statements are prepared in accordance with GAAP, they do not reflect all of the adjustments that would be required to be presented in order for such financial statements to comply with the requirements of Regulation S-X under the Securities Act, and may not reflect the adoption of all accounting standards that would be required if DRG were part of a U.S. public company during the periods presented. These financial results are also incomplete in that they do not reflect the operations of DRG Holdco Inc. and Piramal IPP Holdings LLC, which we will acquire as part of the DRG Acquisition; however we do not believe that the inclusion of the results of these entities would have any material impact on DRG’s financial results for either of the periods presented.
We include non-GAAP measures in this prospectus, including DRG Adjusted EBITDA, because they are a basis upon which DRG’s management has assessed, and on which our management will assess, DRG’s performance and are believed to be reflective of the underlying trends and indicators of DRG’s business. These measures are not a substitute for GAAP financial measures or disclosures. The 2018 information in the table below has been derived from DRG’s 2018 financial statements not included in this prospectus. Neither our nor DRG’s independent registered public accounting firm has audited, compiled or performed any procedures with respect to DRG’s results for the fiscal year ended December 31, 2019. Accordingly, neither our nor DRG’s independent registered public accounting firm expresses an opinion or any other form of assurance with respect thereto.
DRG Adjusted EBITDA is calculated by using net (loss) before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude the other items identified in the table below that DRG does not consider indicative of its ongoing operating performance.
	Year Ended December 31,
	2019	2018
	(preliminary)
	(in millions)
Net (loss)	$(21.7)	$(32.5)
Benefit for income taxes	1.4	0.7
Depreciation and amortization	30.4	32.7
Interest, net	24.6	25.2
Loss on extinguishment of debt	—	1.9
Restructuring(1)	7.2	0.4
Transaction-related costs(2)	0.1	0.8
Transition, transformation and integration(3)	5.3	2.9
Impairment intangible assets	0.1	—
Deferred revenues adjustment	—	0.1
Share-based compensation	0.9	—
Litigation-related costs	1.3	—
Loss on sale of assets	0.4	—
Other(4)	(2.4)	(0.4)
DRG Adjusted EBITDA	$47.6	$31.8
Revenues	206.8	189.2
Net (loss) Margin(5)	N.M.	N.M.
DRG Adjusted EBITDA Margin(6)	23.0%	16.8%

(1)
Includes costs incurred related to various restructuring efforts as a result of changes in leadership and the integration of acquisitions. Costs include mainly severance expense for terminated personnel from acquired businesses and exit cost obligations related to exiting certain facilities. Costs in 2019 do not reflect adoption of ASC 842.

(2)
Reflects costs related to completed and uncompleted acquisitions, primarily related to third party professional fees.

(3)
Costs in 2019 relate primarily to retention bonuses paid to certain employees and incremental executive salaries paid in contemplation of the sale of DRG, as well as management fees paid to a related party. Costs in 2018 primarily relate to retention bonuses paid to employees of acquired companies, severance paid to certain executives and management fees paid to a related party.

(4)
Reflects primarily a one-time payment received in 2019 related to a failed sale of one of DRG’s businesses and other one-time adjustments.

(5)
DRG’s Net income/(loss) Margin for a particular period is calculated by dividing DRG’s Net income/(loss) by DRG’s gross revenues for such period.

(6)
DRG’s Adjusted EBITDA Margin for a particular period is calculated by dividing DRG’s Adjusted EBITDA by DRG’s gross revenues for such period.

Secondary Offerings
In December 2019, we consummated a public offering of 49,680,000 ordinary shares by affiliated funds of Onex and Baring at $17.25 per share. In September 2019, we consummated a public offering of 39,675,000 ordinary shares by affiliated funds of Onex and Baring, together with certain other shareholders, at $16.00 per share. We did not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders in the secondary offerings.
IP Product Group Acquisition
On November 27, 2019, our IP Product Group completed the acquisition of Darts-ip, a leading provider of case law data for intellectual property professionals. We acquired 100% of the voting equity interest of the acquired business.
MarkMonitor Brand Protection, Antipiracy and Antifraud Disposition
On November 5, 2019, we announced an agreement to sell the MarkMonitor™ brand protection, antipiracy and antifraud businesses, and completed such divestiture on January 1, 2020. We retained the MarkMonitor Domain Management business.
Refinancing Transactions
On October 31, 2019, we closed a private offering of  $700.0 million in aggregate principal amount of 2026 Notes and entered into the Credit Facilities. The 2026 Notes were issued by Camelot Finance S.A., an indirect wholly-owned subsidiary of Clarivate, are secured on a first-lien pari passu basis with borrowings under the Credit Facilities, and are guaranteed on a joint and several basis by certain of Clarivate’s subsidiaries. The Credit Facilities consist of a $900.0 million Term Loan Facility, which was fully drawn at closing, and a $250.0 million Revolving Credit Facility, which was undrawn at closing.
We used the net proceeds from the Refinancing Transactions to refinance all amounts outstanding under the Prior Credit Facilities, to redeem the Prior Notes in full, to pay fees and expenses related to the foregoing, and to fully fund our $200.0 million payment obligation under the TRA Buyout Agreement.
Termination of Tax Receivable Agreement
On August 21, 2019, Camelot entered into the TRA Buyout Agreement, terminating all future payment obligations of Camelot under the Tax Receivable Agreement in exchange for a payment of $200.0 million, which Camelot paid on November 7, 2019 with a portion of the net proceeds from the Refinancing Transactions described under “— Refinancing Transactions.” We believe that the termination of the Tax Receivable Agreement will improve our free cash flow profile by eliminating near-term cash outflows of up to $30.0 million annually that the Company was expecting to pay starting in early 2021.

Elimination of Certain Performance- and Time-Based Vesting Criteria
Under the Sponsor Agreement, Jerre Stead (our Executive Chairman and Chief Executive Officer), Sheryl von Blucher (one of our directors), and M. Klein Associates, Inc. and Garden State, affiliates of Michael Klein (one of our directors), agreed with Clarivate to accept certain performance and time vesting conditions on certain Clarivate shares to be received by them in exchange for Churchill common stock purchased by them at or before Churchill’s initial public offering in September 2018, as well as on all of the Clarivate warrants to be received by them in exchange for Churchill warrants, in connection with the 2019 Transaction. Both performance and time vesting conditions applied to half of Mr. Stead’s, Ms. von Blucher’s and M. Klein Associates, Inc.’s Clarivate shares that were subject to vesting conditions (5,309,712 in aggregate), and time (but not performance) vesting conditions applied to the other half of their Clarivate shares that were subject to vesting conditions (5,309,712 in aggregate). Both performance and time vesting conditions applied to all of their and Garden State’s Clarivate warrants (17,265,826 in aggregate).
Pursuant to the performance vesting conditions, and subject to the time vesting conditions described below, half of the Clarivate shares held by Mr. Stead, Ms. von Blucher and M. Klein Associates, Inc. that were subject to performance vesting conditions would vest upon Clarivate’s shares trading at $15.25 per share or above for 40 days in any 60-day period commencing on the first public sale by Onex and Baring of their ordinary shares (or, if earlier, the first anniversary of the closing of the 2019 Transaction) and during the three-and-a-half year period after closing of the 2019 Transaction, and the other half of their performance-based vesting shares and all of their and Garden State’s respective warrants would vest upon Clarivate’s shares trading at $17.50 per share or above for such a 40-day period during the five-year period after the closing of the 2019 Transaction.
Pursuant to the time vesting conditions, the Clarivate shares held by Mr. Stead, Ms. von Blucher and M. Klein Associates, Inc. that were not subject to performance vesting conditions would vest in three equal annual installments beginning on the first anniversary of the closing of the 2019 Transaction, while the Clarivate shares and warrants that were subject to performance vesting conditions would vest over the period of time between the first and third anniversaries of the closing of the 2019 Transaction.
On August 14, 2019, Clarivate (on its behalf and on behalf of its subsidiaries) agreed to waive the performance and time vesting conditions for all Clarivate shares and warrants subject to such conditions held by Mr. Stead, Ms. von Blucher, M. Klein Associates, Inc. and Garden State. These shares and warrants held by Mr. Stead, Ms. von Blucher, M. Klein Associates, Inc. and Garden State nevertheless remain subject to a lock-up for a period ranging from two to three years following the closing of the 2019 Transaction.
In the three months ended September 30, 2019, the Company recognized additional share-based compensation expense related to the modification of certain awards under the 2019 Incentive Award Plan.
Additionally, under the Sponsor Agreement, Clarivate agreed to issue 7,000,000 ordinary shares to persons designated by Jerre Stead and Michael Klein upon Clarivate’s achieving a closing share price on the NYSE of at least $20.00 per share for 40 days over a 60 consecutive trading day period on or before the sixth anniversary of the closing of the 2019 Transaction (the “Merger Shares”). On January 31, 2020, our board agreed to waive this performance vesting condition, and all such Merger Shares are expected to be issued to persons designated by Jerre Stead and Michael Klein on or after June 1, 2020 and prior to December 31, 2020.

SUMMARY OF RISK FACTORS
Investing in our ordinary shares involves risks. You should carefully consider the risks described in the “Risk Factors” beginning on page 21 before making a decision to invest in our ordinary shares. If any of these risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our ordinary shares may decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:
•
We may not consummate the DRG Acquisition, and this offering is not conditioned on the consummation of the DRG Acquisition.

•
We may not be able to achieve the expected benefits of the DRG Acquisition, including anticipated revenue and cost synergies, and costs associated with achieving synergies or integrating DRG may exceed our expectations.

•
We operate in highly competitive markets and may be adversely affected by this competition.

•
If our products and services do not maintain and/or achieve broad market acceptance, or if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements, our revenues could be adversely affected.

•
If we experience design defects, errors, failures or delays associated with our products or services or migration of an existing product or service to a new system, our business could suffer serious harm.

•
We may be adversely affected by uncertainty, downturns and changes in the markets that we serve.

•
The items reflected in the adjustments included in Standalone Adjusted EBITDA may not be achieved.

•
We may be unable to achieve some or all of the operational cost improvements and other benefits that we expect to realize.

•
We are dependent on third parties, including public sources, for data, information and other services, and our relationships with such third parties may not be successful or may change, which could adversely affect our results of operations.

•
Increased accessibility to free or relatively inexpensive information sources may reduce demand for our products and services.

•
We generate a significant percentage of our revenues from recurring subscription-based arrangements, and if we are unable to maintain a high annual revenue renewal rate, our results of operations could be adversely affected.

•
Failure to protect the reputation of our brands could impact our ability to remain a trusted source of high-quality content, analytics services and workflow solutions.

•
Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of our products or services, or unauthorized disclosure of data, which could adversely impact our business.

•
We rely upon a third party cloud computing service to support our operations, and any disruption of or interference with our use of such service or material change to our arrangement with this provider could adversely affect our business.

•
We have implemented a new enterprise resource planning system, and challenges with the system may impact our business and operations.

•
We may be unable to derive fully the anticipated benefits from organic growth, existing or future acquisitions, joint ventures, investments or dispositions.

•
We may face liability for content contained in our products and services.

•
Exchange rate fluctuations and volatility in global currency markets may have a significant impact on our results of operations.

•
The international scope of our operations and our corporate and financing structure may expose us to potentially adverse tax consequences.

•
U.S. tax legislation enacted in 2017 has significantly changed U.S. federal income tax rules and may materially adversely affect our financial condition, results of operations and cash flows.

•
Our international operations require us to comply with various trade restrictions, such as sanctions and export controls.

•
Our failure to comply with the anti-corruption laws of the United States and various international jurisdictions could negatively impact our reputation and results of operations.

•
The United Kingdom’s withdrawal from the EU may have a negative effect on global economic conditions, financial markets and our business.

•
Fraudulent or unpermitted data access or other cyber-security or privacy breaches may cause some of our customers to lose confidence in our security measures and could result in increased costs for our company.

•
Our international operations subject us to increased risks.

•
If governments or their agencies reduce their demand for our products or services or discontinue or curtail their funding, our business may suffer. Moreover, if we fail to comply with government contracting regulations, we could suffer a loss of revenues or incur price adjustments or other penalties.

•
We may be adversely affected by changes in legislation and regulation, which may impact how we provide products and services and how we collect and use information, in particular laws relating to the use of personal data.

•
Actions by governments that restrict access to our platform in their countries could substantially harm our business and financial results.

•
Our IP rights may not be adequately protected, which may adversely affect our financial results.

•
We may face IP infringement claims that could be costly to defend and result in our loss of significant rights.

•
If we do not continue to attract, motivate and retain members of our senior management team and qualified employees, we may not be able to support our operations.

•
We operate in a litigious environment which may adversely affect our financial results.

•
We have completed our separation from Thomson Reuters and may experience unanticipated post-separation issues which could have a material adverse effect on our results of operations.

•
We have identified a material weakness in our internal controls over financial reporting as of December 31, 2018, and if we fail to remediate our material weakness and implement and maintain an effective system of internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

•
We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.

•
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

•
For some of our products and services sold to certain customer types, such as government customers who require us to follow official procurement rules, we typically face a long selling cycle to secure new contracts that requires significant resource commitments, resulting in a long lead time before we receive revenues.

•
We have and will continue to have high levels of indebtedness and our relatively large fixed costs magnify the impact of revenues fluctuations on our operating results.

•
A downgrade to our credit ratings would increase our cost of borrowing and adversely affect our ability to access the capital markets.

•
We are a holding company that depends on cash flow from our subsidiaries to meet our obligations, and any restrictions on our subsidiaries’ ability to pay dividends or make other payments to us may have a material adverse effect on our results of operations and financial condition.

•
As a “foreign private issuer,” we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the ordinary shares. This status also exempts us from complying with certain corporate governance requirements.

•
We are incurring increased costs and obligations as a result of being a public company.

•
The price of our ordinary shares may be volatile.

•
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our ordinary shares.

•
Our articles of association contain anti-takeover provisions that could adversely affect the rights of our shareholders.

•
If a U.S. person is treated as owning at least 10% of our ordinary shares, such holder may be subject to adverse U.S. federal income tax consequences.

•
Onex and Baring, whose interests may conflict with yours, have significant influence over us.

•
If we are characterized as a passive foreign investment company for U.S. federal income tax purposes, our U.S. shareholders may suffer adverse tax consequences.

•
Future sales or resales of our ordinary shares and/or Clarivate warrants may cause the market price of our securities to drop significantly, even if our business is doing well.

•
We may issue additional ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Clarivate’s ordinary shares.

•
You may face difficulties in protecting your interests as a shareholder, as Jersey law provides substantially less protection when compared to the laws of the United States.

•
It may be difficult to enforce a U.S. judgment against us or our directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

Onex and Baring
Onex
Founded in 1984, Onex Corporation is one of the oldest and most successful private equity firms. Through its Onex Partners (large-cap) and ONCAP (mid-cap) private equity funds, Onex is focused on acquiring and building high-quality businesses in partnership with talented management teams. Today, Onex has approximately $38 billion of assets under management, operates from offices in Toronto, New York, London and New Jersey and is listed on the Toronto Stock Exchange (TSX:ONEX).

Over Onex’s 35-year history of private equity investing, Onex has built more than 100 operating businesses and completed approximately 645 acquisitions with a total value of over $80 billion. Onex currently owns interests in a broad range of companies aggregating $28 billion in annual revenues and employing approximately 157,000 people worldwide. Onex has extensive experience investing in operational restructurings, platforms for add-on acquisitions and carve-outs of subsidiaries from multinational corporations.
Baring Private Equity Asia
Baring Private Equity Asia Group Limited (“BPEA” or “Baring”) is one of the largest and most established independent alternative asset management platforms in Asia, with a total committed capital of over $18 billion. BPEA comprises a pan-Asian private equity investment program, sponsoring buyouts and providing growth capital to companies for expansion or acquisitions with a particular focus on the Asia Pacific region, as well as investing into companies globally that can benefit from further expansion into the Asia Pacific region. BPEA also advises dedicated funds focused on private real estate and private credit.
BPEA affiliated funds have been investing in Asia since 1997 and have over 180 employees located across eight Asian offices in Hong Kong, Shanghai, Beijing, Mumbai, Delhi, Singapore, Sydney and Tokyo. BPEA affiliated funds currently have more than 40 portfolio companies active across Asia with a total of 220,000 employees and sales of approximately $39 billion.
Corporate Information
Clarivate is a public limited company incorporated under the laws of Jersey, Channel Islands on January 7, 2019. Our principal executive offices are located at Friars House, 160 Blackfriars Road, London, SE1 8EZ, UK. Our telephone number at this address is +44 207 433 4000.
Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.clarivate.com. The information contained in, or accessible through, our website is not incorporated by reference in, and should not be considered part of, this prospectus.
Implications of Being an Emerging Growth Company
We are currently an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile. We expect that we will no longer be an “emerging growth company” as of December 31, 2020.

THE OFFERING
This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our ordinary shares. You should carefully read this entire prospectus before investing in our ordinary shares including “Risk Factors” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.
Ordinary shares offered by us
24,000,000 shares (or 27,600,000 shares if the underwriters exercise in full their option to purchase additional shares).
Ordinary shares to be outstanding immediately after this offering
330,874,115 shares (or 334,474,115 shares if the underwriters exercise in full their option to purchase additional shares).
Option to purchase additional shares
We have granted the underwriters the right to purchase up to an additional 3,600,000 shares, within 30 days of the date of this prospectus, at the public offering price, less underwriting discounts, on the same terms as set forth in this prospectus.
Listing
Our ordinary shares are listed on NYSE under the symbol “CCC.” The closing price of our ordinary shares on NYSE on February 5, 2020 was $20.54.
Use of proceeds
We expect to receive approximately $469.1 million in net proceeds (or $539.7 million in net proceeds if the underwriters exercise in full their option to purchase additional shares) from the sale of ordinary shares we are offering hereby, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds we receive from this offering to fund a portion of the cash consideration for the DRG Acquisition and to pay related fees and expenses. This offering is not conditioned on consummation of the DRG Acquisition. Pending closing of the DRG Acquisition, we intend to invest the net proceeds in short-term U.S. Treasury securities. If the DRG Acquisition is not consummated for any reason, we intend to use the net proceeds to repay outstanding indebtedness.
Dividend policy
We presently intend to retain our earnings for use in business operations and, accordingly, we do not anticipate that our board will declare dividends in the foreseeable future. In addition, the terms of the Credit Facilities and the Indenture governing the 2026 Notes include restrictions that may impact our ability to pay dividends.
Any determination to pay dividends in the future will be at the discretion of our board and will depend upon our results of operations, financial condition, distributable reserves, contractual restrictions, restrictions imposed by applicable law and other factors our board deem relevant.
Voting rights
Each of our ordinary shares entitles the holder to one vote on all matters upon which our ordinary shares are entitled to vote.

Lock-up agreements
We, the members of our board of directors and our executive officers and certain of our other shareholders, have agreed with the underwriters, subject to certain important exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 90-day period following the date of this prospectus.
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.
The number of ordinary shares to be outstanding after this offering is based on 306,874,115 ordinary shares outstanding as of December 31, 2019 and excludes:
•
20,880,225 ordinary shares issuable upon the exercise of options outstanding under our 2019 Incentive Award Plan as of December 31, 2019, at various exercise prices ranging from $6.61 to $37.48 per ordinary share;

•
293,182 ordinary shares underlying restricted stock units that were granted under our 2019 Incentive Award Plan as of December 31, 2019;

•
52,699,883 ordinary shares issuable upon exercise of outstanding warrants at an exercise price of $11.50 per ordinary share, subject to certain adjustments; and

•
7,000,000 ordinary shares issuable as Merger Shares under the Sponsor Agreement.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to 3,600,000 additional shares in connection with the offering.

SUMMARY HISTORICAL FINANCIAL INFORMATION
The following summary historical financial information of Clarivate as of and for the years ended December 31, 2018 and 2017, has been prepared in accordance with U.S. generally accepted accounting principals (“GAAP”) and has been derived from the audited consolidated financial statements of Clarivate Analytics Plc (formerly known as Camelot Holdings (Jersey) Limited) included elsewhere in this prospectus. The summary historical financial information for the nine months ended September 30, 2019 and 2018, and as of September 30, 2019 and 2018 has been prepared in accordance with GAAP and has been derived from Clarivate’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus except for balance sheet information as of September 30, 2018 which has been derived from Clarivate’s accounting records. In the opinion of management, such unaudited financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2017	2019	2018
	(audited)		(unaudited)
	(in millions except share and per share data)
Revenues, net	$968.5	$917.6	$719.3	$723.2
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(396.5)	(394.2)	(264.0)	(301.2)
Selling, general and administrative costs, excluding depreciation and amortization	(369.4)	(343.1)	(280.8)	(280.6)
Share-based compensation expense	(13.7)	(17.7)	(46.7)	(10.7)
Depreciation	(9.4)	(7.0)	(6.5)	(7.9)
Amortization	(227.8)	(221.5)	(138.7)	(171.9)
Transaction expenses	(2.5)	(2.2)	(42.1)	(0.6)
Transition, integration and other related expenses	(61.3)	(78.7)	(9.8)	(51.3)
Legal settlement	—	—	39.4	—
Other operating income (expense), net	6.4	(0.2)	3.2	1.8
Total operating expenses	(1,074.2)	(1,064.6)	(746.0)	(822.4)
Loss from operations	(105.7)	(147.0)	(26.7)	(99.2)
Interest expense	(130.8)	(138.2)	(93.9)	(95.9)
Loss before income tax	(236.5)	(285.2)	(120.6)	(195.1)
Benefit (Provision) for income taxes	(5.7)	21.3	(5.6)	(3.6)
Net loss	$(242.2)	$(263.9)	$(126.2)	$(198.7)
Per Share
Basic	$(1.11)	$(1.22)	$(0.48)	$(0.91)
Diluted	$(1.11)	$(1.22)	$(0.48)	$(0.91)
Weighted-average shares outstanding
Basic	217,472,870	216,848,866	262,894,388	217,450,475
Diluted	217,472,870	216,848,866	262,894,388	217,450,475

Other Financial and Required Reported Data:
Financial Data
	As of or for the Year Ended December 31,		As of or for the Nine Months Ended September 30,
	2018	2017	2019	2018
	(in millions)
Adjusted revenues(1)	$951.2	$935.4	$719.7	$705.8
Adjusted EBITDA(2)	272.8	319.7	209.6	197.1
Adjusted EBITDA margin(3)	28.7%	34.2%	29.1%	27.9%
Capital expenditures	45.4	37.8	43.7	36.2
Total assets	3,709.7	4,005.1	3,650.3	3,780.4
Required Reported Data
We are required to report Standalone Adjusted EBITDA, as such terms are defined under our Credit Agreement and Indenture, pursuant to the reporting covenants contained in such agreements. In addition, our management uses Standalone Adjusted EBITDA to assess compliance with various incurrence-based covenants in these agreements. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity — Required Reported Data — Standalone Adjusted EBITDA.”

(1)
Adjusted revenues normalizes for the impact of purchase accounting adjustments to deferred revenues and the impact of divestments. The following table reconciles net revenues to adjusted net revenues for the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2017	2019	2018
	(in millions)
Revenues, net	$968.5	$917.6	$719.3	$723.2
Deferred revenues purchase accounting adjustment(a)	3.2	49.7	0.4	2.9
Revenues attributable to Intellectual Property Management Product Line(b)	(20.5)	(31.9)	—	(20.3)
Adjusted revenues	$951.2	$935.4	$719.7	$705.8
(a)
Reflects deferred revenues fair value accounting adjustment arising from purchase price allocation in connection with the 2016 Transaction.

(b)
Reflects revenues from our Intellectual Property Management (“IPM”) Product Line, which was divested in October 2018.

(2)
Adjusted EBITDA represents net income (loss) before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from divestitures), losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains/(losses), Transition Services Agreement costs, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, merger related costs from the 2019 Transaction, non-cash income/(loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash, legal settlements and other items that are included in net income for the period that we do not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period. The adjustments reflected in our

Adjusted EBITDA have not been prepared with a view towards complying with Article 11 of Regulation S-X. Adjusted EBITDA is intended to provide additional information on a more comparable basis than would be provided without such adjustments.
In future periods, we will need to make additional capital expenditures in order to replicate capital expenditures associated with previously shared services on a stand-alone basis. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. These measures are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to net income, net cash flows provided by operating activities, total net cash flows or any other performance measures derived in accordance with GAAP or as alternatives to net cash flows from operating activities or total net cash flows as measures of our liquidity.
Reduction of ongoing standalone and Transition Services Agreement costs have been, and are expected to continue to be, a component of our strategy.
Certain of the adjustments included to arrive at Adjusted EBITDA are related to our transition to a standalone company. In evaluating Adjusted EBITDA you should be aware that in the future we may incur expenses that are the same as or similar to some of the included adjustments. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that our projections and estimates will be realized in their entirety or at all. See “Risk Factors — The items reflected in the adjustments included in Standalone Adjusted EBITDA may not be achieved.”
The use of Adjusted EBITDA instead of GAAP measures has limitations as an analytical tool, and you should not consider Adjusted EBITDA in isolation, or as a substitute for analysis of our results of operations and operating cash flows as reported under GAAP. For example, Adjusted EBITDA does not reflect:
•
our cash expenditures or future requirements for capital expenditures;

•
changes in, or cash requirements for, our working capital needs;

•
interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•
any cash income taxes that we may be required to pay;

•
any cash requirements for replacements of assets that are depreciated or amortized over their estimated useful lives and may have to be replaced in the future; or

•
all non-cash income or expense items that are reflected in our statements of cash flows.

Our definition of and method of calculating Adjusted EBITDA may vary from the definitions and methods used by other companies when calculating adjusted EBITDA, which may limit their usefulness as comparative measures.
We prepared the information included in this prospectus based upon available information and assumptions and estimates that we believe are reasonable. We cannot assure you that our estimates and assumptions will prove to be accurate.
Because we incurred transaction, transition, integration, transformation, restructuring and Transition Services Agreement costs in connection with the 2016 Transaction and the 2016 Transition, borrowed money in order to finance our operations, and used capital and intangible assets in our business, and because the payment of income taxes is necessary if we generate taxable income after the utilization of our net operating loss carryforwards, any measure that excludes these items has material limitations. As a result of these limitations, these measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of our liquidity.

The following table reconciles net loss to Adjusted EBITDA for the periods presented:
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2017	2019	2018
	(in millions)
Net loss	$(242.2)	$(263.9)	$(126.2)	$(198.7)
Provision (benefit) for income taxes	5.7	(21.3)	5.6	3.6
Depreciation and amortization	237.2	228.5	145.2	179.8
Interest expense, net	130.8	138.2	93.9	95.9
Transition Service Agreement costs(a)	55.8	89.9	10.5	48.2
Transition, transformation and integration expense(b)	69.2	86.8	25.3	55.6
Deferred revenues adjustment(c)	3.2	49.7	0.4	2.9
Transaction related costs(d)	2.5	2.2	42.1	0.6
Share-based compensation expense	13.7	17.7	46.7	10.7
Gain on sale of IPM Product Line	(36.1)	—	—	—
Tax indemnity asset(e)	33.8	—	—	—
IPM adjusted operating margin(f)	(5.9)	(6.8)	—	(5.9)
Legal Settlement(g)	—	—	(39.4)	—
Other(h)	5.1	(1.3)	5.5	4.4
Adjusted EBITDA	$272.8	$319.7	$209.6	$197.1
(a)
Includes accruals for payments to Thomson Reuters under the Transition Services Agreement. These costs have decreased substantially in 2019, as we are in the final stages of implementing our standalone company infrastructure.

(b)
Includes costs incurred in connection with and after the 2016 Transaction relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, transformation and integration expenses, and other line items of our income statement, as well as expenses related to the restructuring and transformation of our business following the 2016 Transaction, mainly related to the integration of separate business units into one functional organization and enhancements in our technology.

(c)
Reflects deferred revenues fair value accounting adjustment arising from purchase price allocation in connection with the 2016 Transaction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting the Comparability of Our Results of Operations — 2016 Transaction and Transition to Operations as a Standalone Business — Purchase Accounting Impact of the 2016 Transaction.”

(d)
Includes consulting and accounting costs associated with (i) various acquisitions and (ii) the sale of the IPM Product Line.

(e)
Reflects the write down of a tax indemnity asset.

(f)
Reflects the IPM Product Line’s operating margin, excluding amortization and depreciation, prior to its divestiture in October 2018.

(g)
Reflects a net gain recorded for cash received in relation to a settlement agreement for a confidential legal matter.

(h)
Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other one-time adjustments.

(3)
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Adjusted revenues.

RISK FACTORS
An investment in our ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before you decide to purchase our ordinary shares. If any of the risks discussed in this prospectus actually occurs, alone or together with additional risks and uncertainties not currently known to us, or that we currently deem immaterial, our business, financial condition, results of operations and prospects may be materially adversely affected. If this were to occur, the value of our ordinary shares may decline and you may lose all or part of your investment.
We may not consummate the DRG Acquisition, and this offering is not conditioned on consummation of the DRG Acquisition.
If the DRG Acquisition is consummated, we intend to use the net proceeds from this offering to fund a portion of the cash consideration for the DRG Acquisition and to pay related fees and expenses. See “Summary — Recent Developments — Agreement to Acquire Decision Resources Group” and “Use of Proceeds.” However, this offering is not conditioned upon consummation of the DRG Acquisition. In addition, because the DRG Acquisition is subject to the satisfaction or waiver of customary closing conditions and regulatory approvals, which include the approval by shareholders of Piramal Enterprises Limited, we cannot assure you that the DRG Acquisition will be consummated in the anticipated time frame or at all.
If one or more of the closing conditions are not satisfied, the DRG Acquisition may not be completed. Some of these conditions are beyond our control, and we may elect not to take actions necessary to satisfy these conditions or to ensure that the transaction is not otherwise terminated. We and the sellers also have the right to terminate the DRG Agreement under certain specified circumstances.
Because this offering is not conditioned upon consummation of the DRG Acquisition, upon the closing of this offering, you will become a holder of our ordinary shares regardless of whether the DRG Acquisition is consummated, delayed or terminated. If the DRG Acquisition is delayed, terminated or consummated on terms different than those described herein, the market price of our ordinary shares may decline to the extent that the price of our ordinary shares reflects a market assumption that the DRG Acquisition will be consummated. Further, a failed transaction may result in negative publicity or a negative impression of us in the investment community and may affect our relationships with our business partners as well as the market price of our ordinary shares. See “Summary — Recent Developments — Agreement to Acquire Decision Resources Group” for more information regarding the DRG Acquisition.
In addition, pending the expected use of the net proceeds from this offering to fund a portion of the cash consideration for the DRG Acquisition, we intend to invest the net proceeds in short-term U.S. Treasury securities. If the DRG Acquisition is not consummated for any reason, we intend to use the net proceeds to repay outstanding indebtedness. We will have broad discretion with respect to the use of such proceeds and may use these funds in ways that you or other shareholders may not support. We have not determined which portions of the cash consideration for the DRG Acquisition will be financed with the net proceeds of this or other equity offerings, the incurrence of additional indebtedness or other uses of existing cash and cash equivalents, and such financing plans are subject to change at our discretion.
We may not be able to achieve the expected benefits of the DRG Acquisition, including anticipated revenue and cost synergies, and costs associated with achieving synergies or integrating DRG may exceed our expectations.
Even if we consummate the DRG Acquisition, we may not be able to achieve the expected benefits of the DRG Acquisition, including anticipated revenue and cost synergies. There can be no assurance that the DRG Acquisition will be beneficial to us. We may not succeed in cross-selling our other products and services to DRG’s customer base, or in cross-selling DRG’s products and services to our existing customer base. Moreover, we may not be able to integrate the assets acquired in the DRG Acquisition or achieve our expected cost synergies without increases in costs or other difficulties. The integration process may be complex, costly and time-consuming. We expect to incur expenses in connection with the integration of DRG Acquisition. While it is anticipated that certain expenses will be incurred to achieve operational synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the DRG Acquisition may be offset by costs incurred or delays in integrating the businesses. Any unexpected costs or delays incurred in connection with the integration of the DRG Acquisition could have an adverse effect on our business, results of operations, financial condition and prospects, as well as the market price of our ordinary shares.
The overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. In addition, even if the operations of our business and DRG’s business are integrated successfully, we may not realize the full benefits of the DRG Acquisition, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Furthermore, additional unanticipated costs may be incurred in the integration of the businesses.
In addition, we will be required to devote significant management attention and resources to integrating DRG’s business practices and operations with our existing business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively or if impacted by unforeseen negative economic or market conditions or other factors, we may not realize the full anticipated benefits of the DRG Acquisition. We expect to incur additional expenses for the purpose of addressing these integration requirements, and those expenses may be significant.
Our ability to make specified claims against Piramal Enterprises Limited in the DRG Acquisition generally expires over time and we may be left with no recourse for liabilities and other problems associated with the DRG Acquisition that we do not discover prior to the expiration date related to such matters under the DRG Agreement.
The market price of our ordinary shares may decline as a result of the DRG Acquisition if, among other things, the integration of the entities to be acquired in the DRG Acquisition is unsuccessful, if we fail to realize the anticipated cost or revenue synergies, or if the related liabilities, expenses or transaction costs are greater than expected. The market price of our ordinary shares may decline if we do not achieve the perceived benefits of the DRG Acquisition as rapidly or to the extent anticipated by us or by securities market participants or if the effect of the DRG Acquisition on our business, results of operations or financial condition or prospects is not consistent with our expectations or those of securities market participants. Furthermore, the DRG Acquisition may subject us to new types of risks to which we were not previously exposed.
We operate in highly competitive markets and may be adversely affected by this competition.
The markets for our products and services are highly competitive and are subject to rapid technological changes and evolving customer demands and needs. We compete on the basis of various factors, including the quality of content embedded in our databases and those of our competitors, customers’ perception of our products relative to the value that they deliver, user interface of the products and the quality of our overall offerings.
Many of our principal competitors are established companies that have substantial financial resources, recognized brands, technological expertise and market experience, and these competitors sometimes have more established positions in certain product lines and geographies than we do. We also compete with smaller and sometimes newer companies, some of which are specialized with a narrower focus than our company, and face competition from other Internet services companies and search providers.
Our competitors may be able to adopt new or emerging technologies or address customer requirements more quickly than we can. New and emerging technologies can also have the impact of allowing start-up companies to enter the market more quickly than they would have been able to in the past. We may also face increased competition from companies that could pose a threat to our business by providing more in-depth offerings, adapting their products and services to meet the demands of their customers or combining with one of their competitors to enhance their products and services. A number of our principal competitors may continue to make acquisitions as a means to improve the competitiveness of their offerings. In order to better serve the needs of our existing customers and to attract new customers, we must continue to:

•
enhance and improve our existing products and services (such as by adding new content and functionalities);

•
develop new products and services;

•
invest in technology; and

•
strategically acquire additional businesses and partner with other businesses in key sectors that will allow us to offer a broader array of products and services.

Our ability to compete successfully is also impacted by the growing availability of information from government information systems and other free sources, as well as competitors who aggressively market their products as a lower cost alternative. See “— Increased accessibility to free or relatively inexpensive information sources may reduce demand for our products and services.” Because some of our competitors are able to offer products and services that may be more cost effective than ours, including through the provision of price incentives for new customers, and because some of our competitors’ products and services may be seen as having greater functionality or performance than ours, the relative value of some of our products or services could be diminished. In addition, some of our competitors combine competing products with complementary products as packaged solutions, which could pre-empt use of our products or solutions. Competition from such free or lower cost sources may require us to reduce the price of some of our products and services (which may result in lower revenues) or make additional capital investments (which might result in lower profit margins). If we are unable or unwilling to reduce prices or make additional investments in the future, we may lose customers and our financial results may be adversely affected. In addition, implementation of annual price increases by us from time to time may also, in some cases, cause customers to use lower-cost competitors.
Certain of our distribution partners have licensing rights to portions of our content for use within their platforms. Over time they may become more directly competitive to us (subject to the terms of their agreements with us) if they were to advance their technology more efficiently and effectively than we do. Additionally, some of our customers may decide to develop independently certain products and services that they obtain from us, including through the formation of consortia. Educating our customers on the intricacies and uses of our products and services could, in certain cases, improve their ability to offer competing products and services as they look to expand their business models. If more of our customers become self-sufficient, demand for our products and services may be reduced. If we fail to compete effectively, our financial condition and results of operations would be adversely affected.
If our products and services do not maintain and/or achieve broad market acceptance, or if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements, our revenues could be adversely affected.
Our business is dependent on the continued acceptance by our customers of our existing products and services and the value placed on them. If these products and services do not maintain market acceptance, our revenues may decrease.
We are also continually investing in new product development to expand our offerings beyond our traditional products and services. However, new products or services may not achieve market acceptance if current or potential customers do not value their benefits, do not achieve favorable results using such new products or services, use their budgets for different products or services or experience technical difficulties in using such new products or services. Moreover, market acceptance of any new products or services, or changes to our existing products and services, may be affected by customer confusion surrounding the introduction of such products and services by us and comparison of the benefits of our products and services to those of other solutions. Our expansion into new offerings may present increased risks, and efforts to expand beyond our traditional products and services may not succeed. If we are unable to successfully develop new products or services or enhance existing products or services or migrate them to new systems, or if we are unsuccessful in obtaining any required regulatory approval or market acceptance for new products or services, our products and services may be rendered obsolete by competitive offerings, we may experience cost overruns, delays in delivery or performance problems, demand for our products and services may decline and/or we may not be able to grow our business or growth may occur more slowly than we anticipate.

In addition, our business is characterized by rapidly changing technology, evolving industry standards and changing regulatory requirements. Our growth and success depend upon our ability to keep pace with such changes and developments and to meet changing customer needs and preferences. In order to enable our sales personnel to sell new products and services effectively, we must invest resources and incur additional costs in training programs on new products and services and key differentiators and business values.
The process of developing our products and services is complex and may become increasingly complex and expensive in the future due to the introduction of new platforms, operating systems and technologies. Our ability to keep pace with technology and business and regulatory changes is subject to a number of risks, including that we may find it difficult or costly to:
•
update our products and services and develop new products and services quickly enough to meet our customers’ needs;

•
make some features of our products work effectively and securely over the Internet or with new or changed operating systems;

•
update our products and services to keep pace with business, evolving industry standards, regulatory requirements and other developments in the markets in which our customers operate; and

•
integrate or further develop acquired products or technologies successfully or at all.

Historically, our customers accessed our web-based products and services primarily through desktop computers and laptops. Over the last few years, Internet use through smartphones, tablets and other mobile devices has increased significantly. As a result of this shift, we have focused on developing, supporting and maintaining various products and services on different platforms and devices (some of which complement traditional forms of delivery). If our competitors are able to release alternative device products, services or applications more quickly than we are able to, or if our customers do not adopt our offerings in this area, our revenues and retention rates could be adversely affected.
Additionally, the information services industry is undergoing rapid technological evolution. Our competitors are adopting big data analytics and artificial intelligence to collect, categorize and curate data. While we use big data analytics and artificial intelligence, we still use human curators extensively, which may mean the cost to provide our products and services to customers may be more expensive than our competitors. Furthermore, new technologies could render our technologies, products and services obsolete or unattractive, reducing growth opportunities for our business and resulting in a material and adverse effect on our business, results of operations and financial condition.
If we experience design defects, errors, failures or delays associated with our products or services or migration of an existing product or service to a new system, our business could suffer serious harm.
Despite testing, our products and services may contain errors or defects after release. In addition, if we release new products or services, migrate existing products or services to new systems or upgrade outdated software or infrastructure, our products and services may contain design defects and errors when first introduced or when major new updates or enhancements are released. We have also experienced delays in the past while developing and introducing new products and services, primarily due to difficulties in licensing data inputs, developing new products or services or adapting to particular operating environments. Additionally, in our development of new products and services or updates and enhancements to our existing products and services, we may make a design error that causes the product or service to operate incorrectly or less effectively. Many of our products and services also rely on data and services provided by third-party providers over which we have no control and may be provided to us with defects, errors or failures. Our customers may also use our products and services together with their own software, data or products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. If design defects, errors or failures are discovered in our current or future products or services, we may not be able to correct them in a timely manner, if at all.
The existence of design defects, errors or delays in our products or services that are significant, or are perceived to be significant, could result in rejection or delay in market acceptance of our products or services, damage to our reputation, loss of revenues, a lower rate of subscription renewals or upgrades, diversion of development resources, product liability claims or regulatory actions or increases in service and support costs. We may also need to expend significant capital resources to eliminate or work around design defects, errors, failures or delays. In each of these ways, our business, financial condition or results of operations could be materially adversely impacted.
We may be adversely affected by uncertainty, downturns and changes in the markets that we serve.
Our performance depends on the financial health and strength of our customers, which in turn is dependent on the economic conditions of the markets in which we and our customers operate. Declines in the U.S. and global economies or continued economic uncertainty may lead customers to delay or reduce purchases of our products and services as they take measures to reduce their operating costs, including by delaying the development or launch of new products and brands and/or reducing research and development (“R&D”) spending generally.
In addition, mergers or consolidations among our customers could reduce the number of our customers and potential customers. Continued consolidation could adversely affect our revenues even if these events do not reduce the activities of the consolidated entities. For example, when entities consolidate, overlapping services previously purchased separately are usually purchased only once by the combined entity, leading to loss of revenues. Other services that were previously purchased by one of the merged or consolidated entities may be deemed unnecessary or cancelled. Any such developments among our customers could materially and adversely affect our business, financial condition, operating results and cash flow.
The items reflected in the adjustments included in Standalone Adjusted EBITDA may not be achieved.
We have made adjustments to net income (loss) to calculate Standalone Adjusted EBITDA. These adjustments reflect certain items related to the 2016 Transition. For example, in calculating Standalone Adjusted EBITDA, we have added back, among other things, the annualization effect of cost savings implementation during the year and excess standalone costs, certain restructuring and integration costs, acquisition-related costs and other unusual and/or non-recurring items. We cannot provide assurance that our estimates and assumptions in calculating Standalone Adjusted EBITDA will prove to be accurate. For example, we believe that the standalone costs that we have incurred to date and expect to incur through 2020 are not reflective of the standalone costs that we expect that we will incur starting in 2021 and onwards (“steady state standalone costs”). As a result, we have made an adjustment when calculating Standalone Adjusted EBITDA to reflect the excess of current standalone costs to steady state standalone costs. If the actual annualized effect of cost savings we have implemented is less than our estimates, our cost savings initiatives adversely affect our operations or cost more or take longer to implement than we project, our steady state standalone costs are higher than our estimates, and/or if our assumptions prove to be inaccurate, our Standalone Adjusted EBITDA will be lower than we anticipate.
We are not providing historical financial statements of DRG or pro forma financial information reflecting the impact of the DRG Acquisition. The DRG financial information presented herein may not comply with the requirements of Regulation S-X.
We have not included any historical DRG financial statements or pro forma financial information related to the DRG Acquisition in this prospectus. As a result, investors will be required to determine whether to invest in our ordinary shares without the benefit of such historical or pro forma financial information. Accordingly, investors should consider the fact that there is very limited financial information related to DRG or its anticipated impact on our financial results contained herein. We cannot assure you that such limited financial information is adequate to assess the impact of the DRG Acquisition on our future financial performance or condition.
While DRG’s financial information presented herein is prepared in accordance with GAAP, it does not reflect all of the adjustments that would be required to be presented in order for such financial information to comply with the requirements of Regulation S-X under the Securities Act, and may not reflect the adoption of all accounting standards that would be required if DRG were part of a U.S. public company during the periods presented. This financial information is also incomplete in that it does not reflect the operations of DRG Holdco Inc. and Piramal IPP Holdings LLC, which we will acquire as part of the DRG Acquisition.

We may be unable to achieve some or all of the operational cost improvements and other benefits that we expect to realize.
We may not be able to realize all of the cost savings we expect to achieve. In connection with our evaluation of the 2016 Transition, we have estimated the costs we will need to incur in order to operate as an independent company after the Transition Services Agreement expires. In addition, we have estimated that we will be able to achieve additional annual cost savings as a result of other initiatives, particularly by pursuing a number of operational cost improvements identified during diligence, increased overall focus on cost control as a standalone company and certain other restructuring initiatives we plan to undertake. We cannot assure you that we will be able to successfully realize the expected benefits of these initiatives. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, higher than expected standalone overhead expenses, delays in the anticipated timing of activities related to such initiatives, increased difficulty and cost in establishing ourselves as an independent company, lack of sustainability in cost savings over time, unexpected costs associated with operating our business, inability to eliminate duplicative back office overhead or redundant selling and general and administrative functions and inability to avoid labor disruptions in connection with any integration of the foregoing, particularly in connection with any headcount reductions. Our ability to successfully manage organizational changes is important for our future business success. In particular, our reputation and results of operations could be harmed if employee morale, engagement or productivity decline as a result of organizational or other changes.
Moreover, our implementation of these initiatives may disrupt our operations and performance, and our estimated cost savings from these initiatives are based on several assumptions that may prove to be inaccurate and, as a result, we cannot assure you that we will realize these cost savings. If, for any reason, the benefits we realize are less than our estimates, or our improvement initiatives adversely affect our operations or cost more or take longer to implement than we project, or if our assumptions prove inaccurate, our results of operations may be materially adversely affected.
We are dependent on third parties, including public sources, for data, information and other services, and our relationships with such third parties may not be successful or may change, which could adversely affect our results of operations.
Substantially all of our products and services are developed using data, information or services obtained from third-party providers and public sources, or are made available to our customers or are integrated for our customers’ use through information and technology solutions provided by third-party service providers.
We have commercial relationships with third-party providers whose capabilities complement our own and, in some cases, these providers are also our competitors. The priorities and objectives of these providers, particularly those that are our competitors, may differ from ours, which may make us vulnerable to unpredictable price increases and unfavorable licensing terms. Agreements with such third-party providers periodically come up for renewal or renegotiation, and there is a risk that such negotiations may result in different rights and restrictions which could impact our customers’ use of the content. Moreover, providers that are not currently our competitors may become competitors or be acquired by or merge with a competitor in the future, any of which could reduce our access to the information and technology solutions provided by those companies. If we were to expand our product and service offerings, whether through organic growth or acquisitions, we may launch products and services that compete with providers that are not currently our competitors, which could negatively impact our existing relationships. If we do not maintain, or obtain the expected benefits from, our relationships with third-party providers or if a substantial number of our third-party providers or any key service providers were to withdraw their services, we may be less competitive, our ability to offer products and services to our customers may be negatively affected, and our results of operations could be adversely impacted.
We also depend on public sources in the development of our products and services. These public sources are usually free to access or are available at minimal cost, and do not compete directly with our products and services. If such public sources were to begin competing with us directly, or were to increase the cost to access their data, prohibit us from collecting and synthesizing the data they provide or cease existing altogether, our results of operations could be adversely impacted.

Increased accessibility to free or relatively inexpensive information sources may reduce demand for our products and services.
In recent years, more public sources of free or relatively inexpensive information have become available, particularly through the Internet, and this trend is expected to continue. For example:
•
some governmental and regulatory agencies have increased the amount of information they make publicly available at no cost;

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several companies and organizations have made certain information publicly available at little or no cost; and

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“open source” software that is available for free may also provide some functionality similar to that in some of our products.

Public sources of free or relatively inexpensive information may reduce demand for our products and services. Demand could also be reduced as a result of cost-cutting, reduced spending or reduced activity by customers. Our results of operations would be adversely affected if our customers choose to use these public sources as a substitute for our products or services.
We generate a significant percentage of our revenues from recurring subscription-based arrangements, and if we are unable to maintain a high annual revenue renewal rate, our results of operations could be adversely affected.
For the year ended December 31, 2018, approximately 82% of our revenues were subscription-based. In order to maintain existing revenues and to generate higher revenues, we are dependent on a significant number of our customers renewing their arrangements with us. Although many of these arrangements have automatic renewal provisions, with appropriate notice these arrangements are cancellable and our customers have no obligation to renew their subscriptions after the expiration of their initial subscription period. As a result, our past annual revenue renewal rates may not be indicative of our future annual revenue renewal rates, and our annual revenue renewal rates may decline or fluctuate in the future as a result of a number of factors, including customer satisfaction with our products and services, our prices and the prices offered by competitors, reductions in customer spending levels and general economic conditions. Our revenues could also decline if a significant number of our customers renewed their arrangements with us, but reduced the amount of their spending.
In addition, because most of the revenues we report in each quarter are the result of subscription agreements entered into or renewed in previous quarters, a decline in subscriptions in any one quarter may not affect our results in that quarter, but could reduce revenues in future quarters. We may not be able to adjust our cost structure in response to sustained or significant downturns in revenues. Moreover, renewal dates for our subscription agreements are typically concentrated in the first quarter. Adverse events impacting us or our customers occurring in the first quarter may result in us failing to secure subscription agreement renewals, which would have a disproportionately adverse effect on our financial condition and results of operations in future periods.
Failure to protect the reputation of our brands could impact our ability to remain a trusted source of high-quality content, analytics services and workflow solutions.
The reputation of our brands is key to our ability to remain a trusted source of high-quality content, analytics services and workflow solutions and to attract and retain customers. Negative publicity regarding our company or actual, alleged or perceived issues regarding one of our products or services could harm our relationship with customers. Failure to protect the reputation of our brands may adversely impact our credibility as a trusted source of content and may have a negative impact on our business. In addition, in certain jurisdictions we engage sales agents in connection with the sale of certain of our products and services. It is difficult to monitor whether such agents’ representation of our products and services is accurate. Poor representation of our products and services by agents, or entities acting without our permission, could have an adverse effect on our reputation and our business.

Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of our products or services, unauthorized disclosure of data, which could adversely impact our business.
Our reputation and ability to attract, retain and serve our customers is dependent upon the reliable performance and security of our computer systems and those of third parties that we utilize in our operations. These systems may be subject to damage or interruption from natural disasters, terrorist attacks, power loss, telecommunications failures, and cybersecurity risks.
Our computer systems and those of third parties we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks, both from state-sponsored entities and individual activity, such as computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions. We have implemented certain systems and processes to thwart hackers and protect our data and systems, however, these systems and processes may not be effective and may have the unintentional effect of reducing the functionality of our operations. Any significant disruption to our operations or access to our systems could result in a loss of customers and adversely affect our business and results of operations.
Our ability to effectively use the Internet may also be impaired due to system or infrastructure failures, service outages at third-party Internet providers or increased government regulation, and such impairment may result in shortage of capacity and increased costs associated with such usage. These events may affect our ability to store, process and transmit data and services to our customers.
We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party web hosting provider. In addition, we utilize third-party “cloud” computing services in connection with our business operations. Problems faced by us or our third-party web hosting, “cloud” computing, or other network providers, including technological or business-related disruptions, as well as cybersecurity threats, could adversely impact our customers.
We rely upon a third party cloud computing service to support our operations, and any disruption of or interference with our use of such service or material change to our arrangement with this provider could adversely affect our business.
We currently host the vast majority of our computing on a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service, and have completed the migration of our product and services platform from Thomson Reuters to a third party cloud computing service.
We do not have control over the operations of the facilities of the third party cloud computing service that we use. These facilities are vulnerable to damage or interruption from natural disasters, cyber security attacks, including ransomware attacks, terrorist attacks, power losses, telecommunications failures, or other unanticipated problems which could result in lengthy interruptions to our operations. In the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These facilities could also be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Our uninterrupted use of this third party cloud computing service is critical to our success. This, coupled with the fact that we cannot easily switch our cloud computing operations to another cloud provider, means that any disruption of or interference with our use of our current third party cloud computing service could disrupt our operations and our business would be adversely impacted.
Our third party cloud computing service provider provides us with their standard computing and storage capacity, service level agreements, and related support in exchange for timely payment by us under the terms of our agreement, which continues until terminated by either party. Such provider may terminate the agreement without cause by providing 90 days’ prior written notice, and may terminate the agreement with 30 days’ prior written notice for cause, including any material default or breach of the agreement by us that we do not cure within the 30-day period. If any of our arrangements with our third party cloud computing service provider are terminated, we could experience interruptions in our products and services, as well as delays and additional expenses in arranging new facilities and services.

Our third party cloud computing service provider does not have an obligation to renew its agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements on commercially reasonable terms, our agreements are prematurely terminated, or we add additional infrastructure providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new data center providers. If these providers increase the cost of their services, we may have to increase fees to our customers, and our operating results may be adversely impacted.
We have implemented a new enterprise resource planning system, and challenges with the system may impact our business and operations.
We recently completed a complex, multi-year implementation of a new global enterprise resource planning system (“ERP”). The ERP, which required the implementation of over twenty integrated applications, is designed to accurately maintain our books and records and provide information to our management team important to the operation of the business. Our ERP will continue to require ongoing investment in the ordinary course. If the system as it currently stands or after necessary investments does not result in our ability to maintain accurate books and records, our financial condition, results of operations and cash flows could be negatively impacted. Additionally, conversion from our old Thomson Reuters system to the ERP may cause inefficiencies and excess costs until the ERP is stabilized and mature.
The implementation of our ERP mandated new procedures and many new key controls over financial reporting. These procedures and controls are not yet mature in their operation and not fully tested by either our internal or external auditors. If we are unable to adequately implement and maintain procedures and controls relating to our ERP, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired. See “— If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.”
We may be unable to derive fully the anticipated benefits from organic growth, existing or future acquisitions, joint ventures, investments or dispositions.
We seek to achieve our growth objectives by (i) optimizing our offerings to meet the needs of our customers through organic development, including by delivering integrated workflow platforms, cross-selling our products across our existing customer base, acquiring new customers and implementing operational efficiency initiatives, (ii) through acquisitions, joint ventures, investments and dispositions, such as our pending acquisition of DRG, and (iii) through implementing our transformational strategy in connection with the 2019 Transaction. If we are unable to successfully execute on our strategies to achieve our growth objectives or drive operational efficiencies, or if we experience higher than expected operating costs that cannot be adjusted accordingly, our growth rates and profitability could be adversely affected. See “— We may not be able to achieve the expected benefits of the DRG Acquisition, including anticipated revenue and cost synergies and costs associated with achieving synergies or integrating DRG may exceed expectations.”
Acquisitions have not historically been a significant part of our growth strategy; however, going forward, we expect to evaluate and, where appropriate, opportunistically undertake acquisitions. To the extent we seek to grow our business through acquisitions, we may not be able to successfully identify attractive acquisition opportunities or make acquisitions on terms that are satisfactory to our company from a commercial perspective. In addition, competition for acquisitions in the markets in which we operate during recent years has increased, and may increase costs of acquisitions or cause us to refrain from making certain acquisitions. We may also be subject to increasing regulatory scrutiny from competition and antitrust authorities in connection with acquisitions. Achieving the expected returns and synergies from existing and future acquisitions will depend in part upon our ability to integrate the products and services, technology, administrative functions and personnel of these businesses into our product lines in an efficient and effective manner. We cannot assure you that we will be able to do so, or that our acquired businesses will perform at anticipated levels or that we will be able to obtain these synergies. Management resources may also be diverted from operating our existing businesses to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing businesses.

In addition, we may incur earn-out and contingent consideration payments in connection with future acquisitions, which could result in a higher than expected impact on our future earnings. We may also finance future transactions through debt financing, including significant draws on the Revolving Credit Facility or use of our incremental capacity under our Term Loan Facility, if any, the issuance of our equity securities, the use of existing cash, cash equivalents or investments or a combination of the foregoing. Acquisitions financed with debt could require us to dedicate a substantial portion of our cash flows to principal and interest payments and could subject us to restrictive covenants. For example, in connection with the DRG Acquisition, we have secured a backstop of the full amount of the $900.0 million of cash consideration in the form of a $950.0 million senior unsecured bridge facility commitment from affiliates of the underwriters. See “Underwriting.” We intend to finance a portion of the cash purchase price for the DRG Acquisition that is due at closing, subject to market conditions and other factors, with net proceeds from this offering. We anticipate that the portion of the cash purchase price that is not funded through this offering will be funded through the incurrence of additional indebtedness, however there is no assurance that we will be successful in obtaining such additional financing on attractive terms or at all, and as a result, we may be required to draw on the senior unsecured bridge facility, which could be costly to us and would subject us to additional restrictive covenants. The DRG Acquisition or any future acquisitions financed with our own cash could deplete the cash and working capital available to fund our operations adequately. Difficulty borrowing funds, selling securities or generating sufficient cash from operations to finance our activities may have a material adverse effect on our results of operations.
We may also decide from time to time to dispose of assets or product lines that are no longer aligned with strategic objectives and we deem to be non-core. For example, in 2018, we completed the divestiture of our IPM Product Line and, in November 2019, we announced an agreement to sell the MarkMonitor™ brand protection, antipiracy and antifraud businesses. The divestiture was completed on January 1, 2020. Once a decision to divest has been made, there can be no assurance that a transaction will occur, or if a transaction does occur, there can be no assurance as to the potential value created by the transaction. The process of exploring strategic alternatives or selling a business could negatively impact customer decision-making and cause uncertainty and negatively impact our ability to attract, retain and motivate key employees. In addition, we expend costs and management resources to complete divestitures. Any failures or delays in completing divestitures could have an adverse effect on our financial results and on our ability to execute our strategy.
We may face liability for content contained in our products and services.
We may be subject to claims for breach of contract, defamation, libel, copyright or trademark infringement, fraud or negligence, violation of laws or regulations or other theories of liability, in each case relating to the data, articles, commentary, information or other content we collect and distribute in the provision of our products and services. If such data or other content or information that we distribute has errors, is delayed or has design defects, we could be subject to liability or our reputation could suffer. We could also be subject to claims based upon the content that is accessible from our corporate website or those websites that we own and operate through links to other websites. Further, we could be subject to claims that we have misused data inputs provided by third-party suppliers. Any such claim, even if the outcome were to be ultimately favorable to us, could involve a significant commitment of our management, personnel, financial and other resources and could have a negative impact on our reputation. In addition, such claims and lawsuits, or any resulting reputational harm, could have a material adverse effect on our financial condition or results of operations.
Exchange rate fluctuations and volatility in global currency markets may have a significant impact on our results of operations.
As a company with global operations, we face exposure to adverse movements in foreign currency exchange rates. Exchange rate movements in our currency exposures may cause fluctuations in our financial statements. Due to our global presence, a portion of our revenues, operating expense and assets and liabilities are non-U.S. dollar denominated and therefore subject to foreign currency fluctuation. We face exposure to currency exchange rates as a result of the growth in our non-U.S. dollar denominated operating expense across Europe, Asia and Latin America. For example, an increase in the value of non-U.S. dollar currencies against the U.S. dollar could increase costs for delivery of products, services and also increase cost of local operating expenses and procurement of materials or services that we purchase in foreign currencies by increasing labor and other costs that are denominated in such local currencies. In addition, an increase in the value of the U.S. dollar could increase the real cost to our customers of our products in those markets outside the United States where we price our products and services in U.S. dollars. As a result of the foregoing, our results of operations may be materially adversely affected. These risks related to exchange rate fluctuations and currency volatility may increase in future periods as our operations outside of the United States continue to expand.
We may in the future hedge against currency exposure associated with anticipated foreign currency cash flows or assets and liabilities denominated in foreign currency. Such attempts to offset the impact of currency fluctuations are costly, and there can be no assurance that currency hedging activities would be successful. Losses associated with these hedging instruments may negatively affect our results of operations, and any such currency hedging activities themselves would be subject to risk, including risks related to counterparty performance.
The international scope of our operations and our corporate and financing structure may expose us to potentially adverse tax consequences.
We are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions as a result of the international scope of our operations and our corporate and financing structure. We are also subject to intercompany pricing laws, including those relating to the flow of funds between our companies pursuant to, for example, purchase agreements, licensing agreements or other arrangements. Adverse developments in these laws or regulations, or any change in position regarding the application, administration or interpretation of these laws or regulations in any applicable jurisdiction, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, changes in the tax laws or tax treaties (or their interpretation, for example, see below in relation to the “MLI”) of the countries in which we operate may severely and adversely affect our ability to efficiently realize income or capital gains or mitigate withholding taxes and may subject us to tax and return filing obligations in such countries. Such changes may increase our tax burden and/or may cause us to incur additional costs and expenses in compliance with such changes. In addition, the tax authorities in any applicable jurisdiction may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions, including the tax treatment or characterization of our indebtedness. If any applicable tax authorities were to successfully challenge the tax treatment or characterization of any of our transactions, it could result in the disallowance of deductions, the imposition of withholding taxes, the reallocation of income or other consequences that could have a material adverse effect on our business, financial condition and results of operations.
In addition, the U.S. Congress, the UK Government, the Organization for Economic Co-operation and Development (the “OECD”), and other government agencies in jurisdictions where we and our affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of  “base erosion and profit shifting” where payments are made between affiliates in different jurisdictions, sometimes for tax optimization reasons. The OECD’s base erosion and profit shifting (“BEPS”) initiative is aimed at addressing some of these issues which includes introducing provisions limiting the deductibility of interest for tax purposes by reference to the percentage of relevant EBITDA of the paying entity or the relevant group and disallowing deductibility arising out of so-called “hybrid mismatches.”
The BEPS initiative also proposes to transpose certain measures into existing tax treaties of participating states. Such measures include the inclusion in tax treaties of one, or both, of a “limitation-on-benefit” (“LOB”) rule and a “principal purposes test” (“PPT”) rule. The application of the LOB rule or the PPT rule could deny the availability of tax treaty benefits (such as a reduced rate of withholding tax) under tax treaties on which we currently rely. Such changes are to be implemented by the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”) which currently has been signed by over 90 jurisdictions.

Also, within the European Union (the “EU”), the European Council Directive 2016/1164 (Anti-Tax Avoidance Directive (“ATAD”)) required EU member states to transpose certain measures into national legislation by December 31, 2018, including provisions similar to those outlined above. ATAD has been supplemented by European Council Directive 2017/952 (“ATAD II”). EU member states were required to transpose ATAD II into national legislation by December 31, 2019.
Another example of the extended focus on issues related to the taxation of multinational corporations are the proposals by the European Commission, the United Kingdom and other jurisdictions to introduce a digital services tax, which at the date hereof are generally still either under consultation or have not yet been formally implemented. The scope of any future changes in this area are likely to be wide-ranging and may result in companies (including us and our subsidiaries) being subject to tax in jurisdictions in which they may not otherwise have a taxable presence on revenues generated by reference to certain digital services, including the supply of advertising space, the supply of online marketplaces and the transmission of collected user data. The full impact of these initiatives, directives and tax rules remains unclear but the outcome may increase our tax burden (and in addition, may also necessitate additional expenditure on compliance and result in other costs and expenses being incurred) which, as a result, could adversely affect our business, financial condition and results of operations.
U.S. tax legislation enacted in 2017 has significantly changed U.S. federal income tax rules and may materially adversely affect our financial condition, results of operations and cash flows.
U.S. tax legislation enacted in 2017 has significantly changed U.S. federal income tax rules with respect to business entities and other taxpayers, including by reducing the U.S. corporate income tax rate, limiting certain interest deductions, permitting immediate expensing of certain capital expenditures, adopting elements of a territorial tax system, revising the rules governing net operating losses and introducing new anti-base erosion provisions, in each case, for U.S. federal income tax purposes. Some of these changes were made effective immediately, without any transition periods or grandfathering for existing transactions. The legislation could be subject to future potential amendments and technical corrections, as well as further interpretations and implementing regulations by the Treasury Department and Internal Revenue Service, any of which could lessen or increase certain adverse impacts of the legislation. In addition, it remains unclear in many respects how these U.S. federal income tax changes may affect state and local taxation.
The impact that these changes could have on us remains unclear in many respects, but these changes, as well as any further changes in the law or any implementing regulations or other authorities, could have an adverse impact on our operating results, financial condition and business operations. Investors are urged to consult their tax advisors regarding the effect of such changes on an investment in us.
Our international operations require us to comply with various trade restrictions, such as sanctions and export controls.
We are subject to various trade restrictions, including trade and economic sanctions and export controls (collectively, “Trade Controls”), imposed by governments around the world with jurisdiction over our operations. Such Trade Controls prohibit or restrict transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. Our failure to successfully comply with applicable Trade Controls may expose us to legal, business or reputational harm, possibly including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts and other measures. Investigations of alleged violations can be expensive and disruptive.
As part of our business, we engage in limited sales and transactions involving certain countries that are targets of Trade Controls. We believe that such sales and transactions are authorized by applicable regulatory exemptions. Under the informational materials exemption to the U.S. economic sanction programs, we are permitted to make certain sales to Iran, Cuba and Syria.
We endeavor to conduct our activities in compliance with applicable Trade Controls and maintain policies and procedures reasonably designed to promote compliance. However, we cannot guarantee that our policies and procedures will be effective in preventing violations, which could adversely affect our business, reputation, financial condition and results of operations. Further, we cannot predict the nature, scope or effect of future regulatory requirements, including changes that may affect existing regulatory exceptions, and we cannot predict the manner in which existing laws and regulations might be administered or interpreted.
Our failure to comply with the anti-corruption laws of the United States and various international jurisdictions could negatively impact our reputation and results of operations.
Doing business on a worldwide basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act 2010 (“UK Bribery Act”), as well as the laws of the countries where we do business. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. The FCPA, the UK Bribery Act and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The UK Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. As part of our business, we deal with governments and state-owned business enterprises, the employees and representatives of which may be considered “foreign officials” for purposes of the FCPA and the UK Bribery Act. We also are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.
In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. Our international operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. We maintain policies and procedures designed to comply with applicable anti-corruption laws and regulations. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, including agents, for which we may be held responsible, and any such violation could adversely affect our reputation, business, financial condition and results of operations.
The United Kingdom’s withdrawal from the EU may have a negative effect on global economic conditions, financial markets and our business.
We have material business operations in Europe, and our headquarters is in the United Kingdom. Following a national referendum in which a majority of voters in the United Kingdom elected to withdraw from the European Union, the government of the United Kingdom formally initiated the process for withdrawal in March 2017. The United Kingdom and the European Union subsequently agreed to a withdrawal agreement which, after being approved by the United Kingdom Parliament and ratified by the European Parliament, resulted in the United Kingdom formally leaving the European Union January 31, 2020. Under the withdrawal agreement, the United Kingdom is subject to a transition period until December 31, 2020, during which time European Union rules will continue to apply. Negotiations between the United Kingdom and the European Union are expected to continue in relation to the customs and trading relationship between the United Kingdom and the European Union following expiration of the transition period.
Although we generated only approximately 5% of our revenues in the United Kingdom for the LTM Period, the consequences of the United Kingdom’s withdrawal from the European Union have had and may continue to have a material adverse effect upon global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings have been and may continue to be subject to increased market volatility. Lack of clarity about future United Kingdom laws and regulations as the United Kingdom determines which European Union laws to replace or replicate in the aftermath of withdrawal, including financial laws and regulations, tax and free trade agreements, tax and customs laws, intellectual property rights, environmental, health and safety laws and regulations, immigration laws, employment laws and transport laws could increase costs, depress economic activity, restrict our access to capital, impair our ability to attract and retain qualified personnel, and have other adverse consequences.
If the United Kingdom and the European Union are unable to negotiate an acceptable long-term customs and trading relationship, barrier-free access between the United Kingdom and other European Union member states or among the European economic area overall could be diminished or eliminated. Any of these factors could have a material adverse effect on our business, financial condition and results of operations and reduce the price of our ordinary shares.
Fraudulent or unpermitted data access or other cyber-security or privacy breaches may cause some of our customers to lose confidence in our security measures and could result in increased costs for our company.
We collect, store and use public records, IP and sensitive data. If the DRG Acquisition is consummated, we will also collect de-identified health data and on occasion, may collect a limited amount of patient identifiable information, which is distributed on an de-identified and aggregate basis. In addition, our internal systems contain confidential information, our proprietary business information and personally identifiable information of our employees and customers. A number of our customers and suppliers also entrust us with storing and securing their own confidential data and information. Similar to other global multinational companies that provide services online, we experience cyber-threats, cyber-attacks and other attempts to breach the security of our systems, which can include unauthorized attempts to access, disable, improperly modify or degrade our information, systems and networks, the introduction of computer viruses and other malicious codes and fraudulent “phishing” e-mails that seek to misappropriate data and information or install malware onto users’ computers. Cyber-threats in particular vary in technique and sources, are persistent, frequently change and increasingly are more sophisticated, targeted and difficult to detect and prevent. In particular, our MarkMonitor brand of products, which are used to detect and protect against domain name infringements, have been, and will continue to be, the target of cyber-attacks due to the nature of the offering they provide.
Under the Transition Services Agreement, we relied on dedicated Thomson Reuters personnel who were responsible for maintaining appropriate levels of cyber-security for products and services hosted in Thomson Reuters data centers. In order to comply with Thomson Reuters’ system access requirements and procedures, only Thomson Reuters’ information security personnel could provide support for products and services hosted in Thomson Reuters data centers. We have gradually transitioned away from this arrangement and hired our own information security personnel. These information security personnel are still relatively new to us and may not be able to provide the same level of support that Thomson Reuters personnel previously provided. We also utilize third-party technology, products and services to help identify, protect and remediate our information technology systems and infrastructure against security breaches and cyber-incidents. However, our measures may not be adequate or effective to prevent, identify or mitigate attacks or breaches caused by employee error, malfeasance or other disruptions. In addition, we rely on a system of internal processes and software controls, along with policies, procedures and training to protect the confidentiality of customer data. If we fail to maintain the adequacy of our internal controls, if an employee, consultant or third-party provider purposely circumvents or violates our internal controls, policies or procedures or if we fail to adequately address the requirements of our customers’ internal controls, policies or procedures, as a result of contractual requirements or otherwise, then unauthorized access to, or disclosure or misappropriation of, customer data could occur.
We are also dependent on security measures that some of our third-party suppliers are taking to protect their own systems and infrastructure. For example, our outsourcing of certain functions requires us to sometimes grant network access to third-party suppliers. If our third-party suppliers do not maintain adequate security measures or do not perform as anticipated and in accordance with contractual requirements, we may experience security breaches, operational difficulties and/or increased costs.

Any fraudulent, malicious or accidental breach of data security could result in unintentional disclosure of, or unauthorized access to, customer, vendor, employee or other confidential or sensitive data or information, which could potentially result in additional costs to our company to enhance security or to respond to occurrences, lost sales, violations of privacy or other laws, notifications to individuals, penalties or litigation. While we maintain what we believe is sufficient insurance coverage that may (subject to certain policy terms and conditions including self-insured deductibles) cover certain aspects of security and cyber-risks and business interruption, our insurance coverage may not cover all costs or losses. Additionally, any fraudulent, malicious or accidental breach of data security could result in our disclosing valuable trade secrets, know-how or other confidential information. Media or other reports of perceived security vulnerabilities to our systems or those of our third-party suppliers, even if no breach has been attempted or occurred, could also adversely impact our brand and reputation and cause customers to lose confidence in our security measures and reliability, which would harm our ability to retain customers and gain new ones, and materially impact our business and results of operations.
Our international operations subject us to increased risks.
We have international operations and, accordingly, our business is subject to risks resulting from differing legal and regulatory requirements, political, social and economic conditions and unforeseeable developments in a variety of jurisdictions. We have expanded our presence in a number of major regions, including China and certain emerging markets such as India, and we plan to continue such expansion. Our international operations are subject to the following risks, among others:
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political instability;

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international hostilities, military actions, terrorist or cyber-terrorist activities, natural disasters, pandemics, and infrastructure disruptions;

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differing economic cycles and adverse economic conditions;

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unexpected changes in regulatory environments and government interference in the economy;

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changes to economic sanctions laws and regulations, including regulatory exemptions that currently authorize certain of our limited dealings involving sanctioned countries;

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varying tax regimes, including with respect to the imposition of withholding taxes on remittances and other payments by our partnerships or subsidiaries;

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differing labor regulations, particularly in India where we have a significant number of employees;

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foreign exchange controls and restrictions on repatriation of funds;

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fluctuations in currency exchange rates;

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inability to collect payments or seek recourse under or comply with ambiguous or vague commercial or other laws;

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insufficient protection against product piracy and differing protections for IP rights;

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varying attitudes towards censorship and the treatment of information service providers by foreign governments, in particular in emerging markets;

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difficulties in attracting and retaining qualified management and employees, or rationalizing our workforce;

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differing business practices, which may require us to enter into agreements that include non-standard terms; and

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difficulties in penetrating new markets due to entrenched competitors, lack of recognition of our brands or lack of local acceptance of our products and services.

Our overall success as a global business depends, in part, on our ability to anticipate and effectively manage these risks, and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition and results of operations may be materially affected.

The U.S. government has recently proposed, among other actions, imposing new or higher tariffs on specified products imported from China to penalize China for what it characterizes as unfair trade practices and China has responded by proposing new or higher tariffs on specified products imported from the United States. The proposed tariffs may cause the depreciation of the renminbi (“RMB”) currency and a contraction of certain Chinese industries, which may in turn have a negative impact on our customers in China. As a result, we may have access to fewer business opportunities and our operations in that region may be negatively impacted. In addition, future actions or escalations by either the United States or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our business.
If governments or their agencies reduce their demand for our products or services or discontinue or curtail their funding, our business may suffer. Moreover, if we fail to comply with government contracting regulations, we could suffer a loss of revenues or incur price adjustments or other penalties.
The principal customers for certain of the products and services offered by our Web of Science product line are universities and government agencies, which fund purchases of these products and services from limited budgets that are sensitive to changes in private and governmental sources of funding. Recession, economic uncertainty or austerity have contributed, and may in the future contribute, to reductions in spending by such sources. Accordingly, any further decreases in budgets of universities or government agencies, which have remained under pressure, or changes in the spending patterns of private or governmental sources that fund academic institutions, are likely to adversely affect our results of operations.
In addition, we are subject to government procurement and contracting regulations, including the Federal Acquisition Regulation (the “FAR”). The FAR governs U.S. government contract pricing, including the establishment of fixed prices and labor categories/fixed hourly rates for the performance of certain of our U.S. government contracts. Under the FAR, certain contract pricing may be subject to change. Additionally, under the FAR, the U.S. government is entitled, after final payment on certain negotiated contracts, to examine our cost records with respect to such contracts and to seek a downward adjustment to the price of the contract if it determines that we failed to furnish complete, accurate and current cost or pricing data in connection with the negotiation of the price of the contract.
In connection with our U.S. government contracts, we are also subject to government inquiries, audits and review of our performance under contracts, our related cost structure and compliance with applicable laws, regulations and standards. The U.S. government contracting entity may also review the adequacy of and our compliance with our internal policies, procedures and internal controls. The U.S. government contracting party may modify, curtail or terminate its contracts and subcontracts with us, without prior notice and either at its convenience or for default based on performance. In addition, funding pursuant to our U.S. government contracts may be reduced or withheld as part of the U.S. Congressional appropriations process due to fiscal constraints, changing U.S. priorities or due to other reasons. Further, as a U.S. government contractor, we are subject to U.S. government inquiries, investigations, legal actions and liabilities that would not apply to a non-U.S. government contractor. In certain circumstances, if we do not comply with the terms of a contract or with regulations or statutes, our U.S. government contracts could be terminated, we could be subject to downward contract price adjustments or refund obligations, we could be assessed civil or criminal penalties (including under the False Claims Act) or we could be debarred or suspended from obtaining future contracts with the U.S. government for a specified period of time. Any such termination, adjustment, sanction, debarment or suspension could have an adverse effect on our business. We also could suffer reputational harm if allegations of impropriety were made against us, even if such allegations are later determined to be false.
We may be adversely affected by changes in legislation and regulation, which may impact how we provide products and services and how we collect and use information, in particular laws relating to the use of personal data. Our collection, storage and use of personal data are subject to applicable data protection and privacy laws, and any failure to comply with such laws may harm our reputation and business or expose us to fines and other enforcement action.
Legislative and regulatory changes that impact us and our customers’ industries may impact how we provide products and services to our customers. Laws relating to e-commerce, electronic and mobile communications, privacy, data security, data protection, anti-money laundering, direct marketing and digital advertising and the use of public records have become more prevalent and developed in recent years. It is difficult to predict in what form laws and regulations will be adopted or how they will be construed by the relevant regulators or courts, or the extent to which any changes might adversely affect us. Delays in adapting our products and services to legislative and regulatory changes could harm our reputation. Also, we may be slower to respond to changes in legislation or regulation than some of our competitors or we may become subject to new legislation or regulation with regard to the products and services we offer which could cause us to be prohibited from providing certain services or make provision of affected services more expensive. We may be required to expend significant capital and other resources to ensure ongoing compliance with these laws and regulations. Claims that we have breached applicable laws or violated individuals’ privacy rights or breached our data protection obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.
For example, the new EU-wide General Data Protection Regulation (“GDPR”) became applicable on May 25, 2018, replacing the data protection laws of each EU member state. The GDPR implemented more stringent operational requirements for processors and controllers of personal data, including, for example, expanded disclosures about what and how personal information is to be used, limitations on retention of information, increased requirements to erase an individual’s information upon request, mandatory data breach notification requirements and higher standards for data controllers to demonstrate that they have obtained valid consent from individuals to process their personal data (or reliance on another appropriate legal basis) for certain data processing activities. It also significantly increased penalties for non-compliance, including where we act as a data processor.
In recent years, U.S. and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. In the EU, marketing is defined broadly to include any promotional material and the rules specifically on e-marketing are currently set out in the ePrivacy Directive which will be replaced by a new ePrivacy Regulation. While no official timeframe has been given for the ePrivacy Regulation, there will be a transition period after the ePrivacy Regulation is agreed for compliance, and commentators consider it unlikely to come into force before 2021. We are likely to be required to expend further capital and other resources to ensure compliance with these changing laws and regulations.
The ePrivacy Regulation will be directly implemented into the laws of each of the EU Member States, without the need for further enactment. When implemented, the ePrivacy Regulation is expected to alter rules on third-party cookies, web beacons and similar technology for online behavioral advertising and to impose stricter requirements on companies using these tools. Regulation of cookies and web beacons may lead to broader restrictions on our online activities, including efforts to understand followers’ Internet usage and promote ourselves to them. The current draft of the ePrivacy Regulation significantly increases fining powers to the same levels as the GDPR. Given the delay in finalizing the ePrivacy Regulation, certain EU regulators have issued guidance (including UK and French data protection regulators) on the requirement to seek strict opt-in, unbundled consent to use all non-essential cookies. We will need to make changes to our cookies notice to meet these requirements but we do not anticipate that the new regulation will significantly adversely affect us.
In the ordinary course of business, we collect, store, use and transmit certain types of information that are subject to different laws and regulations. In particular, data security and data protection laws and regulations that we are subject to often vary by jurisdiction and include, without limitation, various U.S. state regulations, data security and data protection laws and regulations in Japan, Singapore, Canada and Australia, and laws within EU member states that derogate from the requirements of the GDPR mainly in regard to specific processing situations (including special category data and processing for scientific or statistical purposes). As the EU member start taking enforcement action, continue to reframe their national legislation to harmonize with the GDPR and issue guidance, we will need to monitor compliance with all relevant EU member states’ laws, regulations and guidance, including where derogations from the GDPR are introduced.
Although we have executed intra-company “Standard Contractual Clauses” in compliance with the GDPR, which allow for the transfer of personal data from the EU to other jurisdictions (including the United States), data security and data protection laws and regulations are continuously evolving. There are currently a number of legal challenges to the validity of EU mechanisms for adequate data transfers (such as the Privacy Shield Framework and the Standard Contractual Clauses), and our work could be impacted by changes in law as a result of a future review of these transfer mechanisms by European regulators under the GDPR, as well as current challenges to these mechanisms in the European courts. Brexit may also mean that we are required to take additional steps to ensure that data flows from EU members states to the United Kingdom are not disrupted and remain permissible after the exit date.
In addition, California has enacted the California Consumer Privacy Act, or CCPA, which became effective on January 1, 2020. The CCPA requires, among other things, new disclosures to California residents, imposes new rules for collecting or using information, requires companies to comply with data subject access and deletion requests, affords California residents the right to opt out of certain disclosures of personal information, and provides a new private cause of action for data breaches. Regulations from the California Attorney General have not been finalized, and it is expected that additional amendments to the CCPA will be introduced in 2020. It therefore remains unclear what, if any, changes will be made to this legislation, what regulations will be implemented pursuant to the law, or how it will be interpreted. However, as passed, the effects of the CCPA potentially are significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply.
Although we have implemented policies and procedures that are designed to ensure compliance with applicable laws, rules and regulations, if our privacy or data security measures fail to comply with applicable current or future laws and regulations, we may be subject to fines, litigation, regulatory investigations, enforcement notices requiring us to change the way we use personal data or our marketing practices or other liabilities such as compensation claims by individuals affected by a personal data breach, as well as negative publicity and a potential loss of business. Fines are significant in some countries (e.g., the GDPR introduced fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year (whichever is higher)) as well as litigation, compensation claims by affected individuals (including class action type litigation where individuals suffer harm), regulatory investigations and enforcement notices requiring us to change the way we use personal data.
As a result of publicity surrounding GDPR in particular, some customers and prospective customers have asked us to demonstrate our compliance with GDPR as a condition of purchasing our services. We have been negatively affected by GDPR by loss of marketing contacts and loss of WHOIS data as a source for Brand Protection services.
Existing and proposed legislation and regulations, including changes in the manner in which such legislation and regulations are interpreted by courts, regulators and/or guidance may:
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impose limits on our collection and use of certain kinds of information and our ability to communicate such information effectively to our customers; and

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increase our cost of doing business or require us to change some of our existing business practices.

Actions by governments that restrict access to our platform in their countries could substantially harm our business and financial results.
Governments of one or more countries in which we operate from time to time seek to censor the Internet, restrict access to selected foreign websites from their country, or otherwise impose restrictions if they consider such information or the provision thereof is in violation of their laws or regulations.
Governmental authorities in other countries may seek to restrict user access to our products if they consider us to be in violation of their laws or for other reasons. In the event that the information and analytics provided on our platform is subject to censorship, or any governmental authorities restrict access to our products, or our competitors are able to successfully penetrate new geographic markets or capture a greater share of existing geographic markets that we cannot access or where we face restrictions, our ability to maintain or expand our geographical markets may be adversely affected, and our business operations and financial results could be adversely affected.

Our IP rights may not be adequately protected, which may adversely affect our financial results.
We believe that our product development, brand recognition and reputation, and the technological and innovative skills of our personnel are essential to establishing and maintaining our leadership position. We rely on a combination of patent, copyright, trademark, trade secret protection, confidentiality procedures, technical measures and contractual agreements with our customers and employees to establish and protect our IP rights in our products and services. If we fail to protect our IP rights, our competitive position could suffer, which could adversely affect our business, financial condition and results of operations.
Piracy and unauthorized use of proprietary rights is a prevalent problem in general. We may be forced to initiate litigation to protect our IP rights. Litigating claims related to the enforcement of IP rights is very expensive and can be burdensome in terms of management time and resources, which could adversely affect our business and results of operations. The risk of not adequately protecting our IP rights and our exposure to competitive pressures may be increased if a competitor should resort to unlawful means in competing against us or design around our IP rights.
In addition, our legal rights and contractual agreements may provide only limited protection. Some of the content and data we use in our products and services is not proprietary to us, and can be obtained for free from public sources. Accordingly, competitors can obtain such content and data and incorporate them into competing products and services. Our customers may bypass certain of our products and services and obtain the content and data themselves. Databases in general enjoy very limited protection under IP laws. In the absence of more robust protection under IP laws, we rely on technical measures and contractual provisions to protect our databases. However, third parties may be able to copy, infringe or otherwise profit from our databases without authorization and the Internet may facilitate these activities. Moreover, it is technically possible for customers of certain of our services to make unauthorized copies of the content and data and distribute them beyond our control.
We also conduct business in some countries where the extent of effective legal protection for IP rights is uncertain. Even if we have IP rights, there is no guarantee that such rights will provide adequate protection of our databases, software or other items we consider proprietary. We may also be required to compromise protections or yield rights to technology, data or intellectual property in order to conduct business in or access markets in certain jurisdictions, either through formal written agreements or due to legal or administrative requirements in the host nation. If we are not able to protect our IP rights, our business, financial condition and results of operations results may be adversely affected.
Some of our competitors may also be able to develop new products or services that are similar to ours without infringing our intellectual property rights, which could adversely affect our financial condition and results of operations.
We may face IP infringement claims that could be costly to defend and result in our loss of significant rights.
From time to time, we may receive notices from third parties claiming infringement by our products and services of third-party patent and other IP rights. As the number of products and services in our markets increases and the functionality of these products and services further overlaps with third-party products and services, we may become increasingly subject to claims by a third party that our products and services infringe such party’s IP rights. In addition, there is a growing occurrence of patent suits being brought by non-practicing organizations that use patents to generate revenues without manufacturing, promoting or marketing products or investing in R&D in bringing products to markets. These organizations continue to be active and target whole industries as defendants. We may not prevail in any such suit given the complex technical issues and inherent uncertainties in IP litigation. If an infringement suit against us is successful, we may be required to compensate the third party bringing the suit either by paying a lump sum or ongoing license fees to be able to continue selling a particular product or service. This type of compensation could be significant. We might also be prevented or enjoined by a court from continuing to provide the affected product or service and may be forced to significantly increase our development efforts and resources to redesign such product or service. We may also be required to defend or indemnify any customers, partners or agents who have been sued for allegedly infringing a third party’s patent in connection with using one of our products or services. Responding to IP claims, regardless of the validity, can be time-consuming for our personnel and management, result in costly litigation, cause product shipment delays, cause unavailability of our products or services delivered electronically and harm our reputation, any of which could adversely affect our results of operations.
If we do not continue to attract, motivate and retain members of our senior management team and qualified employees, we may not be able to support our operations.
The completion and execution of our strategies depend on the continued service and performance of our senior management team. If we lose key members of our senior management team, we may not be able to effectively manage our current and future operations.
In addition, our business depends on our ability to continue to attract, motivate and retain a large number of skilled employees across all of our product lines. There is a limited pool of employees who have the requisite skills, training and education. We compete with many businesses and organizations that are seeking skilled individuals, particularly those with experience in technology and the sciences and those with PhDs in technical fields, who are particularly critical to our curation process. Attracting and retaining highly skilled employees will be costly as we offer competitive compensation packages to prospective and current employees.
Competition for professionals across our business can be intense, as other companies seek to enhance their positions in the markets we serve. In addition, competition for experienced talent in our faster growing geographic areas outside of the United States and Europe continues to intensify, requiring us to increase our focus on attracting and developing highly skilled employees in our most strategically important locations in those areas of the world.
Future organizational changes, including the implementation of our cost savings initiatives, could also cause our employee attrition rate to increase, particularly in India where we have historically experienced higher turnover. If we are unable to continue to identify or be successful in attracting, motivating and retaining appropriately qualified personnel, our business, financial condition and results of operations would be adversely affected.
We operate in a litigious environment which may adversely affect our financial results.
We may become involved in legal actions and claims arising in the ordinary course of business, including litigation regarding employment matters, breach of contract and other commercial matters. Due to the inherent uncertainty in the litigation process, the resolution of any particular legal proceeding could result in changes to our products and business practices and could have a material adverse effect on our financial position and results of operations.
We have completed our separation from Thomson Reuters and may experience unanticipated post-separation issues which could have a material adverse effect on our results of operations.
Other than with respect to the payment of final fees, we have fully exited the Transition Services Agreement. Since the closing of the 2016 Transaction, we have developed and implemented the systems and infrastructure necessary to support our current and future business. There are inherent risks associated with the separation which we are unable to fully anticipate including the potential for a disruption of our operations and substantial unplanned costs, which could have a material adverse effect on our business, financial condition or results of operations.
We cannot assure you that the estimated costs to operate as a standalone company reflected in Standalone Adjusted EBITDA will prove to be accurate. See “— The items reflected in the adjustments included in Standalone Adjusted EBITDA may not be achieved.” Any failure to transition successfully as a standalone company may cause us to incur substantial expense in addition to the incurred and anticipated remaining costs associated with the 2016 Transition.

We identified a material weakness in our internal controls over financial reporting as of December 31, 2018, and if we fail to remediate our material weakness and implement and maintain an effective system of internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.
During 2017, we identified that certain balance sheet account reconciliations were not being performed completely and timely due to the level of the personnel performing the reconciliations. In addition, completion and quality of the reconciliations were not being monitored consistently in a timely manner. As a result, we concluded that a material weakness in our internal control over financial reporting existed related to the preparation of balance sheet account reconciliations and the monitoring of the completion and quality of those reconciliations. Since detection of the material weakness in 2017, we continue to implement remedial actions, which include (i) organizational changes with respect to our accounting personnel who perform reconciliations, (ii) the implementation of our new ERP systems, including an account reconciliation software, (iii) issuance of an accounting policy on account reconciliations, (iv) training for accounting personnel performing reconciliations, (v) review of balance sheet account reconciliations and (vi) monitoring of completion and quality of these reconciliations. While these improvements were implemented during 2018, management determined that the controls related to the preparation of the balance sheet account reconciliations and monitoring of the completion and quality of those reconciliations did not operate for a sufficient period of time during 2018 to conclude on operating effectiveness. As a result, management concluded that the material weakness continued to exist as of December 31, 2018 and we cannot assure you that our remediation efforts will be successful in eliminating such material weakness for the fiscal year ended December 31, 2019. A material weakness is a deficiency, or combination of deficiencies, in internal controls such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We identified immaterial errors in our financial results and balances during 2017 and 2018 as a result of this material weakness. This control deficiency could result in a misstatement of the aforementioned account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
If we fail to establish and maintain adequate internal controls, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could limit our access to capital markets, adversely affect our results of operations and lead to a decline in the trading price of the ordinary shares. Additionally, ineffective internal controls could expose us to an increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list or to other regulatory investigations and civil or criminal sanctions.
We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.
We have substantial balances of goodwill and identified intangible assets. We are required to test goodwill and any other intangible assets with an indefinite life for possible impairment on an annual basis, or more frequently when circumstances indicate that impairment may have occurred. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.
Based on the results of the annual impairment test as of October 1, 2018, the fair values of our reporting units exceeded the individual reporting unit’s carrying value, and goodwill was not impaired. Although no reporting units failed the assessments noted above, the fair value of the Derwent Product Line approximated its carrying value. The current goodwill impairment analysis incorporates our expectations for moderate sales growth and the overall outlook for the Derwent Product Line offerings was consistent with our long-term projections. We believe that the reason for the low clearance of the annual impairment test is linked to our transition to a standalone company and the subsequent reassessment of the product lines during 2018. Upon the reassessment we determined that the Derwent Product Line contained a disproportionately higher intangible asset balance, which led to a higher carrying amount relative to the other reporting units. Based on the results of the 2018 annual impairment analysis performed, we have determined that the Derwent Product Line is at risk of a future goodwill impairment if there are declines in our future cash flow projections or if we are unsuccessful in implementing our revenues growth plans.

Additionally, the fair value may be adversely affected by other market factors such as an increase in the discount rate used in the income approach or a decrease in market multiples used in the market approach, or an increase in the carrying value of the reporting unit. The total goodwill associated with this product line was approximately $130.4 million as of December 31, 2018. Based on the latest annual impairment test, the estimated fair value of the Derwent Product Line is approximately 2% above its carrying value. We did not identify any impairment triggers as of September 30, 2019.
There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be recorded if the estimated fair value of the assets is lower than the carrying value and any such impairment charge could have a material adverse effect on our results of operations and financial position.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the applicable listing standards of the NYSE. Although we were an “emerging growth company” as defined in the JOBS Act as of December 31, 2019, we anticipate that we will no longer be an “emerging growth company” as of December 31, 2020, and as such we will be required to comply with additional disclosure and reporting requirements. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources, particularly once we are no longer an “emerging growth company.”
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with the annual report that we file for the fiscal year ended December 31, 2020. Pursuant to Section 404, once we are no longer an “emerging growth company,” we will also be required to include with such annual report an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. At such time, our independent registered public accounting firm may issue a report that is adverse in the event, in their opinion, the Company has not maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our ordinary shares.
We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to develop, maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related and audit-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of Clarivate shares. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE.
For some of our products and services sold to certain customer types, such as government customers who require us to follow official procurement rules, we typically face a long selling cycle to secure new contracts that requires significant resource commitments, resulting in a long lead time before we receive revenues.
For some of our products and services sold to certain customer types such as government customers who require us to follow official procurement rules, we typically face a long selling cycle to secure each new contract. We may incur significant business development expenses during the selling cycle and we may not succeed in winning a new customer’s business, in which case we receive no revenues and may receive no reimbursement for such expenses. Current selling cycle periods could lengthen, causing us to incur even higher business development expenses with no guarantee of winning a new customer’s business. Even if we succeed in developing a relationship with a potential new customer, we may not be successful in obtaining contractual commitments after the selling cycle or in maintaining contractual commitments after the implementation cycle, which may have a material adverse effect on our business, results of operations and financial condition.
We have and will continue to have high levels of indebtedness and our relatively large fixed costs magnify the impact of revenues fluctuations on our operating results.
We had approximately $1,342.5 million of indebtedness as of September 30, 2019, primarily consisting of  $842.5 million outstanding under the Prior Term Loan Facility, net of debt issuance costs, $500.0 million outstanding under the Prior Notes, net of debt issuance costs, and no borrowings under the Prior Revolving Credit Facility. On October 31, 2019, we closed a private offering of  $700.0 million in aggregate principal amount of 2026 Notes and entered into the Credit Facilities, which resulted in approximately $1,600.0 million of indebtedness outstanding as of October 31, 2019. The Credit Facilities consist of a $900.0 million Term Loan Facility, fully drawn at closing, and a $250.0 million Revolving Credit Facility, which was undrawn at closing. We used the net proceeds from the offering of 2026 Notes, together with proceeds from the Credit Facilities, to refinance all amounts outstanding under the Prior Credit Facilities, to redeem the Prior Notes and pay fees and expenses related to the foregoing, and to fully fund the $200.0 million payment obligation under the TRA Buyout Agreement. Because borrowings under our Term Loan Facility bear interest at variable rates, any increase in interest rates on debt that we have not fixed using interest rate hedges will increase our interest expense, reduce our cash flow or increase the cost of future borrowings or refinancings. In addition, in connection with the DRG Acquisition, we have secured a backstop of the full amount of the $900.0 million of cash consideration in the form of a $950.0 million senior unsecured bridge facility commitment from affiliates of the underwriters. See “Underwriting.” We intend to finance a portion of the cash purchase price for the DRG Acquisition that is due at closing, subject to market conditions and other factors, with net proceeds from this offering. We anticipate that the portion of the cash purchase price that is not funded through this offering will be funded through the incurrence of additional indebtedness, however there is no assurance that we will be successful in obtaining such additional financing on attractive terms or at all, and as a result, we may be required to draw on the senior unsecured bridge facility, which could be costly to us and would subject us to additional restrictive covenants.
Our indebtedness could have important consequences to our investors, including, but not limited to:

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increasing vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

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requiring the dedication of a substantial portion of cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

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limiting flexibility in planning for, or reacting to, changes in its business and the competitive environment; and

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limiting our ability to borrow additional funds and increasing the cost of any such borrowing. Other than variable rate debt, we believe our business has relatively large fixed costs and low variable costs, which magnifies the impact of revenues fluctuations on our operating results. As a result, a decline in our revenues may lead to a relatively larger impact on operating results. A substantial portion of our operating expenses will be related to personnel costs, regulation and corporate overhead, none of which can be adjusted quickly and some of which cannot be adjusted at all. Our operating expense levels will be based on our expectations for future revenues. If actual revenues are below management’s expectations, or if our expenses increase before revenues do, both revenues less transaction-based expenses and operating results would be materially and adversely affected. Because of these factors, it is possible that our operating results or other operating metrics may fail to meet the expectations of stock market analysts and investors. If this happens, the market price of our ordinary shares may be adversely affected.

A downgrade to our credit ratings would increase our cost of borrowing and adversely affect our ability to access the capital markets.
Our cost of borrowing under the Credit Facilities and the 2026 Notes, and our ability and the terms under which we may access the credit markets are affected by credit ratings assigned to us by the major credit rating agencies. These ratings are premised on our performance under assorted financial metrics and other measures of financial strength, business and financial risk, industry conditions, timeliness of financial reporting, and other factors determined by the credit rating agencies. Our current ratings have served to lower our borrowing costs and facilitate access to a variety of lenders. However, there can be no assurance that our credit ratings or outlook will not be lowered in the future in response to adverse changes in these metrics and factors caused by our operating results or by actions that we take, that reduce our profitability, or that require us to incur additional indebtedness for items such as substantial acquisitions, significant increases in costs and capital spending in security and IT systems, significant costs related to settlements of litigation or regulatory requirements, or by returning excess cash to shareholders through dividends. A downgrade of our credit ratings would increase our cost of borrowing, negatively affect our ability to access the capital markets on advantageous terms, or at all, negatively affect the trading price of our securities, and have a significant negative impact on our business, financial condition, and results of operations.
We are a holding company that depends on cash flow from our subsidiaries to meet our obligations, and any restrictions on our subsidiaries’ ability to pay dividends or make other payments to us may have a material adverse effect on our results of operations and financial condition.
As a holding company, we require dividends and other payments from our subsidiaries to meet cash requirements. Minimum capital requirements mandated by regulatory authorities having jurisdiction over some of our regulated subsidiaries indirectly restrict the amount of dividends paid upstream. In addition, repatriations of cash from our subsidiaries may be subject to withholding, income and other taxes in various applicable jurisdictions. If our subsidiaries are unable to pay dividends and make other payments to us when needed, we may be unable to satisfy our obligations, which would have a material adverse effect on our business, financial condition and operating results.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the ordinary shares.
We are a foreign private issuer, as such term is defined in Rule 405 under the Securities Act. Under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, our next determination will be made on June 30, 2020.
As a foreign private issuer, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. As long as we are eligible for the foreign private issuer exemption, we will not be required to obtain shareholder approval for certain dilutive events, such as the establishment or material amendment of certain equity-based compensation plans, we will not be required to provide detailed executive compensation disclosure in our periodic reports, and we will be exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities.
While we submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act.
Also, as a foreign private issuer, we are permitted to follow home country practice in lieu of certain corporate governance rules of the NYSE, including those that require listed companies to have a majority of independent directors and independent director oversight of executive compensation, nomination of directors and corporate governance matters. As long as we rely on the foreign private issuer exemption, a majority of our board of directors are not required to be independent directors and our compensation committee and nominating and corporate governance committee are not required to be composed entirely of independent directors. Currently our compensation committee and nominating and corporate governance committee do not consist entirely of independent directors and such committees are not subject to annual performance evaluations. Accordingly, you do not have the same protections afforded to shareholders of listed companies that are subject to all of the applicable corporate governance requirements.
Despite our status as a foreign private issuer and to the extent we are able under the Exchange Act and the rules thereunder, we intend to voluntarily provide our periodic and current reports pursuant to the U.S. domestic issuer forms of the Exchange Act, beginning with our annual report for the fiscal year ended December 31, 2019 on Form 10-K. However, we do not expect to fully transition to complying with all requirements applicable to U.S. domestic issuers until such time as we no longer qualify as a foreign private issuer.
We incur increased costs and obligations as a result of being a public company.
As a privately held company, we had not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company following the 2019 Transaction, we incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenues generating activities.
Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.
Further, our accounting and other management systems and resources may not be adequately prepared to meet the challenges of integrating our financial reporting and internal controls with those of DRG, which prior to the DRG Acquisition, operated with its own financial reporting and internal control systems. This integration may place significant demands on our management, administrative and operational resources, including accounting systems and resources.
For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We expect that we will no longer be an “emerging growth company” as of December 31, 2020.
The price of our ordinary shares may be volatile.
The price of our ordinary shares may fluctuate due to a variety of factors, including:
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actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in industry;

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mergers and strategic alliances in the industry in which we operate;

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market prices and conditions in the industry in which we operate;

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changes in government regulation;

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potential or actual military conflicts or acts of terrorism;

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the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;

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announcements concerning us or our competitors; and

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the general state of the securities markets.

These market and industry factors may materially reduce the market price of our ordinary shares, regardless of our operating performance.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our ordinary shares.
We currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our ordinary shares could be adversely affected.
Our articles of association contain anti-takeover provisions that could adversely affect the rights of our shareholders.
Our articles of association contain provisions to limit the ability of others to acquire control of our Company or cause us to engage in change of control transactions, including, among other things:

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provisions that authorize our board of directors, without action by our shareholders, to issue additional ordinary shares and preferred shares with preferential rights determined by our board of directors;

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provisions that permit only a majority of our board of directors or one or more of our shareholders who together hold at least 10% of the voting rights of our shareholders to call shareholder meetings;

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provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of shareholders to propose matters for consideration at shareholder meetings; provided, however, such advance notice procedure will not apply to Onex, Baring or Jerre Stead or his successor (as the “Designated Shareholder” under the Director Nomination Agreement) for so long as such person is entitled to nominate one or more members of our board of directors pursuant to the Shareholders Agreement or the Director Nomination Agreement; and

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a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With our staggered board of directors, at least two annual general meetings of shareholders will generally be required in order to effect a change in a majority of our directors. Our staggered board of directors can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to gain control of our board of directors in a relatively short period of time.
If a U.S. person is treated as owning at least 10% of our ordinary shares, such holder may be subject to adverse U.S. federal income tax consequences.
If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our ordinary shares, such person may be treated as a “United States shareholder” with respect to us or to any of our subsidiaries that constitute a “controlled foreign corporation” (in each case, as such terms are defined under the Internal Revenue Code of 1986, as amended (the “Code”)). Certain United States shareholders of a controlled foreign corporation may be required to annually report and include in its U.S. taxable income, as ordinary income, its pro rata share of  “Subpart F income,” “global intangible low-taxed income” and certain investments in U.S. property by controlled foreign corporations, whether or not we make any distributions to such United States shareholder. A failure by a United States shareholder to comply with its reporting obligations may subject the United States shareholder to significant monetary penalties and other adverse tax consequences, and may extend the statute of limitations with respect to the United States shareholder’s U.S. federal income tax return for the year for which such reporting was due. We cannot provide any assurances that we will assist investors in determining whether we or any of our non-U.S. subsidiaries are controlled foreign corporations or whether any investor is a United States shareholder with respect to any such controlled foreign corporations. We also cannot guarantee that we will furnish to United States shareholders information that may be necessary for them to comply with the aforementioned obligations. United States investors should consult their own advisors regarding the potential application of these rules to their investments in us. The risk of being subject to increased taxation may deter our current shareholders from increasing their investment in us and others from investing in us, which could impact the demand for, and value of, our ordinary shares.
Onex and Baring, whose interests may conflict with yours, have significant influence over us.
After this offering, assuming no exercise of the underwriters’ option to purchase additional shares, Onex and Baring will continue to beneficially own approximately 38.7% of our ordinary shares, representing approximately 59.3% of the ordinary shares beneficially owned by Onex and Baring immediately after the closing of the 2019 Transaction. Pursuant to the Shareholders Agreement, Onex and Baring previously had the right to nominate a majority of the members of the board of directors until such time as Onex and Baring ceased to beneficially own at least 60% of the ordinary shares held by Onex and

Baring immediately after the closing of the 2019 Transaction. Onex and Baring currently have the right to nominate six members of the board of directors based on their aggregate beneficial ownership of our ordinary shares and will continue to have the right to nominate directors in a declining number based on their aggregate beneficial ownership percentage of the ordinary shares held by Onex and Baring immediately after the closing of the 2019 Transaction. Matters over which Onex and Baring will, directly or indirectly, exercise control include:
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the election of our board of directors and the appointment and removal of our officers;

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mergers and other business combination transactions requiring shareholder approval, including proposed transactions that would result in our shareholders receiving a premium price for their shares; and

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amendments of the articles of association.

If we are characterized as a passive foreign investment company for U.S. federal income tax purposes, our U.S. shareholders may suffer adverse tax consequences.
If 75% or more of our gross income in a taxable year, including our pro-rata share of the gross income of any company, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, then we will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including our pro-rata share of the assets of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value, are held for the production of, or produce, passive income. If we were to be a PFIC, and a U.S. Holder does not make an election to treat us as a qualified electing fund (“QEF”) or a “mark-to-market” election, “excess distributions” to a U.S. Holder, and any gain recognized by a U.S. Holder on a disposition of our ordinary shares, would be taxed in an unfavorable way. Among other consequences, our dividends would be taxed at the regular rates applicable to ordinary income, rather than the 20% maximum rate applicable to certain dividends received by an individual from a qualified foreign corporation, and, to the extent that they constituted excess distributions, certain “interest” charges may apply. In addition, gains on the sale of our shares would be treated in the same way as excess distributions. The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination of PFIC status.
Based on the current composition of our income and assets, we do not believe that we were a PFIC in 2019, and do not currently expect to become a PFIC in the future. However, because the PFIC asset and income tests are applied on an annual basis, there can be no assurance that we will not be a PFIC in the current taxable year or any future taxable year. If we do become a PFIC in the future, U.S. Holders who hold ordinary shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC, subject to exceptions for U.S. Holders who made a timely QEF election or mark-to-market election, or certain other elections. We do not currently intend to prepare or provide the information that would enable you to make a QEF election. Accordingly, our shareholders are urged to consult their tax advisors regarding the application of PFIC rules.
Future resales of our ordinary shares and/or Clarivate warrants may cause the market price of our securities to drop significantly, even if our business is doing well.
Onex, Baring and other parties have been granted rights pursuant to the Registration Rights Agreement to require us to register, in certain circumstances, the resale under the Securities Act of ordinary shares of us or Clarivate warrants held by them, subject to certain conditions. The sale or possibility of sale of these ordinary shares and/or Clarivate warrants could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our ordinary shares and/or Clarivate warrants.
We may issue additional ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Clarivate’s ordinary shares.
We have warrants outstanding to purchase an aggregate of approximately 52.7 million ordinary shares, and approximately 20.9 million compensatory options issued to Camelot’s management (based on the number of options to purchase Company ordinary shares outstanding as of December 31, 2019). In addition, certain of our current and former employees and service providers hold options to purchase ordinary shares pursuant to the Clarivate Analytics Plc 2019 Incentive Award Plan. Pursuant to this plan, Clarivate may issue an aggregate of up to 60,000,000 ordinary shares, which amount may be subject to increase from time to time. In particular, there are approximately 0.3 million unissued ordinary shares underlying restricted stock units outstanding under our 2019 Incentive Award Plan as of December 31, 2019. Clarivate may also issue additional ordinary shares or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.
Our issuance of additional ordinary shares or other equity securities of equal or senior rank would have the following effects:
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our existing shareholders’ proportionate ownership interest in us will decrease;

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the amount of cash available per share, including for payment of dividends in the future, may decrease;

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the relative voting strength of each previously outstanding ordinary share may be diminished; and

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the market price of our ordinary shares may decline.

If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your ordinary shares. You will likely experience further dilution if we issue ordinary shares in future financing transactions or upon exercise of options or vesting of other equity awards.
The public offering price in this offering will be substantially higher than the net tangible book value per share of our ordinary shares. Investors purchasing ordinary shares in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing ordinary shares in this offering are expected to incur immediate dilution of $24.18 per share, assuming no exercise of the option granted to the underwriters to purchase up to 3,600,000 additional shares in connection with the offering. To the extent outstanding options are exercised or other equity awards vest, there will be further dilution to new investors. As a result of the dilution to investors purchasing ordinary shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”
You may face difficulties in protecting your interests as a shareholder, as Jersey law provides substantially less protection when compared to the laws of the United States.
We are incorporated under Jersey law. The rights of holders of ordinary shares are governed by Jersey law, including the provisions of the Companies (Jersey) Law 1991, as amended (the “Jersey Companies Law”), and by our articles of association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations.
It may be difficult to enforce a U.S. judgment against us or our directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.
A number of our directors and executive officers are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. See “Description of Share Capital — Enforcement of Civil Liabilities.” Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:
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our ability to make, consummate and integrate acquisitions, including the DRG Acquisition, and realize any expected benefits or effects of any acquisitions or the timing, final purchase price, costs associated with achieving synergies or integration or consummation of any acquisitions, including the DRG Acquisition;

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any change in DRG’s actual, audited results for the fiscal year ended December 31, 2019 as compared with DRG’s preliminary and unaudited results contained in this prospectus;

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our ability to compete in the highly competitive markets in which we operate, and potential adverse effects of this competition;

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our ability to maintain revenues if our products and services do not achieve and maintain broad market acceptance, or if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements;

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our ability to maintain our business and customer relationships if our products or services experience design defects, errors, failures or delays;

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uncertainty, downturns and changes in the markets we serve;

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our ability to achieve all expected benefits from the items reflected in the adjustments included in Standalone Adjusted EBITDA, a non-GAAP measure;

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our ability to achieve operational cost improvements and other anticipated benefits of the 2019 Transaction;

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our dependence on third parties, including public sources, for data, information and other services;

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increased accessibility to free or relatively inexpensive information sources;

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our ability to maintain high annual revenue renewal rates as recurring subscription-based arrangements generate a significant percentage of our revenues;

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the reputation of our brands and our ability to remain a trusted source of high-quality content, analytics services and workflow solutions;

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any significant disruptions or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity;

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our reliance on our own and third-party telecommunications, data centers and network systems, as well as the Internet;

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our recent implementation of a new enterprise resource planning system;

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potential liability for content contained in our products and services;

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exchange rate fluctuations and volatility in global currency markets;

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potential adverse tax consequences resulting from the international scope of our operations, corporate structure and financing structure;

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U.S. tax legislation enacted in 2017, which could materially adversely affect our financial condition, results of operations and cash flows;

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increased risks resulting from our international operations;

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our ability to comply with various trade restrictions, such as sanctions and export controls, resulting from our international operations;

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our ability to comply with the anti-corruption laws of the United States and various international jurisdictions;

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the United Kingdom’s withdrawal from the EU;

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fraudulent or unpermitted data access, cyber-security attacks, or other privacy breaches;

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risks related to our international operations;

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government and agency demand for our products and services and our ability to comply with government contracting regulations;

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changes in legislation and regulation, which may impact how we provide products and services and how we collect and use information, particularly relating to the use of personal data;

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actions by governments that restrict access to our platform in their countries;

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potentially inadequate protection of intellectual property rights;

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potential intellectual property infringement claims;

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our ability to attract, motivate and retain qualified employees, including members of our senior management team;

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our ability to operate in a litigious environment;

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the material weakness in our internal controls identified as of December 31, 2018;

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our potential need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets;

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our ability to make timely and accurate financial disclosure and maintain effective systems of internal controls;

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consequences of the long selling cycle to secure new contracts for certain of our products and services;

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our substantial indebtedness, which could adversely affect our financial condition, limit our ability to raise additional capital to fund our operations and prevent us from fulfilling our obligations under our indebtedness;

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our status as a foreign private issuer, emerging growth company and holding company; and

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other factors beyond our control.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS
We expect to receive approximately $469.1 million in net proceeds (or approximately $539.7 million if the underwriters exercise in full their option to purchase additional shares) from the sale of ordinary shares we are offering hereby, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds to fund a portion of the cash consideration for the DRG Acquisition and to pay related fees and expenses. This offering is not conditioned on consummation of the DRG Acquisition. Pending closing of the DRG Acquisition, we intend to invest the net proceeds in short-term U.S. Treasury securities. If the DRG Acquisition is not consummated for any reason, we intend to use the net proceeds to repay outstanding indebtedness.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2019 on:
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a historical basis;

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an adjusted basis to give effect to the Refinancing Transactions completed prior to this offering and application of the net proceeds therefrom; and

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an as further adjusted basis to give effect to this offering and the use of the net proceeds therefrom to finance the DRG Acquisition and to pay related fees and expenses, assuming the remainder of the cash portion of the consideration for the DRG Acquisition is financed through the incurrence of additional indebtedness. The “As Further Adjusted” column is included for illustrative purposes and does not reflect the full impact of the completion of this offering and the application of the net proceeds therefrom as forth under “Use of Proceeds” or the DRG Acquisition on our cash and cash equivalents or capitalization as of September 30, 2019. See footnote (8) in the following table for more information.

This table should be read in conjunction with our consolidated financial statements, including the notes thereto, and our unaudited condensed consolidated financial statements, each included elsewhere in this prospectus, and with “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	As of September 30, 2019
	Historical	As Adjusted	As Further Adjusted(8)
	(thousands)
Cash and cash equivalents(1)	$88,812	$99,705	$99,705
Debt:
Prior Credit Facilities:
Prior Revolving Credit Facility	—	—	—
Prior Term Loan Facility	842,484	—	—
Prior Notes	500,000	—	—
Credit Facilities:(2)
Revolving Credit Facility(3)	—	—	—
Term Loan Facility(4)	—	900,000	900,000
2026 Notes(5)	—	700,000	700,000
Additional Indebtedness(6)	—	—	484,193
Total debt outstanding, including current portion	1,342,484	1,600,000	2,084,913
Total shareholders’ equity(7)	$1,372,507	$1,437,107	$1,906,255
Total capitalization	$2,714,991	$3,037,107	$3,991,168

(1)
The increase in cash and cash equivalents on an adjusted basis consists of cash to the balance sheet in connection with the Refinancing Transactions, offset by (a) fees related to the Refinancing Transactions, and (b) the $200.0 million payment under the TRA Buyout Agreement made on November 7, 2019. Until the DRG Acquisition is consummated, or if we do not consummate the DRG Acquisition for any reason, our cash and cash equivalents on an as further adjusted basis would be increased by the amount of net proceeds we receive in this offering, pending our intended use of such net proceeds in the manner described under “Use of Proceeds.”

(2)
The Credit Facilities consist of  (a) the $250.0 million Revolving Credit Facility with a 5-year maturity and (b) the $900.0 million Term Loan Facility with a 7-year maturity.

(3)
The Revolving Credit Facility was undrawn at the closing of the Refinancing Transactions. As of January 31, 2020, there was $65.0 million drawn under the Revolving Credit Facility, which is not reflected in the “As Adjusted” or “As Further Adjusted” columns.

(4)
Amount excludes estimated original issue discount and deferred financing costs.

(5)
Reflects aggregate principal amount of 2026 Notes and excludes deferred financing costs.

(6)
The amount shown above assumes our incurrence of an aggregate principal amount of additional indebtedness that we believe will result in net proceeds to us in an amount sufficient to finance the remainder of the cash consideration of the DRG Acquisition, including the payment of related fees and expenses, but excluding deferred financing costs. Such amounts are shown for illustrative purposes and are subject to change. After giving effect to our receipt of approximately $469.1 million of net proceeds in this offering, assuming no exercise of the underwriters’ option to purchase additional shares, we expect to incur approximately $484.9 million of additional indebtedness in connection with the DRG Financing Transactions. See footnote (8) below for more information. Our financing plans are subject to change at our discretion; actual fees and expenses may also vary from our current estimates. If we do not consummate the DRG Acquisition for any reason, we will repay any such additional indebtedness to the extent it has been incurred.

(7)
The increase in adjusted total shareholder’s equity represents a contribution to equity resulting from a decrease in liabilities of  $264.6 million offset by the $200.0 million payment under the TRA Buyout Agreement and termination of the Tax Receivable Agreement. The increase in total shareholder’s equity on an as further adjusted basis represents the increase in net proceeds as a result of this offering.

(8)
The “As Further Adjusted” column does not reflect (i) any potential impact on our cash and cash equivalents as of September 30, 2019, or (ii) the full impact on our capitalization as of September 30, 2019, in each case, that would result from the completion of this offering and the application of the net proceeds therefrom as set forth under “Use of Proceeds” and the completion of the DRG Acquisition, and is included for illustrative purposes only. In particular, it assumes our incurrence of an aggregate principal amount of additional indebtedness that will result in net proceeds to us in an amount sufficient to finance the remainder of the cash consideration of the DRG Acquisition not obtained from this offering and to pay related fees and expenses, and does not reflect (i) the issuance of up to 2,895,638 ordinary shares as consideration to finance the DRG Acquisition, which issuance will be deferred until the one-year anniversary of the closing date of the DRG Acquisition, if consummated, and which number of ordinary shares is subject to adjustment pending the resolution of certain unresolved claims of DRG, if any, (ii) the fair value of DRG’s assets and liabilities to be acquired in the DRG Acquisition or (iii) other adjustments that may occur as a result of the DRG Acquisition.

DILUTION
If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and the as adjusted net tangible book value per ordinary share after this offering.
At September 30, 2019, we had a net tangible book value of  $(1,765) million, corresponding to a net tangible book value of  $(5.77) per ordinary share. Net tangible book value per share represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by 306,050,763, the total number of our ordinary shares issued and outstanding at September 30, 2019.
After giving effect to the sale by us of 24,000,000 ordinary shares offered by us in the offering at the public offering price of  $20.25 per ordinary share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value estimated at September 30, 2019 would have been approximately $(1,296) million, representing $(3.93) per ordinary share. This represents an immediate increase in net tangible book value of  $1.84 per ordinary share to existing shareholders and an immediate dilution in net tangible book value of  $24.18 per ordinary share to new investors purchasing ordinary shares in this offering. Dilution for this purpose represents the difference between the price per ordinary share paid by these purchasers and as adjusted net tangible book value per ordinary share immediately after the completion of the offering.
The following table illustrates this dilution to new investors purchasing ordinary shares in the offering at September 30, 2019 (after giving effect to the sale of ordinary shares hereby, but without reflecting any other transactions or issuances of shares subsequent to such date).
Public offering price per share		$20.25
Net tangible book value per share as of September 30, 2019	$(5.77)
Increase per share attributable to new investors purchasing shares in this offering	$1.84
As adjusted net tangible book value per share after giving effect to this offering		$(3.93)
Dilution per share to new investors at September 30, 2019		$24.18
If the underwriters fully exercise their option to purchase additional ordinary shares, the as adjusted net tangible book value after this offering would be $(1,226) million, the increase in as adjusted net tangible book value per ordinary share to existing shareholders would be $2.09 per ordinary share, and there would be an immediate dilution of  $23.92 per ordinary share to new investors purchasing ordinary shares in this offering.
The above discussion and table are based on our actual ordinary shares outstanding as of September 30, 2019 and excludes certain ordinary shares (i) issuable upon the exercise of options outstanding under our 2019 Incentive Award Plan, (ii) underlying restricted stock units that were granted under our 2019 Incentive Award Plan, (iii) issuable upon the exercise of outstanding warrants and (iv) issuable as Merger Shares under the Sponsor Agreement. To the extent that these shares are issued, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities may result in further dilution to our shareholders.

DIVIDENDS AND DIVIDEND POLICY
We presently intend to retain our earnings for use in business operations and, accordingly, we do not anticipate that our board of directors will declare dividends in the foreseeable future. In addition, the terms of the Credit Facilities and the 2026 Notes include restrictions that may impact our ability to pay dividends.
Holders of our ordinary shares are entitled to receive dividends proportionately when, as and if declared by our board of directors, subject to Jersey Companies Law solvency requirements, as well as restrictions in the agreements governing our indebtedness.
Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, distributable reserves, contractual restrictions, restrictions imposed by applicable law and other factors our board deem relevant.

SELECTED HISTORICAL FINANCIAL INFORMATION
The following selected historical financial information of Clarivate as of and for the years ended December 31, 2018 and 2017, has been prepared in accordance with GAAP and has been derived from the audited consolidated financial statements of Clarivate Analytics Plc (formerly known as Camelot Holdings (Jersey) Limited) included elsewhere in this prospectus. The selected historical financial information for the nine months ended September 30, 2019 and 2018, and as of September 30, 2019 has been prepared in accordance with GAAP and has been derived from Clarivate’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus, except for balance sheet information as of September 30, 2018 which has been derived from Clarivate’s accounting records. In the opinion of management, such unaudited financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2017	2019	2018
	(audited)		(unaudited)
	(in millions except share and per share data)
Revenues, net	$968.5	$917.6	$719.3	$723.2
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(396.5)	(394.2)	(264.0)	(301.2)
Selling, general and administrative costs, excluding depreciation and amortization	(369.4)	(343.1)	(280.8)	(280.6)
Share-based compensation expense	(13.7)	(17.7)	(46.7)	(10.7)
Depreciation	(9.4)	(7.0)	(6.5)	(7.9)
Amortization	(227.8)	(221.5)	(138.7)	(171.9)
Transaction expenses	(2.5)	(2.2)	(42.1)	(0.6)
Transition, integration and other related expenses	(61.3)	(78.7)	(9.8)	(51.3)
Legal settlement	—	—	39.4	—
Other operating income (expense), net	6.4	(0.2)	3.2	1.8
Total operating expenses	(1,074.2)	(1,064.6)	(746.0)	(822.4)
Loss from operations	(105.7)	(147.0)	(26.7)	(99.2)
Interest expense	(130.8)	(138.2)	(93.9)	(95.9)
Loss before income tax	(236.5)	(285.2)	(120.6)	(195.1)
Benefit (Provision) for income taxes	(5.7)	21.3	(5.6)	(3.6)
Net loss	$(242.2)	$(263.9)	$(126.2)	$(198.7)
Per Share
Basic	$(1.11)	$(1.22)	$(0.48)	$(0.91)
Diluted	$(1.11)	$(1.22)	$(0.48)	$(0.91)
Weighted-average shares outstanding
Basic	217,472,870	216,848,866	262,894,388	217,450,475
Diluted	217,472,870	216,848,866	262,894,388	217,450,475
Capital expenditures	45.4	37.8	43.7	36.2
Total assets (as of period end)	3,709.7	4,005.1	3,650.3	3,780.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
Clarivate is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the September Offering and previously completed 2019 Transaction. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. This unaudited pro forma condensed combined financial information is dated as of June 30, 2019, as the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2019 have been provided to meet the timeliness requirements under Item 8.A.5 of Form 20-F. The unaudited pro forma financial information has not been updated for September 30, 2019, as that financial information has only been provided to meet the more current financial information requirement of Item 8.A.5 of Form 20-F, as the unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2019 were published on Form 6-K dated November 5, 2019.
On January 14, 2019, Churchill entered into the Merger Agreement with Clarivate, Camelot, Delaware Merger Sub and Jersey Merger Sub. On May 13, 2019, the 2019 Transaction was consummated, and Clarivate became the sole managing member of Camelot, operating and controlling all of the business and affairs of Camelot, through Camelot and its subsidiaries. Following the consummation of the 2019 Transaction on May 13, 2019, Clarivate’s ordinary shares and warrants began trading on the New York Stock Exchange. The 2019 Transaction was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting Churchill was treated as the “acquired” company for financial reporting purposes.
The 2019 Transaction has been accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Churchill was treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the 2019 Transaction was treated as the equivalent of Clarivate issuing ordinary shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized at fair value (which was consistent with carrying value), with no goodwill or other intangible assets recorded.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2019 assumes that the September Offering occurred on June 30, 2019. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 give pro forma effect to the 2019 Transaction and the September Offering as if they had been completed on January 1, 2018.
The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the 2019 Transaction and the September Offering occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. In addition, the unaudited pro forma condensed combined financial information does not reflect or give account to certain other events occurring after the periods reflected therein, including the December Offering, our acquisition of Darts-ip, our sale of the MarkMonitor™ brand protection, antipiracy and antifraud businesses, the Refinancing Transactions, the entry into the TRA Buyout Agreement or the proposed DRG Acquisition. See “Summary — Recent Developments” for additional details.
The historical financial information of Churchill was derived from the audited financial statements of Churchill for the period from June 20, 2018 (inception) through December 31, 2018, included in this prospectus, and from the unaudited financial statements of Churchill for the period from January 1, 2019 through May 13, 2019, derived from the books and records of Churchill. The historical financial information of Clarivate was derived from the audited consolidated financial statements of Clarivate (formerly known as Camelot Holdings (Jersey) Limited) as of and for the year ended December 31, 2018, included in this prospectus. The historical financial information of Clarivate was derived from the unaudited condensed consolidated financial statements of Clarivate as of and for the six months ended June 30, 2019, included in this prospectus. This information should be read together with Churchill’s and Clarivate’s (formerly known as Camelot Holdings (Jersey) Limited) respective financial statements and related notes.
Description of the 2019 Transaction
Pursuant to the Merger Agreement, the aggregate stock consideration issued by Clarivate in the 2019 Transaction was $3,052.5 million, consisting of 305,250,000 newly issued ordinary shares of Clarivate valued at $10.00 per share, subject to certain adjustments described below. Of the $3,052.5 million, the shareholders of Camelot prior to the 2019 Transaction (the “Camelot Owners”) received $2,175.0 million in the form of 217,500,000 newly issued ordinary shares of Clarivate. In addition, of the $3,052.5 million, Churchill public shareholders received $690.0 million in the form of 68,999,999 newly issued ordinary shares of Clarivate and the sponsor, including shares distributable to the founders and Garden State, received $187.5 million in the form of 17,250,000 ordinary shares of Clarivate issued to the sponsor and 1,500,000 additional ordinary shares of Clarivate issued to Michael Klein and an affiliate of Jerre Stead in respect of 1,500,000 shares of Churchill’s common stock purchased by them prior to the Delaware Merger (as further described in the Sponsor Agreement). The following represents the consideration at closing of the 2019 Transaction (the “Closing”):
(in millions)
Ordinary share issuance to Camelot Owners(1)	$2,175.0
Ordinary share issuance to Churchill public shareholders(1)	690.0
Ordinary share issuance to sponsor(1)	172.5
Additional purchase of ordinary shares by certain founders(1)(2)	15.0
Share Consideration – at Closing	$3,052.5

(1)
Value represents the price per the Merger Agreement. The closing share price on the date of the consummation of the 2019 Transaction was $13.34. As the 2019 Transaction was accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only to indicate the fair value of shares transferred.

(2)
Additional shares of Churchill common stock purchased by certain founders as set forth in Section 5(a) of the letter agreement, dated January 14, 2019, as amended, among Churchill, the Company, Clarivate, sponsor, the founders and Garden State, which amended and restated the letter agreement, dated September 6, 2018, from the sponsor to Churchill and the founders (the “Sponsor Agreement”), issued at a price of  $10.00 per share.

The value of the share consideration issuable at the Closing was assumed to be $10.00 per share. The 2019 Transaction were accounted for as a reverse recapitalization, therefore any change in Clarivate’s trading price would not impact the pro forma financial statements because Clarivate accounted for the acquisition of Churchill based on the amount of net assets acquired upon consummation. The consideration issued at the Closing as presented above does not include any warrants or management options that are described below in Note 3-“Loss Per Share” to the Unaudited Pro Forma Condensed Combined Financial Information.
The following summarizes the pro forma Clarivate ordinary shares outstanding taking into consideration actual redemptions:
	(Shares)%
Clarivate ordinary shares issued to Camelot Owners(1)	217,500,000
Total Camelot Owners ordinary shares	217,500,000	71%
Shares held by Churchill public shareholders	69,000,000
Less: public shares redeemed(2)	1
Total Churchill shares	68,999,999	23%

	(Shares)%
Sponsor shares	17,250,000
Plus: Shares purchased by certain founders immediately prior to Closing	1,500,000
Net sponsor and founder shares	18,750,000	6%
Pro Forma Shares Outstanding(3)	305,249,999	100%

(1)
Shares are not adjusted for shares issued in connection with excess transaction costs incurred by Churchill.

(2)
On May 9, 2019, one share was redeemed by a Churchill public shareholder for $10.14.

(3)
Pro Forma Shares Outstanding includes the 10.6 million ordinary shares of Clarivate owned by Jerre Stead, Michael Klein and Sheryl von Blucher or their affiliated entities following the expiration of applicable lock-up restrictions but does not give effect to the 52,800,000 warrants or the additional 7,000,000 ordinary shares of Clarivate issuable as Merger Shares under the Sponsor Agreement. As of June 30, 2019, there were 25,252,934 options to purchase ordinary shares of Clarivate pursuant to the Clarivate Analytics Plc 2019 Incentive Award Plan, of which 13,768,097 are vested and 11,484,837 are unvested and have a weighted average exercise price of  $11.28. The Pro Forma Shares Outstanding do not give effect the amount of options outstanding as of June 30, 2019.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2019 and unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 and the six months ended June 30, 2019 are based on the historical financial statements of Churchill and Clarivate (formerly known as Camelot Holdings (Jersey) Limited). The unaudited pro forma adjustments are based on information currently available. Assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. Certain amounts that appear in this section may not sum due to rounding.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(In thousands)
	As of June 30, 2019 Clarivate (Historical)	Pro Forma Adjustments (Note 2)		As of June 30, 2019 Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$43,063	$(4,250)	(I)	$38,813
Restricted cash	9	—		9
Accounts receivable, net of allowance for doubtful accounts	270,584	—		270,584
Prepaid expenses	39,238	—		39,238
Other current assets	12,577	—		12,577
Total Current Assets	365,471	(4,250)		361,221
Computer hardware and other property, net	18,490	—		18,490
Other intangible assets, net	1,884,521	—		1,884,521
Goodwill	1,282,842	—		1,282,842
Other non-current assets	23,890	—		23,890
Deferred income taxes	18,072	—		18,072
Operating lease right-of-use assets	94,950	—		94,950
Total Assets	$3,688,236	$(4,250)		$3,683,986
Current liabilities
Accounts payable	$30,396	$—		$30,396
Accrued expenses and other current liabilities	126,881	—		126,881
Current portion of deferred revenue	404,753	—		404,753
Current portion of long-term debt	15,345	—		15,345
Current portion of operating lease liabilities	24,980	—		24,980
Total Current Liabilities	602,355	—		602,355
Long-term debt	1,307,919	—		1,307,919
Tax Receivable Agreement	264,600	—		264,600
Non-current portion of deferred revenues	22,236	—		22,236
Other non-current liabilities	19,719	—		19,719
Deferred income taxes	42,582	—		42,582
Operating lease liabilities	72,171	—		72,171
Total Liabilities	2,331,582			2,331,582
Shareholders’ Equity
Ordinary shares of Clarivate	2,128,209	105	(A)	2,128,314
Accumulated other comprehensive income/(loss)	(2,273)			(2,273)
Accumulated deficit	(769,282)	(105)	(A)	(773,637)
		(4,250)	(I)
Total Shareholders’ Equity	1,356,654	(4,250)		1,352,404
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,688,236	$(4,250)		$3,683,986
See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
	Year Ended December 31, 2018 Clarivate (Historical)	For the Period from June 20, 2018 (inception) to December 31, 2018 Churchill (Historical)	Pro Forma Adjustments (Note 2)		Year Ended December 31, 2018 Pro Forma Combined
Revenues, net	$968,468	$—	$—		$968,468
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	396,499	—	—		396,499
Operating costs	—	2,525	(2,525)	(B)	—
Selling, general and administrative costs, excluding depreciation and amortization	369,377	—			369,377
Share-based compensation expense	13,715	—	—		13,715
Depreciation	9,422	—	—		9,422
Amortization	227,803	—	—		227,803
Transaction expenses	2,457	—	(364)	(C)	2,093
Transition, integration and other	61,282	—	—		61,282
Other operating expense (income)	(6,379)	—	—		(6,379)
Total operating expenses	1,074,176	2,525	(2,889)		1,073,812
Loss from operations	(105,708)	(2,525)	2,889		(105,344)
Other income:
Interest income	—	4,513	(4,513)	(B)	—
Interest expense, net	(130,805)	—	36,927	(D)	(93,878)
Unrealized gain on marketable securities held in Trust Account	—	62	(62)	(B)	—
Other income, net	(130,805)	4,575	32,352		(93,878)
Income/(loss) before income tax	(236,513)	2,050	35,241		(199,222)
Benefit (provision) for income tax(1)	(5,649)	(808)	808	(B)	(5,649)
Net income (loss)	$(242,162)	$1,242	$36,049		$(204,871)
Per share:
Basic and diluted net loss per common share(2)	$(1.11)	$(0.13)			$(0.67)
Weighted average shares outstanding, basic and diluted(2)	217,472,870	17,706,822			305,249,999

(1)
The pro forma statement of operations adjustments do not have an income tax effect due to the pro forma net loss position and existing valuation allowance.

(2)
See Note 3 — “Loss per Share” for calculation of pro forma basic and diluted net loss per common share.

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
	Six Months Ended June 30, 2019 Clarivate (Historical)	For the period from January 1, 2019 to May 13, 2019 Churchill (Historical)	Pro Forma Adjustments (Note 2)		Six Months Ended June 30, 2019 Pro Forma Combined
Revenues, net	$476,334	$—	$—		$476,334
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	176,896	—	—		176,896
Operating costs	—	18,261	(18,261)	(E)	—
Selling, general and administrative costs, excluding depreciation and amortization	184,749	—	—		184,749
Share-based compensation expense	37,108	—	(25,013)	(H)	12,095
Depreciation	4,182	—	—		4,182
Amortization	97,038	—	—		97,038
Transaction expenses	33,428	—	(31,071)	(F)	2,357
Transition, integration and other	6,423	—	—		6,423
Other operating expense (income)	(990)	—	—		(990)
Total operating expenses	538,834	18,261	(74,345)		482,750
Loss from operations	(62,500)	(18,261)	74,345		(6,416)
Other income:
Interest expense, net	(70,569)	—	14,544	(G)	(46,901)
			9,124	(J)
Interest income	—	5,461	(5,461)	(E)	—
Other income, net	(70,569)	5,461	18,207		(46,901)
Income/(loss) before income tax	(133,069)	(12,800)	92,552		(53,317)
Benefit (provision) for income tax(1)	(3,952)	(1,047)	1,047	(E)	(3,952)
Net income (loss)	$(137,021)	$(13,847)	$93,599		$(57,269)
Per share:
Basic and diluted net loss per common share(2)	$(0.57)	$(0.89)			$(0.19)
Weighted average shares outstanding, basic and diluted(2)	241,275,061	20,080,634			305,249,999

(1)
The pro forma statement of operations adjustments do not have an income tax effect due to the pro forma net loss position and existing valuation allowance.

(2)
See Note 3 — “Loss per Share” for calculation of pro forma basic and diluted net loss per common share.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.   Basis of Presentation
The 2019 Transaction was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Churchill was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Camelot Owners being the majority shareholders and holding majority voting power in the combined company, Camelot’s senior management comprising the majority of the senior management of the combined company, and the ongoing operations of Camelot comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the 2019 Transaction was treated as the equivalent of Clarivate issuing ordinary shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination are those of Camelot.
The unaudited pro forma condensed combined balance sheet as of June 30, 2019 assumes that the September Offering occurred on June 30, 2019. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 present the pro forma effect of the 2019 Transaction and the September Offering as if they had been completed on January 1, 2018. These periods are presented on the basis of Camelot as the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of June 30, 2019 has been prepared using and should be read in conjunction with the following:
•
Clarivate’s unaudited condensed consolidated balance sheet as of June 30, 2019 and the related notes, included in this prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 has been prepared using and should be read in conjunction with the following:
•
Clarivate’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2019 and the related notes, included in this prospectus.

•
Churchill’s unaudited statement of operations for the period from January 1, 2019 through May 13, 2019, derived from the books and records of Churchill.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 has been prepared using and should be read in conjunction with the following:
•
Churchill’s audited statement of operations for the period from June 20, 2018 (inception) through December 31, 2018 and the related notes, included in this prospectus; and

•
Clarivate’s (formerly known as Camelot Holdings (Jersey) Limited) audited consolidated statement of operations for the year ended December 31, 2018 and the related notes, included in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the 2019 Transaction.
The pro forma adjustments reflecting the consummation of the 2019 Transaction and the September Offering are based on certain currently available information and certain assumptions and methodologies that Clarivate believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Churchill believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the consummation of the 2019 Transaction and the September Offering based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the 2019 Transaction or the September Offering taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the financial statements and notes thereto of each of Churchill and Clarivate (formerly known as Camelot Holdings (Jersey) Limited) included elsewhere in this prospectus.
2.   Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the 2019 Transaction and the September Offering and has been prepared for informational purposes only.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the 2019 Transaction and the September Offering, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the combined company. Camelot and Churchill did not have any historical relationship prior to the 2019 Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Clarivate’s shares outstanding, assuming the 2019 Transaction and the September Offering occurred on January 1, 2018.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2019
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2019 are as follows:
(A)
As a part of the September Offering, there was a removal of share price targets and time-based vesting conditions on the founder shares and private placement warrants, which caused a compensatory event. This adjustment is reflected in ordinary shares and accumulated deficit of Clarivate.

(I)
Reflects adjustment related to the payment of anticipated transaction costs related to the September Offering by Clarivate including, but not limited to, advisory services, legal fees and registration fees.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2018
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 are as follows:
(B)
Reflects the elimination of Churchill historical operating costs, interest income and unrealized gain on the trust account and related tax impacts that would not have been incurred had the 2019 Transaction been consummated on January 1, 2018.

(C)
Elimination of transaction expenses related to the 2019 Transaction incurred in the year ended December 31, 2018.

(D)
Reflects the reduction in interest expense related to the paydown of the Prior Term Loan Facility and the Prior Revolving Credit Facility related to the 2019 Transaction.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2019
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 are as follows:
(E)
Reflects the elimination of Churchill historical operating costs, interest income and unrealized gain on the trust account and related tax impacts that would not have been incurred had the 2019 Transaction been consummated on January 1, 2018.

(F)
Elimination of transaction expenses related to the 2019 Transaction incurred in the six months ended June 30, 2019.

(G)
Reflects the reduction in interest expense related to the paydown of the Prior Term Loan Facility and the Prior Revolving Credit Facility related to the 2019 Transaction.

(H)
Elimination of share-based compensation expenses related to the 2019 Transaction incurred in the six months ended June 30, 2019.

(J)
Reflects elimination of a write-down of debt issuance costs and debt discount related to the paydown of the Prior Term Loan Facility in the six months ended June 30, 2019.

3.   Loss per Share
Represents the net loss per share calculated using the historical weighted average ordinary shares of Clarivate and the issuance of additional ordinary shares in connection with the 2019 Transaction, assuming the ordinary shares were outstanding since January 1, 2018. As the 2019 Transaction, including related proposed equity purchases, are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average ordinary shares outstanding for basic and diluted net income (loss) per ordinary share assumes that the ordinary shares issuable in connection with the 2019 Transaction have been outstanding for the entire period presented.
(Net loss presented in thousands of dollars)
Pro Forma Basic and Diluted Loss Per Share	Six Months Ended June 30, 2019
Pro Forma net loss attributable to shareholders	$(57,269)
Weighted average ordinary shares outstanding, basic and diluted	305,249,999
Basic and diluted net loss per ordinary share	$(0.19)
(Net loss presented in thousands of dollars)
Pro Forma Basic and Diluted Loss Per Share	Year Ended December 31, 2018
Pro Forma net loss attributable to shareholders	$(204,871)
Weighted average ordinary shares outstanding, basic and diluted	305,249,999
Basic and diluted net loss per ordinary share	$(0.67)
Pro Forma Weighted Average Shares – Basic and Diluted
Clarivate ordinary shares issued to Camelot Owners	217,500,000
Total Clarivate ordinary shares issued to the sponsor and the founders	18,750,000
Clarivate ordinary shares issued to current Churchill public shareholders	68,999,999
Pro Forma Weighted Average Ordinary Shares – Basic and Diluted	305,249,999

As a result of the pro forma net loss, the loss per share amounts exclude the anti-dilutive impact of the following:
•
The 34,500,000 warrants sold during the Churchill IPO converted in the Mergers into warrants to purchase up to a total of 34,500,000 Clarivate ordinary shares, which are exercisable at $11.50 per share;

•
The 18,300,000 private placement warrants sold concurrently with the Churchill IPO converted in the Mergers into warrants to purchase up to a total of 18,300,000 Clarivate ordinary shares. Approximately 18,087,826 of these private placement warrants are held by the sponsor, and available for distribution to certain founders and Garden State, exercisable at $11.50 per share;

•
The 7,000,000 issued ordinary shares of Clarivate to be allotted and issued to the persons designated by Jerre Stead or Michael Klein (Mr. Stead with the ability to allocate 4,000,000 of these ordinary shares, and Mr. Klein with the ability to allocate 3,000,000 of these ordinary shares, or, in the event of death or incapacity of either, by his respective successor) on or after June 1, 2020 and prior to December 31, 2020;

•
As of June 30, 2019, there were 25,252,934 options to purchase ordinary shares of Clarivate pursuant to the Clarivate Analytics Plc 2019 Incentive Award Plan, of which 13,768,097 are vested and 11,484,837 are unvested and have a weighted average exercise price of  $11.28, after giving effect to the adjustment to exercise prices of the management options of Camelot in connection with the Tax Receivable Agreement; and

•
As of December 31, 2018, there were 24,524,698 options to purchase ordinary shares of Clarivate pursuant to the Clarivate Analytics Plc 2019 Incentive Award Plan, of which 6,655,037 are vested and 17,869,661 are unvested and have weighted average exercise prices of  $10.85 and $11.08, respectively, after giving effect to the adjustment to exercise prices of the management options of Camelot in connection with the Tax Receivable Agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Financial Information” and our audited and unaudited consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. Certain statements in this section are forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Certain income statement amounts discussed herein are presented on an actual and on a constant currency basis. We calculate constant currency by converting the non-U.S. dollar income statement balances for the most current year to U.S. dollars by applying the average exchange rates of the preceding year. Certain amounts that appear in this section may not sum due to rounding.
Overview
We offer a collection of high quality, market leading information and analytic products and solutions through our Science and Intellectual Property (“IP”) Product Groups. Our Science Product Group consists of our Web of Science and Life Science Product Lines, and our IP Product Group consists of our Derwent, CompuMark and MarkMonitor Product Lines. Our highly curated Web of Science products are offered primarily to universities, helping them navigate scientific literature, facilitate research and evaluate and measure the quality of researchers, institutions and scientific journals across various academic disciplines. Our Life Sciences Product Line offerings serve the content and analytical needs of pharmaceutical and biotechnology companies across the drug development lifecycle, including content on discovery and pre-clinical research, competitive intelligence, regulatory information and clinical trials. Our Derwent Product Line offerings help patent and legal professionals in R&D intensive businesses evaluate the novelty and patentability of new ideas and products to help protect and research trademarks. Our CompuMark products and services allow businesses and legal professionals to access our comprehensive trademark database. Finally, our MarkMonitor offerings include enterprise web domain portfolio management products and services.
Factors Affecting the Comparability of Our Results of Operations
The following factors have affected the comparability of our results of operations between the periods presented in this prospectus and may affect the comparability of our results of operations in future periods.
2016 Transaction and Transition to Operations as a Standalone Business
Our Company is the result of an October 2016 acquisition, by Onex and Baring, of certain direct and indirect subsidiaries and assets comprising the intellectual property and science business of Thomson Reuters for approximately $3.6 billion.
Transition Services Agreement
At the time of the 2016 Transaction, we entered into a Transition Services Agreement with Thomson Reuters, pursuant to which Thomson Reuters provided us with certain transitional support services, including facilities management, human resources, accounting and finance, sourcing, sales and marketing and other back office services, and continues to provide us with certain data center services. As of the date of this prospectus, we have replaced substantially all Transition Services Agreement services by building up comparable internal functions during the course of 2017 and 2018, though we continue to rely to a limited extent on certain Thomson Reuters data center services until we complete our product migration to either Amazon Web Services, or our own systems. Pursuant to the Transition Services Agreement, we pay Thomson Reuters a fee based on Thomson Reuters’ historical allocation for such services to our business when it was owned by Thomson Reuters. These Transition Services Agreement fees amounted to $10.5 million, $55.8 million and $89.9 million in the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, respectively. Our standalone operating costs have differed substantially from the historical costs of services under the Transition Services Agreement and may differ substantially in the future, which may impact the comparability of our results of operations between the periods presented in this prospectus and with those for future periods.
Purchase Accounting Impact of the 2016 Transaction
In addition, purchase accounting adjustments related to the 2016 Transaction included a revaluation of deferred revenues to account for the difference in value between the customer advances retained by us upon the consummation of the 2016 Transaction and our outstanding performance obligations related to those advances. The difference in value is written down as an adjustment to revenues as the related performance obligations, which cannot be recognized as revenues under GAAP, are fulfilled. This resulted in negative adjustments to revenues of  $3.2 million and $49.7 million in the years ended December 31, 2018 and 2017, respectively. As of September 30, 2019, the relevant performance obligations have been substantially fulfilled and the valuation difference has been substantially written down. As a result, our consolidated revenues and margins are not comparable between the periods presented in this prospectus and may not be comparable with those for future periods. To facilitate comparability between periods we present Adjusted Revenues in this prospectus to eliminate, among other things, the impact of the deferred revenues adjustment. See “— Certain Non-GAAP Measures — Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues.”
The 2019 Transaction
In January 2019, we entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 26, 2019, and Amendment No. 2 to the Agreement and Plan of Merger, dated March 29, 2019, the “Merger Agreement”) by and among Churchill, Clarivate Delaware Merger Sub, Jersey Merger Sub, and the Company, which, among other things, provided for (i) Jersey Merger Sub to be merged with and into the Company with the Company being the surviving company in the merger (the “Jersey Merger”) and (ii) Delaware Merger Sub to be merged with and into Churchill with Churchill being the surviving corporation in the merger (the “Delaware Merger”, and together with the Jersey Merger the “Mergers” and the Mergers, together with the other transactions contemplated by the Merger Agreement, the “2019 Transaction”). The 2019 Transaction closed on May 13, 2019. Upon the consummation of the 2019 Transaction, our available cash increased by approximately $682.1 million, of which $650.0 million was applied to pay down our existing debt and the remainder was used to pay costs related to the 2019 Transaction and for general corporate purposes.
Following the consummation of the 2019 Transaction, our ordinary shares and warrants began trading on the NYSE and NYSE American, respectively. Our filings with the SEC and listing on the NYSE have required us to develop the functions and resources necessary to operate as a public company, including employee-related costs and equity compensation, which have resulted in increased operating expenses, which we estimate to be approximately $6.6 million per year.
Agreement to Acquire Decision Resources Group
On January 17, 2020, we entered into the DRG Agreement and certain other agreements to acquire Decision Resources Group, a premier provider of high-value data, analytics and insights products and services to the healthcare industry, from Piramal Enterprises Limited, which is a part of global business conglomerate Piramal Group.
The aggregate consideration to be paid in connection with the closing of the DRG Acquisition is expected to be approximately $950 million, comprised of  $900 million in cash payable on the closing date and approximately $50 million in Clarivate ordinary shares to be issued to Piramal Enterprises Limited following the one-year anniversary of closing. We expect the DRG Acquisition to close in the first quarter of 2020, subject to customary closing conditions and regulatory approvals which include approval by the shareholders of Piramal Enterprises Limited.
We expect the DRG Acquisition to be accretive to our earnings in 2020 with opportunities for significant revenues and cost synergies. DRG generated $207 million of revenues in 2019, as compared with $189 million of revenues in 2018 (representing approximately 9% growth). In 2019, DRG also had a net loss of  $21.7 million and $47.6 million of Adjusted EBITDA. We expect to achieve cost synergies of approximately $30 million within the first 18 months after the transaction closes, which in addition to revenue synergies, is expected to drive DRG’s financial performance and expand its Adjusted EBITDA margin towards the Clarivate target of over 40%. See “Summary — Recent Developments — Reconciliation of DRG Adjusted EBITDA to Net (Loss)” for additional discussion of DRG’s Adjusted EBITDA and Adjusted EBITDA Margin, and a reconciliation of DRG’s Adjusted EBITDA to DRG’s most directly comparable GAAP measure. See “Risk Factors — We may not be able to achieve the expected benefits of the DRG Acquisition, including anticipated revenue and cost synergies, and costs associated with achieving synergies or integrating DRG may exceed our expectations.”
In connection with the DRG Acquisition, we have secured a backstop of the full amount of the $900.0 million of cash consideration payable in the form of a $950.0 million senior unsecured bridge facility commitment from affiliates of the underwriters. We intend to finance a portion of the cash consideration, subject to market conditions and other factors, with net proceeds from this offering. We anticipate that the portion of the cash consideration that is not funded through this offering will be funded through the incurrence of additional indebtedness. This offering is not conditioned upon the consummation of the DRG Acquisition, and we cannot assure you that we will consummate the DRG Acquisition on the terms described herein or at all. If the DRG Acquisition is not consummated for any reason, we intend to use the net proceeds from this offering to repay outstanding indebtedness. See “Risk Factors — We may not consummate the DRG Acquisition, and this offering is not conditioned on the consummation of the DRG Acquisition.”
Termination of Tax Receivable Agreement
Effective May 10, 2019, the Company entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with the shareholders of the Company prior to the 2019 Transaction, including Onex and Baring (the “TRA Parties”). The Tax Receivable Agreement, which was accounted for as a long-term liability for financial reporting purposes, generally would have required the Company to pay the TRA Parties 85% of the amount of cash savings, if any, realized (or, in some cases, deemed to be realized) as a result of the utilization of Covered Tax Assets (as defined in the Tax Receivable Agreement). On August 21, 2019, the Company entered into a Buyout Agreement (“TRA Buyout Agreement”), pursuant to which all future payment obligations of the Company under the Tax Receivable Agreement would terminate in exchange for a payment of  $200.0 million (the “TRA Termination Payment”), which the Company paid on November 7, 2019 with a portion of the net proceeds from the Refinancing Transactions. We believe that the termination of the Tax Receivable Agreement will significantly improve our free cash flow profile by eliminating near-term cash outflows of up to $30.0 million annually that the Company was expecting to pay starting in early 2021.
IPM Product Line Divestiture
In October 2018, we sold certain subsidiaries and assets related to our intellectual property management (IPM) Product Line for a total purchase price of  $100.1 million gross of restricted cash and cash included in normalized working capital and related adjustments, of which $31.4 million was used to satisfy our term loan obligation. As a result, we recorded a net gain on sale of  $36.1 million, inclusive of incurred transaction costs of  $3.0 million, for the year ended December 31, 2018. Our audited consolidated financial statements included elsewhere in this prospectus include the results of operations related to our divested IPM Product Line through the date of divestiture, including revenues of  $20.5 million and $31.9 million for the years ended December 31, 2018 and 2017, respectively. The divestiture did not represent a strategic shift, and is not expected to have a significant effect on our financial results or operations in future periods, although as a result our consolidated revenues and profits for the periods presented in this prospectus may not be comparable between periods or with those for future periods. To facilitate comparability between periods we present Adjusted Revenues in this prospectus to eliminate, among other things, IPM Product Line revenues for 2018 and 2017. See “— Certain Non-GAAP Measures — Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues.”

Effect of Currency Fluctuations
As a result of our geographic reach and operations across regions, we are exposed to currency transaction and currency translation impacts. Currency transaction exposure results when we generate revenues in one currency and incur expenses in another. While we seek to limit our currency transaction exposure by matching revenues and expenses, we are not always able to do so. For example, for the years ended December 31, 2018 and 2017, our revenues were denominated approximately 79% in U.S. dollars, 7% in euros, 7% in British pounds and 7% in other currencies in each of these years, while our direct expenses before depreciation and amortization, tax and interest in 2018 and 2017, were denominated approximately 70% and 73% in U.S. dollars, 9% and 8% in euros, 11% and 11% in British pounds and 10% and 8% in various other currencies, respectively.
The financial statements of our subsidiaries outside the U.S. and the UK are typically measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the balance sheet date exchange rates, while income and expense items are translated at the average monthly exchange rates. Resulting translation adjustments are recorded in Accumulated other comprehensive income (loss) on the Consolidated Balance Sheets.
Subsidiary monetary assets and liabilities that are denominated in currencies other than the functional currency are remeasured using the month-end exchange rate in effect during each fiscal month, with any related gain or loss recorded in Other operating income (expense), net within the Consolidated Statements of Operations.
We do not currently hedge our foreign currency transaction or translation exposure. As a result, significant currency fluctuations could impact the comparability of our results between periods, while such fluctuations coupled with material mismatches in revenues and expenses could also adversely impact our cash flows. See “— Quantitative and Qualitative Disclosures About Market Risk.”
Key Components of Our Results of Operations
Revenues, net
We categorize our revenues into two categories: subscription and transactional.
Subscription.   Subscription-based revenues are recurring revenues that are earned under annual, multi-year, or evergreen contracts, pursuant to which we license the right to use our products to our customers. Revenues from the sale of subscription data and analytics solutions are typically invoiced annually in advance and recognized ratably over the year as revenues are earned. Subscription revenues are driven by annual revenue renewal rates, new subscription business, price increases on existing subscription business and subscription upgrades and downgrades from recurring customers. Substantially all of our historical deferred revenues purchase accounting adjustments are related to subscription revenues.
Transactional.   Transactional revenues are earned under contracts for specific deliverables that are typically quoted on a product, data set or project basis and often derived from repeat customers, including customers that also generate subscription-based revenues. Transactional products and services are invoiced according to the terms of the contract, typically in arrears. Transactional content sales are usually delivered to the customer instantly or in a short period of time, at which time revenues are recognized. Transactional revenues also include, to a lesser extent, professional services, which are typically performed under contracts that vary in length from several months to years for multi-year projects and are typically invoiced based on the achievement of milestones. The most significant components of our transactional revenues include our “clearance searching” and “backfiles” products.
Cost of Revenues, Excluding Depreciation and Amortization
Cost of revenues consists of costs related to the production, servicing and maintenance of our products and are comprised primarily of related personnel costs, such as salaries, benefits and bonuses for employees, fees for contracted labor, and data center services and licensing costs. Cost of revenues also includes the costs to acquire or produce content, royalties payable and non-capitalized R&D expenses. Cost of revenues does not include production costs related to internally generated software, which are capitalized.

Selling, General and Administrative, Excluding Depreciation and Amortization
Selling, general and administrative costs consist primarily of salaries, benefits, commission and bonuses for the executive, finance and accounting, human resources, administrative, sales and marketing personnel, third-party professional services fees, such as legal and accounting expenses, facilities rent and utilities and technology costs associated with our corporate infrastructure.
Depreciation
Depreciation expense relates to our fixed assets, including mainly computer hardware and leasehold improvements, furniture and fixtures. These assets are depreciated over their expected useful lives, and in the case of leasehold improvements over the shorter of their useful life or the duration of the related lease.
Amortization
Amortization expense relates to our finite-lived intangible assets, including mainly databases and content, customer relationships and internally generated computer software. These assets are amortized over periods of between two and 20 years. Definite-lived intangible assets are tested for impairment when indicators are present, and, if impaired, are written down to fair value based on discounted cash flows. No impairment of intangible assets has been identified during any financial period included in our accompanying audited consolidated financial statements.
Share-based Compensation
Share-based compensation expense includes costs associated with stock options granted to and certain modifications for certain members of management and expense related to the issuance of shares in connection with the 2019 Transaction.
Transaction Expenses
Transaction expenses are incurred to complete business combination transactions, including acquisitions and disposals, and typically include advisory, legal and other professional and consulting costs.
Transition, Integration and Other Related Expenses
Transition, integration and other related expenses, including transformation expenses, mainly reflect the costs of transitioning certain activities performed under the Transition Services Agreement by Thomson Reuters and certain consulting costs related to standing up our back-office systems to enable our operation on a stand-alone basis. These costs include labor costs of full time employees currently working on migration projects, including primarily employees whose labor costs are capitalized in other circumstances (such as employees working on application development). In 2019, these costs also relate to the Company’s transition expenses incurred following the 2019 Transaction.
Legal Settlement
Legal settlement represents a net gain recorded for cash received in relation to closure of a confidential legal matter.
Other Operating Income (Expense)
Other operating income (expense) consists of gains or losses related to legal settlements and the disposal of our assets, asset impairments or write-downs and the consolidated impact of re-measurement of the assets and liabilities of our company and our subsidiaries that are denominated in currencies other than each relevant entity’s functional currency.
Interest Expense, net
Interest expense, net consists of expense related to interest on our borrowings under the Prior Term Loan Facility and the Prior Notes, the amortization and write off of debt issuance costs and original issue discount, and interest related to certain derivative instruments.

Benefit (Provision) for Income Taxes
A benefit or provision for income tax is calculated for each of the jurisdictions in which we operate. The benefit or provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The benefit or provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the book and tax bases of assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Interest accrued related to unrecognized tax benefits and income tax related penalties are included in the provision for income taxes.
Key Performance Indicators
We regularly monitor the following key performance indicators to evaluate our business and trends, measure our performance, prepare financial projections and make strategic decisions.
Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues
We present Adjusted Revenues, which excludes the impact of the deferred revenue purchase accounting adjustment (recorded in connection with the 2016 Transaction) and revenues from divestitures. We also present Adjusted Subscription Revenues and Adjusted Transactional Revenues, which exclude the revenues from divestitures. We present these measures because we believe it is useful to readers to better understand the underlying trends in our operations. See “— Certain Non-GAAP Measures — Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues” below for important information on the limitations of adjusted revenues and their reconciliation to the respective revenues measures under U.S. GAAP.
Adjusted EBITDA
Adjusted EBITDA is presented because it is a basis upon which our management assesses our performance and we believe it is useful for investors to understand the underlying trends of our operations. See “— Certain Non-GAAP Measures — Adjusted EBITDA” for important information on the limitations of Adjusted EBITDA and its reconciliation to our Net income (loss) under U.S. GAAP. Adjusted EBITDA represents net income (loss) before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from divestitures), losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains/(losses), costs associated with the Transition Services Agreement, dated July 10, 2016, between Thomson Reuters US LLC and Camelot UK Bidco Limited, a wholly-owned subsidiary of the Company (the “Transition Services Agreement”), which we entered into in connection with the 2016 Transaction, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, merger related costs from the 2019 Transaction, non-cash income/(loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash, legal settlements and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period.
Annualized Contract Value
Annualized Contract Value (“ACV”), at a given point in time, represents the annualized value for the next 12 months of subscription-based client license agreements, assuming that all license agreements that come up for renewal during that period are renewed. License agreements may cover more than one product and the standard subscription period for each license agreement typically runs for no less than 12 months. The renewal period for our subscriptions starts 90 days before the end of the current subscription period, during which customers must provide notice of whether they intend to renew or cancel the license agreement.

An initial subscription period for new customers may be for a term of less than 12 months, in certain circumstances. Some of our customers, however, opt to enter into a full 12-month initial subscription period, resulting in renewal periods spread throughout the calendar year. Customers that license more than one subscription-based product may, at any point during the renewal period, provide notice of their intent to renew only certain subscriptions within the license agreement and cancel other subscriptions, which we typically refer to as a downgrade. In other instances, customers may upgrade their license agreements by adding additional subscription-based products to the original agreement. Our calculation of ACV includes the impact of downgrades, upgrades, price increases and cancellations that have occurred as of the reporting period. For avoidance of doubt, ACV does not include fees associated with transactional revenues.
We monitor ACV because it represents a leading indicator of the potential subscription revenues that may be generated from our existing customer base over the upcoming 12-month period. Measurement of subscription revenues as a key operating metric is particularly relevant because a majority of our revenues are generated through subscription-based products, which accounted for 82.9% and 82.5% in each of the nine month periods ended September 30, 2019 and 2018. We calculate and monitor ACV (excluding the IPM Product Line, which we sold in October 2018, from the first quarter of 2018), as part of our evaluation of our business and trends.
The amount of actual subscription revenues that we earn over any 12-month period are likely to differ from ACV at the beginning of that period, sometimes significantly. This may occur for numerous reasons, including subsequent changes in our revenue renewal rates, license agreement cancellations, upgrades and downgrades, and acquisitions and divestitures.
We calculate the ACV on a constant currency basis to exclude the effect of foreign currency fluctuations.
The following table presents ACV as of the dates indicated:
	December 31,		Variance		September 30,		Variance
	2018	2017	$	%	2019	2018	$	%
	(in millions, except percentages)
Annualized Contract Value	$767.0	$737.5	$29.5	4%	$788.7	$759.4	$29.3	3.9%
Annual Revenue Renewal Rates
Our revenues are primarily subscription based, which leads to high revenue predictability. Our ability to retain existing subscription customers is a key performance indicator that helps explain the evolution of our historical results and is a leading indicator of our revenues and cash flows for the subsequent reporting period.
“Revenue renewal rate” is the metric we use to determine renewal levels by existing customers across our Groups, and is a leading indicator of renewal trends, which impact the evolution of our ACV and results of operations. We calculate the revenue renewal rate for a given year-to-date period by dividing (a) the dollar value of existing subscription product license agreements that are renewed during that period, including the value of any product downgrades, by (b) the dollar value of existing subscription product license agreements that come up for renewal in that period. “Open renewals,” which we define as existing subscription product license agreements that come up for renewal, but are neither renewed nor canceled by customers during the applicable reposting period, are excluded from both the numerator and denominator of the calculation. We calculate the revenue renewal rate to reflect the value of product downgrades but not the value of product upgrades upon renewal, because upgrades reflect the purchase of additional services.
The impact of upgrades, new subscriptions and product price increases is reflected in ACV, but not in revenue renewal rates. Our revenue renewal rates were 90.6% and 91.7% (which for the avoidance of doubt, does not reflect the impact of upgrades, new subscriptions or product price increases) for the nine months ended September 30, 2019 and 2018, respectively.

Results of Operations
The following table presents the results of operations for the three months ended September 30, 2019 and 2018:
	Three Months Ended September 30,		Variance Increase/ (Decrease)
	2019	2018	$	%
	unaudited (in millions, except percentages)
Revenues, net	$243.0	$242.9	0.1	—%
Cost of revenues, excluding depreciation and amortization	(87.1)	(94.0)	(6.9)	(7.3)%
Selling, general and administrative costs, excluding depreciation and amortization	(96.0)	(92.9)	3.1	3.3%
Share-based compensation expense	(9.6)	(3.7)	5.9	N/M
Depreciation	(2.3)	(3.3)	(1.0)	(30.3)%
Amortization	(41.7)	(57.2)	(15.5)	(27.1)%
Transaction expenses	(8.6)	—	8.6	N/M
Transition, integration and other related expenses	(3.3)	(13.4)	(10.1)	(75.4)%
Legal settlement	39.4	—	39.4	N/M
Other operating income (expense), net	2.0	2.7	(0.7)	(25.9)%
Total operating expenses	(207.2)	(261.8)	(54.6)	(20.9)%
Income (loss) from operations	35.8	(18.9)	54.7	N/M
Interest expense, net	(23.4)	(32.6)	(9.2)	(28.2)%
Income (loss) before income tax	12.4	(51.5)	63.9	N/M
Provision for income taxes	(1.6)	(3.2)	1.6	50.0%
Net income (loss)	$10.8	$(54.7)	65.5	N/M

The following table presents the results of operations for the nine months ended September 30, 2019 and 2018:
	Nine Months Ended September 30,		Variance Increase/ (Decrease)
	2019	2018	$	%
	unaudited (in millions, except percentages)
Revenues, net	$719.3	$723.2	(3.9)	(0.5)%
Cost of revenues, excluding depreciation and amortization	(264.0)	(301.2)	(37.2)	(12.4)%
Selling, general and administrative costs, excluding depreciation and amortization	(280.8)	(280.6)	0.2	0.1%
Share-based compensation expense	(46.7)	(10.7)	36.0	N/M
Depreciation	(6.5)	(7.9)	(1.4)	(17.7)%
Amortization	(138.7)	(171.9)	(33.2)	(19.3)%
Transaction expenses	(42.1)	(0.6)	41.5	N/M
Transition, integration and other related expenses	(9.8)	(51.3)	(41.5)	(80.9)%
Legal settlement	39.4	—	39.4	N/M
Other operating income (expense), net	3.2	1.8	1.4	77.8%
Total operating expenses	(746.0)	(822.4)	(76.4)	(9.3)%
Loss from operations	(26.7)	(99.2)	72.5	73.1%
Interest expense, net	(93.9)	(95.9)	(2.0)	(2.1)%
Loss before income tax	(120.6)	(195.1)	74.5	38.2%
Provision for income taxes	(5.6)	(3.6)	(2.0)	(55.6)%
Net loss	$(126.2)	$(198.7)	72.5	36.5%
Three and Nine Months Ended September 30, 2019 Compared to Three and Nine Months Ended September 30, 2018
Revenues, Net
Revenues, net of  $243.0 million for the three months ended September 30, 2019, remained consistent increasing by $0.1 million, or 0.0%, from $242.9 million for the three months ended September 30, 2018. On a constant currency basis, Revenues, net increased $1.0 million, or 0.4% for the three months ended September 30, 2019. Revenues, net of  $719.3 million for the nine months ended September 30, 2019, decreased by $3.9 million, or 0.5%, from $723.2 million for the nine months ended September 30, 2018. On a constant currency basis, Revenues, net increased $1.7 million, or 0.2% for the nine months ended September 30, 2019.
Adjusted Revenues, which exclude the impact of the deferred revenues adjustment and revenues from divestitures, increased $7.5 million, or 3.2%, to $243.1 million in the third quarter of 2019 from $235.6 million in the third quarter of 2018. On a constant currency basis, Adjusted Revenues increased $8.4 million, or 3.6% in the third quarter of 2019. For the nine months ended September 30, 2019, Adjusted Revenues increased $13.9 million, or 2.0%, to $719.7 million for the nine months ended September 30, 2019 from $705.8 million for the nine months ended September 30, 2018. On a constant currency basis, Adjusted Revenues increased $19.5 million, or 2.8% for the nine months ended September 30, 2019. For an explanation of our calculation of Adjusted Revenues and the limitations as to its usefulness, see “— Certain Non-GAAP Measures — Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues.”

The following tables present the amounts of our subscription and transactional revenues for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.
	Three Months Ended September 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	Divested IPM Product Line	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Subscription revenues	$200.8	$204.3	$(3.5)	(1.7)%	(3.3)%	(0.3)%	2.0%
Transactional revenues	42.3	39.1	3.2	8.2%	(2.6)%	(0.5)%	11.2%
Deferred revenues adjustment(1)	(0.1)	(0.5)	0.4	80.0%	0.0%	0.0%	0.0%
Revenues, net	$243.0	$242.9	$0.1	0.0%	(3.2)%	(0.4)%	3.5%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

Subscription revenues decreased by $3.5 million, or 1.7% for the three months ended September 30, 2019. On a constant currency basis, subscription revenues decreased by $2.8 million, or 1.4%. The decrease in subscription revenues is due to a decrease resulting from the IPM Product Line divestiture, partly offset by price increases and new business within the Science Product Group and IP Product Group.
Transactional revenues increased by $3.2 million, or 8.2% for the three months ended September 30, 2019. On a constant currency basis, transactional revenues increased by $3.4 million, or 8.6%. The increase in transactional revenues reflects our timing, product and sales strategy within the Science and IP Product Group partly offset by a decrease due to the IPM Product Line divestiture. Ongoing business increased on a constant currency basis by $4.4 million, or 11.2% for the three months ended September 30, 2019, driven by increased Backfile sales in our Science and IP Groups, together with timing benefits from new standard releases.
	Three Months Ended September 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Adjusted Subscription revenues	$200.8	$197.5	$3.3	1.7%	(0.4)%	2.0%
Adjusted Transactional revenues	42.3	38.1	4.2	11.0%	(0.5)%	11.6%
Deferred revenues adjustment(1)	(0.1)	(0.5)	0.4	80.0%	0.0%	0.0%
IPM Product Line(2)	—	7.8	(7.8)	(100.0)%	0.0%	0.0%
Revenues, net	$243.0	$242.9	$0.1	(0.0)%	(0.4)%	3.5%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2)
Reflects the revenue generated by the IPM Product Line for the three month period ended September 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Adjusted subscription revenues increased by $3.3 million, or 1.7% for the three months ended September 30, 2019. On a constant currency basis, adjusted subscription revenues increased by $4.0 million, or 2.0%. The increase in adjusted subscription revenues is primarily due to price increases and new business within the Science Product Group and IP Product Group.

Adjusted transactional revenues increased by $4.2 million, or 11.0% for the three months ended September 30, 2019. On a constant currency basis, adjusted transactional revenues increased by $4.4 million, or 11.6%. The increase in adjusted transactional revenues reflects timing and our strategy within the Science and IP Product Groups driven by increased Backfile sales in our Science and IP Groups, along with the sales of the biannually published BPVC standards.
	Nine Months Ended September 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	Divested IPM Product Line	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Subscription revenues	$596.1	$596.4	$(0.3)	(0.1)%	(2.9)%	(0.7)%	3.6%
Transactional revenues	123.6	129.7	(6.1)	4.7%	(2.2)%	(1.0)%	(1.5)%
Deferred revenues adjustment(1)	(0.4)	(2.9)	2.5	86.2%	0.0%	0.0%	0.0%
Revenues, net	$719.3	$723.2	$(3.9)	(0.5)%	(2.8)%	(0.8)%	2.7%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

Subscription revenues remained consistent, decreasing by $0.3 million, or 0.1% for the nine months ended September 30, 2019. On a constant currency basis, subscription revenues increased by $4.0 million, or 0.7%. Subscription revenues from ongoing business reported increases primarily due to price increases and new business within the Science Product Group and IP Product Group, but revenue growth was offset by a decrease due to the IPM Product Line divestiture.
Transactional revenues decreased by $6.1 million, or 4.7% for the nine months ended September 30, 2019. On a constant currency basis, transactional revenues decreased by $4.8 million, or 3.7%. The decline in transactional revenues reflects timing and product offerings within the IP Product Group coupled with a decrease due to the IPM Product Line divestiture.
	Nine Months Ended September 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Adjusted Subscription revenues	$596.1	$578.9	$17.2	3.0%	(0.7)%	3.7%
Adjusted Transactional revenues	123.6	126.9	(3.3)	(2.6)%	(1.0)%	(1.6)%
Deferred revenues adjustment(1)	(0.4)	(2.9)	2.5	86.2%	0.0%	0.0%
IPM Product Line(2)	—	20.3	(20.3)	(100.0)%	0.0%	0.0%
Revenues, net	$719.3	$723.2	$(3.9)	(0.5)%	(0.8)%	2.7%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2)
Reflects the revenue generated by the IPM Product Line for the nine month period ended September 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Adjusted subscription revenues increased by $17.2 million, or 3.0% for the nine months ended September 30, 2019. On a constant currency basis, adjusted subscription revenues increased by $21.5 million, or 3.7%. Adjusted subscription revenues from ongoing business increased primarily due to price increases and new business within the Science Product Group and IP Product Group.

Adjusted transactional revenues decreased by $3.3 million, or 2.6% for the nine months ended September 30, 2019. On a constant currency basis, adjusted transactional revenues decreased by $2.0 million, or 1.6%. The decrease in adjusted transactional revenues reflect timing and the conversion of Patent Search services contracts to subscriptions.
The table below presents our revenue split by geographic region for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.
	Three Months Ended September 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Revenues by Geography
North America	$108.7	$106.6	$2.1	2.0%	(0.1)%	2.1%
Europe	59.2	60.5	(1.3)	(2.1)%	(2.0)%	(0.2)%
APAC	56.2	51.2	5.0	9.8%	0.8%	9.0%
Emerging Markets	19.0	17.3	1.7	9.8%	(0.1)%	10.0%
Deferred revenues adjustment(1)	(0.1)	(0.5)	0.4	80.0%	—%	—%
IPM Product Line(2)	—	7.8	(7.8)	(100.0)%	—%	—%
Revenues, net	$243.0	$242.9	$0.1	—%	(0.4)%	3.5%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2)
Reflects the revenue generated by the IPM Product Line for the three month period ended September 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

On a constant currency basis, North America revenues increased by $2.2 million, or 2.1%, due to flat subscription revenues and improved transactional revenues. On a constant currency basis, Europe revenues remained flat (decreased by $0.1 million, or 0.2%), primarily reflecting consistent subscription and transactional revenues. On a constant currency basis, APAC revenues increased $4.6 million, or 9.0%, due to improved subscription revenues. On a constant currency basis, Emerging Markets revenue increased by $1.7 million, or 10.0%, due to improved subscription and transactional revenues.
	Nine Months Ended September 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Revenues by Geography
North America	$327.2	$320.5	$6.7	2.1%	(0.1)%	2.2%
Europe	179.0	180.7	(1.7)	(0.9)%	(2.7)%	1.7%
APAC	160.9	154.1	6.8	4.4%	(0.1)%	4.5%
Emerging Markets	52.6	50.5	2.1	4.2%	(0.6)%	4.8%
Deferred revenues adjustment(1)	(0.4)	(2.9)	2.5	86.2%	—%	—%
IPM Product Line(2)	—	20.3	(20.3)	(100.0)%	—%	—%
Revenues, net	$719.3	$723.2	$(3.9)	(0.5)%	(0.8)%	2.7%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2)
Reflects the revenue generated by the IPM Product Line for the nine month period ended September 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

On a constant currency basis, North America revenues increased by $7.1 million, or 2.2%, primarily due to improved subscription revenues partially offset by a decline in transactional revenues. On a constant currency basis, Europe revenues increased by $3.1 million, or 1.7%, primarily due to improved subscription revenues. On a constant currency basis, APAC revenues increased $6.9 million, or 4.5%, due to improved subscription revenues. On a constant currency basis, Emerging Markets revenue increased by $2.4 million, or 4.8%, due to improved transactional revenues.
The following tables, and the discussion that follows, present our revenues by Group for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.
	Three Months Ended September 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Revenues by Product Group
Science Product Group	$136.0	$131.8	$4.2	3.2%	(0.2)%	3.3%
IP Product Group	107.1	103.8	3.3	3.2%	(0.7)%	3.9%
Deferred revenues adjustment(1)	(0.1)	(0.5)	0.4	80.0%	—%	—%
IPM Product Line(2)	—	7.8	(7.8)	(100.0)%	—%	—%
Revenues, net	$243.0	$242.9	$0.1	—%	(0.4)%	3.5%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2)
Reflects the revenue generated by the IPM Product Line for the three month period ended September 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Science Product Group:   Revenues of  $136.0 million for the three months ended September 30, 2019 increased $4.2 million, or 3.2% from $131.8 million for the three months ended September 30, 2018. On a constant currency basis, revenues increased by $4.4 million, or 3.3%, driven by subscription and transactional revenues growth. The increases in subscription revenues were mainly due to new subscription business and price increases on our subscription revenue products across our Product Lines, reflecting our product and sales strategies to enhance our subscription product offerings. The increases in transactional revenues reflect timing and increases in the sales of Backfiles.
IP Product Group:   Revenues of  $107.1 million for the three months ended September 30, 2019 increased $3.3 million, or 3.2% from $103.8 million for the three months ended September 30, 2018. On a constant currency basis, revenue increased $4.0 million, or 3.9%, driven by subscription and transactional revenue. The increases in subscription revenues were mainly due to new subscription business and price increases on our subscription revenue products across our Product Lines, reflecting our product and sales strategies to enhance our subscription product offerings, paired with revenue growth from TradeMarkVision. The increases in transactional revenues reflect higher IP Backfile sales coupled with new standards released during the quarter.

	Nine Months Ended September 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Revenues by Product Group
Science Product Group	$401.2	$390.2	$11.0	2.8%	(0.5)%	3.3%
IP Product Group	318.5	315.6	2.9	0.9%	(1.2)%	2.1%
Deferred revenues adjustment(1)	(0.4)	(2.9)	2.5	86.2%	—%	—%
IPM Product Line(2)	—	20.3	(20.3)	(100.0)%	—%	—%
Revenues, net	$719.3	$723.2	$(3.9)	(0.5)%	(0.8)%	2.7%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2)
Reflects the revenue generated by the IPM Product Line for the nine month period ended September 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Science Product Group:   Revenues of  $401.2 million for the nine months ended September 30, 2019 increased by $11.0 million, or 2.8%, from $390.2 million for the nine months ended September 30, 2018. On a constant currency basis, revenue increased by $12.9 million, or 3.3%, driven by subscription revenue, which increased mainly due to new subscription business and net price increases on our subscription revenue products across our Product Lines, reflecting our product and sales strategy to enhance our subscription product offerings. Transactional revenues remained unchanged.
IP Product Group:   Revenues of  $318.5 million for the nine months ended September 30, 2019 increased by $2.9 million, or 0.9%, from $315.6 million for the nine months ended September 30, 2018. On a constant currency basis, revenue increased $6.6 million, or 2.1%, driven by subscription revenue, which increased mainly due to net price increases on our subscription revenue products and new subscription business across our Product Lines, paired with revenue growth from TradeMarkVision, partially offset by lower transactional revenues reflecting timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group.
Cost of Revenues, Excluding Depreciation and Amortization
Cost of revenues of  $87.1 million for the three months ended September 30, 2019 decreased by $6.9 million, or 7.3%, from $94.0 million for the three months ended September 30, 2018. Cost of revenues of  $264.0 million for the nine months ended September 30, 2019 decreased by $37.2 million, or 12.4%, from $301.2 million for the nine months ended September 30, 2018. On a constant currency basis, cost of revenues decreased by $5.8 million and $32.7 million, or 6.2% and 10.9%, for the three and nine months ended September 30, 2019, respectively. On a constant currency basis, costs of revenues decreased due to a decrease in Transition Services Agreement data center costs and a decrease in costs associated with the divestiture of the IPM Product Line.
Selling, General and Administrative, Excluding Depreciation and Amortization
Selling, general and administrative expense of  $96.0 million for the three months ended September 30, 2019, increased by $3.1 million, or 3.3%, from $92.9 million for the three months ended September 30, 2018. On a constant currency basis, Selling, general and administrative expenses increased by $4.4 million, or 4.7%, for the three months ended September 30, 2019, reflecting an increase in employee related costs substantially offset by a decrease in Transition Services Agreement costs, certain business operating costs and costs associated with the divestiture of the IPM Product Line.
Selling, general and administrative expense of  $280.8 million for the nine months ended September 30, 2019 remains consistent increasing by $0.2 million, or 0.1%, from $280.6 million for the nine months ended

September 30, 2018. On a constant currency basis, Selling, general and administrative expenses increased by $4.1 million, 1.5%, for the nine months ended September 30, 2019, reflecting a decrease in consulting costs, Transition Services Agreement costs and costs associated with the divestiture of the IPM Product Line substantially offset by an increase in employee related costs.
Share-based Compensation
Share-based compensation expense of  $9.6 million for the three months ended September 30, 2019 increased by $5.9 million, or from $3.7 million for the three months ended September 30, 2018. Share based compensation for the nine months ended September 30, 2019 of  $46.7 million increased by $36.0 million from $10.7 million for the nine months ended September 30, 2018. The increases in the three and nine month periods ended September 30, 2019 were largely due to accelerated vesting, additional awards granted, and expense related to the 2019 Transaction.
Depreciation
Depreciation of  $2.3 million for the three months ended September 30, 2019 decreased by $1.0 million, or 30.3% from $3.3 million for the three months ended September 30, 2018. Depreciation of  $6.5 million for the nine months ended September 30, 2019, decreased by $1.4 million, or 17.7%, from $7.9 million for the nine months ended September 30, 2018. The decreases in the three and nine month periods ended September 30, 2019 were driven by the run-off of previously purchased capital expenditures and was partially offset by new purchases of fixed assets.
Amortization
Amortization of  $41.7 million for the three months ended September 30, 2019 decreased by $15.5 million, or 27.1%, from $57.2 million for the three months ended September 30, 2018, and amortization of  $138.7 million for the nine months ended September 30, 2019 decreased by $33.2 million, or 19.3%, from $171.9 million for the nine months ended September 30, 2018. The decreases in the three and nine month periods ended September 30, 2019 were predominately related to intangible assets acquired in connection with the 2016 Transaction that are now fully amortized, coupled with the divestiture of the IPM Product Line and related assets.
Transaction Expenses
For the three months ended September 30, 2019, transaction expenses amounted to $8.6 million. There were no transaction expenses for the three months ended September 30, 2018. The increase in the three month period was due to costs incurred in association with the closing of a secondary offering of 39,675,000 ordinary shares in September 2019 (the “Secondary Offering”) and increases in the estimate of contingent payments for acquisition related earn-outs. Transaction expenses of  $42.1 million for the nine months ended September 30, 2019, increased by $41.5 million from $0.6 million for the nine months ended September 30, 2018. The increases in the nine month period ended September 30, 2019 was due to costs incurred in association with the 2019 Transaction and increases in the estimate of contingent payments for acquisition related earn-outs.
Transition, Integration, and Other Related Expenses
Transition, integration, and other expenses of  $3.3 million for the three months ended September 30, 2019, decreased by $10.1 million, or 75.4%, from $13.4 million for the three months ended September 30, 2018. Transition, integration, and other expenses of  $9.8 million for the nine months ended September 30, 2019, decreased by $41.5 million, or 80.9%, from $51.3 million for the nine months ended September 30, 2018. The decrease in the three and nine month periods ended September 30, 2019 reflects the slowing pace of costs incurred in connection with establishing our standalone company infrastructure following the 2016 Transaction and the 2019 Transaction.
Legal Settlement
The three months ended September 30, 2019 includes a gain on a legal settlement of  $39.4 million.

Interest Expense, net
Interest expense, net of  $23.4 million for the three months ended September 30, 2019, decreased by $9.2 million, or 28.2%, from $32.6 million for the three months ended September 30, 2018. Interest expense, net of  $93.9 million for the nine months ended September 30, 2019 decreased by $2.0 million, or 2.1%, from $95.9 million for the nine months ended September 30, 2018. The decreases in the three and nine month periods ended September 30, 2019 were due to lower interest payments from the voluntary prepayment of the Prior Term Loan Facility in connection with the closing of the 2019 Transaction, partially offset by the write down of deferred financing charges and original issuance discount on the Prior Term Loan Facility in proportion to the principal paydown.
Provision for Income Taxes
There was a provision of  $1.6 million for the three months ended September 30, 2019, compared to a provision of  $3.2 million for income taxes for the three months ended September 30, 2018, and a provision of  $5.6 million for the nine months ended September 30, 2019 compared to a provision of  $3.6 million for the nine months ended September 30, 2018. The tax benefit/expense in each period reflected the mix of taxing jurisdictions in which pre-tax profits and losses were recognized.
Three and Six Months Ended June 30, 2019 Compared to Three and Six Months Ended June 30, 2018
The following table presents the results of operations for the three months ended June 30, 2019 and 2018:
	Three Months Ended June 30,		Variance Increase/ (Decrease)
	2019	2018	$	%
	unaudited (in millions, except percentages)
Revenues, net	$242.3	$243.3	(1.0)	(0.4)%
Cost of revenues, excluding depreciation and amortization	(87.6)	(102.0)	(14.4)	(14.1)%
Selling, general and administrative costs, excluding depreciation and amortization	(92.5)	(92.4)	0.1	0.1%
Share-based compensation expense	(33.9)	(2.8)	31.1	N/M
Depreciation	(2.1)	(3.2)	(1.1)	(34.4)%
Amortization	(40.9)	(57.5)	(16.6)	(28.9)%
Transaction expenses	(23.2)	—	23.2	N/M
Transition, integration and other related expenses	(5.3)	(18.4)	(13.1)	(71.2)%
Other operating income (expense), net	6.6	(1.4)	(8.0)	N/M
Total operating expenses	(278.9)	(277.7)	1.2	0.4%
Loss from operations	(36.6)	(34.4)	2.2	6.4%
Interest expense, net	(37.5)	(32.5)	5.0	15.4%
Loss before income tax	(74.1)	(66.9)	7.2	10.8%
Provision for income taxes	(3.7)	—	3.7	N/M
Net loss	$(77.8)	$(66.9)	10.9	16.3%

The following table presents the results of operations for the six months ended June 30, 2019 and 2018:
	Six Months Ended June 30,		Variance Increase/ (Decrease)
	2019	2018	$	%
	unaudited (in millions, except percentages)
Revenues, net	$476.3	$480.3	(4.0)	(0.8)%
Cost of revenues, excluding depreciation and amortization	(176.9)	(207.2)	(30.3)	(14.6)%
Selling, general and administrative costs, excluding depreciation and amortization	(184.7)	(187.7)	(3.0)	(1.6)%
Share-based compensation expense	(37.1)	(7.0)	30.1	N/M
Depreciation	(4.2)	(4.7)	(0.5)	(10.6)%
Amortization	(97.0)	(114.7)	(17.7)	(15.4)%
Transaction expenses	(33.4)	(0.6)	32.8	N/M
Transition, integration and other related expenses	(6.4)	(37.9)	(31.5)	(83.1)%
Other operating income (expense), net	1.0	(0.8)	(1.8)	N/M
Total operating expenses	(538.7)	(560.6)	(21.9)	(3.9)%
Loss from operations	(62.4)	(80.3)	(17.9)	(22.3)%
Interest expense, net	(70.6)	(63.3)	7.3	11.5%
Loss before income tax	(133.0)	(143.6)	(10.6)	(7.4)%
Provision for income taxes	(4.0)	(0.4)	3.6	N/M
Net loss	$(137.0)	$(144.0)	(7.0)	(4.9)%
Transition Services Agreement
At the time of the 2016 Transaction, we entered into a Transition Services Agreement with Thomson Reuters, pursuant to which Thomson Reuters provided us with certain transitional support services, including facilities management, human resources, accounting and finance, sourcing, sales and marketing and other back office services, and continues to provide us with certain data center services. These Transition Services Agreement fees amounted to $7.7 million in the six months ended June 30, 2019.
Key Performance Indicators — Annualized Contract Value
We monitor ACV because it represents a leading indicator of the potential subscription revenues that may be generated from our existing customer base over the upcoming 12-month period. Measurement of subscription revenues as a key operating metric is particularly relevant because a majority of our revenues are generated through subscription-based products, which accounted for 82.9% and 81.1% in each of the six month periods ended June 30, 2019 and 2018. We calculate and monitor ACV (excluding the IPM Product Line, which we sold in October 2018, from the first quarter of 2018), as part of our evaluation of our business and trends.
The amount of actual subscription revenues that we earn over any 12-month period are likely to differ from ACV at the beginning of that period, sometimes significantly. This may occur for numerous reasons, including subsequent changes in our revenue renewal rates, license agreement cancellations, upgrades and downgrades, and acquisitions and divestitures.
We calculate the ACV on a constant currency basis to exclude the effect of foreign currency fluctuations.

The following table presents ACV as of the dates indicated:
	June 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Annualized Contract Value	$782.6	$755.1	$27.5	3.6%
Revenues, Net
Revenues, net decreased by $1.0 million, or 0.4%, from $243.3 million for the three months ended June 30, 2018 to $242.3 million for the three months ended June 30, 2019. On a constant currency basis, Revenues, net increased $1.0 million, or 0.4% for the three months ended June 30, 2019. Revenues, net decreased by $4.0 million, or 0.8%, from $480.3 million for the six months ended June 30, 2018 to $476.3 million for the six months ended June 30, 2019. On a constant currency basis, Revenues, net increased $0.7 million, or 0.1% for the six months ended June 30, 2019.
Adjusted Revenues, which exclude the impact of the deferred revenues adjustment and revenues from the IPM Product Line prior to its date of divestiture, increased $4.0 million, or 1.7%, to $242.4 million in the second quarter of 2019 from $238.4 million in the second quarter of 2018. On a constant currency basis, Adjusted Revenues increased $6.0 million, or 2.5%, in the second quarter of 2019. For the six months ended June 30, 2019, Adjusted Revenues increased $6.4 million, or 1.4%, to $476.6 million for the six months ended June 30, 2019 from $470.2 million for the six months ended June 30, 2018. On a constant currency basis, Adjusted Revenues increased $11.1 million, or 2.4% for the six months ended June 30, 2019. For an explanation of our calculation of Adjusted Revenues and the limitations as to its usefulness, see “— Certain Non-GAAP Measures — Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues.”
The following tables present the amounts of our subscription and transactional revenues for the periods indicated, as well the drivers of the variances between periods, including as a percentage of such revenues.
	Three Months Ended June 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	Divested IPM Product Line	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Subscription revenues	$202.7	$199.5	$3.2	1.6%	(2.4)%	(0.8)%	4.8%
Transactional revenues	39.7	44.7	(5.0)	(11.2)%	(2.2)%	(0.9)%	(8.0)%
Deferred revenues adjustment(1)	(0.1)	(0.9)	0.8	(88.9)%	0.0%	0.0%	0.0%
Revenues, net	$242.3	$243.3	$(1.0)	(0.4)%	(2.4)%	(0.8)%	2.5%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

Subscription revenues increased by $3.2 million, or 1.6% for the three months ended June 30, 2019. On a constant currency basis, subscription revenues increased by $4.8 million, or 2.4%. The increase in subscription revenues is primarily due to price increases and new business within the Science Product Group and IP Product Group offset by a decrease due to IPM product line divestiture.
Transactional revenues decreased by $5.0 million, or 11.2% for the three months ended June 30, 2019. On a constant currency basis, transactional revenues decreased by $4.6 million, or 10.3%. The decline in transactional revenues reflect timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group coupled with a decrease due to the IPM product line divestiture.

	Three Months Ended June 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Adjusted Subscription revenues	$202.7	$194.7	$8.0	4.1%	(0.8)%	4.9%
Adjusted Transactional revenues	39.7	43.7	(4.0)	(9.2)%	(0.9)%	(8.2)%
Deferred revenues adjustment(1)	(0.1)	(0.9)	0.8	(88.9)%	0.0%	0.0%
IPM Product Line(2)	—	5.8	(5.8)	(100.0)%	0.0%	0.0%
Revenues, net	$242.3	$243.3	$(1.0)	(0.4)%	(0.8)%	2.5%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2)
Reflects the revenue generated by the IPM Product Line for the three month period ended June 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Adjusted subscription revenues increased by $8.0 million, or 4.1% for the three months ended June 30, 2019. On a constant currency basis, adjusted subscription revenues increased by $9.6 million, or 4.9%. The increase in adjusted subscription revenues is primarily due to price increases and new business within the Science Product Group and IP Product Group.
Adjusted transactional revenues decreased by $4.0 million, or 9.2% for the three months ended June 30, 2019. On a constant currency basis, adjusted transactional revenues decreased by $3.6 million, or 8.2%. The decline in adjusted transactional revenues reflects timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group.
	Six Months Ended June 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	Divested IPM Product Line	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Subscription revenues	$395.2	$392.1	$3.1	0.8%	(2.7)%	(0.9)%	4.4%
Transactional revenues	81.4	90.6	(9.2)	(10.2)%	(2.0)%	(1.2)%	(7.0)%
Deferred revenues adjustment(1)	(0.3)	(2.4)	2.1	(87.5)%	0.0%	0.0%	0.0%
Revenues, net	$476.3	$480.3	$(4.0)	(0.8)%	(2.6)%	(1.0)%	2.3%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

Subscription revenues increased by $3.1 million, or 0.8% for the six months ended June 30, 2019. On a constant currency basis, subscription revenues increased by $6.7 million, or 1.7%. Subscription revenues from ongoing business increased primarily due to price increases and new business within the Science Product Group and IP Product Group offset by a decrease due to IPM product line divestiture.
Transactional revenues decreased by $9.2 million, or 10.2% for the six months ended June 30, 2019. On a constant currency basis, transactional revenues decreased by $8.1 million, or 8.9%. The decline in transactional revenues reflects timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group coupled with a decrease due to the IPM product line divestiture.

	Six Months Ended June 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Adjusted Subscription revenues	$395.2	$381.4	$13.8	3.6%	(0.9)%	4.6%
Adjusted Transactional revenues	81.4	88.8	(7.4)	(8.3)%	(1.2)%	(7.1)%
Deferred revenues adjustment(1)	(0.3)	(2.4)	2.1	(87.5)%	0.0%	0.0%
IPM Product Line(2)	—	12.5	(12.5)	(100.0)%	0.0%	0.0%
Revenues, net	$476.3	$480.3	$(4.0)	(0.8)%	(1.0)%	2.3%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2)
Reflects the revenue generated by the IPM Product Line for the six month period ended June 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Adjusted subscription revenues increased by $13.8 million, or 3.6% for the six months ended June 30, 2019. On a constant currency basis, adjusted subscription revenues increased by $17.4 million, or 4.6%. Adjusted subscription revenues from ongoing business increased primarily due to price increases and new business within the Science Product Group and IP Product Group.
Adjusted transactional revenues decreased by $7.4 million, or 8.3% for the six months ended June 30, 2019. On a constant currency basis, adjusted transactional revenues decreased by $6.3 million, or 7.1%. The decline in adjusted transactional revenues reflects timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group.
The table below presents our revenue split by geographic region for the periods indicated, as well the drivers of the variances between periods, including as a percentage of such revenues.
	Three Months Ended June 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Revenues by Geography
North America	$111.4	$109.4	$2.0	1.8%	(0.1)%	1.9%
Europe	60.1	60.1	0.0	0.0%	(2.8)%	2.8%
APAC	52.8	51.5	1.3	2.5%	(0.2)%	2.7%
Emerging Markets	18.1	17.4	0.7	4.0%	(0.6)%	4.6%
Deferred revenues adjustment(1)	(0.1)	(0.9)	0.8	(88.9)%	—%	—%
IPM Product Line(2)	—	5.8	(5.8)	(100.0)%	—%	—%
Revenues, net	$242.3	$243.3	$(1.0)	(0.4)%	(0.8)%	2.5%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2)
Reflects the revenue generated by the IPM Product Line for the six month period ended June 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

On a constant currency basis, North America revenues increased by $2.1 million, or 1.9%, due to improved subscription revenues partially offset by a decline in transactional revenues. On a constant currency basis, Europe revenues increased by $1.7 million, or 2.8%, primarily due to improved subscription revenues. On a constant currency basis, APAC revenues increased $1.4 million, or 2.7%, due to improved subscription revenues. On a constant currency basis, Emerging Markets revenue increased by $0.8 million, or 4.6%, due to improved subscription and transactional revenues.
	Six Months Ended June 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Revenues by Geography
North America	$218.5	$213.9	$4.6	2.2%	(0.1)%	2.3%
Europe	119.8	120.2	(0.4)	(0.3)%	(3.0)%	2.7%
APAC	104.7	102.9	1.8	1.7%	(0.5)%	2.2%
Emerging Markets	33.6	33.2	0.4	1.2%	(0.9)%	2.1%
Deferred revenues adjustment(1)	(0.3)	(2.4)	2.1	(87.5)%	—%	—%
IPM Product Line(2)	—	12.5	(12.5)	(100.0)%	—%	—%
Revenues, net	$476.3	$480.3	$(4.0)	(0.8)%	(1.0)%	2.3%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2)
Reflects the revenue generated by the IPM Product Line for the six month period ended June 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

On a constant currency basis, North America revenues increased by $4.9 million, or 2.3%, primarily due to improved subscription revenues partially offset by a decline in transactional revenues. On a constant currency basis, Europe revenues increased by $3.2 million, or 2.7%, primarily due to improved subscription revenues. On a constant currency basis, APAC revenues increased $2.3 million, or 2.2%, due to improved subscription revenues. On a constant currency basis, Emerging Markets revenue increased by $0.7 million, or 2.1%, due to improved transactional revenues.
The following tables, and the discussion that follows, present our revenues by Group for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

	Three Months Ended June 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Revenues by Product Group
Science Product Group	$136.1	$132.5	$3.6	2.7%	(0.6)%	3.3%
IP Product Group	106.3	105.9	0.4	0.4%	(1.1)%	1.5%
Deferred revenues adjustment(1)	(0.1)	(0.9)	0.8	(88.9)%	—%	—%
IPM Product Line(2)	—	5.8	(5.8)	(100.0)%	—%	—%
Revenues, net	$242.3	$243.3	$(1.0)	(0.4)%	(0.8)%	2.5%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2)
Reflects the revenue generated by the IPM Product Line for the three month period ended June 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Science Product Group:   Revenues increased $3.6 million, or 2.7% from $132.5 million for the three months ended June 30, 2018 to $136.1 million for the three months ended June 30, 2019. On a constant currency basis, revenues increased by $4.4 million, or 3.3%, driven by subscription revenues, which increased mainly due to new subscription business and price increases on our subscription revenue products across our Product Lines, reflecting our product and sales strategy to enhance our subscription product offerings. Transactional revenues decreased slightly.
IP Product Group:   Revenues increased $0.4 million, or 0.4% from $105.9 million for the three months ended June 30, 2018 to $106.3 million for the three months ended June 30, 2019. On a constant currency basis, revenue increased $1.6 million, or 1.5%, driven by subscription revenue, which increased mainly due to net price increases on our subscription revenue products and new subscription business across our Product Lines, partially offset by lower transactional revenues reflecting timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group.
	Six Months Ended June 30,		Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
			Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
	2019	2018
	(in millions, except percentages)
Revenues by Product Group
Science Product Group	$265.2	$258.4	$6.8	2.6%	(0.7)%	3.3%
IP Product Group	211.4	211.8	(0.4)	(0.2)%	(1.4)%	1.2%
Deferred revenues adjustment(1)	(0.3)	(2.4)	2.1	(87.5)%	—%	—%
IPM Product Line(2)	—	12.5	(12.5)	(100.0)%	—%	—%
Revenues, net	$476.3	$480.3	$(4.0)	(0.8)%	(1.0)%	2.3%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2)
Reflects the revenue generated by the IPM Product Line for the six month period ended June 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Science Product Group:   Revenue increased by $6.8 million, or 2.6%, from $258.4 million for the six months ended June 30, 2018 to $265.2 million for the six months ended June 30, 2019. On a constant currency basis, revenue would have increased by $8.5 million, or 3.3%, driven by subscription revenue, which increased mainly due to new subscription business and net price increases on our subscription revenue products across our Product Lines, reflecting our product and sales strategy to enhance our subscription product offerings. Transactional revenues remained unchanged.
IP Product Group:   Revenue decreased by $0.4 million, or approximately 0.2%, from $211.8 million for the six months ended June 30, 2018 to $211.4 million for the six months ended June 30, 2019. On a constant currency basis, revenue would have increased $2.6 million, or 1.2%, driven by subscription revenue, which increased mainly due to net price increases on our subscription revenue products and new subscription business across our Product Lines, partially offset by lower transactional revenues reflecting timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group.
Cost of Revenues, Excluding Depreciation and Amortization
Cost of revenues decreased by $14.4 million, or 14.1%, from $102.0 million for the three months ended June 30, 2018 to $87.6 million for the three months ended June 30, 2019. Cost of revenues decreased by $30.3 million, or 14.6%, from $207.2 million for the six months ended June 30, 2018 to $176.9 million for the six months ended June 30, 2019. On a constant currency basis, Cost of revenues would have decreased by $12.9 million and $26.9 million, or 12.6% and 13.0%, for the three and six months ended June 30, 2019, respectively. On a constant currency basis, costs of revenues decreased due to a decrease in Transition Services Agreement data center costs and a decrease in costs associated with the divestiture of the IPM Product Line.
Selling, General and Administrative, Excluding Depreciation and Amortization
Selling, general and administrative expense increased by $0.1 million, or 0.1%, from $92.4 million for the three months ended June 30, 2018 to $92.5 million for the three months ended June 30, 2019. On a constant currency basis, Selling, general and administrative expense would have increased by $1.1 million, or 1.2%, for the three months ended June 30, 2019. On a constant currency basis, the increase in Selling, general and administrative expense reflected an increase in employee related costs substantially offset by a decrease in consulting costs, Transition Services Agreement costs and costs associated with the divestiture of the IPM Product Line.
Selling, general and administrative expense decreased by $3.0 million, or 1.6%, from $187.7 million for the six months ended June 30, 2018 to $184.7 million for the six months ended June 30, 2019. On a constant currency basis, Selling, general and administrative expense decreased by $0.4 million, 0.2%, for the six months ended June 30, 2019, reflecting a decrease in consulting costs, Transition Services Agreement costs and costs associated with the divestiture of the IPM Product Line substantially offset by an increase in employee related costs.
Share-based Compensation
Share-based compensation expense increased by $31.1 million from $2.8 million for the three months ended June 30, 2018 to $33.9 million for the three months ended June 30, 2019, and increased by $30.1 million from $7.0 million for the six months ended June 30, 2018 to $37.1 million for the six months ended June 30, 2019. The increases in the three and six month periods ended June 30, 2019 were largely due to accelerated vesting, additional awards granted, and expenses related to the 2019 Transaction.
Depreciation
Depreciation decreased by $1.1 million, or 34.4%, from $3.2 million for the three months ended June 30, 2018 to $2.1 million for the three months ended June 30, 2019, and decreased by $0.5 million, or 10.6%, from $4.7 million for the six months ended June 30, 2018 to $4.2 million for the six months ended June 30, 2019. The decreases in the three and six month periods ended June 30, 2019 were driven by the run-off of previously purchased capital expenditures and was partially offset by new purchases of fixed assets.

Amortization
Amortization decreased by $16.6 million, or 28.9%, from $57.5 million for the three months ended June 30, 2018 to $40.9 million for the three months ended June 30, 2019, and decreased by $17.7 million, or 15.4%, from $114.7 million for the six months ended June 30, 2018 to $97.0 million for the six months ended June 30, 2019. The decreases in the three and six month periods ended June 30, 2019 were predominately related to intangible assets acquired in connection with the 2016 Transaction that are now fully amortized, coupled with the divestiture of the IPM Product Line and related assets.
Transaction Expenses
There were no transaction expenses for the three months ended June 30, 2018. For the three months ended June 30, 2019, transaction expenses amounted to $23.2 million. Transaction expenses increased by $32.8 million from $0.6 million for the six months ended June 30, 2018 to $33.4 million for the six months ended June 30, 2019. The increases in the three and six month periods ended June 30, 2019 were due to costs incurred for the 2019 Transaction.
Transition, Integration, and Other Related Expenses
Transition, integration, and other related expenses decreased by $13.1 million, or 71.2%, from $18.4 million for the three months ended June 30, 2018, to $5.3 million for the three months ended June 30, 2019, and decreased by $31.5 million, or 83.1%, from $37.9 million for the six months ended June 30, 2018, to $6.4 million for the six months ended June 30, 2019. The decrease in the three and six month periods ended June 30, 2019 reflect the slowing pace of costs incurred in connection with establishing our standalone company infrastructure following the 2016 Transaction and the 2019 Transaction.
Interest Expense
Interest expense increased by $5.0 million, or 15.4%, from $32.5 million for the three months ended June 30, 2018, to $37.5 million for the three months ended June 30, 2019, and increased by $7.3 million, or 11.5%, from $63.3 million for the six months ended June 30, 2018, to $70.6 million for the six months ended June 30, 2019. The increases in the three and six month periods ended June 30, 2019 were mainly due to the write-down of  $9.1 million in deferred financing fees and original issues discount in connection with the close of the 2019 Transaction, offset by lower interest payments due to paydowns on the Term Loan for the three and six months ended June 30, 2019, respectively.
Benefit (provision) for Income Taxes
There was no benefit (provision) for income taxes for the three months ended June 30, 2018, compared to a provision of  $3.7 million for the three months ended June 30, 2019, and $0.4 million for the six months ended June 30, 2018 compared to a provision of  $4.0 million for the six months ended June 30, 2019. The tax benefit/expense in each period reflected the mix of taxing jurisdictions in which pre-tax profits and losses were recognized.
Certain Non-GAAP Measures
We include non-GAAP measures in this prospectus, including Adjusted Revenues, Adjusted Subscription Revenues, Adjusted Transactional Revenues, Adjusted EBITDA and Free Cash Flow, because they are a basis upon which our management assesses our performance and we believe they reflect the underlying trends and indicators of our business. Although we believe these measures are useful for investors for the same reasons, we recommend users of the financial statements to note these measures are not a substitute for U.S. GAAP financial measures or disclosures. We provide reconciliations of these non-GAAP measures to the corresponding most closely related U.S. GAAP measure.

Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues
We present Adjusted Revenues, which excludes the impact of the deferred revenues purchase accounting adjustment (recorded in connection with the 2016 Transaction) and the revenues from the IPM Product Line prior to its divestiture. We also present Adjusted Subscription Revenues and Adjusted Transactional Revenues, which exclude the revenues from the IPM Product Line prior to its divestiture. We present these measures because we believe they are useful to readers to better understand the underlying trends in our operations.
Our presentation of Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues is for informational purposes only and is not necessarily indicative of our future results. You should compensate for these limitations by relying primarily on our U.S. GAAP results and only using non-GAAP measures for supplementary analysis.
The following table presents our calculation of Adjusted Revenues for the three and six months ended June 30, 2019 and 2018, and a reconciliation of this measure to our Revenues, net for the same periods:
	Three Months Ended June 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Revenues, net	$242.3	$243.3	$(1.0)	(0.4)%
Deferred revenues purchase accounting adjustment	0.1	0.9	(0.8)	(88.9)%
Revenue attributable to IPM Product Line	—	(5.8)	5.8	(100.0)%
Adjusted revenues	$242.4	$238.4	$4.0	1.7%

	Six Months Ended June 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Revenues, net	$476.3	$480.3	$(4.0)	(0.8)%
Deferred revenues purchase accounting adjustment	0.3	2.4	(2.1)	(87.5)%
Revenue attributable to IPM Product Line	—	(12.5)	12.5	(100.0)%
Adjusted revenues	$476.6	$470.2	$6.4	1.4%
The following table presents our calculation of Adjusted Subscription Revenues and Adjusted Transactional Revenues for the three and six months ended June 30, 2019 and 2018, and a reconciliation of these measures to Subscription revenues and Transactional revenues, respectively, for the same periods:
	Three Months Ended June 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Subscription revenues	$202.7	$199.5	$3.2	1.6%
Revenue attributable to IPM Product Line	—	(4.8)	4.8	(100.0)%
Adjusted subscription revenues	$202.7	$194.7	$8.0	4.1%

	Six Months Ended June 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Subscription revenues	$395.2	$392.1	$3.1	0.8%
Revenue attributable to IPM Product Line	—	(10.7)	10.7	(100.0)%
Adjusted subscription revenues	$395.2	$381.4	$13.8	3.6%

	Three Months Ended June 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Transactional revenues	$39.7	$44.7	$(5.0)	(11.2)%
Revenue attributable to IPM Product Line	—	(1.0)	1.0	(100.0)%
Adjusted transactional revenues	$39.7	$43.7	$(4.0)	(9.2)%

	Six Months Ended June 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Transactional revenues	$81.4	$90.6	$(9.2)	(10.2)%
Revenue attributable to IPM Product Line	—	(1.8)	1.8	(100.0)%
Adjusted transactional revenues	$81.4	$88.8	$(7.4)	(8.3))%
Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, ratings agencies and other interested parties to evaluate our competitors and to measure the ability of companies to service their debt. Our definition of and method of calculating Adjusted EBITDA may vary from the definitions and methods used by other companies, which may limit their usefulness as comparative measures. We calculate Adjusted EBITDA by using net income (loss) income before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from the IPM Product Line which was divested in October 2018), losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains/(losses), Transition Services Agreement costs, separation and integration costs, transformational and restructuring expenses, acqusition-related adjustments to deferred revenues, non-cash income/(loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that we do not consider indicative of our ongoing operating performance, and certain unusual items impacting results in a particular period.
Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that our projections and estimates will be realized in their entirety or at all. In addition, because of these limitations, Adjusted EBITDA should not be considered as a measure of liquidity or discretionary cash available to us to fund our cash needs, including investing in the growth of our business and meeting our obligations. You should compensate for these limitations by relying primarily on our U.S. GAAP results and only use Adjusted EBITDA for supplementary analysis.

The following table presents our calculation of Adjusted EBITDA for the three and six months ended June 30, 2019 and 2018, and reconciles these measures to our Net loss for the same periods:
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions)
Net loss	$(77.8)	$(66.9)	$(137.0)	$(144.0)
Provision for income taxes	3.7	—	4.0	0.4
Depreciation and amortization	43.1	60.8	101.2	119.3
Interest, net	37.5	32.5	70.6	63.3
Transition Services Agreement costs(1)	2.5	15.3	7.7	36.6
Transition, transformation and integration expense(2)	11.3	19.1	13.8	41.4
Deferred revenues adjustment(3)	0.1	0.9	0.3	2.4
Transaction related costs(4)	23.2	—	33.4	0.6
Share-based compensation expense	33.9	2.8	37.1	7.0
IPM adjusted operating margin(5)	—	(1.7)	—	(3.0)
Other(6)	(4.3)	4.7	1.3	6.8
Adjusted EBITDA	$73.2	$67.5	$132.4	$130.8

(1)
Includes accruals for payments to our Former Parent under the Transition Services Agreement. These costs are expected to decrease substantially in 2019, as we are in the final stages of implementing our standalone company infrastructure.

(2)
Includes costs incurred after the 2016 Transaction relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in the Transition, integration, and other line-item of our income statement, as well as expenses related to the restructuring and transformation of our business following the 2016 Transaction, mainly related to the integration of separate business units into one functional organization and enhancements in our technology.

(3)
Reflects the deferred revenues fair value accounting adjustment arising from the purchase price allocation in connection with the 2016 Transaction.

(4)
Includes consulting and accounting costs associated with the 2019 Transaction, the sale of the IPM Product Line and tuck-in acquisitions.

(5)
Reflects the IPM Product Line’s operating margin, excluding amortization and depreciation, prior to its divestiture in October 2018.

(6)
Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other one-time adjustments.

Free Cash Flow
We use free cash flow in our operational and financial decision-making and believe free cash flow is useful to investors because similar measures are frequently used by securities analysts, investors, ratings agencies and other interested parties to evaluate our competitors and to measure the ability of companies to service their debt.
Our presentation of free cash flow should not be construed as a measure of liquidity or discretionary cash available to us to fund our cash needs, including investing in the growth of our business and meeting our obligations. You should compensate for these limitations by relying primarily on our U.S. GAAP results.

We define free cash flow as net cash provided by operating activities less capital expenditures. For further discussion on free cash flow, including a reconciliation to cash flows provided by operating activities, refer to “— Liquidity and Capital Resources — Three and Six Months ended June 30, 2019 and 2018 — Cash Flows” below.
Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017
The following table presents the results of operations for the years ended December 31, 2018 and 2017:
	Years Ended December 31,		Variance
	2018	2017	$	%
	(in millions, except percentages)
Revenues, net	$968.5	$917.6	$50.9	6%
Cost of revenues, excluding depreciation and amortization	(396.5)	(394.2)	(2.3)	1%
Selling, general and administrative, excluding depreciation and amortization	(369.4)	(343.1)	(26.3)	8%
Share-based compensation	(13.7)	(17.7)	4.0	(23)%
Depreciation	(9.4)	(7.0)	(2.4)	34%
Amortization	(227.8)	(221.5)	(6.3)	3%
Transaction expenses	(2.5)	(2.2)	(0.3)	14%
Transition, integration and other related expenses	(61.3)	(78.7)	17.4	(22)%
Other operating income (expense), net	6.4	(0.2)	6.6	(3,300)%
Total operating expenses	(1,074.2)	(1,064.6)	(9.6)	1%
Loss from operations	(105.7)	(147.0)	41.3	(28)%
Interest expense, net	(130.8)	(138.2)	7.4	(5)%
Loss before income tax	(236.5)	(285.2)	48.7	(17)%
Benefit (provision) for income taxes	(5.7)	21.3	(26.9)	(126)%
Net Loss	$(242.2)	$(263.9)	$21.8	(8)%
Revenues, net
Revenues, net increased by $50.9 million, or 6%, from $917.6 million in 2017 to $968.5 million in 2018. Adjusted Revenues, which exclude the impact of the deferred revenues adjustment and revenues from the IPM Product Line prior its date of divestiture, increased $15.8 million, or 2%, to $951.2 million in 2018 from $935.4 million in 2017. For an explanation of our calculation of Adjusted Revenues and the limitations as to its usefulness, see “— Certain Non-GAAP Measures — Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues.”
The comparability of our Revenues, net between periods was impacted by several factors described under “— Factors Affecting the Comparability of Our Results of Operations” above. In addition to the deferred revenues adjustment and the divestiture of the IPM Product Line, our results were also impacted by foreign currency effects, as discussed below.

The table below presents the items that impacted the change in our Revenues, net between periods.
	Variance 2018 vs. 2017
	$	%
	(in millions, except percentages)
Revenues change driver
Decrease in deferred revenues adjustment	$46.5	5%
Decrease in consolidated IPM Product Line revenues	(11.4)	(1)%
Foreign currency translation	6.0	1%
Revenues increase from ongoing business	9.8	1%
Revenues, net (total change)	$50.9	6%
Revenues, net from our ongoing business improved for both our Groups, led by Science, reflecting a trend consistent with the increase in our ACV between periods, mainly due to product price increases. The evolution of our recurring business is discussed further below by Group.
The following table presents the amounts of our subscription and transactional revenues, including as a percentage of our total revenues, for the periods indicated.
	Years Ended December 31,				Variance
	2018		2017		$	%
	(in millions, except percentages)
Subscription revenues	$790.9	82%	$736.0	80%	$54.9	8%
Transactional Revenues	177.6	18%	181.6	20%	(4.0)	(2)%
Revenues, net	$968.5	100%	$917.6	100%	$50.9	6%
The increase in subscription revenues between periods mainly reflected the effect of the deferred revenues purchase accounting adjustment and product price increases.
The following table, and the discussion that follows, presents our Adjusted Subscription Revenues and Adjusted Transactional Revenues for the periods indicated.
	Year Ended December 31,		Variance Increase/Decrease
			Total Variance (Dollars)	Total Variance (Percentage)
	2018	2017
	(in millions, except percentages)
Adjusted Subscription Revenues	$776.4	$754.4	$22.0	2.9%
Adjusted Transactional Revenues	174.8	181.0	(6.2)	(3.4)%
Deferred Revenues adjustment(1)	(3.2)	(49.7)	46.5	(93.6)%
IPM Product Line(2)	20.5	31.9	(11.4)	(35.7)%
Total Revenues	$968.5	$917.6	$50.9	5.5%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction. See “— Factors Affecting the Comparability of Our Results of Operations — 2016 Transaction and Transition to Operations as a Standalone Business — Purchase Accounting Impact of the 2016 Transaction.”

(2)
Reflects the revenues generated by the IPM Product Line until its divestiture on October 3, 2018. See “— Factors Affecting the Comparability of Our Results of Operations — IPM Product Line Divestiture.” IPM Product Line revenues were concentrated in North America.

Adjusted Subscription Revenues increased by $22.0 million, or 2.9%, for the year ended December 31, 2018. On a constant currency basis, Adjusted Subscription Revenues increased by $4.2 million, or 0.6%. The increase in Adjusted Subscription Revenues is primarily due to price increases and new business within the Science Product Group and IP Product Group.
Adjusted Transactional Revenues decreased by $6.2 million, or 3.4%, for the year ended December 31, 2018. On a constant currency basis, Adjusted Transactional Revenues decreased by $5.8 million, or 3.2%. The decrease in Adjusted Transactional Revenues reflects our product and sales strategy to enhance our subscription product offerings.
The table below presents our revenues split by geographic region, separating the impacts of the deferred revenues adjustment and the IPM Product Line:
	Year Ended December 31,		Variance
	2018	2017	$	%
	(in millions, except percentages)
Revenues by Geography
North America	$430.7	$429.2	$1.5	—%
Europe	241.9	239.3	2.6	1%
APAC	209.1	200.0	9.1	5%
Emerging Markets	69.5	66.9	2.6	4%
Impact of deferred revenues adjustment(1)	(3.2)	(49.7)	46.5	(94)%
IPM Product Line(2)	20.5	31.9	(11.4)	(36)%
Total Revenues, net	$968.5	$917.6	$50.9	6%

(1)
Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction. See “— Factors Affecting the Comparability of Our Results of Operations — 2016 Transaction and Transition to Operations as a Standalone Business — Purchase Accounting Impact of the 2016 Transaction.”

(2)
Reflects the revenues generated by the IPM Product Line until its divestiture on October 3, 2018. See “— Factors Affecting the Comparability of Our Results of Operations — IPM Product Line Divestiture.” IPM Product Line revenues were concentrated in North America.

APAC revenues, which we expect to increase as a proportion of our total revenues in future years, increased primarily due to expanded sales and marketing efforts in China and Japan fueling new sales, and a modest improvement in our annual revenues renewal rate for subscription based products.
The following table, and the discussion that follows, presents our revenues by Group for the periods indicated.
	Year Ended December 31,		Variance
	2018	2017	$	%
	(in millions, except percentages)
Science Group	$528.0	$519.0	$9.0	2%
Intellectual Property Group	423.2	416.4	6.8	2%
IPM Product Line(1)	20.5	31.9	(11.4)	(36)%
Deferred revenues adjustment(2)	(3.2)	(49.7)	46.5	(94)%
Total Revenues, net	$968.5	$917.6	$50.9	6%

(1)
Reflects nine months of revenues for the year ended December 31, 2018 prior to our divestiture of the IPM Product Line on October 3, 2018.

(2)
Reflects the deferred revenues adjustment resulting from purchase accounting attributable to the 2016 Transaction. See “— Factors Affecting the Comparability of Our Results of Operations — The 2016 Transaction and Transition to Operations as a Standalone Business — Purchase Accounting Impact of the 2016 Transaction.”

Science Group:   Revenues increased by $9.0 million, or 2%, from $519.0 million in 2017 to $528.0 million in 2018. Of the $9.0 million increase, $2.3 million was attributable to foreign currency translation effects. Exclusive of these currency translation effects, subscription revenues increased mainly due to net price increases on our subscription revenues products and new subscription business across our Product Lines. The increase in subscription revenues was partially offset by a decrease in transactional revenues across several products, reflecting our product and sales strategy to enhance our subscription product offerings.
Intellectual Property Group:   Revenues increased by $6.8 million, or 2%, from $416.4 million in 2017 to $423.2 million in 2018. Of the $6.8 million increase, $3.8 million was attributable to foreign currency translation effects. Exclusive of these currency translation effects, subscription revenues increased mainly due to net price increases on our subscription revenues products and new subscription business across our Product Lines. The increase in subscription revenues was partially offset by a decrease in transactional revenues across several products, reflecting our product and sales strategy as discussed above.
IPM Product Line:   Revenues decreased by $11.4 million, or 36%, from $31.9 million in 2017 to $20.5 million in 2018, as 2017 included a full year of the IPM Product Line revenues while 2018 included only nine full months of activity preceding the sale of the IPM Product Line in October 2018.
Cost of Revenues, Excluding Depreciation and Amortization
Cost of revenues increased by $2.3 million, or 1%, from $394.2 million in 2017 to $396.5 million in 2018. Excluding the $3.8 million of cost attributable to foreign currency translation effects, Cost of revenues declined slightly between periods. The change also reflected a $23.3 million decrease in Transition Services Agreement fees allocated to Cost of revenues and a $9.0 million decrease in consulting fees for outside services as well as an increase of  $36.0 million in technology related costs attributable to the in-house establishment of functions for maintaining our product content to replace services previously provided by Thomson Reuters, mainly cloud computing and data service centers.
Selling, General and Administrative, Excluding Depreciation and Amortization
Selling, general and administrative expense, excluding depreciation and amortization, increased by $26.3 million, or 8%, from $343.1 million in 2017 to $369.4 million in 2018. Excluding the $2.0 million of cost attributable to foreign currency translation effects, the increase was driven by a $16.0 million increase in people related cost such as salaries and recruitment costs which were driven by an increase in headcount and merit raises, a $6.0 million increase in professional fees such as audit and tax fees due to an increase in required reporting, and a $4.0 million increase in telecommunication costs. These increases in cost were offset by a net $1.0 million decline in cost primarily associated with facility, technology, and advertising cost incurred as a standalone company compared to the cost that would have been paid to Thomson Reuters Corporation (“Former Parent”).
Share-based Compensation
Share-based compensation expense decreased by $4.0 million, or 23%, from $17.7 million in 2017 to $13.7 million in 2018, reflecting a net decrease in equity compensation vesting attributable to a decline in grants in 2018 from 2017 and 2017 from 2016.
Depreciation
Depreciation expense increased by $2.4 million, or 34%, from $7.0 million in 2017 to $9.4 million in 2018. The increase relates primarily to increased purchases of fixed assets, particularly computer hardware.
Amortization
Amortization expense increased by $6.3 million, or 3%, from $221.5 million in 2017 to $227.8 million in 2018. The increase primarily relates to an increase in intangible assets related to the Publons acquisition, and computer software associated with the capitalization of internal and external labor during 2018. This was partially offset by a reduction in intangible amortization due to the divestiture of the IPM Product Line and related assets.
Transaction Expenses
Transaction expenses increased by $0.3 million, or 14%, from $2.2 million in 2017 to $2.5 million in 2018. Transaction expenses primarily related to acquisitions and dispositions that occurred during the applicable period.
Transition, Integration and Other Related Expenses
Transition, integration, and other expenses decreased by $17.4 million, or 22%, from $78.7 million in 2017 to $61.3 million in 2018. The decrease reflects the gradual slowing in the pace of costs incurred to stand up our standalone company infrastructure as we completed the establishment of necessary functions, systems and processes. We expect the pace of costs incurred to continue to slow.
Other Operating Income (Expense), net
Other operating income was $6.4 million in 2018, compared to other operating expense of  $0.2 million in 2017. Of the $6.6 million change between periods, $3.5 million was attributable to the consolidated impact of the remeasurement of the assets and liabilities of our company that are denominated in currencies other than each relevant entity’s functional currency and a $36.1 million net gain from the sale of the IPM Product Line and related assets, which was partially offset by a $33.8 million loss on the write down of a tax indemnity asset due to a dispute with the indemnitor.
Interest Expense
Interest expense decreased by $7.4 million, or 5%, from $138.2 million in 2017 to $130.8 million in 2018. The decrease was primarily due to debt issuance cost write-offs resulting from debt amendments in 2017, and associated lower interest rate margin in the fourth quarter. These decreases were partially offset by increases in LIBOR, which is the base rate on the Prior Term Loan Facility, through the course of 2018.
Benefit (Provision) for Income Taxes
Provision for income tax was $5.7 million in 2018, compared to a benefit of  $21.3 million in 2017. The provision in 2018, despite a loss before tax reflects unrecognized tax losses and valuation allowance. In 2017 we recorded a $16.5 million one-time tax benefit, attributable to changes in Belgian and U.S. tax rates. Our effective tax rate was (2.4)% in 2018 and was 7.5% in 2017. Differences in effective tax rates for the reported periods are attributable mainly to changes in valuation allowance and temporary differences and the one-time impacts discussed below, and may not be indicative of our effective tax rates for future periods. In addition, changes in applicable tax rates were enacted in 2017, including in Belgium and the United States, and we recorded a tax benefit related to these changes. We did not provide for income or withholding taxes on the undistributed income of our foreign subsidiaries as of December 31, 2018, because we intend to permanently reinvest these earnings.
Certain Non-GAAP Measures
We include non-GAAP measures in this prospectus, including Adjusted Revenues, Adjusted Subscription Revenues, Adjusted Transactional Revenues, Adjusted EBITDA and Free Cash Flow, because they are a basis upon which our management assesses our performance and we believe they reflect the underlying trends and indicators of our business. Although we believe these measures are useful for investors for the same reasons, we recommend users of the financial statements to note these measures are not a substitute for U.S. GAAP financial measures or disclosures. We provide reconciliations of these non-GAAP measures to the corresponding most closely related U.S. GAAP measure.
Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues
We present Adjusted Revenues, which excludes the impact of the deferred revenues purchase accounting adjustment (recorded in connection with the 2016 Transaction) and the revenues from divestitures. We also present Adjusted Subscription and Adjusted Transactional Revenues, which excludes the revenues from divestitures. We present these measures because we believe it is useful to readers to better understand the underlying trends in our operations.
Our presentation of Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues is presented for informational purposes only and is not necessarily indicative of our future results. You should compensate for these limitations by relying primarily on our U.S. GAAP results and only using non-GAAP measures for supplementary analysis.
The following table presents our calculation of Adjusted Revenues for the three and nine months ended September 30, 2019 and 2018 and a reconciliation of this measure to our Revenues, net for the same periods:
	Three Months Ended September 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Revenues, net	$243.0	$242.9	$0.1	—%
Deferred revenues purchase accounting adjustment	0.1	0.5	(0.4)	(80.0)%
Revenue attributable to IPM Product Line	—	(7.8)	7.8	100.0%
Adjusted revenues	$243.1	$235.6	$7.5	3.2%

	Nine Months Ended September 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Revenues, net	$719.3	$723.2	$(3.9)	(0.5)%
Deferred revenues purchase accounting adjustment	0.4	2.9	(2.5)	(86.2)%
Revenue attributable to IPM Product Line	—	(20.3)	20.3	(100.0)%
Adjusted revenues	$719.7	$705.8	$13.9	2.0%
The following table presents our calculation of Adjusted Subscription Revenues and Adjusted Transactional Revenues for the three and nine months ended September 30, 2019 and 2018 and a reconciliation of these measures to Subscription revenues and Transactional revenues, respectively, for the same periods:
	Three Months Ended September 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Subscription revenues	$200.8	$204.3	$(3.5)	(1.7)%
Revenue attributable to IPM Product Line	—	(6.8)	6.8	100.0%
Adjusted subscription revenues	$200.8	$197.5	$3.3	1.7%

	Three Months Ended September 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Transactional revenues	$42.3	$39.1	$3.2	8.2%
Revenue attributable to IPM Product Line	—	(1.0)	1.0	100.0%
Adjusted transactional revenues	$42.3	$38.1	$4.2	11.0%

	Nine Months Ended September 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Subscription revenues	$596.1	$596.4	$(0.3)	(0.1)%
Revenue attributable to IPM Product Line	—	(17.5)	17.5	100.0%
Adjusted subscription revenues	$596.1	$578.9	$17.2	3.0%

	Nine Months Ended September 30,		Variance
	2019	2018	$	%
	(in millions, except percentages)
Transactional revenues	$123.6	$129.7	$(6.1)	(4.7)%
Revenue attributable to IPM Product Line	—	(2.8)	2.8	100.0%
Adjusted transactional revenues	$123.6	$126.9	$(3.3)	(2.6)%

	Year Ended December 31,		Variance
	2018	2017	$	%
	(in millions, except percentages)
Revenues, net	$968.5	$917.6	$50.9	5.5%
Deferred revenues purchase accounting adjustment	3.2	49.7	(46.5)	(93.6)%
Revenue attributable to IPM Product Line	(20.5)	(31.9)	11.4	(35.7)%
Adjusted revenues	$951.2	$935.4	$15.8	1.7%
The following table presents our calculation of Adjusted Subscription Revenues and Adjusted Transactional Revenues for the years ended December 31, 2018 and 2017, and a reconciliation of these measures to Subscription revenues and Transactional revenues, respectively, for the same periods:
	Year Ended December 31,		Variance
	2018	2017	$	%
	(in millions, except percentages)
Subscription revenues	$794.1	$785.7	$8.4	1.1%
Revenue attributable to IPM Product Line	(17.7)	(31.3)	13.6	(43.5)%
Adjusted subscription revenues	$776.4	$754.4	$22.0	2.9%

	Year Ended December 31,		Variance
	2018	2017	$	%
	(in millions, except percentages)
Transactional revenues	$177.6	$181.6	$(4.0)	(2.2)%
Revenue attributable to IPM Product Line	(2.8)	(0.6)	(2.2)	366.7%
Adjusted transactional revenues	$174.8	$181.0	$(6.2)	(3.4)%
Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, ratings agencies and other interested parties to evaluate our competitors and to measure the ability of companies to service their debt. Our definition of and method of calculating Adjusted EBITDA may vary from the definitions and methods used by other companies, which may limit their usefulness as comparative measures. We calculate Adjusted EBITDA by using net income (loss) before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from divestitures), losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains/(losses), Transition Services Agreement costs, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, merger related costs from the 2019 Transaction, non-cash income/(loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash, legal settlements and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance, and certain unusual items impacting results in a particular period.
Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that our projections and estimates will be realized in their entirety or at all. In addition, because of these limitations, Adjusted EBITDA should not be considered as a measure of liquidity or discretionary cash available to us to fund our cash needs, including investing in the growth of our business and meeting our obligations. You should compensate for these limitations by relying primarily on our U.S. GAAP results and only use Adjusted EBITDA for supplementary analysis.
The following table presents our calculation of Adjusted EBITDA for the three and nine months ended September 30, 2019 and 2018 and reconciles these measures to our Net loss for the same periods:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in millions)
Net income (loss)	$10.8	$(54.7)	$(126.2)	$(198.7)
Benefit for income taxes	1.6	3.2	5.6	3.6
Depreciation and amortization	43.9	60.5	145.2	179.8
Interest expense, net	23.4	32.6	93.9	95.9
Transition Services Agreement costs(1)	2.7	11.6	10.5	48.2
Transition, transformation and integration expense(2)	11.5	14.2	25.3	55.6
Deferred revenues adjustment(3)	0.1	0.5	0.4	2.9
Transaction related costs(4)	8.6	—	42.1	0.6
Share-based compensation expense	9.6	3.7	46.7	10.7
IPM adjusted operating margin(5)	—	(2.9)	—	(5.9)
Legal Settlement(6)	(39.4)	—	(39.4)	—
Other(7)	4.2	(2.4)	5.5	4.4
Adjusted EBITDA	$77.0	$66.3	$209.6	$197.1

(1)
Includes accruals for payments to our Former Parent under the Transition Services Agreement. These costs are expected to decrease substantially in 2019, as we are in the final stages of implementing our standalone company infrastructure.

(2)
Includes costs incurred after the 2016 Transaction relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in the 2016 Transition, integration, and other line-item of our income statement, as well as expenses related to the restructuring and transformation of our business following the 2016 Transaction, mainly related to the integration of separate business units into one functional organization and enhancements in our technology.

(3)
Reflects the deferred revenues fair value accounting adjustment arising from the purchase price allocation in connection with the 2016 Transaction.

(4)
Includes consulting and accounting costs associated with the 2019 Transaction, the sale of the IPM Product Line and tuck-in acquisitions.

(5)
Reflects the IPM Product Line’s operating margin, excluding amortization and depreciation, prior to its divestiture in October 2018.

(6)
Reflects a net gain recorded for cash received in relation to a settlement agreement for a confidential legal matter.

(7)
Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other one-time adjustments.

Free Cash Flow
We use free cash flow in our operational and financial decision-making and believe free cash flow is useful to investors because similar measures are frequently used by securities analysts, investors, ratings agencies and other interested parties to evaluate our competitors and to measure the ability of companies to service their debt.
Our presentation of free cash flow should not be construed as a measure of liquidity or discretionary cash available to us to fund our cash needs, including investing in the growth of our business and meeting our obligations. You should compensate for these limitations by relying primarily on our U.S. GAAP results.
We define free cash flow as net cash provided by operating activities less capital expenditures. For further discussion on free cash flow, including a reconciliation to cash flows provided by operating activities refer to “— Liquidity and Capital Resources — Cash Flows” below.
Liquidity and Capital Resources
Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, capital expenditures, debt service, acquisitions, other commitments and contractual obligations. Our principal sources of liquidity include cash from operating activities, cash and cash equivalents on our consolidated balance sheet and amounts available under our Revolving Credit Facility. We consider liquidity in terms of the sufficiency of these resources to fund our operating, investing and financing activities for a period of 12 months after the financial statement issuance date.
Our cash flows from operations are generated primarily from payments from our subscription customers. As described above, the standard term of a subscription is typically 12 months. When a customer enters into a new subscription agreement, or submits a notice to renew their subscription, we typically invoice for the full amount of the subscription period, record the balance to deferred revenues, and ratably recognize the deferral throughout the subscription period. As a result, we experience cash flow seasonality throughout the year, with a heavier weighting of operating cash inflows occurring during the first half, and particularly first quarter, of the year, when most subscription invoices are sent, as compared to the second half of the year.
We require and will continue to need significant cash resources to, among other things, meet our debt service requirements under the Credit Facilities, the 2026 Notes and any future indebtedness, fund our working capital requirements, make capital expenditures (including related to product development), and expand our business through acquisitions. Based on our forecasts, we believe that cash flow from operations, available cash on hand and available borrowing capacity under our Revolving Credit Facility will be adequate to service debt, meet liquidity needs and fund necessary capital expenditures for at least the next 12 months. Our future capital requirements will depend on many factors, including the number of future acquisitions, data center infrastructure investments, and the timing and extent of spending to support product development efforts. We could be required, or could elect, to seek additional funding through public or private equity or debt financings; however, additional funds may not be available on terms acceptable to us.
We had cash and cash equivalents of  $88.8 million and $25.6 million as of September 30, 2019 and December 31, 2018, respectively. We had approximately $1,600 million of debt as of October 31, 2019, consisting primarily of  $900.0 million in borrowings under our Term Loan Facility and $700.0 million in outstanding principal of the 2026 Notes, with no amounts drawn under our Revolving Credit Facility at closing of the Refinancing Transactions. As of November 30, 2019, there was $65.0 million drawn under the Revolving Credit Facility, the total amount of which was used to fund the acquisition of Darts-ip. We had approximately $1,342.5 million of debt as of September 30, 2019, consisting primarily of $842.5 million in borrowings under our Prior Term Loan Facility, and $500.0 million in outstanding principal of Prior Notes with no borrowings under our Prior Revolving Credit Facility as of the date. As of December 31, 2018, we had approximately $2,029.0 million of debt, consisting primarily of  $1,484.0 million in borrowings under our Prior Term Loan Facility, $500.0 million in outstanding principal of Prior Notes and $45.0 million of borrowings under our Prior Revolving Credit Facility. Using the proceeds from the 2019 Transaction, we repaid our Prior Revolving Credit Facility in full and repaid $630.0 million under our Prior Term Loan Facility. See “— Liquidity and Capital Resources — Debt Profile” below.
Cash Flows
The following table discloses our consolidated cash flows provided by (used in) operating, investing and financing activities for the periods presented:
	Year Ended December 31		Nine Months Ended September 30,
	2018	2017	2019	2018
	(in millions)
Net cash provided by (used in) operating activities	$(26.1)	$6.7	$112.4	$25.0
Net cash provided by (used in) investing activities	11.9	(40.2)	(46.3)	(39.7)
Net cash provided by (used in) financing activities	(32.6)	22.8	(4.1)	(7.5)
Effect of exchange rates	(5.2)	3.2	1.2	(1.6)
Increase/(decrease) in cash and cash equivalents, and restricted cash	(52.0)	(7.5)	63.2	(23.8)
Cash and cash equivalents, and restricted cash beginning of the year	77.5	85.0	25.6	77.5
Less: Cash included in assets held for sale, end of period	—	—	—	25.4
Cash and cash equivalents, and restricted cash end of the period	$25.6	$77.5	$88.8	$28.3
Cash Flows Provided by Operating Activities
Net cash provided by operating activities consists of net income (loss) adjusted for non-cash items, such as: depreciation and amortization of property and equipment and intangible assets, deferred income taxes, share-based compensation, deferred finance charges and for changes in net working capital assets and liabilities.
Net cash used in operating activities was $26.1 million in 2018 compared to net cash provided by operating activities of  $6.7 million in 2017. The $32.8 million negative change in 2018 was primarily due to a $27.2 million change in operating working capital. Accounts receivable increased due to price increases across our product lines along with a slight increase in the aging of the accounts, compared to the prior year change, reflecting strong collections efforts in 2017. Deferred revenues increased in both 2018 and 2017 reflecting continued increases in sales year over year. Accounts payable continues to decrease, reflecting the shortening of our accounts payable outstanding period to a normalized level, compared to the prior year backlog in payments. Excluding the reduction in Accrued expenses for the IPM Product Line Divesture, the activity in both years was consistent. While the 2018 change was minimal, the 2017 change in Other assets is a result of sales commission capitalization in connection with the adoption of ASC 606.
Net cash provided by operating activities was $112.4 million and $25.0 million for the nine months ended September 30, 2019 and September 30, 2018, respectively. The improvement in operating cash flows was driven by a lower operating loss causing higher cash inflows. In addition, significant working capital component changes in the nine months ended September 30, 2019 relate to: (1) an increase in the change in cash flows for accounts receivable reflecting the collection of receivables related to the annual renewals and (2) an increase in the change of accrued expenses due to timing of receipt of vendor bills.

Cash Flows Used in Investing Activities
Net cash provided by investing activities was $11.9 million in 2018, reflecting $80.9 million in net proceeds from the IPM Product Line divestiture (net of restricted cash and cash included in normalized working capital, as well as a working capital adjustment of  $6.1 million), partially offset by $45.4 million in capital expenditures and $23.5 million in acquisitions, mainly TradeMarkVision and Kopernio. Net cash used in investing activities was $40.2 million in 2017, reflecting $37.8 million in capital expenditures and $7.4 million in acquisitions offset by $5.0 million in proceeds from the sale of an equity method investment. Our capital expenditures in both 2018 and 2017 consisted primarily of capitalized labor, consulting and other costs associated with product development.
Net cash used in investing activities was $46.3 million for the nine months ended September 30, 2019, reflecting capital expenditures.
Net cash used in investing activities was $39.7 million for the nine months ended September 30, 2018, which was comprised of: (1) $36.2 million in capital expenditures and (2) $3.5 million for the acquisition of Kopernio, an artificial intelligence technology startup (“Kopernio”). Our capital expenditures in both 2019 and 2018 consisted primarily of capitalized labor, consulting and other costs associated with product development.
Cash Flows Used in Financing Activities
Net cash used in financing activities was $32.6 million in 2018, reflecting mainly $31.7 million in net repayments of debt under our Prior Credit Facilities, mainly driven by an excess cash repayment of $31.4 million following the IPM Product Line divestiture, standard recurring principal repayments of $15 million and a $30 million repayment of borrowings under our Prior Revolving Credit Facility, offset by a $45 million draw on the same facility in the second half of 2018. Net cash provided by financing activities was $22.8 million in 2017, reflecting mainly $15.0 million in net borrowings under our Prior Credit Facilities and $9.1 million in proceeds from the issuance of equity related to management.
Net cash used in financing activities was $4.1 million for the nine months ended September 30, 2019. Key drivers of cash flows used in financing include: (1) Payment of  $630.0 million on the Prior Term Loan Facility upon consummation of the 2019 Transaction, (2) $50.0 million repayment of borrowings under the Prior Revolving Credit Facility and (3) $11.5 million of recurring Prior Term Loan Facility principal repayments. This activity was offset by cash flows provided by financing related to: (1) $682.1 million of proceeds from the 2019 Transaction, net of cash acquired, (2) $5.0 million in proceeds from the Prior Revolving Credit Facility and (3) $0.3 million related to the issuance of ordinary shares.
Net cash used in financing activities was $7.5 million for the nine months ended September 30, 2018. Key drivers of cash flows used in financing include: (1) $30.0 million repayment of borrowings under the Prior Revolving Credit Facility, (2) $11.5 million of recurring Prior Term Loan Facility principle repayments, and (3) $2.5 million for the acquisition of Kopernio. This activity was offset by cash flows provided by financing related to: (1) $35 million in proceeds from the Prior Revolving Credit Facility and (2) $1.4 million related to issuance of ordinary shares.
Free Cash Flow (Non-GAAP Measure)
The following table reconciles free cash flow measure, which is a non-GAAP measure, to net cash provided by operating activities:
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2017	2019	2018
	(in millions, except percentages)
Net cash (used in) provided by operating activities	$(26.1)	$6.7	$112.4	25.0
Cash expenditures	(45.4)	(37.8)	(43.7)	(36.2)
Free cash flow	$(71.5)	$(31.1)	$68.7	$11.2

Free cash flow was $68.7 million for the nine months ended September 30, 2019, compared to use of $11.2 million for the nine months ended September 30, 2018. The increase in free cash flow was primarily due to higher net cash provided by operating activities.
Free cash flow was a use of  $71.5 million for the year ended December 31, 2018, compared to use of $31.1 million for the year ended December 31, 2017. The decrease in free cash flow was primarily due to lower net cash provided by operating activities.
Required Reported Data — Standalone Adjusted EBITDA
We are required to report Standalone Adjusted EBITDA, which is substantially similar to Consolidated EBITDA and EBITDA as such terms were defined under our Prior Credit Agreement and the Prior Indenture, respectively, and as such terms are defined under our Credit Agreement and Indenture, pursuant to the reporting covenants contained in such agreements. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Standalone Adjusted EBITDA reflects further adjustments to Adjusted EBITDA for cost savings already implemented and excess standalone costs.
Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the Credit Agreement and the Indenture and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business.
Excess standalone costs are the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone infrastructure costs. We make an adjustment for the difference because we have had to incur costs under the Transition Services Agreement after we had implemented the infrastructure to replace the services provided pursuant to the Transition Services Agreement, thereby incurring dual running costs. Furthermore, there has been a ramp up period for establishing and optimizing the necessary standalone infrastructure. Since our separation from our Former Parent, we have had to transition quickly to replace services provided under the Transition Services Agreement, with optimization of the relevant standalone functions typically following thereafter. Cost savings reflect the annualized “run rate” expected cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the relevant period.
Standalone Adjusted EBITDA is calculated under the Credit Agreement and the Indenture by using our Consolidated Net Income for the trailing 12-month period (defined in the Credit Agreement and the Indenture as our U.S. GAAP net income adjusted for certain items specified in the Credit Agreement and the Indenture) adjusted for items including: taxes, interest expense, depreciation and amortization, non-cash charges, expenses related to capital markets transactions, acquisitions and dispositions, restructuring and business optimization charges and expenses, consulting and advisory fees, run-rate cost savings to be realized as a result of actions taken or to be taken in connection with an acquisition, disposition, restructuring or cost savings or similar initiatives, “run rate” expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the 2016 Transition projected by us, costs related to any management or equity stock plan, other adjustments that were presented in the offering memorandum used in connection with the issuance of the Prior Notes and earnout obligations incurred in connection with an acquisition or investment.

The following table reconciles Standalone Adjusted EBITDA to Adjusted EBITDA for the periods presented (see above for a reconciliation of Adjusted EBITDA to the GAAP metric net income (loss)):
	Year Ended December 31,		Twelve Months Ended September 30,
	2018	2017	2019	2018
	(in millions)
Adjusted EBITDA	$272.8	$319.7	$285.9	$275.8
Realized foreign exchange gain	—	—	(2.0)	—
Cost savings(1)	12.7	9.7	11.6	10.2
Excess standalone costs(2)	25.4	(24.6)	28.7	23.5
Standalone Adjusted EBITDA	$310.9	$304.8	$324.2	$309.5

(1)
Reflects the estimated annualized run-rate cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the period (exclusive of any cost reductions in our estimated standalone operating costs).

(2)
Reflects the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone operating costs, which were as follows:

	Year Ended December 31,		Twelve Months Ended September 30,
	2018	2017	2019	2018
	(in millions)
Actual standalone company infrastructure costs	$153.6	$97.1	$159.8	150.1
Steady state standalone cost estimate	(128.2)	(121.7)	(131.1)	(126.6)
Excess standalone costs	$25.4	$(24.6)	$28.7	$23.5
The foregoing adjustments (1) and (2) are estimates and are not intended to represent pro forma adjustments presented within the guidance of Article 11 of Regulation S-X. Although we believe these estimates are reasonable, actual results may differ from these estimates, and any difference may be material. See “Cautionary Statement Regarding Forward-Looking Statements.”
Debt Profile
2026 Notes
On October 31, 2019, we closed a private offering of  $700.0 million in aggregate principal amount of 2026 Notes bearing interest at 4.50% per annum. The 2026 Notes were issued by Camelot Finance S.A., an indirect wholly-owned subsidiary of Clarivate, are secured on a first-lien pari passu basis with borrowings under the Credit Facilities, and are guaranteed on a joint and several basis by certain of Clarivate’s subsidiaries. We used the net proceeds from the offering of 2026 Notes, together with proceeds from the Credit Facilities discussed below to, among other things, redeem the Prior Notes in full, refinance all amounts outstanding under the Prior Credit Facilities, fund in full the TRA Termination Payment pursuant to the TRA Buyout Agreement and pay fees and expenses related to the foregoing.
The Indenture governing the 2026 Notes contains covenants which, among other things, limit the incurrence of additional indebtedness (including acquired indebtedness), issuance of certain preferred stock, the payment of dividends, making restricted payments and investments, the purchase or acquisition or retirement for value of any equity interests, the provision of loans or advances to restricted subsidiaries, the sale or lease or transfer of any properties to any restricted subsidiaries, the transfer or sale of assets, and the creation of certain liens. As of the date of this prospectus, we believe we were in compliance with the indenture covenants.

Credit Facilities
On October 31, 2019, we entered into the Credit Facilities. The Credit Facilities consist of a $900.0 million Term Loan Facility, which was fully drawn at closing, and a $250.0 million Revolving Credit Facility, which was undrawn at closing. The Revolving Credit Facility matures on October 31, 2024 and the Term Loan Facility matures on October 31, 2026.
Borrowings under the Credit Facility bear interest at a floating rate which can be, at our option, either (i) a Eurocurrency rate plus an applicable margin or (ii) an alternate base rate (equal to the highest of  (i) the rate which Bank of America, N.A. announces as its prime lending rate, (ii) the Federal Funds Effective Rate plus one-half of 1.00% and (iii) the Eurocurrency rate for an interest period of one month for loans denominated in dollars plus 1.00%) plus an applicable margin, in either case, subject to a Eurocurrency rate floor of 0.00%. Commencing with the last day of the first full quarter ending after the closing date of the Credit Facilities, the Term Loan Facility will amortize in equal quarterly installments in an amount equal to 1.00% per annum of the original par principal amount thereof, with the remaining balance due at final maturity.
The Credit Facilities are secured by substantially all of our assets and the assets of all of our U.S. restricted subsidiaries and certain of our non-U.S. subsidiaries, including those that are or may be borrowers or guarantors under the Credit Facilities, subject to customary exceptions. The Credit Agreement governing the Credit Facilities contains customary events of default and restrictive covenants that limit us from, among other things, incurring certain additional indebtedness, issuing preferred stock, making certain restricted payments and investments, certain transfers or sales of assets, entering into certain affiliate transactions or incurring certain liens. These Credit Agreement limitations are subject to customary baskets, including certain limitations on debt incurrence and issuance of preferred stock, subject to compliance with a consolidated coverage ratio of Consolidated EBITDA (as defined in the Credit Agreement), a measure substantially similar to our Standalone Adjusted EBITDA disclosed above under “— Required Reported Data — Standalone Adjusted EBITDA”, to interest and other fixed charges on certain debt (as defined in the Credit Agreement) of 2.00 to 1.00 or a total net leverage ratio (as defined in the Credit Agreement) not to exceed 6.50 to 1.00. In addition, the Credit Agreement requires us to comply with a springing financial covenant pursuant to which, as of the first quarter of 2020, we must not exceed a first lien net leverage ratio (as defined under the Credit Agreement) of 7.25 to 1.00, to be tested on the last day of any quarter only when more than 35% of the Revolving Credit Facility (excluding (i) non-cash collateralized, issued and undrawn letters of credit in an amount up to $20 million and (ii) any cash collateralized letters of credit) is utilized at such date. As of September 30, 2019, our consolidated coverage ratio was 2.91 to 1.00 and our consolidated leverage ratio was 2.33 to 1.00. As of the date of this prospectus, we are in compliance with the covenants in the Credit Agreement.
The Credit Facilities provide that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness (including the 2026 Notes), voluntary and involuntary bankruptcy proceedings, material money judgments, loss of perfection over a material portion of collateral, material ERISA/pension plan events, certain change of control events and other customary events of default, in each case subject to threshold, notice and grace period provisions.
Commitments and Contingencies
Our contingent liabilities consist primarily of letters of credit and performance bonds and other similar obligations in the ordinary course of business. Additionally, we have agreed to pay the former shareholders of acquired companies Publons Limited, which we acquired in June 2017 (“Publons”); TradeMarkVision USA, LLC, which we acquired in October 2018 (“TradeMarkVision”), and Kopernio certain amounts in conjunction with such acquisitions. Regarding the Publons acquisition, we agreed to pay the former shareholders up to an additional $9.5 million through 2020. Regarding the TradeMarkVision acquisition, the Company agreed to pay former shareholders earn-out payments through 2020. Regarding the Kopernio acquisition, we agreed to pay contingent consideration of up to $3.5 million through 2021. Amounts payable are contingent upon Publons’, TrademarkVision’s and Kopernio’s achievement of certain milestones and performance metrics. As of September 30, 2019, we had an outstanding liability for Publons of  $4.4 million related to the estimated fair value of this contingent consideration included in Accrued expenses and Other current liabilities. As of September 30, 2019, we had an outstanding liability for TradeMarkVision of  $7.7 million related to the estimated fair value of this contingent consideration, relating to a compensation earn-out which was included in Other current liabilities in the Consolidated Balance Sheets. The Company paid $0.9 million of the contingent purchase price in the nine months ended September 30, 2019, as a result of Kopernio achieving the first tier of milestones and performance metrics. As of September 30, 2019, we recognized over the concurrent service period an outstanding liability for Kopernio of  $0.7 million related to the estimated fair value of this contingent compensation earn-out. The liability is included in Accrued expenses and other current liabilities in the Consolidated Balance Sheets.
In 2018, we wrote down our $33.8 million tax indemnity asset, based on a dispute with the indemnitor which was later resolved by a confidential legal settlement.
Off Balance Sheet Arrangements
We do not currently have any off-balance sheet arrangements and do not have any holdings in variable interest entities.
Contractual Obligations
We have various contractual obligations and commercial commitments that are recorded as liabilities in our financial statements. Other items, such as purchase obligations and other executory contracts, are not recognized as liabilities in our consolidated financial statements, but are required to be disclosed.
In the table below, we set forth our significant enforceable and legally binding obligations and future commitments as of December 31, 2018.
		Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
		(in millions)
Long-term debt, including interest(1)	$2,708.8	$202.4	$293.1	$1,673.9	$539.4
Operating Leases(2)	129.6	22.1	36.8	30.3	40.4
Purchase Obligations(3)	57.2	24.7	32.5	—	—
Transition Services Agreement(4)	9.6	9.6	—	—	—
Total	$2,905.2	$258.8	$362.4	$1,704.2	$579.8

(1)
This amount does not reflect the repayment of  $650.0 million of debt under our Prior Term Loan Facility upon the consummation of the 2019 Transaction or the Refinancing Transactions. This amount also includes interest, which for the floating rate portion of our debt has been calculated based on the applicable base rates (i.e., LIBOR) in effect as of December 31, 2018.

(2)
Our operating lease obligations include future minimum lease payments under all our non-cancellable operating leases with an initial term in excess of one year. We adopted the new accounting standard for leases, ASC 842, on January 1, 2019, under which operating leases are to be recorded as balance sheet liabilities, with a corresponding right of use asset. See Note 3 to our audited consolidated financial statements included elsewhere in this prospectus.

(3)
Includes purchase obligations, primarily for cloud computing services and software licenses, pursuant to agreements to purchase goods and services that are enforceable, legally binding, and specify significant terms, including fixed or minimum quantities to be purchased, fixed minimum or variable pricing provisions, and the approximate timing of the 2019 Transaction. Purchase orders made in the ordinary course of business are excluded from the above table. Any amounts for which we are liable are reflected in our Consolidated Balance Sheets as Accounts payable or Accrued expenses.

(4)
The Transition Services Agreement will expire according to its terms in September 2019. See “— Factors Affecting the Comparability of Our Results of Operations — 2016 Transaction and Transition to Operations as a Standalone Business.”

Camelot entered into the Tax Receivable Agreement prior to the consummation of the 2019 Transaction. On August 21, 2019, Camelot entered into the TRA Buyout Agreement, terminating all future payment obligations of Camelot under the Tax Receivable Agreement in exchange for a payment of $200.0 million (the “TRA Termination Payment”), which Camelot paid on November 7, 2019 with proceeds from the Refinancing Transactions.
In addition, in connection with the 2019 Transaction, Onex Partners Advisors LP, an affiliate of Onex, received a fee of  $5.4 million and Baring Private Equity Asia Group Limited, an affiliate of Baring, received a fee of  $2.1 million. See “Certain Relationships and Related Person Transactions — Other.”
Liquidity and Capital Resources — Three and Six Months Ended June 30, 2019 and 2018
We had cash and cash equivalents of  $43.1 million as of June 30, 2019. We had approximately $1,346.3 million of debt as of June 30, 2019, consisting primarily of  $846.3 million in borrowings under our Prior Term Loan Facility, and $500.0 million in outstanding principal of Prior Notes with no borrowings under our Prior Revolving Credit Facility as of the date. See “— Required Reporting Data — Standalone Adjusted EBITDA — Debt Profile” below.
Cash Flows
The following table discloses our consolidated cash flows provided by (used in) operating, investing and financing activities for the periods presented:
	Six Months Ended June 30,
	2019	2018
	(in millions)
Net cash provided by (used in) operating activities	$42.9	$31.0
Net cash provided by (used in) investing activities	(24.9)	(27.6)
Net cash provided by (used in) financing activities	(0.4)	(36.3)
Effect of exchange rates	(0.1)	(0.7)
Increase/(decrease) in cash and cash equivalents, and restricted cash	17.5	(33.6)
Cash and cash equivalents, and restricted cash beginning of the year	25.6	77.5
Cash and cash equivalents, and restricted cash end of the period	$43.1	$43.9
Cash Flows Provided by Operating Activities
Net cash provided by operating activities was $42.9 million and $31.0 million for the six months ended June 30, 2019 and June 30, 2018, respectively. The improvement in operating cash flows was driven by a slightly lower operating loss causing higher cash inflows. In addition, significant working capital component changes in the six months ended June 30, 2019 relate to: (1) a decrease in the change in cash flows for accounts receivable reflecting the collection of receivables related to the annual renewals and (2) a decrease in the change of accrued expenses due to timing of receipt of vendor bills.
Cash Flows Used in Investing Activities
Net cash used in investing activities was $24.9 million for the six months ended June 30, 2019, reflecting capital expenditures.
Net cash used in investing activities was $27.6 million for the six months ended June 30, 2018, which was comprised of: (1) $24.1 million in capital expenditures and (2) $3.5 million for the acquisition of Kopernio, an artificial technology startup (“Kopernio”). Our capital expenditures in both 2019 and 2018 consisted primarily of capitalized labor, consulting and other costs associated with product development.
Cash Flows Used in Financing Activities
Net cash used in financing activities was $0.4 million for the six months ended June 30, 2019. Key drivers of cash flows used in financing include: (1) Payment of  $630.0 million on the Prior Term Loan

Facility upon consummation of the 2019 Transaction with Churchill, (2) $50.0 million repayment of borrowings under the Revolving Credit Facility and (3) $7.7 million in recurring Prior Term Loan Facility principal repayments. This prior activity was offset by cash flows provided by financing related to: (1) $682.1 million of proceeds from the 2019 Transaction, net of cash acquired, (2) $5.0 million in proceeds from the Prior Revolving Credit Facility and (3) $0.1 million related to the issuance of ordinary shares.
Net cash used in financing activities was $36.3 million for the six months ended June 30, 2018. This was primarily attributable to: (1) $30.0 million repayment of borrowings under the Prior Revolving Credit Facility and (2) $7.7 million of recurring Prior Term Loan Facility principal repayments. These transactions were offset by: $1.4 million of proceeds from issuance of equity.
Free Cash Flow (non-GAAP measure)
The following table reconciles free cash flow measure, which is a non-GAAP measure, to net cash provided by operating activities:
	Six Months Ended June 30,
	2019	2018
	(in millions)
Net cash (used in) provided by operating activities	$42.9	$31.0
Capital expenditures	(24.9)	(24.1)
Free cash flow	$18.0	$6.9
Required Reported Data — Standalone Adjusted EBITDA
We are required to report Standalone Adjusted EBITDA pursuant to the reporting covenants contained in the Credit Agreement and the Indenture. Standalone Adjusted EBITDA is substantially similar to Consolidated EBITDA and EBITDA as such terms are defined under the Credit Agreement and the Indenture, respectively. In addition, the Credit Agreement and the Indenture contain certain restrictive covenants that govern debt incurrence and the making of restricted payments, among other matters. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Standalone Adjusted EBITDA reflects further adjustments to Adjusted EBITDA for cost savings already implemented and excess standalone costs.
Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the Credit Agreement and the Indenture and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business. It is also utilized by management and the compensation committee of the Board as an input for determining incentive payments to employees.
The following table reconciles Standalone Adjusted EBITDA to our Net loss for the periods presented:
	Twelve Months Ended June 30,
	2019	2018
	(in millions)
Adjusted EBITDA	$275.0	$286.4
Cost savings(1)	7.1	10.4
Excess standalone costs(2)	33.8	9.0
Standalone Adjusted EBITDA	$315.9	$305.8

(1)
Reflects the estimated annualized run-rate cost savings, net of actual cost savings realized, related to restructuring and other cost saving initiatives undertaken during the period (exclusive of any cost reductions in our estimated standalone operating costs).

(2)
Reflects the difference between our actual standalone company infrastructure costs and our estimated steady state standalone operating costs, which were as follows:

	Twelve Months Ended June 30,
	2019	2018
	(in millions)
Actual standalone company infrastructure costs	$163.9	$134.0
Steady state standalone cost estimate	(130.1)	(125.0)
Excess standalone costs	$33.8	$9.0
The foregoing adjustments (1) and (2) are estimates and are not intended to represent pro forma adjustments presented within the guidance of Article 11 of Regulation S-X. Although we believe these estimates are reasonable, actual results may differ from these estimates, and any difference may be material. See “Cautionary Statement Regarding Forward-Looking Statements.”
Debt Profile
Prior Notes
In October 2016, we issued $500 million in aggregate principal amount of Prior Notes maturing in October 2024 bearing interest at 7.875% per annum, payable semi-annually in April and October of each year. The Prior Notes were issued in connection with the 2016 Transaction and the proceeds used to partially finance the acquisition of Clarivate in October 2016. The Prior Notes were guaranteed on a senior unsecured basis by our wholly owned domestic restricted subsidiaries, and by each of our foreign restricted subsidiaries that was an obligor under the Prior Credit Facilities.
We had the option to redeem the Prior Notes, in whole or in part, at any time on or after October 15, 2019 at a fixed price of 103.938%, plus accrued and unpaid interest to the date of the purchase. After the initial voluntary redemption date, the price declines ratably until it reaches par in October 2021.
The indenture governing the Prior Notes contained covenants which, among other things, limited the incurrence of additional indebtedness (including acquired indebtedness), issuance of certain preferred stock, the payment of dividends, making restricted payments and investments, the purchase or acquisition or retirement for value of any equity interests, the provision of loans or advances to restricted subsidiaries, the sale or lease or transfer of any properties to any restricted subsidiaries, the transfer or sale of assets, and the creation of certain liens.
Prior Credit Facilities
In connection with the 2016 Transaction, certain of our subsidiaries and certain Onex Corporation subsidiaries entered into the $175 million Prior Revolving Credit Facility, of which no borrowings have been drawn and outstanding as of June 30, 2019, and a $1,550 million Prior Term Loan Facility, $846.3 million of which was outstanding at June 30, 2019.
Upon the closing of the 2019 Transaction, we made a voluntary prepayment of  $630.0 million toward our Prior Term Loan Facility and $20.0 million toward our Prior Revolving Credit Facility in accordance with the Prior Credit Facility. In addition, we wrote down (and recognized related expense of) $7.7 million of deferred financing charges and $1.4 million of Prior Term Loan Facility discount in connection with the repayment of debt. During the six months ended June 30, 2019, we paid down an additional $30.0 million drawn on the Prior Revolving Credit Facility prior to the closing of the 2019 Transaction.
Commitments and Contingencies
As of June 30, 2019, we had an outstanding liability for Publons of  $3.4 million related to the estimated fair value of this contingent consideration, of which $2.4 million was included in Accrued expenses and Other current liabilities, and $1.0 million was included in Other non-current liabilities in the Consolidated Balance Sheets. As of June 30, 2019, we had an outstanding liability for TradeMarkVision of

$4.1 million related to the estimated fair value of this contingent consideration, relating to a compensation earn-out which was included in Other current liabilities in the Consolidated Balance Sheets. We paid $0.9 million of the contingent purchase price in the six months ended June 30, 2019, as a result of Kopernio achieving the first tier of milestones and performance metrics. As of June 30, 2019, we recognized over the concurrent service period an outstanding liability for Kopernio of  $0.5 million related to the estimated fair value of this contingent compensation earn-out. The liability is included in Accrued expenses and other current liabilities in the Consolidated Balance Sheets.
Off Balance Sheet Arrangements
As of June 30, 2019, we did not have any off-balance sheet arrangements and did not have any holdings in variable interest entities.
Critical Accounting Policies, Estimates and Assumptions
The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes included elsewhere in this prospectus. On an ongoing basis, we evaluate estimates, which are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We consider the following accounting policies to be critical to understanding our financial statements because the application of these policies requires significant judgment on the part of management, which could have a material impact on our financial statements if actual performance should differ from historical experience or if our assumptions were to change. The following accounting policies include estimates that require management’s subjective or complex judgments about the effects of matters that are inherently uncertain. See Note 2 to our audited consolidated financial statements and Note 3 to our unaudited interim condensed consolidated financial statements, each included elsewhere in this prospectus, for further discussion.
Revenues Recognition
We derive revenues from contracts with customers by selling information on a subscription and single transaction basis as well as performing professional services. Our subscription contract agreements contain standard terms and conditions, and most contracts include a one-year subscription, although we may provide a multi-year subscription in certain instances. In some cases, contracts provide for variable consideration that is contingent upon the occurrence of uncertain future events, such as retroactive discounts provided to the customers, indexed or volume based discounts, and revenues between contract expiration and renewal. We estimate the amount of the variable consideration at the expected value or at the most likely amount depending on the type of consideration. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenues recognized will not occur when the uncertainty associated with the variable consideration is resolved. The estimate of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of its anticipated performance and all information (historical, current and forecasted) that is reasonably available to us.
Most of our revenues are derived from subscription contract arrangements, which may contain multiple performance obligations. For these arrangements, the transaction price is allocated to the identified performance obligations based on their relative standalone selling prices. We utilize standard price lists, together with consideration of market conditions, customer demographics, and geographic location, to determine the standalone selling price for most of our products and services, however certain products may not have a standalone selling price that is directly observable, which requires judgement.
See Note 3 to our consolidated financial statements included elsewhere in this prospectus for further discussion.
Accounts Receivable
Accounts receivable are recorded at the amount invoiced to customers and do not bear interest. We maintain an allowance for doubtful accounts for losses resulting from the inability of specific customers to meet their financial obligations, representing our best estimate of probable credit losses in existing trade accounts receivable. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, we recognize reserves for doubtful receivables by evaluating factors such as the length of time receivables are past due, historical collection experience, and the economic and competitive environment. If any of these estimates change or actual results differ from expected results, then an adjustment is recorded in the period in which the amounts become reasonably estimable.
Business Combinations
In a business combination, substantially all identifiable assets, liabilities and contingent liabilities acquired are accounted for using the acquisition method at the acquisition date and are recorded at their respective fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. The determination of the fair values is based on estimates and judgments made by management. Our estimates of fair value are based upon assumptions we believe to be reasonable, but which are inherently uncertain and unpredictable. Measurement period adjustments are reflected at the time identified, up through the conclusion of the measurement period, which is the time at which all information for determination of the values of assets acquired and liabilities assumed is received, and is not to exceed one year from the acquisition date.
Goodwill is measured at the acquisition date as the fair value of the consideration transferred (including, if applicable, the fair value of any previously held equity interest and any non-controlling interests) less the net recognized amount (which is generally the fair value) of the identifiable assets acquired and liabilities assumed.
When a business combination involves contingent consideration, we record a liability for the estimated cost of such contingencies when expenditures are probable and reasonably estimable. A significant amount of judgement is required to estimate and quantify the potential liability in these matters. We engage outside experts as deemed necessary or appropriate to assist in the calculation of the liability, however management is responsible for evaluating the estimate. We reassess the estimated fair value of the contingent consideration each financial reporting period over the term of the arrangement. Any resulting changes identified subsequent to the measurement period are recognized in earnings and could have a material effect on our results of operations.
Other Identifiable Intangible Assets
Other identifiable intangible assets are recorded at fair value upon acquisition and are subsequently carried at cost less accumulated amortization or accumulated impairment for indefinite-lived intangible assets. Where applicable, other identifiable intangible assets are amortized over their estimated useful lives as follows:
Customer relationships	2 – 14 years
Databases and content	13 – 20 years
Other	N/A
Trade names	Indefinite
The carrying values of other identifiable intangible assets are reviewed for impairment whenever circumstances indicate that their carrying amounts may not be recoverable. The carrying values of indefinite-lived intangible assets are reviewed for impairment annually, or more frequently when circumstances indicate that impairment may have occurred. The test for impairment compares the carrying amounts to the fair value based on current revenues projections of the related operations, under the relief from royalty method. Any excess of the carrying value over the amount of fair value is recognized as an impairment. Any such impairment would be recognized in full in the reporting period in which it has been identified and could have a material adverse effect on our financial condition or results of operations.
Goodwill
We test goodwill annually for impairment in the fourth quarter, or more frequently when circumstances indicate that impairment may have occurred. Goodwill represents the purchase price in excess of the fair value of the net assets acquired in a business combination. If the carrying value of a reporting unit exceeds the implied fair value of that reporting unit, an impairment charge to goodwill is recognized for the excess. Our reporting units are one level below the operating segment, as determined in accordance with ASC 350, Intangibles — Goodwill and Other. For the years ended December 31, 2017 and 2018, we identified one reporting unit and five reporting units respectively. The number of reporting units increased during 2018 as a result of the progression from our reliance on transitional services provided by Thomson Reuters, in becoming a standalone entity. This progression led to a change in our reporting structure, revealing five reporting units, over which we performed a reallocation of the implied fair value.
We completed our most recent annual goodwill impairment testing during the fourth quarter of 2018. As a part of our assessment of each reporting unit’s estimated fair value and likelihood of impairment, we include both a quantitative and qualitative evaluation. The impairment test for goodwill consists of a two-step approach at the reporting unit level. In the first step, we assess various qualitative factors to determine whether the fair value of a reporting unit may be less than its carrying amount. If a determination is made that, based on the qualitative factors, an impairment does not exist, then we are not required to perform further testing. If the aforementioned qualitative assessment results in concluding that it is more likely than not that the fair value of a reporting unit may be less than its carrying amount, the fair value of the reporting unit will be determined and compared to its carrying value including goodwill. We estimate the fair value of our reporting units using the income approach, which is a change from, the market approach used in the prior year. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated cash flows. Cash flow projections are based on our estimates of revenues growth rates and operating margins. The discount rate is based on the weighted average cost of capital adjusted for the relevant risk associated with the characteristics of the business and projected cash flows.
Based on the results of the annual impairment test as of October 1, 2018, the fair values of our reporting units exceeded the individual reporting unit’s carrying value, and goodwill was not impaired.
Although no reporting units failed the assessments noted above, the fair value of the Derwent reporting unit exceeded the carrying value by 2%. The estimated fair value for the other reporting units substantially exceeded their respective carrying values. The current goodwill impairment analysis incorporates our expectations for moderate sales growth and the overall outlook for the Derwent Product Line was consistent with our long-term projections. We used the same discount rate across all of our reporting units for the income approach. We believe that the reason for the low clearance of the annual impairment test is linked to our transition to a standalone entity and the subsequent reassessment of the reporting units during 2018. Upon the reassessment we determined that the Derwent reporting unit contained a disproportionately higher intangible asset balance, which led to a higher carrying amount relative to the other reporting units.
Based on the results of the 2018 annual impairment analysis performed, we have determined that the Derwent reporting unit is at risk of a future goodwill impairment if there are declines in our future cash flow projections or if we are unsuccessful in implementing our revenues growth plans. Additionally, the fair value may be adversely affected by other market factors such as an increase in the discount rate used in the income approach or a decrease in market multiples used in the market approach, or an increase in the carrying value of the reporting unit. Although the current analysis incorporates our expectations for moderate sales growth, there is no guarantee that we will be able to meet our revenues growth plan. The total goodwill associated with this reporting unit was approximately $130.4 million as of December 31, 2018. Based on the latest annual impairment test, the estimated fair value of the Derwent reporting unit is approximately 2% above its carrying value. We did not identify any impairment triggers as of September 30, 2019.
Share-Based Compensation
Share-based compensation expense includes cost associated with stock options granted to certain members of key management.
The stock option fair value is estimated at the date of grant using the Black-Scholes option pricing model, which requires management to make certain assumptions of future expectations based on historical and current data. The assumptions include the expected term of the stock option, expected volatility, dividend yield, and risk-free interest rate. The expected term represents the amount of time that options granted are expected to be outstanding, based on forecasted exercise behavior. The risk-free rate is based on the rate at grant date of zero-coupon U.S. Treasury Notes with a term comparable to the expected term of the option. Expected volatility is estimated based on the historical volatility of comparable public entities’ stock price from the same industry. Our dividend yield is based on forecasted expected payments, which are expected to be zero for the immediate future. We recognize compensation expense over the vesting period of the award on a straight-line basis.
Derivative Financial Instruments
We may use interest rate swaps to manage risks generally associated with interest rate fluctuations. Our derivative financial instruments are used as risk management tools and not for speculative or trading purposes.
We have interest rate swaps with counterparties to reduce our exposure to variability in cash flows relating to interest payments on a portion of our outstanding Prior Term Loan Facility. We apply hedge accounting and have designated these instruments as cash flow hedges of the risk associated with floating interest rates on designated future quarterly interest payments. Management assumes the hedge is highly effective and therefore changes in the value of the hedging instrument are recorded in accumulated other comprehensive income (loss) in the consolidated balance sheets. Any ineffectiveness is recorded in earnings. Amounts in accumulated other comprehensive income (loss) are reclassified into earnings in the same period during which the hedged transactions affect earnings, or upon termination of the hedging relationship.
Fair Value of Financial Instruments
We disclose and recognize the fair value of our assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
The following valuation techniques are used to measure fair value for assets and liabilities:
Level 1 — Quoted market prices in active markets for identical assets or liabilities;
Level 2 — Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs); and
Level 3 — Unobservable inputs for the asset or liability, which are valued based on management’s estimates of assumptions that market participants would use in pricing the asset or liability.
Movements in the fair value of financial instruments could have a material effect on the financial condition or results of operations.
Taxation
Certain items of income and expense are not recognized in our financial statements and income tax returns in the same year, which creates timing differences. These timing differences result in (1) deferred income tax liabilities that create an increase in future income taxes, and (2) deferred income tax assets that create a reduction in future income taxes. Recognition of deferred tax assets is based on management’s belief that it is more likely than not that the income tax benefit associated with certain temporary differences, income tax credits, capital loss carryforwards, and income tax operating loss, would be realized. We record a valuation allowance to reduce the deferred tax assets to equal an amount that is more likely than not to be realized. The amount of the valuation allowance is based on the assessment of future taxable income by tax jurisdiction and tax planning strategies. If the estimate of future taxable income or tax strategies changes at any time, we would record an adjustment to the valuation allowance. Such an adjustment could have a material effect on our financial condition or results of operations.
Changes in tax laws and tax rates could also affect recorded deferred tax assets and liabilities in the future. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations. ASC Topic 740, Income Taxes, states that a benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. We first record unrecognized tax benefits as liabilities in accordance with ASC 740 and then adjust these liabilities when changes are identified, as a result of the evaluation of new information not previously available at the time of establishing the liability. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available and could have a material effect on the financial condition or results of operations.
Interest accrued related to unrecognized tax benefits and income tax related penalties are included in the provision for income taxes.
Deferred tax is provided on taxable temporary differences arising on investments in non-U.S. subsidiaries and equity method investees, except where we intend, and are able, to reinvest such amounts on a permanent basis.
Pension and Other Post-Retirement Benefits
We provide retirement benefits to certain employees, including defined benefit pension plans. The determination of benefit obligations and expense is based on actuarial models. In order to measure benefit costs and obligations using these models, critical assumptions are made with regard to the discount rate, expected return on assets, and the assumed rate of compensation increases. Other assumptions involve demographic factors such as turnover, retirement, and mortality rates. Changes in material assumptions could materially affect the amounts, particularly the long-term rate of return on plan assets and the rate used to discount the projected benefit obligation. Management reviews these assumptions periodically and updates them when its experience deems it appropriate to do so.
The discount rate is determined annually by management. For most international markets, the discount rate is based on the results of a modeling process in which the plans’ expected cash flows (based on the plans’ duration as of December 31, 2018 market conditions) is matched with the spot rate from a current yield curve of an index of high quality (Standard & Poor’s AA and above) corporate bonds to develop the present value of the expected cash flow, and then determine the discount rate. In India specifically, the discount rate is set based on the yields of the Indian Government bonds, appropriate to the duration of the plan liabilities. As a sensitivity measure, a 100-basis point increase in the discount rate for all of our plans, absent any other changes in assumptions, would result in a $1.6 million decrease in the projected benefit obligation as of December 31, 2018. A 100-basis point decrease in the discount rate would result in a $1.9 million increase in the projected benefit obligation as of December 31, 2018.
We sponsor only one specific plan, the Belgium plan, that has a plan asset. The plan asset has a rate of return guaranteed by the insurance company.
In selecting an expected return on our plan assets, we consider obtaining a rate that is consistent with the level of risk taken, and to target performance rates that meet the standard required by local regulations for our defined benefit plan. The actual return on plan assets will vary from year to year versus this assumption. We believe it is appropriate to use long-term expected forecasts in selecting the expected return on assets. As such, there can be no assurance that our actual return on plan assets will approximate the long-term expected forecasts. Our current strategy is to invest primarily in 100% insurance contracts, that do not have target asset allocation ranges, and a guarantee that the plan asset will always provide a minimum rate of return.

Recently Issued and Adopted Accounting Pronouncements
For recently issued and adopted accounting pronouncements, see Note 3 to our audited consolidated financial statements and Note 3 to our unaudited interim condensed consolidated financial statements, each included elsewhere in this prospectus.
Quantitative and Qualitative Disclosures About Market Risk
Market risk is the risk that changes in market prices, such as foreign currency exchange rates and interest rates, will affect our cash flows or the fair value of our holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters.
Foreign Currency Exchange Rate Risk
We are exposed to foreign currency exchange risk related to our transactions and our subsidiaries’ balances that are denominated in currencies other than the U.S. dollar, our functional currency. See “— Factors Affecting the Comparability of Our Results of Operations — Effect of Currency Fluctuations” for more information about our foreign currency exchange rate exposure. In accordance with our treasury policy, we seek to naturally hedge our foreign exchange transaction exposure by matching the transaction currencies for our cash inflows and outflows. For example, where commercially feasible, we seek to borrow in the same currencies in which cash flows from operations are generated. In the past, we have used derivatives to hedge foreign currency exchange risk arising from receipts and payments denominated in foreign currencies on a limited basis, primarily in our IPM Product Line, which we divested in October 2018. We do not currently hedge our foreign exchange transaction or translation exposure, but may consider doing so in the future.
Revenues denominated in currencies other than U.S. dollars amounted to $204.5 million, or approximately 21%, of our total revenues for the year ended December 31, 2018. A significant majority of this amount was denominated in euro, British pounds and Japanese yen. A 5% increase or decrease in the value of the euro, British pound and Japanese yen relative to the U.S. dollar would have caused our revenues for the year ended December 31, 2018 to increase or decrease by $9.2 million.
Interest Rate Risk
Our interest rate risk arises from our long-term borrowings at floating interest rates. Borrowings under our Prior Credit Facilities were, and borrowings under the Credit Facilities are, subject to floating base interest rates, plus a margin. As of December 31, 2018, we had $1,525.0 million of floating rate debt outstanding under the Prior Credit Facilities, consisting of borrowings under the Revolving and Term Loan Facilities for which the base rate was one-month LIBOR (subject, with respect to the Prior Term Loan Facility only, to a floor of 1.00%), which stood at 2.5% at December 31, 2018. Of this amount, we hedged $350.0 million of our principal amount of our floating rate debt under hedges that we deemed effective as of December 31, 2018. As a result, $1,175.0 million of our outstanding long-term debt effectively bore interest at floating rates. A 100 basis point increase or decrease in the applicable base interest rate under the Prior Credit Facilities would have an annual impact of  $13.7 million on our cash interest expense for the year ended December 31, 2018. For additional information on our outstanding debt and related hedging, see Notes 9 and 12 to our audited consolidated financial statements included elsewhere in this prospectus.
As of September 30, 2019, we had $842.5 million of floating rate debt outstanding under the Prior Credit Facilities, consisting of borrowings under the Prior Revolving Credit Facility and Prior Term Loan Facility for which the base rate was one-month LIBOR (subject, with respect to the Prior Term Loan Facility only, to a floor of 1.00%), which stood at 2.02% as of September 30, 2019. Of this amount, we hedged $350.0 million of our principal amount of our floating rate debt under hedges that we deemed effective as of September 30, 2019. As a result, $492.5 million of our outstanding long-term debt effectively bore interest at floating rates. A 100 basis point increase or decrease in the applicable base interest rate under the Prior Credit Facilities would have had an impact of  $1.8 million and $7.2 million on our cash interest expense for the three and nine months ended September 30, 2019, respectively. For additional information on our outstanding debt and related hedging, see Notes 8 and 10 to our unaudited consolidated financial statements included elsewhere in this prospectus.

In April 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $50.0 million of its Prior Term Loan, effective April 30, 2021. Additionally, in May 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $100.0 million of its Prior Term Loan, effective March 31, 2021. These hedging instruments mature on September 29, 2023. The Company will apply hedge accounting by designating the interest rate swaps as a hedge in applicable future quarterly interest payments.
It is not clear what impact, if any, the United Kingdom’s anticipated withdrawal from the EU will have on the interest rate on our indebtedness and related derivative instruments. The United Kingdom is expected to withdraw from the European Union on January 31, 2020. Under the terms of the withdrawal agreement between the United Kingdom and the European Union, a transition period will commence once the United Kingdom leaves the European Union until December 31, 2020. During the transition period, the United Kingdom will be treated in all material respects as though it is a member of the European Union, with most EU laws applying to and in the United Kingdom. In addition, the United Kingdom will remain in the European Union single market and customs union and free movement of people will continue until the end of the transition period.
However, the terms of a future relationship between the United Kingdom and the European Union are not clear at this time. Therefore, there is a risk that if there is no agreement at the end of the transition period, or the agreement is detrimental to the United Kingdom, LIBOR could become an unauthorized “third country” benchmark for the purposes of the European Union Benchmarks Regulation, and neither EU banks, nor their counter parties will be able to reference it. Actions from the ICE Benchmark Administration (the “IBA”), the LIBOR administrator, are currently in process to minimize market disruption in case of a “hard Brexit.” This includes action that the IBA intends to take to ensure that LIBOR can continue to be used, post-Brexit.
In addition, in July 2017 the UK Financial Conduct Authority announced its intention to phase out LIBOR rates by the end of 2021. It is not possible to predict the effect of any changes in the methods by which LIBOR is determined, or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Such developments may cause LIBOR to perform differently than in the past, including sudden or prolonged increases or decreases in LIBOR, or cease to exist, resulting in the application of a successor base rate under our Credit Facilities, which in turn could have unpredictable effects on our interest payment obligations under our Credit Facilities.
Credit Risk
We are not currently exposed to market instruments, except for the effective interest rate hedges discussed above. We are, however, exposed to credit risk on our accounts receivable, and we maintain an allowance for potential credit losses. For the year ended December 31, 2018, no single customer accounted for more than 1% of our consolidated revenues. Further, given our subscription based revenues model, where a significant portion of customer obligations are payable to us upfront, and our credit control procedures, we believe that our exposure to customer credit risk is currently limited.

BUSINESS
Overview
We are a leading global information services and analytics company serving the scientific research, intellectual property and life sciences end-markets. We provide structured information and analytics to facilitate the discovery, protection and commercialization of scientific research, innovations and brands. Our product portfolio includes well-established, market-leading brands such as Web of Science, Derwent Innovation, Cortellis, CompuMark and MarkMonitor. We believe that our flagship products hold a #1 or #2 global position by revenues across the respective markets they serve, including abstracting and indexing databases, life science regulatory and competitive intelligence and intellectual property protection (including patent, trademarks and brand protection). We serve a large, diverse and global customer base. As of December 31, 2018, we served over 40,000 entities in more than 180 countries, including the top 30 pharmaceutical companies by revenues and 40 global patent and trademark offices. We believe the strong value proposition of our content, user interfaces, visualization and analytical tools, combined with the integration of our products and services into customers’ daily workflows, leads to our substantial customer loyalty as evidenced by their high propensity to renew their subscriptions with us.
Our structure is comprised of two product groups: Science and Intellectual Property (“IP”). The Science Group consists of the Web of Science product lines and Life Science product lines. The IP Group consists of the Derwent, Compumark and MarkMonitor brands. This structure enables a sharp focus on cross-selling opportunities within the markets we serve and provides substantial scale.
Corporations, government agencies, universities, law firms and other professional services organizations around the world depend on our high-value, curated content, analytics and services. Unstructured data has grown exponentially over the last decade. This trend has resulted in a critical need for unstructured data to be meaningfully filtered, analyzed and curated into relevant information that facilitates key operational and strategic decisions made by businesses, academic institutions and governments worldwide. Our highly curated, proprietary information created through our sourcing, aggregation, verification, translation and categorization of data has resulted in our solutions being embedded in our customers’ workflow and decision-making processes.
For the LTM Period, we generated approximately $964.7 million of revenues. We generate recurring revenues through our subscription-based model, which accounted for 82% of our revenues for the LTM Period. In each of the past two fiscal years, we have also achieved annual revenue renewal rates in excess of 90%. No single customer accounted for more than 1% of revenues and our ten largest customers represented only 5% of revenues for the LTM Period.
The following charts illustrate our revenues for the LTM Period by group, type and geography:

Our Products
Our product portfolio is summarized below.(1)
Our Strategy
The Clarivate management team, led by Executive Chairman and Chief Executive Officer Jerre Stead, is implementing a transformation strategy designed to improve operations, increase cash flow and accelerate revenues growth. The 2016 Transaction and the 2016 Transition to standalone operations have required extensive management time and focus and involved significant expenditures, including sizeable payments to Thomson Reuters under the Transition Services Agreement. We believe our recently completed transition to a standalone company positions us to implement our transformation strategy and to improve our below-average productivity compared to leaders in the information services sector, such as IHS Markit, on a revenues per employee basis and in terms of Adjusted EBITDA margins.
Under Mr. Stead’s leadership, we are embarking on a race to deliver excellence to the markets we serve and continue our evolution as a world-class organization. As we move forward, the focus will be on three basic principles; focus, simplify and execute. This means:
1.
Focusing on our core capabilities and the greatest opportunities for growth.

2.
Simplifying our organization and processes. The focus on two product groups will be the driver for streamlining our operations.

3.
Relentlessly driving execution of our strategy and growth plans.

These changes will help us operate with greater focus and urgency. They will ensure that we put our clients first, drive accountability throughout the organization, accelerate decision-making, and promote consistency. These tenets will enable us to deliver long-term, sustainable growth.
With a proven operational playbook, we have quickly pursued initiatives to set ourselves on a growth trajectory. Our results for the first nine months of 2019 are the first proof points that our transformation is underway.

Operational Improvement Initiatives
We are in the process of implementing several cost-saving and margin improvement initiatives designed to generate substantial incremental cash flow. We have engaged a strategic consulting firm to assist us in optimizing our structure and cost base. The focus of these initiatives is to identify significant cost reductions to be implemented over the next several quarters, enabling us to deliver margins consistent with those of our peer group. Some examples include:
•
decreasing costs by simplifying organizational structures and rationalizing general and administrative functions to enhance a customer-centric focus;

•
using artificial intelligence and the latest technologies to reduce costs and increase efficiencies for content sourcing and curation;

•
moving work performed by contractors in-house to best-cost geographic locations, particularly India, where we have significant scale that can be leveraged;

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achieving headcount productivity benchmarks and operational efficiency metrics based on alignment with quantified sector leader benchmarks;

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expanding existing operations in best-cost geographic locations, aligning with business objectives;

•
minimizing our real estate footprint by reducing facility locations substantially over the next three years; and

•
divesting non-core assets.

Revenues Growth Initiatives
We believe a significant opportunity exists for us to accelerate revenues growth by increasing the value of our products and services, developing new products, cross-selling certain products and optimizing sales force productivity. Actions to achieve such revenues growth are expected to include:
•
developing new value-added products and services;

•
delivering an enhanced client experience through ongoing renovations to our products’ user interface and user experience;

•
offering additional analytics that enhance existing products and services;

•
moving up the value chain by providing our clients with predictive and prescriptive analytics, allowing for stronger growth and higher retention rates;

•
expanding our footprint with new and existing customers, with significant opportunity for growth in APAC and Emerging Markets;

•
broadening our consulting capabilities, in particular in the Science Group, where there is considerable opportunity for us to deliver high value consulting services to drive significant revenues growth;

•
optimizing product pricing and packaging based on customer needs;

•
increasing sales force focus on large accounts;

•
expanding our inside sales capability to improve account coverage; and

•
restructuring our incentive plans to drive new business, as well as cross-selling among similar products and overlapping buying centers.

The above actions are part of an overarching effort to improve retention rates and new business growth rates to best-in-class levels across our portfolio.
Pursue Acquisition Opportunities
Given the fragmented nature of the broader information services industry, we track and, where appropriate, will continue to pursue opportunities across our product groups. In 2017 through 2019, we completed four small add-on acquisitions to augment our existing portfolio of assets and provide additional datasets and services for our customers. Our completed acquisitions include Publons and Kopernio in Science and TrademarkVision and SequenceBase in IP. These acquisitions are being fully integrated into our platform, and we believe they have already provided additional value to our customers. On November 27, 2019 we also completed the acquisition of Darts-ip, and on January 17, 2020 entered into an agreement to acquire Decision Resources Group. See “— Recent Developments” for additional details.
We are evaluating additional acquisition opportunities to supplement our existing platform and enable us to enter new markets. Our focus is on disciplined and accretive investments that leverage our core strengths and enhance our current product, market, geographic and customer strategies. We believe the combination of Mr. Stead’s successful acquisition track record and our scale and status as a global information services leader uniquely positions us to create value through additional acquisitions.
Positive Sector Dynamics Support Our Trajectory
We operate in the global information services and analytics sector, which is experiencing robust growth due to many factors. Data and analytics have become critical inputs into broader corporate decision-making in today’s marketplace, and companies and institutions are seeking services like ours to enhance the predictive nature of their analysis. In addition to greater demand for our services, rapid innovation within our customers’ businesses has created new use cases for our services. Third-party industry reports estimate the global data and analytics market will grow from $155 billion in 2018 to $219 billion by 2021, a 12.1% CAGR over the period. This represents the target addressable market across verticals that have a need for data and analytical services.

Customers of data and analytics products continue to approach complex business decisions in new ways. We believe that these customers are placing greater emphasis and value on the ability to embed predictive and prescriptive analytics into their decision-making processes. These customers are using smart data to anticipate what will happen in the future, as opposed to using historical data to study what has happened in the past. As such, we are investing in these critical, forward-facing products and solutions. We believe offering these types of products will increase the value clients place on our products, allow for stronger growth and open new addressable markets, as illustrated below.
Significant Move Up the Value Chain with Smart Data Offerings
Our Competitive Strengths
Leading Market Positions in Attractive and Growing Global Markets
We offer a collection of high-quality, market-leading information and analytic products and solutions serving the intellectual property, scientific research and life sciences end-markets. Through our products and services, we address the large and growing demand from corporations, government agencies, universities, law firms and other professional services organizations worldwide for comprehensive, industry-specific content and analytical tools to facilitate the discovery, development, protection, commercialization and measurement of scientific research, innovations and brands. We believe that our flagship products hold a #1 or #2 global position by revenue across the respective markets they serve, including abstracting and indexing databases, life science regulatory and competitive intelligence and intellectual property protection (including patent, trademarks and brand protection). We also believe that the outlook for growth in each of our product lines is compelling because of customer demand for curated high-quality data, underpinned by favorable end-market trends, such as rising global R&D spending, growing demand for information services in emerging markets, the acceleration of e-commerce and the increasing number of patent and trademark applications.

A Trusted Partner Delivering Highly Curated Content Embedded Within Customer Workflows
We believe the substantial increase in unstructured data over the last decade has increased the importance of our proprietary, curated databases to our customers. This trend has resulted in a critical need for unstructured data to be meaningfully filtered, analyzed and curated into relevant information that facilitates key operational and strategic decisions made by businesses, academic institutions and governments worldwide. Our suite of branded information and analytic solutions provides access to content that has been collected, curated and standardized over decades, making our products and services highly valued and increasingly important for our customers. Our content curation and editorial teams include over 950 employees, approximately half of whom have master’s degrees or PhDs in technical fields as of December 31, 2018, who clean, analyze and classify unstructured data to ensure high-quality content and an enhanced user experience. We believe our solutions and commitment to excellence provide us with a significant advantage in both retaining existing and attracting new customers.
Attractive Business Model with Strong Free Cash Flow Profile
Approximately 82% of revenues for the LTM Period were generated through annual or multi-year subscription agreements. In addition, we have been able to achieve annual revenues renewal rates in excess of 90% over the past two fiscal years. We believe our business has strong and attractive free cash flow characteristics due to our highly visible and recurring subscription revenues stream, attractive Adjusted EBITDA margins, low capital expenditure requirements and favorable net working capital characteristics. Anticipated revenues growth, margin improvement, the completion of our separation from Thomson Reuters and effective working capital management are expected to result in strong free cash flow generation. We believe this will create capacity to invest further into the business so that we can grow and maximize shareholder returns.
Diversified Product Lines with Longstanding Customer Relationships
We believe that the diversified nature of our product lines enhances the stability of our entire platform as we are not dependent on any one end-market, product, service or customer. We serve a large, diverse and global customer base, and as of December 31, 2018, we served over 40,000 entities in more than 180 countries, including the top 30 pharmaceutical companies by revenues and 40 global patent and trademark offices. No single customer accounted for more than 1% of revenues and our ten largest customers represented only 5% of revenues for the LTM Period. We believe the strong value proposition offered by our content, combined with the integration of our products and services into our customers’ daily workflows and decision-making processes, leads to substantial customer loyalty. Our relationships with our top 50 customers by revenues span an average tenor of over 15 years. Our diverse global footprint is highlighted by the distribution of our revenues for the LTM Period by geography: North America (46%), Europe (25%), APAC (22%) and Emerging Markets (7%).
Resilience Through Economic Cycles
We believe our business is resilient across economic cycles because our products and services are an integral part of our customers’ decision-making processes. We believe multi-year agreements also help to maintain this resiliency. During the most recent economic downturn, three of our key products — Web of Science, Cortellis and Derwent Innovation — realized year-over-year revenues increases from 2008 to 2009. In addition, our diverse global footprint reduces our exposure to national and regional economic downturns.
Our performance is largely due to the sectors we serve and the deep integration of our products with our customers’ workflows, which provides for a resilient business model even during an economic downturn.
Proven and Experienced Leadership
Mr. Stead is a proven business operator with demonstrated success in shareholder value creation. He has served in an executive capacity at several Fortune 500 companies, most notably as Chief Executive Officer of IHS Markit. At Clarivate, Mr. Stead brings his decades of expertise in the information services sector to guide a talented and experienced management team sourced from world-class, global companies, most of whom have decades of experience in their respective areas of expertise.

Recent Developments
Agreement to Acquire Decision Resources Group
On January 17, 2020, we entered into the DRG Agreement and certain other agreements to acquire Decision Resources Group, a premier provider of high-value data, analytics and insights products and services to the healthcare industry, from Piramal Enterprises Limited, which is a part of global business conglomerate Piramal Group.
The aggregate consideration to be paid in connection with the closing of the DRG Acquisition is expected to be approximately $950 million, comprised of  $900 million in cash payable on the closing date and approximately $50 million in Clarivate ordinary shares to be issued to Piramal Enterprises Limited following the one-year anniversary of closing. We expect the DRG Acquisition to close in the first quarter of 2020, subject to customary closing conditions and regulatory approvals, which include approval by the shareholders of Piramal Enterprises Limited.
We expect the DRG Acquisition to be accretive to our earnings in 2020 with opportunities for significant revenues and cost synergies. DRG generated $207 million of revenues in 2019, as compared with $189 million of revenues in 2018 (representing approximately 9% growth). In 2019, DRG also had a net loss of  $21.7 million and Adjusted EBITDA of  $47.6 million. We expect to achieve cost synergies of approximately $30 million within the first 18 months after the transaction closes, which in addition to revenue synergies, is expected to drive DRG’s financial performance and expand its Adjusted EBITDA margin towards the Clarivate target of over 40%. See “Summary — Recent Developments — Reconciliation of DRG Adjusted EBITDA to Net (Loss)” for additional discussion of DRG’s Adjusted EBITDA and Adjusted EBITDA Margin, and a reconciliation of DRG’s Adjusted EBITDA to DRG’s most directly comparable GAAP measure. See “Risk Factors — We may not be able to achieve the expected benefits of the DRG Acquisition, including anticipated revenue and cost synergies, and costs associated with achieving synergies or integrating DRG may exceed our expectations.”
In connection with the DRG Acquisition, we have secured a backstop of the full amount of the $900.0 million of cash consideration payable in the form of a $950.0 million senior unsecured bridge facility commitment from affiliates of the underwriters. See “Underwriting.” We intend to finance a portion of the cash consideration, subject to market conditions and other factors, with the net proceeds from this offering. We anticipate that the portion of the cash consideration that is not funded through this offering will be funded through the incurrence of additional indebtedness. This offering is not conditioned upon the consummation of the DRG Acquisition, and we cannot assure you that we will consummate the DRG Acquisition on the terms described herein or at all. If the DRG Acquisition is not consummated for any reason, we intend to use the net proceeds from the offering to repay outstanding indebtedness. See “Risk Factors — We may not consummate the DRG Acquisition, and this offering is not conditioned on the consummation of the DRG Acquisition.”
Secondary Offerings
In December 2019, we consummated a public offering of 49,680,000 ordinary shares by affiliated funds of Onex and Baring at $17.25 per share. In September 2019, we consummated a public offering of 39,675,000 ordinary shares by affiliated funds of Onex and Baring, together with certain other shareholders, at $16.00 per share. We did not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders in the secondary offerings.
IP Product Group Acquisition
On November 27, 2019, our IP Product Group completed the acquisition of Darts-ip, a leading provider of case law data for intellectual property professionals. We acquired 100% of the voting equity interest of the acquired business.
MarkMonitor Brand Protection, Antipiracy and Antifraud Disposition
On November 5, 2019, we announced an agreement to sell the MarkMonitor™ brand protection, antipiracy and antifraud businesses, and completed such divestiture on January 1, 2020. We retained the MarkMonitor Domain Management business.

Refinancing Transactions
On October 31, 2019, we closed a private offering of  $700.0 million in aggregate principal amount of 2026 Notes and entered into the Credit Facilities. The 2026 Notes were issued by Camelot Finance S.A., an indirect wholly-owned subsidiary of Clarivate, are secured on a first-lien pari passu basis with borrowings under the Credit Facilities, and are guaranteed on a joint and several basis by certain of Clarivate’s subsidiaries. The Credit Facilities consist of a $900.0 million Term Loan Facility, which was fully drawn at closing, and a $250.0 million Revolving Credit Facility, which was undrawn at closing.
We used the net proceeds from the Refinancing Transactions to refinance all amounts outstanding under the Prior Credit Facilities, to redeem the Prior Notes in full, to pay fees and expenses related to the foregoing, and to fully fund our $200.0 million payment obligation under the TRA Buyout Agreement.
Termination of Tax Receivable Agreement
On August 21, 2019, Camelot entered into the TRA Buyout Agreement, terminating all future payment obligations of Camelot under the Tax Receivable Agreement in exchange for a payment of $200.0 million, which Camelot paid on November 7, 2019 with a portion of the net proceeds from the Refinancing Transactions described under “— Refinancing Transactions.” We believe that the termination of the Tax Receivable Agreement will improve our free cash flow profile by eliminating near-term cash outflows of up to $30.0 million annually that the Company was expecting to pay starting in early 2021.
Elimination of Certain Performance- and Time-Based Vesting Criteria
Under the Sponsor Agreement, Jerre Stead (our Executive Chairman and Chief Executive Officer), Sheryl von Blucher (one of our directors), and M. Klein Associates, Inc. and Garden State, affiliates of Michael Klein (one of our directors), agreed with Clarivate to accept certain performance and time vesting conditions on certain Clarivate shares to be received by them in exchange for Churchill common stock purchased by them at or before Churchill’s initial public offering in September 2018, as well as on all of the Clarivate warrants to be received by them in exchange for Churchill warrants, in connection with the 2019 Transaction. Both performance and time vesting conditions applied to half of Mr. Stead’s, Ms. von Blucher’s and M. Klein Associates, Inc.’s Clarivate shares that were subject to vesting conditions (5,309,712 in aggregate), and time (but not performance) vesting conditions applied to the other half of their Clarivate shares that were subject to vesting conditions (5,309,712 in aggregate). Both performance and time vesting conditions applied to all of their and Garden State’s Clarivate warrants (17,265,826 in aggregate).
Pursuant to the performance vesting conditions, and subject to the time vesting conditions described below, half of the Clarivate shares held by Mr. Stead, Ms. von Blucher and M. Klein Associates, Inc. that were subject to performance vesting conditions would vest upon Clarivate’s shares trading at $15.25 per share or above for 40 days in any 60-day period commencing on the first public sale by Onex and Baring of their ordinary shares (or, if earlier, the first anniversary of the closing of the 2019 Transaction) and during the three-and-a-half year period after closing of the 2019 Transaction, and the other half of their performance-based vesting shares and all of their and Garden State’s respective warrants would vest upon Clarivate’s shares trading at $17.50 per share or above for such a 40-day period during the five-year period after the closing of the 2019 Transaction.
Pursuant to the time vesting conditions, the Clarivate shares held by Mr. Stead, Ms. von Blucher and M. Klein Associates, Inc. that were not subject to performance vesting conditions would vest in three equal annual installments beginning on the first anniversary of the closing of the 2019 Transaction, while the Clarivate shares and warrants that were subject to performance vesting conditions would vest over the period of time between the first and third anniversaries of the closing of the 2019 Transaction.
On August 14, 2019, Clarivate (on its behalf and on behalf of its subsidiaries) agreed to waive the performance and time vesting conditions for all Clarivate shares and warrants subject to such conditions held by Mr. Stead, Ms. von Blucher, M. Klein Associates, Inc. and Garden State. These shares and warrants held by Mr. Stead, Ms. von Blucher, M. Klein Associates, Inc. and Garden State nevertheless remain subject to a lock-up for a period ranging from two to three years following the closing of the 2019 Transaction.

In the three months ended September 30, 2019, the Company recognized additional share-based compensation expense related to the modification of certain awards under the 2019 Incentive Award Plan.
Additionally, under the Sponsor Agreement, Clarivate agreed to issue 7,000,000 ordinary shares to persons designated by Jerre Stead and Michael Klein upon Clarivate’s achieving a closing share price on the NYSE of at least $20.00 per share for 40 days over a 60 consecutive trading day period on or before the sixth anniversary of the closing of the 2019 Transaction (the “Merger Shares”). On January 31, 2020, our board agreed to waive this performance vesting condition, and all such Merger Shares are expected to be issued to persons designated by Jerre Stead and Michael Klein on or after June 1, 2020 and prior to December 31, 2020.
Our History
Our predecessors date back to the acquisition of two industry-leading information services businesses: Derwent World Patents Index (“DWPI”) and Institute for Scientific Information (“ISI”). DWPI was founded in 1951 by Monte Hyams who first began abstracting and publishing British patents on a weekly basis. This platform was then launched as the first online patent search tool in 1974. ISI was founded in 1957 by Dr. Eugene Garfield as a series of databases which laid the foundation for modern day bibliometrics and the influential Journal Impact Factor indicator. Thomson Reuters acquired DWPI in 1984 and ISI in 1992; it made further investments in complementary businesses centered on life science research, domain management and brand protection.
Since Thomson Reuters acquired DWPI and ISI, the business now known as Clarivate has emerged as the leading global information services and analytics company serving the scientific research, intellectual property and life sciences end-markets. Through product development, investment and acquisitions, we have developed a full suite of solutions providing high-value structured information that facilitates the discovery, protection and commercialization of scientific research, innovations and brands.
During the majority of its time under prior ownership, we were operated as a set of non-core, separate divisions and Thomson Reuters decided in 2015 to divest them. This decision led to two key transformative events.
The first transformative event occurred in October 2016, when Onex and Baring acquired certain direct and indirect subsidiaries and assets comprising the intellectual property and science business of Thomson Reuters and formed Clarivate. Since the 2016 Transaction, we have been established as a standalone entity, and the new owners and management developed a robust, independent technology platform to serve customers’ needs.
Onex, Baring and the new executive team they put in place focused on transitioning us to be a standalone company and completed a substantial number of operational improvements, including the following:
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building a new senior executive management team to navigate skillfully through the 2016 Transition;

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investing in our core products to upgrade their content, functionality, analytical tools and user interfaces;

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completing the smaller acquisitions of Publons, Kopernio, TrademarkVision and SequenceBase to complement our product offerings;

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implementing initial cost savings initiatives; and

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fully transitioning the business from reliance on Thomson Reuters.

The second transformative event occurred in January 2019, when Churchill announced that it would combine with Clarivate. With the 2016 Transition complete, proven business operator Jerre Stead, former Chairman and CEO of IHS Markit, serves Clarivate as Executive Chairman and Chief Executive Officer. Mr. Stead leads Clarivate’s skilled management team and intends to grow Clarivate through significant revenues enhancement and to maximize cash flow generation through operational improvements.

Our Product Lines
SCIENCE GROUP (56% of Revenues for the LTM Period)
Our Science Group consists of our Web of Science and Life Science Product Lines. Both provide curated, high-value, structured information that is delivered and embedded into the workflows of our customers, which include research intensive corporations, life science organizations and universities world-wide.
Web of Science Product Line
Our Web of Science Product Line (“WOSPL”) provides products and services to organizations that plan, fund, implement and utilize research. We deliver search and discovery services to researchers with proprietary scientific data; we help researchers cite their research with workflow tools; we provide data and analytics to allow for global measures of research excellence and university rankings; we support governments and policy makers worldwide in assessment programs; and we inform a wide range of sector specific consultation and reporting activities to national and institutional research agencies across the G20 countries. We believe that the high quality and unique nature of WOSPL’s products and the informed approach of our professional service expertise has resulted in our information, services and workflow tools becoming embedded within the fabric of the research community. Key products include Web of Science, InCites, Journal Citation Reports, EndNote, ScholarOne, Converis, Publons and Kopernio.
Web of Science (“WOS”), our flagship product, holds a unique and pivotal role in the infrastructure of R&D and is frequently utilized as a reference standard in the academic, institutional and corporate sectors. It provides publication records and essential metadata from trusted published assets and is linked and indexed together via over one billion tracked citations. It provides publication records and essential metadata from trusted published assets and is linked and indexed together via over one billion tracked citations coming from over 160 million index records going back to 1900 within the core Web of Science, and back to 1864 in Zoological Record. A key metric we provide is the “Journal Impact Factor” (“JIF”), which we believe is the most influential and best-known research metric of the last 50 years. Its primary value is as a journal-level metric to assess what journals are the most impactful, but universities and research funders use JIF to inform their evaluation of research excellence when assessing faculty and selecting funding grantees. Researchers also rely on the JIF to identify top-tier journals where they should publish their content.
Example Use Cases
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A physics professor planning a research program and making a grant proposal accesses WOS to evaluate the current state of research in her discipline, identify emerging trends within highly regarded and relevant scientific journals and select a research topic, while the grant-making institutions will use WOS’s analytic tools to measure the professor’s credentials.

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A university provost interested in evaluating her university’s chemistry department accesses WOS and our analytical tool InCites to measure the strength of the university’s research output and benchmark it against comparable institutions and find the best researchers to bolster the university’s ranking and improve the caliber of research, and find highly-cited researchers, departments and laboratories.

Life Sciences Product Line
Our Life Sciences Product Line (“LSPL”) provides products and services primarily to pharmaceutical and biotechnology companies. Our products are market leaders in regulatory intelligence and competitive intelligence, and our clinical trial offering is rapidly gaining share. We believe we provide a unique end-to-end proposition, which links to early research workflows, and believe there is an opportunity to stretch further into the approval and post-approval phases of drug development. Key products include Cortellis, Newport and Integrity.
Cortellis, our flagship LSPL product, is used by strategy, business development, drug development, medical affairs and clinical professionals at pharmaceutical and biotechnology companies to support research, market intelligence and competitive monitoring in connection with the development and commercialization of new drugs. Our customers use the database to access and evaluate scientific data, drug pipeline data, clinical trial information, drug monographs, pharmaceutical M&A data and regulatory information, all of which has been aggregated, curated and classified by our team of scientific experts who evaluate and select data for inclusion in the database from a wide array of sources. In addition, our team of experts creates high-value content from this data, such as analytics, abstracts, conference summaries and regulatory reports. As of December 31, 2018, our data included more than 70,000 drug program records and more than 300,000 clinical trial records.
Example Use Case
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An analyst at a pharmaceutical firm who is evaluating several potential R&D programs will access the Cortellis database to assess competitive products in the drug development pipeline, review clinical trial data, and summarize regulatory information.

INTELLECTUAL PROPERTY GROUP (44% for the LTM Period)
Our Intellectual Property Group consists of our Derwent, CompuMark and MarkMonitor Product Lines. These product lines help manage customer’s end-to-end portfolio of intellectual property from patents to trademarks to corporate website domains.
Derwent Product Line
Our Derwent Product Line (“DPL”) enables customers to evaluate the novelty of potential new products, confirm freedom to operate with respect to their product design, help them secure patent protection, assess the competitive technology landscape and ensure their products comply with required industry standards. We provide a range of analytics capabilities and data visualization tools to improve the efficiency and accuracy of IP-driven decisions. Key products include Derwent Innovation, Techstreet and IP Professional Services.
Derwent Innovation, our flagship DPL product, is used by R&D professionals and lawyers to monitor patent filings, search existing patents and analyze data to support R&D decision-making. It is a critical resource to help our customers secure patent protection and address litigation of patent infringement. The product is powered by The Derwent World Patents Index, our proprietary database of over 80 million patent publications from 50 patent and trademark offices, which represented 98% of all patents published globally in 2017, that has been developed and curated for over 50 years. The database combines data science with our team of domain experts who correct, enrich and abstract over four million global patents per year in over 25 languages, as of December 31, 2018. We provide customers with easy-to-understand summaries of patent filings that are prepared by our domain experts, who index and translate the highly technical and intentionally obscure patent filings into understandable abstracts that provide insights into a patent’s novelty, use and advantage over prior patents.
Example Use Case
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An employee developing a new product or idea (e.g., a chemical engineer or a product designer) will access the Derwent Innovation database of patents to evaluate the novelty and determine the patentability of the new product or idea.

CompuMark Product Line
Our CompuMark Product Line (“CPL”) provides trademark research and protection services for businesses and law firms globally and relies on our leading trademark database. CompuMark’s offerings span the entire lifecycle of a trademark, from determining availability of a proposed trademark to monitoring for infringement post registration. CPL provides global trademark research and protection to corporations and law firms globally. Over the last 30, the organization has curated content from more than 180 patent and trademark offices. Coupled with industry specific sources, including over 15 industrial design databases and 70 Pharma In-Use Databases as of December 31, 2018, CompuMark delivers the most comprehensive data set for trademark professionals available.

Key products include trademark screening, trademark searching and trademark watching. We do this by (i) providing customers with sophisticated self-service tools to narrow large lists of potential trademarks, which we refer to as “screening”; (ii) preparing detailed, custom reports post screening that uncover potential risks related to a proposed trademark, which we refer to as “clearance searching”; and (iii) monitoring trademark applications and other data sources on a recurring subscription revenues basis to alert clients to potential instances of infringement post registration, which we refer to as “watching.”
Example Use Case
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An attorney for a large law firm helps clear a trademark for use by its corporate customer as part of a new product launch. The attorney first conducts a “knock-out” search as part of a preliminary screening process using our trademark research tool and then later orders an analyst curated “Full Search” report by CompuMark to ensure the availability of the proposed trademark in the markets the customer will be operating in. In this way, the attorney can clear both the word and image mark for use by his/her client. The lawyer will then subscribe to CompuMark’s trademark watching services to continually ensure that none of their customers’ valuable trademarks are being infringed upon.

MarkMonitor Product Line
Our MarkMonitor Product Line (“MPL”) helps global enterprises establish, manage, optimize and protect their online presence. MPL provides a suite of technology services for brand managers, IT managers, marketing teams, and legal counsel in corporations to register and manage portfolios of domain names critical for their business. This allows customers to achieve the right balance of being easily found online without overpaying for domains that generate little to no Internet user traffic. MPL also provides data and domain industry insights which help enterprises maximize the power of their portfolios, and mitigate cyber squatters’ attempts to register domains aimed to defraud consumers.
Example Use Case
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An in-house counsel uses MarkMonitor to ensure that important domain names are registered and protected from security threats such as domain hijacking, spam, and other forms of DNS abuse.

Customers
We serve a large, diverse and global customer base and, as of December 31, 2018, we serve over 40,000 entities in more than 180 countries as well as the top 30 pharmaceutical companies by revenue and 40 global patent and trademark offices. Our customers either use our databases on an exclusive basis or on a dual-sourced basis.
No single customer accounted for more than 1% of revenues and our ten largest customers represented only 5% and 6% of revenues for the LTM Period and the year ended December 31, 2018, respectively.
Competitive Environment
We believe the principal competitive factors in our business include the quality of content embedded in our databases and those of our competitors, customers’ perception of our products relative to the value that they deliver, user interface of the products and the quality and breadth of our overall offerings. We believe we compete favorably with respect to each of these factors.
We believe no single competitor currently offers the same scope of services and market coverage we provide, nor do we provide the same scope of services and market coverage as our competitors. The breadth of markets we serve exposes us to a broad range of competitors as described below.
Our primary competitors differ by product line and include the following companies and product offerings:
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Abstracting and Indexing Database Market: Elsevier (Scopus, SciVal), Digital Science (Dimensions) and ProQuest (RefWorks);

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Patent Protection Market: CPA Global (Innography and IP services), IHS Markit (Engineering Workbench, ecommerce store), LexisNexis (TotalPatent), Minesoft (PatBase), Questel (Orbit) and SAI Global (i2i, ecommerce store);

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Life Sciences Regulatory and Competitive Intelligence Market: Evaluate (Evaluate Pharma), Global Data (Global Data Pharmaceuticals), Informa (Pharma Intelligence, BioMedTracker, Pharmaprojects, Trialtrove, Sitetrove), IQVIA (Tarius) and Qiagen (Qiagen Services);

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Trademark Protection Market: Corsearch (Contour, Corsearch Screening, search and watch services), TrademarkNow (NameCheck, LogoCheck, NameWatch) and Markify (ComprehensiveSearch, ProSearch and trademark and domain watch); and

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Domain Management and Brand Protection Market: Corporation Service Company (CSC) (domain name management, online brand protection, anti-counterfeiting services), Incopro (online brand protection, content protection intelligence, site blocking intelligence and advertising Monitoring), Yellow (anti-piracy, anti-counterfeiting and IP protection), Phish Labs (phishing incident response and brand protection), Friend MTS (anti-piracy and content management) and AppDetex (domain management and online brand protection) and Red Point Solutions (anti-piracy and brand protection).

Sources of Data
The data supporting our products and services is sourced principally through two different kinds of arrangements. First, we source data generally at little or no cost from public sources including federal, state and local governments. Second, we purchase data from third-party data aggregators under contracts that reflect prevailing market pricing for the data elements purchased.
Technology
Our information technology systems are fundamental to our success. They are used for the storage, processing, access and delivery of the data which forms the foundation of our business and the development and delivery of our solutions provided to our customers.
Much of the technology we use and provide to our customers is developed, maintained and supported by approximately 850 employees and approximately 800 contractors, as of December 31, 2018. We generally own or have secured ongoing rights to use for the purposes of our business all the customer-facing applications which are material to our operations.
We are continually transforming our content, products, services and company to better meet our customers’ needs. We also are focused on securing our customer data and global systems as we implement and enhance our security programs. We are migrating the infrastructure for several of our customer applications and content databases to a third party service provider, which provides a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service.
Intellectual Property
As of December 31, 2018, we owned approximately 556 registered trademarks, 174 trademark applications, 2,679 domain names, 56 granted patents and 58 patent applications. We also own certain proprietary software. In addition, we are licensed to use certain third-party software, and obtain significant content and data through third-party licensing arrangements with content providers. We consider our trademarks, service marks, databases, software and other IP to be proprietary, and rely on a combination of statutory (e.g., copyright, trademark, trade secret and patent), contractual and technical safeguards to protect our IP rights. We believe that the IP we own and license is sufficient to permit us to carry on our business as presently conducted.
Our agreements with our customers and business partners place certain restrictions on the use of our IP. As a general practice, employees, contractors and other parties with access to our proprietary information sign agreements that prohibit the unauthorized use or disclosure of our IP and confidential information.

New Product Development
We believe that innovation is essential to our success and is one of our primary bases of competition. We believe we are in a unique position to help shape how professionals find, evaluate, interact with, consume and act upon information. We are focused on developing capabilities to help our products’ user interfaces, analytical tools, searching algorithms and content curation processes. Our current focus includes building out a technology platform focused on search technologies, big data and analytics, machine learning, social computing and natural language technologies. This will enable more rapid product development as we shift our investment focus toward new products rather than maintenance of legacy technology.
We also add to our business line offerings through acquisitions. Since the consummation of the 2016 Transaction, we have completed three small add-on acquisitions to augment our existing portfolio of assets and provide additional datasets and services for our customers. Given the fragmented nature of the broader information services industry, we track and, where appropriate, have pursued opportunities across our product lines. These include Publons and Kopernio in WOSPL, and Trademark Vision in CMPL. These acquired firms are in the early stages of being fully integrated into our platform, and we believe have already provided additional value to our customers.
When we find it advantageous, we augment our proprietary data sources and systems by forming alliances with other leading information providers and technology companies and integrating their product offerings into our offerings. This approach gives our customers the opportunity to obtain the information they need from a single source and more easily integrate the information into their workflows.
Marketing, Sales and Customer Support
We primarily sell our products and services directly to our customers, although some of our products and services are sold through partners. Focusing some of our sales and marketing efforts on digital sales and marketing has allowed us to broaden our range of customers and reduce sales and marketing costs. We have a dedicated global sales force, which, as of December 31, 2018, consisted of approximately 1,120 people.
We annually develop sales, distribution and marketing strategies on a product-by-product and service-by-service basis. We leverage customer data, business and market intelligence and competitive profiling to retain customers and cross-sell products and services, while also working to promote unified brand recognition across all our products and services.
Our sales teams participate in both service and sales activities. They provide direct support, interacting frequently with assigned customers to assure a positive experience using our products and services. Sales people primarily seek out new sales opportunities, including existing customer retention and upsell, and work with the various sales teams to coordinate sales activity and provide the best solutions for our customers. A portion of our sales people’s compensation is tied to revenues retention. We believe our sales people’s product knowledge and local presence differentiates us from our competition.
In addition, we employ product specialists who are subject-matter experts and work with sales people on specific opportunities for their assigned products. Both sales people and product specialists have responsibility for identifying new sales opportunities. A team approach and a common customer relationship management system allow for effective coordination between the two groups.
Employees
As of December 31, 2018, approximately 4,450 full-time and approximately 130 part-time employees support our business operations. None of our employees in the United States are represented by unions; however, customary representation by unions and works councils applies for certain of our non-U.S. employees. We consider our relationship with our employees to be good and have not experienced interruptions to operations due to labor disagreements.
Regulatory Environment
Certain of our product lines provide authorized customers with products and services such as access to public records. Our product lines that provide such products and services are subject to applicable privacy and consumer information laws and regulations, including U.S. federal and state and EU and member state regulation. Our compliance obligations vary from regulator to regulator, and may include, among other things, strict data security programs, submissions of regulatory reports, providing consumers with certain notices and correcting inaccuracies in applicable reports. Many of these laws and regulations are complex and their application to us, our customers or the specific services and relationships we have with our customers are not always clear. Our failure to anticipate accurately the application of these laws and regulations, or any failure to comply, could create liability for us, result in adverse publicity and otherwise negatively affect our business. See “Risk Factors” for more information about the impact of government regulation on our company.
Properties
Our primary office spaces are represented in the table below:
Location	Space Leased	Lease Expiration
London, UK	49,794 square feet	December 2028
Philadelphia, Pennsylvania, USA	123,853 square feet	October 2029
Bangalore, India	56,891 square feet	September 2025
Hyderabad, India	54,064 square feet	July 2023
Chennai, India	47,522 square feet	February 2020
Boston, Massachusetts, USA	35,023 square feet	October 2024
Barcelona, Spain	33,387 square feet	October 2023
Tokyo, Japan	29,787 square feet	May 2022
Antwerp Belgium	27,459 square feet	December 2024
San Francisco, California, USA	18,905 square feet	October 2025
Beijing, China	17,039 square feet	August 2020
Legal Proceedings
From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

INFORMATION ABOUT EXECUTIVE OFFICERS AND DIRECTORS
As of December 31, 2019, our board of directors and executive officers are as follows:
Name	Age	Position
Jerre Stead	77	Executive Chairman and Chief Executive Officer
Sheryl von Blucher	58	Director
Martin Broughton	72	Director
Kosty Gilis	46	Director
Balakrishnan S. Iyer	63	Director
Michael Klein	56	Director
Nicholas Macksey	40	Director
Karen G. Mills	66	Director
Charles E. Moran	64	Director
Amir Motamedi	39	Director
Anthony Munk	59	Director
Charles J. Neral	61	Director
Matthew Scattarella	38	Director
Mukhtar Ahmed	52	President, Science Group
Richard Hanks	55	Chief Financial Officer
Stephen Hartman	50	General Counsel and Global Head of Corporate Development
Jeff Roy	51	President, IP Group
Jerre Stead has been Chief Executive Officer of the Company since June 30, 2019 and Executive Chairman of our board since May 13, 2019. Mr. Stead served as Chairman and Chief Executive Officer of IHS Markit Ltd. (Nasdaq: INFO), a world leader in critical information, analytics and solutions, from its formation in 2016 through 2017 and as Executive Chairman of its predecessor company, IHS, Inc., from 2000 through 2016 and as both Chairman and Chief Executive Officer from 2015 through 2016 and from 2006 through 2013. Mr. Stead previously served as Co-Chief Executive Officer of DTN LLC, which provides services in relation to the delivery of weather, agricultural, energy and commodity market information from 2017 to 2018 and also previously served as its Executive Chairman. Mr. Stead previously served as Chairman and CEO of Ingram Micro from 1996 to 2000 and as Chairman and CEO of Legent Corporation in 1995. Mr. Stead has also previously served as Chairman and CEO of Honeywell-Phillips Medical Electronics, Chairman and CEO of Square D Company and Chairman and CEO of AT&T Global Information Solutions. Mr. Stead has served on over 30 corporate boards during his career and in 2017 received the B. Kenneth West Lifetime Achievement Award from the National Association of Corporate Directors. Mr. Stead is a graduate of the University of Iowa, where he earned a bachelor’s degree in business administration, and of the Harvard University Advanced Management Program in Switzerland. Mr. Stead was selected to serve on the board of directors due to his significant experience leading and growing companies in information services.
Sheryl von Blucher has been a member of our board since May 13, 2019. Ms. von Blucher has over 30 years of experience in a variety of roles in the global integrated energy, information services, technology services and software, and public and non-profit sectors. She has led strategic and portfolio planning, operations, and corporate finance and development for both domestic and international organizations. Ms. von Blucher served as Co-Chief Executive Officer of DTN LLC from 2017 to 2018. Prior to this, she joined IHS in 2000 as Senior Vice President of Planning and Corporate Development, and then served as an Advisor to the Chairman & CEO of the company from 2007 through 2017. Ms. von Blucher has also worked in private-equity portfolio management as a partner and managing director for the JMJS Group, a private equity partnership. Ms. von Blucher currently serves on the Board of Directors of Washington Prime Group, Inc.; Capital Canyon Club and Golf Development LLC; and on the Board of Trustees for the not-for-profits Guideposts. Ms. von Blucher holds a bachelor’s degree from Rice University and a master’s degree from Harvard University. Ms. von Blucher was selected to serve on the board of directors due to her significant experience as a senior executive in information services.
Sir Martin Broughton has been a member of our board since May 13, 2019. Sir Martin is the Chairman of Supponer, a company specializing in augmented digital reality technologies for real-time broadcasting of sporting events and streaming of in-venue advertising, which he joined in 2019. Sir Martin served as Deputy Chairman of International Consolidated Airlines Group from 2011 to 2016 as well as Chairman of British Airways from 2004 to 2013. He joined Sports Investment Partners in 2010, and currently serves as Chairman of Sports Investment Partners. He served as Chairman of British American Tobacco Company from 1997 to 2004 after having served in various roles at the company since 1971. Sir Martin was Chairman of Liverpool Football Club in 2010 and also served as President of the Confederation of British Industry from 2008 to 2010. Sir Martin was selected to serve on the board due to his significant business, investment and leadership experience.
Kosty Gilis has been a member of our board since October 2016 and Clarivate’s board since its formation in January 2019. Mr. Gilis is a Managing Director of Onex. Since joining Onex in 2004, Mr. Gilis has worked on numerous private equity transactions including the acquisitions and realizations of Allison Transmission and Tomkins plc, as well as the acquisitions of Emerald Expositions, WireCo Worldgroup and SMG. He currently also serves on the Board of Emerald Expositions Events, Inc. and ASM Global, and previously served on the boards of Allison Transmission Holdings, Inc., Gates Global Inc. and WireCo Worldgroup Inc. Prior to joining Onex, Mr. Gilis was a Vice President at Willis Stein & Partners, a Chicago-based private equity firm and was a management consultant at Bain & Company in Toronto, Canada and Johannesburg, South Africa. Mr. Gilis is a graduate of The Wharton School of the University of Pennsylvania, where he earned a B.S. in Economics, and Harvard Business School, where he earned an MBA. Mr. Gilis was selected to serve on the board of directors due to his significant experience in a variety of financing transactions and investments.
Balakrishnan S. Iyer has been a member of our board since May 13, 2019. Mr. Iyer served as a Board member of IHS Markit Ltd. (previously IHS Inc.) from 2003 to 2019. Mr. Iyer also has served on the Board of Directors of Skyworks Solutions Inc. since 2002 and Power Integrations, Inc. since 2004. Previously, Mr. Iyer was Senior Vice President and Chief Financial Officer of Conexant Systems, Inc. from 1998 to 2003. He held various leadership positions at VLSI Technology Inc., including Senior Vice President and Chief Financial Officer from 1997 to 1998 and Vice President, Corporate Controller from 1993 to 1997. Mr. Iyer served on the Board of Directors of Conexant Systems from 2002 to 2011, Life Technologies (and its predecessor Invitrogen) from 2001 to 2014 and QLogic Corporation from 2003 to 2016. Mr. Iyer holds a B.Tech in Mechanical Engineering from the Indian Institute of Technology, Madras, an MS in Industrial Engineering from the University of California, Berkeley and an MBA in Finance from the Wharton School of the University of Pennsylvania. Mr. Iyer was selected to serve on the board of directors due to his significant financial and corporate governance experience in information services.
Michael Klein has been a member of our board since May 13, 2019. Mr. Klein currently serves as a Director for Credit Suisse Group AG and Credit Suisse AG. Mr. Klein is the founder and managing partner of M. Klein and Company, which he founded in 2012. M. Klein and Company is a global strategic advisory firm that provides its clients a variety of advice tailored to their objectives. Mr. Klein is a strategic advisor to global companies, boards of directors, senior executives, governments and institutional investors. Mr. Klein’s background in strategic advisory work was built during his 30-year career, including more than two decades at Citi and its predecessors, during which he initiated and executed strategic advisory transactions. He began his career as an investment banker in the M&A Advisory Group at Salomon Smith Barney and subsequently became Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi. Mr. Klein is a graduate of The Wharton School of the University of Pennsylvania, where he earned his Bachelors of Science in Economics with concentrations in finance and accounting. Mr. Klein was selected to serve on the board of directors due to his significant investment banking and advisory experience, including for companies in information services.
Nicholas Macksey has been a member of our board since October 2016. Mr. Macksey is a Managing Director of BPEA. Since joining BPEA in 2006, Mr. Macksey has worked on numerous private equity transactions. These transactions include Courts Asia Limited, Nord Anglia Education Inc., Vistra Group

Limited, SAI Global Limited, Giant Interactive Group Inc. Prior to joining Baring Mr. Macksey was a Senior Associate at Westpac Institutional Bank. Mr. Macksey graduated with a Bachelor of Commerce and a Bachelor of Economics from the University of Queensland and is also a CFA charter holder. Mr. Macksey was selected to serve on the board due to his significant investment and business services experience.
Karen G. Mills has been a member of our board since May 13, 2019. Ms. Mills is currently a Senior Fellow at Harvard Business School and Harvard Kennedy School, focusing on technology, U.S. competitiveness, and entrepreneurship. Ms. Mills was a member of President Barack Obama’s Cabinet, serving as the Administrator of the U.S. Small Business Administration from 2009 to 2013. She is President of MMP Group, which invests in financial services, consumer products and technology solutions businesses. Prior to this, Ms. Mills held leadership positions in the private sector, including as a partner in several private equity firms. Ms. Mills is Vice Chair of the immigration services company Envoy Global and a past director of Arrow Electronics and Scotts Miracle-Gro. She also serves as a co-chair of the Bipartisan Policy Center’s Main Street Finance Task Force and as a member of the Harvard Corporation. Ms. Mills holds an AB in economics from Harvard University and an MBA from Harvard Business School. Ms. Mills was selected to serve on the board of directors due to her significant experience in government, academia and investment.
Charles E. Moran is the founder and former President and Chief Executive Officer of Skillsoft Corporation, a leading global provider of cloud-based learning and talent management solutions. Mr. Moran held those positions from 1998 to 2015 and remained on as the Chairman from 2015 to 2016. From 1995 to 1997, Mr. Moran served as the President and Chief Executive Officer of NETg, a subsidiary of National Education Corporation, and a provider of computer-based training for IT professionals. From 1993 to 1994, he served as the Chief Operating Officer and Chief Financial Officer of SoftDesk, a leading architecture, engineering and construction/computer-aided design software-application company, which was acquired by Autodesk. From 1992 to 1993, he served as the President of Sytron Corp, a data management software subsidiary of Rexon, Inc. From 1989 to 1992, he was Vice President of Sales and Marketing at Insite Peripherals, a manufacturer of floppy disk drives. Prior to joining Insite Peripherals, his experience included various business management positions with Archive Corporation, Florida Data, and Hamilton-Avnet Corporation. From 2009 to 2014, Mr. Moran served on the board of directors of Higher One, Inc., a leading payment technology provider for higher education. From 1997 to 2001, he served on the board of directors of Workgroup Technology, a client/server product data management solution. Mr. Moran has also served as a member of the board of directors of Manhattan Associates, Inc. since May 2017 and Commvault since July 2018. Mr. Moran holds a B.S. from Boston College and an MBA from Suffolk University. Mr. Moran was selected to serve on the board due to his significant business and leadership experience in information services.
Amir Motamedi has been a member of our board since October 2016. Mr. Motamedi is a Managing Director of Onex. Since joining Onex in 2007, Mr. Motamedi has worked on numerous business services transactions including BBAM, Advanced Integration Technology, Emerald Expositions, SMG, and Ryan LLC. He currently serves on the boards of Emerald Expositions, ASM Global, and Ryan LLC and previously served on the board of BBAM. Prior to joining Onex, Mr. Motamedi was an analyst at Goldman Sachs. Mr. Motamedi is a graduate of McGill University where he earned Bachelor of Arts and Bachelor of Commerce degrees. Mr. Motamedi was selected to serve on the board of directors due to his significant experience in a variety of business services transactions.
Anthony Munk has been a member of our board since October 2016. Mr. Munk is a Senior Managing Director at Onex. Since joining Onex in 1988, Mr. Munk has worked on numerous private equity transactions, including the acquisitions and realizations of Husky Injection Molding Systems Ltd., RSI Home Products, Tomkins plc, Vencap Equities Alberta Ltd., Imperial Parking Ltd., ProSource Inc., and Loews Cineplex; and the initial public offering of the Cineplex Galaxy Income Fund, which acquired the Canadian operations of Loews Cineplex, Cineplex Odeon, and the operations of Onex’ subsidiary, Galaxy Entertainment. More recently, Mr. Munk was involved in the acquisitions by Onex of Ryan LLC, Jeld-Wen Holdings Inc., Jack’s Family Restaurants and Moran Foods, LLC (“Save-A-Lot”). Mr. Munk also currently serves on the boards of directors of Ryan LLC, SMG, Save-A-Lot, and Jeld-Wen. Mr. Munk previously served on the board of directors of Barrick Gold Corporation, RSI Home Products, Husky Injection

Molding Systems Ltd., Cineplex Inc., and Jack’s Family Restaurants. Prior to joining Onex, Mr. Munk was a Vice President with First Boston Corporation in London, England and an Analyst with Guardian Capital in Toronto. Mr. Munk is a graduate of Queen’s University, where he earned a bachelor’s degree in Economics. Mr. Munk was selected to serve on the board of directors due to his significant experience in a variety of strategic and financing transactions and investments.
Charles J. Neral has been a member of our board since July 2017 and also serves on the Board of Directors of SAI Global. In 2016, he founded Neral Associates, LLC which provides advisory services to public and private clients. Prior to that, from July 2012 to January 2016, Mr. Neral served as the Senior Vice President and Chief Financial Officer of SunGard. He also served as the Senior Vice President and Chief Financial Officer of SafeNet from October 2009 to June 2012. From 1981 to 2009, Mr. Neral served in a variety of positions across IBM’s Sales, Server, Global Services and Software Business lines including executive roles in Asia Pacific, IBM Corporate Headquarters and ultimately serving as the Chief Financial Executive of IBM’s Software Segment (2004 to 2009). Mr. Neral holds a B.S. in Computer Science from Indiana University of Pennsylvania and an MBA in Finance from New York University. Mr. Neral was selected to serve on the board of directors due to his significant business and advisory experience.
Matthew Scattarella has been a member of our board since May 13, 2019. Mr. Scattarella is a Principal with BPEA. Since joining BPEA in 2009, Mr. Scattarella has worked on numerous cross-border private equity transactions, including St. George’s University, Solera Holdings and Prometric Inc. Prior to joining BPEA, Mr. Scattarella worked with Golden Gate Capital and Bain & Company. Mr. Scattarella holds a Bachelor of Science in Economics and an MBA, both from the Wharton School at the University of Pennsylvania. Mr. Scattarella was selected to serve on the board due to his business and investment experience.
Mukhtar Ahmed has been President, Science Group of the Company since January 2018. Mr. Ahmed served as President of eHealth Solutions at BioClinica from April 2015 to December 2017 and as Global Vice President at Oracle from November 2011 to April 2015. Prior to that, Mr. Ahmed served in senior executive positions at various multinational corporations including Parexel and Kendle International, as well as board-level positions with the National Health Service in the United Kingdom. Mr. Ahmed holds a B.Sc.(Hons) in Applied Computer Systems from Brunel University and a diploma in computing from Buckinghamshire College.
Richard Hanks has been the Chief Financial Officer of the Company since March 2017. Mr. Hanks served as Chief Financial Officer of BDP International from April 2013 to March 2017 and as Chief Financial Officer and an Executive Vice President of infoGROUP, Inc. from 2010 to 2013. Prior to that, Mr. Hanks served as Chief Operating Officer of Enterprise Media Group (EMG) of Dow Jones & Company Inc. from 2007 to 2010 and served as its Chief Commercial Officer and Senior Vice President of Financial & Enterprise Markets where he led the corporate and financial market verticals with responsibility for finance, sales, marketing and product strategy. From 1999 to 2006, Mr. Hanks served as Chief Financial Officer of Factiva, LLC. Prior to that, he served as Finance Director for the Corporate and Media Information Division of Reuters, Finance Director for the Financial Times Business Limited, Director of Operations Research and Internal Audit for SmithKline Beecham PLC and Senior Manager of Corporate Finance and Restructuring at PricewaterhouseCoopers. Mr. Hanks is a Chartered Accountant and is a graduate of the University of Nottingham, where he earned a bachelor’s degree in Industrial Economics.
Stephen Hartman has been General Counsel and Global Head of Corporate Development of the Company since July 2014. Prior to that, Mr. Hartman served as Deputy General Counsel, TR Professional, General Counsel for Thomson Scientific and as Chief Counsel (EMEA) for Thomson Financial. Before joining Thomson Reuters in 2000, Mr. Hartman served as European counsel for Primark. Mr. Hartman is a graduate of the University of Nottingham.
Jeff Roy has been President, IP Group of the Company since September 2017. Prior to joining the Company, Mr. Roy served as Global Head of Operations and Client Support for ICE Data Services at the Intercontinental Exchange (“ICE”) from February 2016 to September 2017. Prior to that, Mr. Roy served as Managing Director, Data Operations and Client Support for Interactive Data Inc., which was acquired by ICE in December 2015, from January 2011 to February 2016. Prior to that, Mr. Roy was the founder and CEO of Implementation Factory, Inc. Mr. Roy holds a bachelor’s degree in Banking and Finance from Hofstra University.
Family Relationships
There are no family relationships between any of Clarivate’s executive officers and directors.
Independence of Directors
As a result of its ordinary shares being listed on the NYSE, Clarivate adheres to the rules of such exchange in determining whether a director is independent. The board of directors of Clarivate has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Amir Motamedi, Anthony Munk, Balakrishnan S. Iyer, Charles E. Moran, Charles J. Neral, Karen G. Mills, Kosty Gilis, Matthew Scattarella, Martin Broughton, Nicholas Macksey and Sheryl von Blucher are considered independent directors. Clarivate’s independent directors have regularly scheduled meetings at which only independent directors are present.
Controlled Company Status; Foreign Private Issuer Status
Upon closing of the December Offering, Onex and Baring no longer controlled a majority of our ordinary shares. As a result, we are no longer be a “controlled company” under NYSE rules. We are, however, a “foreign private issuer” under SEC and NYSE rules, which also exempts us, as well as our directors, executive officers and 10% shareholders, from certain requirements that apply to U.S. public companies and their directors, executive officers and 10% shareholders. See “Risk Factors — As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the ordinary shares.”
Despite our status as a foreign private issuer and to the extent we are able under the Exchange Act and the rules thereunder, we intend to voluntarily provide our periodic and current reports pursuant to the forms of the Exchange Act required for U.S. domestic issuers, beginning with our annual report for the fiscal year ended December 31, 2019 on Form 10-K. However, we do not expect to fully transition to complying with all requirements applicable to U.S. domestic issuers until such time as we no longer qualify as a foreign private issuer.
Risk Committee Information and Risk Oversight
Our board of directors has established a risk committee. The risk committee consists of Messrs. Iyer, Neral, Stead and Gilis and Mesdames Mills and von Blucher. The risk committee has a written charter. The purpose of the risk committee is to assist the board of directors in overseeing the risk management activities designed and implemented by Clarivate’s management. Clarivate’s risk committee and board of directors also considers specific risk topics, including risks associated with Clarivate’s strategic initiatives, business plans and capital structure. Clarivate’s management, including its executive officers, is primarily responsible for managing the risks associated with operation and business of the company and provides appropriate updates to the board of directors and the audit committee. Clarivate’s board of directors delegates to the audit committee oversight of its risk management process, and Clarivate’s other committees also consider risk as they perform their respective committee responsibilities. All committees report to the board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.
Meetings and Committees of the Board of Directors
Clarivate has established a separately standing audit committee, nominating and corporate governance committee and compensation committee.

Audit Committee Information
Clarivate has established an audit committee comprised of independent directors. The audit committee consists of Messrs. Neral and Iyer and Ms. Mills. Each of the members of the audit committee is independent under the applicable listing standards. The audit committee has a written charter. The purpose of the audit committee is, among other things, to appoint, retain, set compensation of, and supervise Clarivate’s independent accountants, review the results and scope of the audit and other accounting related services and review Clarivate’s accounting practices and systems of internal accounting and disclosure controls.
Financial Experts on Audit Committee
The audit committee will at all times be composed exclusively of  “independent directors,” as defined for audit committee members under the NYSE listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Clarivate is required to certify to the NYSE that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.
Mr. Neral serves as a financial expert on the audit committee.
Nominating and Corporate Governance Committee Information
Clarivate has established a nominating and corporate governance committee of the board of directors comprised of Messrs. Gilis, Macksey and Moran and Ms. von Blucher. The nominating and corporate governance committee has a written charter. The nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on Clarivate’s board of directors.
Guidelines for Selecting Director Nominees
The nominating and corporate governance committee will consider persons identified by its members, management, shareholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating and corporate governance committee charter, generally provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee will not distinguish among nominees recommended by shareholders and other persons.
Compensation Committee Information
The board of directors of Clarivate has established a compensation committee. The compensation committee consists of Messrs. Gilis, Motamedi and Macksey and Ms. von Blucher. The compensation committee has a written charter. The purpose of the compensation committee is to review and approve compensation paid to Clarivate’s officers and directors and to administer Clarivate’s incentive compensation plans, including authority to make and modify awards under such plans.
Any award made pursuant to an individual subject to the requirements of Section 16 of the Exchange Act must consist of a committee of two or more members of the board who are “nonemployee directors” as defined in Rule 16b-3(d)(1) under the Exchange Act.
Code of Ethics
Clarivate has adopted a Code of Ethics that applies to all of its employees, officers, and directors. This includes Clarivate’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of Clarivate’s Code of Ethics is posted on its website at https://www.clarivate.com/terms-of-business. Clarivate intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or Clarivate’s directors from provisions in the Code of Ethics.
Compensation Committee Interlocks and Insider Participation
With the exception of Mr. Stead, none of the members of the compensation committee is currently, or has been at any time, one of Clarivate’s officers or employees. None of Clarivate’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Clarivate’s board of directors or compensation committee.
Shareholder and Interested Party Communications
Prior to the 2019 Transaction, Clarivate’s board of directors did not provide a process for shareholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Clarivate’s ordinary shares at that time. However, management of Clarivate following the 2019 Transaction may establish a process for shareholder and interested party communications in the future.
Director and Executive Compensation
2019 Compensation
The total amount set aside or accrued by Clarivate to provide pension, retirement or similar benefits to the current directors and executive officers of Clarivate who were employed by, or otherwise performed services for, Camelot with respect to the period of January 1, 2019 through May 12, 2019 was approximately $2,469,077. The aggregate compensation awarded to and earned by the current directors and executive officers of Clarivate who were employed by, or otherwise performed services for, Clarivate for the fiscal year ended December 31, 2019 was approximately $16,578,602.
In 2019, the executive officers of Clarivate who were employed by Camelot had the opportunity to earn annual cash bonuses to compensate them for attaining short-term company and individual performance goals. Each officer had an annual target bonus for 2019 that is expressed as a percentage of his or her annual base salary. Awards under the bonus plan for 2019 were generally based on financial metrics, including revenues, EBITDA, one-time costs and capital expenditures and on individual contributions. As of the time of filing this prospectus, annual bonus award amounts for 2019 have not yet been determined.
Employee Share Plans
Prior to the business combination, Camelot granted awards to eligible participants under the Camelot Holdings (Jersey) Limited 2016 Equity Incentive Plan (the “Prior Plan”). Options to purchase ordinary shares of Camelot, which are referred to herein as Company shares, granted under the Prior Plan typically were divided into four tiers, with distinct escalating exercise prices for each tier. In addition, certain participants were previously given an opportunity to make a cash investment to purchase Company shares and those participants who made such a cash investment received additional options under the Prior Plan that had a single exercise price. All options granted under the Prior Plan are eligible to vest in five equal annual installments generally following the date of grant of such options. Vesting will accelerate at such time as Onex and Baring have collectively sold for cash 70% of the total Clarivate ordinary shares received by them in the business combination.
Effective as of the effective time of the Jersey Merger, each option to purchase Company shares, to the extent then outstanding and unexercised, were converted into an option to purchase ordinary shares of Clarivate (a “Rollover Option”), on the same terms, conditions and vesting schedules as previously applied, with adjustments to the number of shares and exercise price, in each case based on an exchange ratio that is intended to preserve the intrinsic value and overall economics of the outstanding options. The conversion and adjustment of the options to purchase Camelot’s shares as described above is referred to herein as the Option Conversion.
In addition, in connection with the business combination, Clarivate adopted the Clarivate Analytics Plc 2019 Incentive Award Plan, or the 2019 Plan, under which Clarivate may grant cash and equity-based incentive awards to eligible service providers in order to attract, retain and motivate the persons who make important contributions to Clarivate. The 2019 Plan is intended to be the successor plan to the Prior Plan and, upon the effectiveness of the 2019 Plan, the Rollover Options ceased to be subject to the terms of the Prior Plan and are instead governed by the terms and conditions of the 2019 Plan. The 2019 Plan became effective immediately prior to the consummation of the business combination. The following summarizes the material features of the 2019 Plan.
Eligibility and Administration
Employees, consultants and directors of Clarivate, and employees and consultants of subsidiaries of Clarivate, are eligible to receive awards under the 2019 Plan. The 2019 Plan is administered by the Clarivate board of directors, which may delegate its duties and responsibilities to one or more committees of the directors and/or officers of Clarivate (referred to collectively as the plan administrator below), subject to the limitations imposed under the 2019 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator has the authority to take all actions and make all determinations under the 2019 Plan, to interpret the 2019 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2019 Plan as it deems advisable. The plan administrator also has the authority to grant awards, determine which eligible service providers receive awards and set the terms and conditions of all awards under the 2019 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2019 Plan.
Award Limits
An aggregate pool of 60,000,000 Clarivate ordinary shares are initially available for issuance under the 2019 Plan. Shares issued upon exercise of the Rollover Options and shares issued in respect of all future awards will come out of this pool. No more than 60,000,000 Clarivate ordinary shares may be issued under the 2019 Plan upon the exercise of options that are intended to qualify as incentive stock options under Section 422 of the Code. Shares issued under the 2019 Plan may be authorized but unissued shares, shares purchased on the open market or treasury shares.
If an award under the 2019 Plan (including the Rollover Options) expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, redeemed, cancelled without having been fully exercised or forfeited, any unused shares subject to the award will, as applicable, become or again be available for new grants under the 2019 Plan. Awards granted under the 2019 Plan in substitution for any options or other shares or share-based awards granted by an entity before the entity’s merger or consolidation with Clarivate or Clarivate’s acquisition of the entity’s property or shares will not reduce the shares available for grant under the 2019 Plan, but will count against the maximum number of shares that may be issued upon the exercise of options that are intended to qualify as incentive stock options under Section 422 of the Code.
Awards
The 2019 Plan provides for the grant of options, including options that are intended to qualify as incentive stock options under Section 422 of the Code and nonqualified options, share appreciation rights, restricted shares, dividend equivalents, restricted share units and other share or cash based awards. Certain awards under the 2019 Plan may constitute or provide for payment of  “nonqualified deferred compensation” under Section 409A of the Code. All awards under the 2019 Plan will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.
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Options and Share Appreciation Rights. Options provide for the purchase of ordinary shares in the future at an exercise price set on the grant date. Options that are intended to qualify as incentive stock options under Section 422 of the Code, in contrast to nonqualified options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. Share appreciation rights entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator will determine the number of shares covered by each option and share appreciation right, the exercise price of each option and share appreciation right and the conditions and limitations applicable to the exercise of each option and share appreciation right. The exercise price of an option or share appreciation right will not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of options that are intended to qualify as incentive stock options under Section 422 of the Code granted to certain significant shareholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of an option or share appreciation right may not be longer than ten years (or five years in the case of options that are intended to qualify as incentive stock options under Section 422 of the Code granted to certain significant shareholders).

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Restricted Shares and Restricted Share Units. Restricted shares are awards of nontransferable ordinary shares that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Restricted share units are contractual promises to deliver ordinary shares in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on ordinary shares prior to the delivery of the underlying shares. The plan administrator may provide that the delivery of the shares underlying restricted share units will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to restricted shares and restricted share units will be determined by the plan administrator, subject to the conditions and limitations contained in the 2019 Plan.

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Other Share or Cash Based Awards. Other share or cash based awards are awards of cash, fully vested ordinary shares and other awards valued wholly or partially by referring to, or otherwise based on, ordinary shares or other property. Other share or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other share or cash based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.

Performance Criteria
The plan administrator may select performance criteria for an award to establish performance goals for a performance period. Performance criteria under the 2019 Plan may include, but are not limited to, the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenues or sales or revenues growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on shareholders’ equity; total shareholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/ growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the company’s performance or the performance of a subsidiary, division, business segment or product line of the company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. When determining performance goals, the plan administrator may provide for exclusion of the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events unrelated to the business or outside of the control of management, foreign exchange considerations, and legal, regulatory, tax or accounting changes.
Certain Transactions
In connection with certain corporate transactions and events affecting the ordinary shares of Clarivate, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2019 Plan to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes cancelling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2019 Plan and replacing or terminating awards under the 2019 Plan. In addition, in the event of certain non-reciprocal transactions with the shareholders of Clarivate, the plan administrator will make equitable adjustments to awards outstanding under the 2019 Plan as it deems appropriate to reflect the transaction.
Plan Amendment and Termination
The Clarivate board of directors may amend or terminate the 2019 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2019 Plan, may materially and adversely affect an award outstanding under the 2019 Plan without the consent of the affected participant and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The 2019 Plan will remain in effect until the tenth anniversary of its effective date, unless earlier terminated by the Clarivate board of directors. No awards may be granted under the 2019 Plan after its termination.
Claw-Back Provisions, Transferability and Participant Payments
All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2019 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2019 Plan and exercise price obligations arising in connection with the exercise of options under the 2019 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.

The following table summarizes for Company employees, directors and service providers: (i) the outstanding Rollover Options held as of December 31, 2019 (after giving effect to the Option Conversion) and (ii) the number of Clarivate shares held as of December 31, 2019.
Name	Company Shares	Company Shares Underlying Options	Exercise Price Per Share	Grant Date	Expiration Date
Jerre Stead	4,540,963
		1,000,000	13.30	5/20/2019	5/19/2029
Mukhtar Ahmed		231,239	6.91	3/8/2018	3/7/2028
		165,170	10.85	3/8/2018	3/7/2028
		165,170	14.78	3/8/2018	3/7/2028
		99,102	18.72	3/8/2018	3/7/2028
Richard Hanks		23,784	6.61	5/23/2017	5/22/2027
		369,982	6.61	3/3/2017	3/2/2027
		264,273	10.39	3/3/2017	3/2/2027
		264,273	14.18	3/3/2017	3/2/2027
		158,564	17.96	3/3/2017	3/2/2027
Stephen Hartman	132,137
		132,136	6.61	5/23/2017	5/22/2027
		84,435	6.61	3/3/2017	3/2/2027
		60,254	10.39	3/3/2017	3/2/2027
		60,254	14.18	3/3/2017	3/2/2027
		36,205	17.96	3/3/2017	3/2/2027
		84,435	8.14	11/13/2018	11/12/2028
		60,254	12.68	11/13/2018	11/12/2028
		60,254	17.23	11/13/2018	11/12/2028
		36,205	21.78	11/13/2018	11/12/2028
Charles Neral	26,427
Jeff Roy		184,991	6.76	9/5/2017	9/4/2027
		132,136	10.39	9/5/2017	9/4/2027
		19,820	6.76	9/5/2017	9/4/2027
		132,136	14.18	9/5/2017	9/4/2027
		79,282	17.96	9/5/2017	9/4/2027
All non-executive employees as a group	105,891	7,508,570	(1)	Various	Various

(1)
Vested and unvested options have various exercise prices ranging from $6.61 to $37.48.

PRINCIPAL SHAREHOLDERS
The following table and accompanying footnotes presents information relating to the beneficial ownership of our ordinary shares (1) immediately prior to the completion of this offering, (2) following the sale of ordinary shares in this offering, assuming no exercise of the underwriters’ option to purchase additional shares and (3) following the sale of ordinary shares in this offering, assuming the underwriters’ option to purchase additional shares is exercised in full, by:
•
each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding ordinary shares;

•
each of our directors and executive officers, individually; and

•
all directors and executive officers as a group.

The number of ordinary shares beneficially owned by each person is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power, as well as any shares that the individual has the right to acquire within 60 days through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, we believe that each shareholder identified in the table below possesses sole voting and investment power over all the ordinary shares shown as beneficially owned by the shareholder in the table.
The percentages of beneficial ownership in the table below are calculated based on 306,874,115 shares outstanding as of December 31, 2019.
We have only one class of shares, ordinary shares, and each share entitles its holder to one vote at any meeting of shareholders.
Unless otherwise indicated, the business address of each of the individuals is c/o Clarivate Analytics Plc, Friars House, 160 Blackfriars Road, London, SE1 8EZ, UK.
	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering Assuming No Exercise of the Underwriters’ Option to Purchase Additional Shares		Shares Beneficially Owned After the Offering Assuming Full Exercise of the Underwriters’ Option to Purchase Additional Shares
Beneficial Owner	Number	Percent	Number	Percent	Number	Percent
Five Percent Holders
Onex(1)	92,240,031	30.1%	92,240,031	27.9%	92,240,031	27.6%
Baring(2)	35,871,123	11.7%	35,871,123	10.8%	35,871,123	10.7%
Directors and Executive Officers:
Jerre Stead(3)	12,505,963	4.1%	12,505,963	3.8%	12,505,963	3.7%
Sheryl von Blucher(4)	3,556,684	1.2%	3,556,684	1.1%	3,556,684	1.1%
Martin Broughton(5)	532,279	*	532,279	*	532,279	*
Kosty Gilis(6)	—	—	—	—	—	—
Balakrishnan S. Iyer(7)	532,279	*	532,279	*	532,279	*
Michael Klein(8)	19,978,342	6.5%	19,978,342	6.0%	19,978,342	6.0%
Nicholas Macksey	—	—	—	—	—	—
Karen G. Mills(9)	532,279	*	532,279	*	532,279	*
Charles E. Moran	—	—	—	—	—	—
Amir Motamedi(10)	—	—	—	—	—	—
Anthony Munk(11)	—	—	—	—	—	—
Charles J. Neral(12)	26,427	*	26,427	*	26,427	*
Matthew Scattarella	—	—	—	—	—	—

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering Assuming No Exercise of the Underwriters’ Option to Purchase Additional Shares		Shares Beneficially Owned After the Offering Assuming Full Exercise of the Underwriters’ Option to Purchase Additional Shares
Beneficial Owner	Number	Percent	Number	Percent	Number	Percent
Mukhtar Ahmed	132,136	*	132,136	*	132,136	*
Richard Hanks(13)	437,108	*	437,108	*	437,108	*
Stephen Hartman(14)	404,339	*	404,339	*	404,339	*
Jeff Roy(15)	219,344	*	219,344	*	219,344	*
All directors and executive officers as a group (17 individuals)	38,856,880	12.7%	38,856,880	11.7%	38,856,880	11.6%

*
Less than one percent.

(1)
Includes: (i) 33,597,790 ordinary shares held by Onex Partners IV LP, (ii) 2,258,718 ordinary shares held by Onex Partners IV PV LP, (iii) 236,521 ordinary shares held by Onex Partners IV Select LP, (iv) 977,150 ordinary shares held by Onex Partners IV GP LP, (v) 1,258,995 ordinary shares held by Onex US Principals LP, (vi) 31,898,163 ordinary shares held by Onex Partners Holdings LLC, (vii) 2,019,440 ordinary shares held by New PCO II Investment Ltd. and (viii) 19,993,254 ordinary shares held by Onex Camelot Co-Invest LP. Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the ordinary shares held by (a) Onex Partners IV LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners IV GP Limited, the general partner of Onex Partners IV GP LP, the general partner of Onex Partners IV LP, (b) Onex Partners IV PV LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners IV GP Limited, the general partner of Onex Partners IV GP LP, the general partner of Onex Partners IV PV LP, (c) Onex Partners IV Select LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners IV GP LLC, the general partner of Onex Partners IV Select LP, (d) Onex Partners IV GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners IV GP Limited, the general partner of Onex Partners IV GP LP, (e) Onex US Principals LP, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP, (f) Onex Partners Holdings LLC, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings Subco III LLC, which in turn owns all of the equity of Onex Partners Holdings LLC, (g) New PCO II Investment Ltd., through Gerald W. Schwartz’s indirect control of 1597257 Ontario Inc., which owns all of the voting equity of New PCo II Investments Ltd., and (h) Onex Camelot Co-Invest LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners IV GP Limited, the general partner of Onex Partners IV GP LP, the general partner of Onex Camelot Co-Invest LP. Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation, and as such may be deemed to beneficially own all of the ordinary shares beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership. The address for Onex Corporation and Mr. Schwartz is 161 Bay Street, Toronto, ON M5J 2S1 Canada.

(2)
The Baring Asia Private Equity Fund VI, L.P.1 (“Fund VI1”) and The Baring Asia Private Equity Fund VI, L.P.2 (“FundVI2”) and certain affiliates indirectly hold approximately 35,871,123 ordinary shares. The general partner of Fund VI1 and Fund VI2 is Baring Private Equity Asia GP VI, L.P. (“Fund VI GP”). The general partner of Fund VI GP is Baring Private Equity Asia GP VI Limited (“Fund VI Limited”). As the sole shareholder of Fund VI Limited, Jean Eric Salata may be deemed to have voting and dispositive power with respect to the shares beneficially owned by Fund VI and

Fund VI2 and their affiliates, but disclaims beneficial ownership of such shares. The address of Fund VI GP, Fund VI Limited, and Jean Eric Salata is c/o Maples Corporate Services Limited, 390 GT Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands.
(3)
Includes (i) 3,540,963 shares held by Mr. Stead, (ii) 1,000,000 ordinary shares held by JMJS Group — II, LP, an affiliate of Mr. Stead, (iii) 1,000,000 ordinary shares held by Mr. Stead issuable upon the exercise of options exercisable, and (iv) 6,965,000 ordinary shares issuable upon the exercise of warrants held by Mr. Stead.

(4)
Includes 3,282,684 ordinary shares. The columns reflecting shares beneficially owned after the offering also include 274,000 ordinary shares issuable upon the exercise of warrants held by Ms. von Blucher.

(5)
Includes (i) 258,279 ordinary shares and (ii) 274,000 ordinary shares issuable upon the exercise of warrants.

(6)
Does not include ordinary shares held by funds managed by an affiliate of Onex Corporation. Mr. Gilis is a managing director of Onex Corporation. Mr. Gilis does not have voting or investment power with respect to the shares held by such funds.

(7)
Includes (i) 258,279 ordinary shares and (ii) 274,000 ordinary shares issuable upon the exercise of warrants held by the Iyer Family Trust dated 1/25/2001. Mr. Iyer, as trustee, has voting and investment power over these shares.

(8)
Includes (i) 500,000 ordinary shares held by Mr. Klein, (ii) 5,655,738 ordinary shares held by Garden State Capital Partners LLC, (iii) 3,795,778 ordinary shares held by M. Klein Associates, Inc., and (iv) 4,026,826 ordinary shares and 6,000,000 ordinary shares issuable upon the exercise of warrants held by M. Klein Associates, Inc. and Garden State, respectively. Mr. Klein holds an equity interest in and is the managing member of Garden State Capital Partners LLC and is the sole stockholder of M. Klein Associates, Inc. In such capacities, Mr. Klein is deemed to have voting and investment power over these shares. The address of Garden State Capital Partners LLC and M. Klein Associates, Inc. is 640 Fifth Avenue, 12th Floor, New York, NY 10019.

(9)
Includes (i) 129,140 ordinary shares held by Mills Family I, LLC, (ii) 137,000 ordinary shares issuable upon the exercise of warrants held by Mills Family I, LLC, (iii) 129,139 ordinary shares held by K&BM LP and (iv) 137,000 ordinary shares issuable upon the exercise of warrants held by K&BM LP. Ms. Mills is the managing member of Mills Family I, LLC and the general partner of K&BM LP, and in such capacities has voting and investment power over the shares held by such entities.

(10)
Does not include ordinary shares held by funds managed by an affiliate of Onex Corporation. Mr. Motamedi is a managing director of Onex Corporation. Mr. Motamedi does not have voting or investment power with respect to the shares held by such funds.

(11)
Does not include ordinary shares held by funds managed by an affiliate of Onex Corporation. Mr. Munk is a managing director of Onex Corporation. Mr. Munk does not have voting or investment power with respect to the shares held by such funds.

(12)
Includes 26,427 ordinary shares.

(13)
Includes 437,108 ordinary shares issuable upon the exercise of options.

(14)
Includes (i) 132,137 ordinary shares and (ii) 272,202 ordinary shares issuable upon the exercise of options.

(15)
Includes 219,344 ordinary shares issuable upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Sponsor Agreement
In connection with the execution of the Merger Agreement, the sponsor, the founders and Garden State entered into the Sponsor Agreement in January 2019, pursuant to which they agreed to comply with the provisions of the Merger Agreement applicable to such persons as well as the covenants set forth in the Sponsor Agreement, including voting all shares of common stock of Churchill beneficially owned by such persons in favor of the 2019 Transaction.
Under the Sponsor Agreement, Jerre Stead (our Executive Chairman and Chief Executive Officer), Sheryl von Blucher (one of our directors), and M. Klein Associates, Inc. and Garden State, affiliates of Michael Klein (one of our directors), agreed with Clarivate to accept certain performance and time vesting conditions on certain Clarivate shares to be received by them in exchange for Churchill common stock purchased by them at or before Churchill’s initial public offering in September 2018, as well as on all of the Clarivate warrants to be received by them in exchange for Churchill warrants, in connection with the 2019 Transaction. Both performance and time vesting conditions applied to half of Mr. Stead’s, Ms. von Blucher’s and M. Klein Associates, Inc.’s Clarivate shares that were subject to vesting conditions (5,309,712 in aggregate), and time (but not performance) vesting conditions applied to the other half of their Clarivate shares that were subject to vesting conditions (5,309,712 in aggregate). Both performance and time vesting conditions applied to all of their and Garden State’s Clarivate warrants (17,265,826 in aggregate).
Pursuant to the performance vesting conditions, and subject to the time vesting conditions described below, half of the Clarivate shares held by Mr. Stead, Ms. von Blucher, and M. Klein Associates, Inc. that were subject to performance vesting conditions would vest upon Clarivate’s shares trading at $15.25 per share or above for 40 days in any 60-day period commencing on the first public sale by Onex and Baring of their ordinary shares (or, if earlier, the first anniversary of the closing of the 2019 Transaction) and during the three-and-a-half year period after closing of the 2019 Transaction, and the other half of their performance-based vesting shares and all of their and Garden State’s respective warrants would vest upon Clarivate’s shares trading at $17.50 per share or above for such a 40-day period during the five-year period after the closing of the 2019 Transaction.
Pursuant to the time vesting conditions, the Clarivate shares held by Mr. Stead, Ms. von Blucher, and M. Klein Associates, Inc. that were not subject to performance vesting conditions would vest in three equal annual installments beginning on the first anniversary of the closing of the 2019 Transaction, while the Clarivate shares and warrants that were subject to performance vesting conditions would vest over the period of time between the first and third anniversaries of the closing of the 2019 Transaction.
On August 14, 2019, Clarivate (on its behalf and on behalf of its subsidiaries) agreed to waive the performance and time vesting conditions for all Clarivate shares and warrants subject to such conditions held by Mr. Stead, Ms. von Blucher, M. Klein Associates, Inc. and Garden State. These shares and warrants held by Mr. Stead, Ms. von Blucher, M. Klein Associates, Inc. and Garden State nevertheless remain subject to a lock-up for a period ranging from two to three years following the closing of the 2019 Transaction.
In the three months ended September 30, 2019, the Company recognized additional share-based compensation expense related to the modification of certain awards under the 2019 Incentive Award Plan.
Additionally, under the Sponsor Agreement, Clarivate agreed to issue 7,000,000 ordinary shares to persons designated by Jerre Stead and Michael Klein upon Clarivate’s achieving a closing share price on the NYSE of at least $20.00 per share for 40 days over a 60 consecutive trading day period on or before the sixth anniversary of the closing of the 2019 Transaction (the “Merger Shares”). On January 31, 2020, our board agreed to waive this performance vesting condition, and all such Merger Shares are expected to be issued to persons designated by Jerre Stead and Michael Klein on or after June 1, 2020 and prior to December 31, 2020.

Registration Rights Agreement
Onex, Baring, the founders, Garden State and certain other shareholders have been granted certain registration rights, pursuant to the Registration Rights Agreement entered into in connection with the closing of the 2019 Transaction. Certain provisions of the Registration Rights Agreement, including certain piggyback registration rights with respect to this offering, were waived by the Company, Onex and Baring in connection with this offering.
Director Nomination Agreement
Pursuant to the Director Nomination Agreement, the Designated Shareholder, has the right to designate up to four nominees for the election to our board of directors for so long as the Shareholder Group own at least 20% of the Initial Shares. The number of nominees that the Designated Shareholder is entitled to nominate under the Director Nomination Agreement is dependent on the number of our ordinary shares held by the Shareholder Group at any time.
Shareholders Agreement
In connection with consummation of the 2019 Transaction, Onex and Baring replaced the prior shareholders agreement of Camelot dated as of October 3, 2016 with the Shareholders Agreement.
Tax Receivable Agreement
Effective May 10, 2019, Camelot entered into the Tax Receivable Agreement with shareholders of the Company prior to the 2019 Transaction. On August 21, 2019, the parties entered into the TRA Buyout Agreement, which provided for the termination of the Tax Receivable Agreement in exchange for a payment by Camelot of  $200.0 million, which was paid in accordance with TRA Buyout Agreement on November 7, 2019 with a portion of the net proceeds from the Refinancing Transactions.
Other
Vistra USA LLC, a controlled affiliate of Baring, provides us services such as domiciliation, directorship, corporate administration and corporate secretarial support throughout its various jurisdictions worldwide. We paid this vendor $0.5 million and $0.4 million for the years ended December 31, 2018 and 2017, respectively.
Our former Chief Technology Officer is the co-founder of Protagonist Tech, which has performed application development for us. We paid this vendor $0.9 million for the year ended December 31, 2018. This vendor was not a related party in 2017.
Jerre Stead, Chief Executive Officer of the Company, is the co-founder of a vendor of ours. Total payments to this vendor were $0.5 million for the three and nine months ended September 30, 2019, respectively, and the Company had no outstanding liability as of September 30, 2019. This vendor was not a related party during the three and nine months ended September 30, 2018.
In connection with our acquisition of Publons, we paid a $0.7 million consulting fee to a former board member and company executive for the year ended December 31, 2017.
In addition, in connection with the 2019 Transaction, Onex Partners Advisors LP, an affiliate of Onex, received a fee of  $5.4 million and Baring Private Equity Asia Group Limited, an affiliate of Baring, received a fee of  $2.1 million.

DESCRIPTION OF SHARE CAPITAL
The following description of the material terms of the share capital of Clarivate is qualified by reference to Clarivate’s articles of association, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
General
Clarivate is a Jersey, Channel Islands public company with limited liability. Its affairs are governed by the articles of association and the Jersey Companies Law. Clarivate’s register of members is kept by Vistra (Jersey) Limited at 4th Floor, St. Paul’s Gate, 22-24 New Street, St. Helier, Jersey JE1 4TR. Our registered office is 4th Floor, St. Paul’s Gate, 22-24 New Street, St. Helier, Jersey JE1 4TR. Our secretary is Stephen Hartman of Friars House, 160 Blackfriars Road, London, SE1 8EZ, UK.
Our authorized share capital is an unlimited number of no par value shares of any class. As of December 31, 2019, there were 306,874,115 ordinary shares issued and outstanding and no preferred shares have been issued.
Shares
General
Ogier, Jersey, Channel Islands counsel to Clarivate, has confirmed that all of the issued and outstanding ordinary shares of Clarivate are fully paid and non-assessable. Certificates representing the outstanding ordinary shares of Clarivate are generally not issued (unless required to be issued pursuant to the articles of association) and legal title to the issued shares is recorded in registered form in the register of members. Holders of ordinary shares of Clarivate have no pre-emptive, subscription, redemption or conversion rights.
The board of directors may provide for other classes of shares, including series of preferred shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares will have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the board of directors. If any preferred shares are issued, the rights, preferences and privileges of holders of ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.
Dividends
The holders of ordinary shares are entitled to such dividends as may be declared by the board of directors of Clarivate, subject to the Jersey Companies Law and the articles of association. Dividends and other distributions on issued and outstanding ordinary shares may be paid out of the funds of Clarivate lawfully available for such purpose, subject to any preference of any outstanding preferred shares. Dividends and other distributions that are declared will be distributed among the holders of ordinary shares on a pro rata basis.
Voting rights
Each ordinary share entitles the holder to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by way of poll.
A quorum required for a meeting of shareholders requires the presence in person or by proxy of persons holding in aggregate not less than a simple majority of all voting share capital in issue (provided that the minimum quorum for any meeting shall be two shareholders entitled to vote).
A special resolution is required for important matters such as an alteration of capital, removal of director for cause, merger or consolidation of Clarivate, change of name or making changes to the articles of association or the voluntary winding up of Clarivate.

An ordinary resolution of the shareholders requires the affirmative vote of a simple majority of the votes cast at a quorate general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting or, in each case, a resolution in writing executed by holders of the number of ordinary shares that would be required to pass the resolution at a meeting at which all the holders were present and voting.
Variation of rights
The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the sanction of a special resolution passed at a general meeting or by the written consent of the holders of two-thirds of the shares of that class or with the sanction of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.
Transfer of ordinary shares
Any shareholder may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form prescribed by the NYSE, as the designated stock exchange under the articles of association, or as otherwise approved by the board of directors.
In addition, the articles of association prohibit the transfer of shares of Clarivate in breach of the rules or regulations of the NYSE or any relevant securities laws (including the Exchange Act).
Liquidation
On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares of Clarivate shall be distributed among the holders of the ordinary shares of Clarivate on a pro rata basis.
Directors
Appointment and removal
The management of Clarivate is vested in its board of directors. The articles of association provide that there shall be a board of directors consisting of no fewer than two and no greater than 14 directors, unless increased or decreased from time to time by the board of directors or by shareholders in a general meeting. Currently, the board consists of 13 directors. So long as shares of Clarivate are listed on the NYSE, the board of directors of Clarivate shall include such number of  “independent directors” as the relevant rules applicable to the listing of such shares on the NYSE require (subject to any applicable exceptions for “controlled” companies).
The directors are divided into three classes designated as Class I, Class II and Class III, respectively. At the first annual general meeting of shareholders of Clarivate (expected in 2020), the term of office of the Class I directors will expire and Class I directors will be elected for a full term of three years. At the second annual general meeting of shareholders of Clarivate (expected in 2021), the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual general meeting of shareholders of Clarivate (expected in 2022), the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual general meeting of shareholders of Clarivate, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting.
The directors of Clarivate shall ensure that any individual nominated pursuant to the articles of association, the Director Nomination Agreement and the Shareholders Agreement shall be nominated for election as a director at the next general meeting of Clarivate. In respect of any position on the board of directors that is not entitled to be nominated pursuant to the articles of association, the Director Nomination Agreement or the Shareholders Agreement, the directors shall have the right to nominate an individual for election as a director at the next general meeting of Clarivate. In both cases, such individual shall be appointed if approved by ordinary resolution at such general meeting. If a vacancy arises on the board of directors, the directors may fill such vacancy in accordance with the terms of the articles of association, the Director Nomination Agreement, the Shareholders Agreement, applicable law and the listing rules of the NYSE.
A director may be removed from office by the holders of ordinary shares by special resolution only for “cause” (as defined in the articles of association). In addition, a director may be removed from office by the board of directors by resolution made by the board of directors for “cause.”
The appointment and removal of directors is subject to the applicable rules of the NYSE and to the provisions of the Director Nomination Agreement and the Shareholders’ Agreement.
The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of Clarivate are set out in the articles of association.
Indemnification of directors and officers
To the fullest extent permitted by law, the articles of association provide that the directors and officers of Clarivate shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.
Description of Warrants
Clarivate has warrants outstanding to purchase an aggregate of 52,699,883 ordinary shares. Each outstanding whole warrant of Churchill represents the right to purchase one ordinary share of Clarivate in lieu of one share of Churchill common stock at a price of  $11.50 per share, subject to adjustment as discussed below, unless redeemed by Clarivate.
The private placement warrants are identical to the public warrants sold in the Churchill IPO, except that the private placement warrants are exercisable for cash (even if a registration statement covering the shares issuable upon exercise of such public warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.
Clarivate may call the warrants for redemption (excluding the private placement warrants held by the initial purchasers or their affiliates), in whole and not in part, at a price of  $0.01 per warrant:
•
upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•
if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for splits, dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
If Clarivate calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of ordinary shares issuable on exercise of the warrants shall be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Clarivate’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares of Clarivate at a price below their respective exercise prices.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied (except in case of cashless exercise) by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares of Clarivate or any voting rights until they exercise their warrants and receive ordinary shares.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (together with such holder’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the ordinary shares outstanding.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Clarivate will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.
Other Jersey, Channel Islands Law Considerations
Purchase of Clarivate’s Own Ordinary Shares
As with declaring a dividend, Clarivate may not buy back or redeem its shares unless its directors who are to authorize the buyback or redemption have made a statutory solvency statement that, immediately following the date on which the buyback or redemption is proposed, Clarivate will be able to discharge its liabilities as they fall due and, having regard to prescribed factors, Clarivate will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buyback or redemption is proposed (or until Clarivate is dissolved on a solvent basis, if earlier).
If the above conditions are met, Clarivate may purchase its ordinary shares in the manner described below.
Clarivate may purchase on a stock exchange its own fully paid ordinary shares pursuant to a special resolution of its shareholders.
Clarivate may purchase its own fully paid ordinary shares other than on a stock exchange pursuant to a special resolution of its shareholders, but only if the purchase is made on the terms of a written purchase contract which has been approved in advance by an ordinary resolution of its shareholders. The shareholder from whom Clarivate proposes to purchase or redeem ordinary shares is not entitled to vote in respect of the ordinary shares to be purchased.
Clarivate may fund a redemption or purchase of its own ordinary shares from any source. It cannot purchase its ordinary shares if, as a result of such purchase, only redeemable ordinary shares would remain in issue.
If authorized by a resolution of its shareholders, any shares that Clarivate redeems or purchases may be held by it as treasury shares. Any shares held by Clarivate as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by Clarivate are cancelled where Clarivate has not been authorized to hold such shares as treasury shares.
Mandatory Purchases and Acquisitions
The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of Clarivate’s outstanding ordinary shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding ordinary shares, that person is then entitled (and may be required) to acquire the remaining ordinary shares. In such circumstances, a holder of any such remaining ordinary shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s ordinary shares or that the person purchase the holder’s ordinary shares on terms different to those under which the person made such offer.
Other than as described below under “— UK City Code on Takeovers and Mergers,” Clarivate is not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of Clarivate’s remaining ordinary shares on the same terms as such shareholder’s prior purchase.
Compromises and Arrangements
Where Clarivate and its creditors or shareholders or a class of either of them propose a compromise or arrangement between Clarivate and its creditors or its shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of Clarivate’s shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number present and voting at the meeting representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon Clarivate and all the creditors, shareholders or members of the specific class of either of them (as applicable).
Whether the capital of Clarivate is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
UK City Code on Takeovers and Mergers
The UK City Code on Takeovers and Mergers (the “Takeover Code”) applies, among other things, (i) to an offer for a public company whose registered office is in the Channel Islands and whose securities are admitted to trading on a regulated market or a multilateral trading facility in the United Kingdom or any stock exchange in the Channel Islands or the Isle of Man, or (ii) if the company is a public company and is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”), to have its place of central management and control in the United Kingdom or the Channel Islands or the Isle of Man (in each case, a “Code Company”). This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether Clarivate has its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man by looking at various factors, including the structure of Clarivate’s board of directors, the functions of the directors, and where they are resident.
If at the time of a takeover offer, the Takeover Panel determines that the residency test is satisfied and Clarivate has its place of central management and control in the United Kingdom, it would be subject to a number of rules and restrictions, including but not limited to the following: (i) Clarivate’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) Clarivate might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) Clarivate would be obliged to provide equality of information to all bona fide competing bidders. The Takeover Code also contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person:
•
acquires an interest in shares of a Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the Code Company; or

•
who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the Code Company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.
Clarivate believes that the Takeover Code applies to it at this time. However, it is possible in the future that changes in the Board’s composition, changes in the Takeover Panel’s interpretation of the Takeover Code or other events may cause the Takeover Code to not apply to Clarivate.
Jersey Regulatory Matters
The Jersey Financial Services Commission (the “JFSC”) has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of Clarivate’s ordinary shares. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law.
A copy of this prospectus has been delivered to the Jersey Registrar of Companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002 and the Jersey Registrar of Companies has given, and has not withdrawn, his consent to its circulation.
It must be distinctly understood that, in giving these consents, neither the Jersey Registrar of Companies nor the JFSC takes any responsibility for the financial soundness of Clarivate or for the correctness of any statements made, or opinions expressed, with regard to it. If you are in any doubt about the contents of this prospectus, you should consult your stockbroker, bank manager, solicitor, accountant, or other financial advisor.
The price of securities and the income from them can go down as well as up. Nothing in this prospectus or anything communicated to holders or potential holders of any of Clarivate’s ordinary shares (or interests in them) by or on behalf of Clarivate is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for any ordinary shares (or interests in them) for the purposes of the Financial Services (Jersey) Law 1998.
The directors of Clarivate have taken all reasonable care to ensure that the facts stated in this prospectus are true and correct in all material respects, and that there are no other facts the omission of which would make misleading any statement in the prospectus, whether of facts or opinion. All the directors of Clarivate accept responsibility accordingly.
Enforcement of Civil Liabilities
U.S. laws do not necessarily extend either to us or our officers or directors. We are incorporated under the laws of the Jersey, Channel Islands. Some of our directors and officers reside outside of the United States. Substantially all of the assets of both us and our directors and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process on either us or our officers and directors within the United States, or to enforce against these persons or us, either inside or outside the United States, a judgment obtained in a U.S. court predicated upon the civil liability provisions of the federal securities or other laws of the United States or any U.S. state.
We have appointed Vistra USA, LLC, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of the laws of any state of the United States.
A judgment of a U.S. court is not directly enforceable in Jersey, but constitutes a cause of action which may be enforced by Jersey courts provided that:
•
the applicable U.S. courts had jurisdiction over the case, as recognized under Jersey law;

•
the judgment is given on the merits and is final, conclusive and non-appealable;

•
the judgment relates to the payment of a sum of money, not being taxes, fines or similar governmental penalties;

•
the defendant is not immune under the principles of public international law;

•
the same matters at issue in the case were not previously the subject of a judgment or disposition in a separate court;

•
the judgment was not obtained by fraud; and

•
the recognition and enforcement of the judgment is not contrary to public policy in Jersey.

Jersey courts award compensation for the loss or damage actually sustained by the plaintiff. Although punitive damages are generally unknown to the Jersey legal system, there is no prohibition on them either by statute or customary law. Whether a particular judgment may be deemed contrary to Jersey public policy depends on the facts of each case, though judgments found to be exorbitant, unconscionable, or excessive will generally be deemed as contrary to public policy. Moreover, certain defendants may qualify for protection under Protection of Trading Interests Act 1980, an act of the UK extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983. This Act provides that a qualifying defendant is not liable for multiple damages, in excess of that required for actual compensation. A “qualifying defendant” for these purposes is a citizen of the UK and its Colonies (as defined in the Act), a corporation or other limited liability entity organized under the laws of the UK, Jersey or other territory for whose international relations the UK is responsible or a person conducting business in Jersey.
Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. It is doubtful that an original action based on U.S. federal or state securities laws could be brought before Jersey courts. In addition, a plaintiff who is not resident in Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in Jersey. In addition, Clarivate has been further advised by our legal counsel in Jersey, that it is uncertain as to whether the courts of Jersey would entertain original actions or enforce judgments from U.S. courts against us or our officers and directors which originated from actions alleging civil liability under U.S. federal or state securities laws.

Material Differences Between Rights of Holders of Clarivate’s Ordinary Shares and Rights of Holders of the Common Stock of Delaware Corporations
Jersey, Channel Islands, companies are governed by the Jersey Companies Law. The Jersey Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Jersey Companies Law applicable to Clarivate and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.
Corporate law issue	Delaware law	Jersey law
Special Meetings of Shareholders
Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws.
However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.
Under Delaware corporate law, a corporation is required to set a minimum quorum of one-third of the issued and outstanding shares for a shareholders meeting.

The Jersey Companies Law does not provide for a shareholder right to put a proposal before the shareholders at the annual general meeting. However, under the Jersey Companies Law, shareholders holding 10% or more of the company’s voting rights and entitled to vote at the relevant meeting may require the directors to call a meeting of shareholders. This must be held as soon as practicable but in any case not later than two months after the date of the deposit of the requisition. The requisition shall state the objects of the meeting. If the directors do not within 21 days from the date of the deposit of the requisition proceed to call a meeting to be held within two months of that date, the requisitionists, or any of them representing more than half of the total voting rights of all of them, may themselves call a meeting, but a meeting so called shall not be held after three months from that date.
Pursuant to the articles of association, no business may be transacted at any general meeting, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the directors (or any duly authorized committee thereof) or pursuant to a requisition of meeting by holders of ordinary shares as aforesaid, (b) otherwise properly brought before an annual general meeting by or at the direction of the directors (or any duly authorized

Corporate law issue	Delaware law	Jersey law

committee thereof) or (c) otherwise properly brought before an annual general meeting by any holder of ordinary shares who (1) is such a holder of record on both (x) the date of the giving of the notice by such holder provided for in the articles of association and (y) the record date for the determination of holders of ordinary shares entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in the articles of association.
Under the Jersey Companies Law, the quorum requirements for shareholders meetings can be prescribed in a company’s articles of association. The Clarivate articles of association provide that holders holding in aggregate not less than a simple majority of all voting share capital of Clarivate in issue present in person or by proxy and entitled to vote shall be a quorum, provided that the minimum quorum for any meeting shall be two holders entitled to vote. See “— Voting rights.”

Interested Shareholders Transactions	The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned more than 15% of the target’s outstanding voting stock within the past three years.	The Jersey Companies Law has no comparable provision. As a result, Clarivate cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Jersey law does not regulate transactions between a company and its significant shareholders, as a general matter, such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Corporate law issue	Delaware law	Jersey law
This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Interested Director Transactions
Interested director transactions are permissible and may not be legally voided if:
•
either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.
A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.
Although it may still order that a director account for any profit, a court will not set aside a

Corporate law issue	Delaware law	Jersey law
transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.
Cumulative Voting
Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.
The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.
There are no provisions in relation to cumulative voting under the Jersey Companies Law.
Approval of Corporate Matters by Written Consent
Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. In addition, a corporation may eliminate the right of shareholders to act by written consent through amendment to its certificate of incorporation.
All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.

Under the Jersey Companies Law, unless prohibited by a company’s articles of association, a unanimous written consent by each shareholder entitled to vote on the matter may effect any matter that otherwise may be brought before a shareholders’ meeting, except for the removal of auditors. Such consent shall be deemed effective when the instrument, or the last of several instruments, is last signed or on such later date as is specified in the resolution. Furthermore, a company’s articles of association may permit written resolutions to be passed by such number of members that would be required to pass the resolutions at a general meeting.
Unless prohibited by a company’s articles of association, the members of a company have a power to require a company to circulate a resolution that may properly be proposed and is to be proposed as a written resolution.

Corporate law issue	Delaware law	Jersey law
The articles of association provide that an action may be taken by written consent for so long as Onex and Baring collectively beneficially own a majority of the issued and outstanding ordinary shares of Clarivate. Such consent would need to be passed by such number of shareholders that would be required to pass the resolutions at a general meeting.
Business Combinations and Asset Sales	With certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.	The Jersey Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under the Jersey Companies Law requires the directors of the constituent companies to enter into and to approve a written merger agreement (in certain, but not all, circumstances), which must also be authorized by a special resolution of the shareholders of each constituent company (which as noted above requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting (or such higher threshold as may be set out in a company’s articles of association)). See “— Voting rights” above. In relation to any merger or consolidation under the Jersey Companies Law, unlike dissenting shareholders of a Delaware corporation, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger.

Corporate law issue	Delaware law	Jersey law
The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of the company’s outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different than those under which the person made such offer.
In addition, where the company and its creditors or shareholders or a class of either of them propose a compromise or arrangement between the company and its creditors or our shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of the company’s shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon the company and all the creditors, shareholders or members of the specific class of either of them (as applicable). Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the

Corporate law issue	Delaware law	Jersey law
court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above, taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
The Jersey Companies Law contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and act in good faith, for a proper purpose and in the best interests of the company.
Election and Removal of Directors	Under Delaware corporate law, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors and may be removed with or without cause (or, with respect to a classified board, only with cause unless the certificate of incorporation provides otherwise) by the approval of a majority of the outstanding shares entitled to vote.	As permitted by the Jersey Companies Law and pursuant to the articles of association, directors of Clarivate can be appointed and removed in the manner described in the section headed “— Directors” above.
Fiduciary Duties of Directors	Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform	Under the Jersey Companies Law, a director of a Jersey company, in exercising the director’s powers and discharging the director’s duties, has a fiduciary duty to act honestly and in good faith with a view to the best interests of the company; and a duty of care to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Corporate law issue	Delaware law	Jersey law
himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
Customary law is also an important source of law in the area of directors’ duties in Jersey as it expands upon and provides a more detailed understanding of the general duties and obligations of directors. The Jersey courts view English common law as highly persuasive in this area. In summary, the following duties will apply as manifestations of the general fiduciary duty under the Jersey Companies Law: a duty to act in good faith and in what he or she bona fide considers to be the best interests of the company; a duty to exercise powers for a proper purpose; a duty to avoid any actual or potential conflict between his or her own and the company’s interests; and a duty to account for profits and not take personal profit from any opportunities arising from his or her directorship, even if he or she is acting honestly and for the good of the company. However, the articles of association of a company may permit the director to be personally interested in arrangements involving the company (subject to the requirement to have disclosed such interest).
Under the articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with Clarivate must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest; provided that, in exercising any such vote, such director’s duties remain as described above.

Corporate law issue	Delaware law	Jersey law
Limitations on Director’s Liability and Indemnification of Directors and Officers
A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock purchases, or redemptions, or any transaction from which a director derived an improper personal benefit.
Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.
A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in defense of an action, suit, or proceeding by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty. However, a Jersey company may exempt from liability, and indemnify directors and officers for, liabilities:
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incurred in defending any civil or criminal legal proceedings where:

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the person is either acquitted or receives a judgment in their favor;

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where the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or

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where the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings;

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incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company;

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incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty, or breach of trust under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

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incurred in a case in which the company normally maintains insurance for persons other than directors.

Corporate law issue	Delaware law	Jersey law
To the fullest extent permitted by law, the articles of association provide that the directors and officers of Clarivate shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.
Variation of Rights of Shares	Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.	Under Jersey law and the articles of association, if Clarivate’s share capital is divided into more than one class of shares, we may vary the rights attached to any class (i) without the consent of the holders of the issued shares of that class where such variation is considered by the board of directors of Clarivate not to have a material adverse effect upon such rights or (ii) with either the written consent of the holders of two-thirds of the shares of such class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Appraisal Rights	A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.	In relation to any merger or consolidation under the Jersey Companies Law, unlike dissenting shareholders of a Delaware corporation, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger and the Court’s powers extend to specifying terms of acquisition different from those of the offer (which could include terms as to price or form of consideration).

Corporate law issue	Delaware law	Jersey law
Shareholder Suits	Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste, and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at a minimum the shareholder making the application.
Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders. There may be customary personal law actions available to shareholders which would include certain derivate and other actions to bring proceedings against the directors of the company as well as the company.
In principle, Clarivate will normally be the proper plaintiff and a class action or derivative action may not be brought by a minority shareholder. However, a minority shareholder can seek in limited circumstances agreement from the court for special dispensation if the shareholder can show:
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that there are wrongdoers in control of the company;

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those wrongdoers are using their power to prevent anything being done about it;

Corporate law issue	Delaware law	Jersey law
• the wrongdoing is unconscionable and oppressive; and
• in certain other limited circumstances.
Inspection of Books and Records	All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.
Shareholders of Clarivate will have the right under the Jersey Companies Law to inspect Clarivate’s register of shareholders and, provided certain conditions are met, to obtain a copy. Shareholders of Clarivate will also be able to inspect the minutes of any shareholder meetings.
The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge and, in the case of a public company or a company which is a subsidiary of a public company, of any other person on payment of such sum (if any), not exceeding £5, as the company may require.

Amendments of Governing Documents	Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote. Bylaws may be	The memorandum of association and articles of association of a Jersey company may only be amended by special resolution (being a two-third majority if the articles of association of the company do not specify a greater majority) passed by shareholders in general meeting or by written resolution passed in accordance with its articles of association.

Corporate law issue	Delaware law	Jersey law
amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.
Classified Board	A classified board is permitted under both Delaware corporate law and the Jersey Companies Law.
The board of Churchill is comprised of three classes, each serving a three-year term, one class being elected each third year. The articles of association provides that the board of Clarivate is so classified as well. See “— Directors — Appointment and Removal” above.
Dissolution and Winding Up	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board of directors.
Under the Jersey Companies Law and the articles of association, Clarivate may be voluntarily dissolved, liquidated or wound up by a special resolution of the shareholders. In addition, a company may be wound up by the courts of Jersey if the court is of the opinion that it is just and equitable to do so or that it is expedient in the public interest to do so.
Alternatively, a creditor with a claim against a Jersey company of not less than £3,000 may apply to the Royal Court of Jersey for the property of that company to be declared en désastre (being the Jersey law equivalent of a declaration of bankruptcy). Such an application may also be made by the Jersey company itself without having to obtain any shareholder approval.

ORDINARY SHARES ELIGIBLE FOR FUTURE SALE
We had 306,874,115 ordinary shares outstanding as of December 31, 2019. We, our officers and directors, and certain of our other shareholders will enter into lock-up agreements in connection with this offering that will restrict transfers for a period of 90 days following the date of this prospectus, subject to certain important exceptions. See “Underwriting.” Upon expiration of these lock-up agreements, all of the shares subject to these lock-up agreements will be eligible for resale in a public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144.
All of the ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” (as defined under Rule 144) without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of the ordinary shares. Since no shares will be available for sale from certain of our shareholders shortly after this offering because of the contractual and legal restrictions on resale described below (including the lockup agreements), sales of substantial numbers of ordinary shares in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.
Lock-Up Agreements
We, our executive officers and directors and certain of our other shareholders will agree not to sell or transfer any ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares, for 90 days after the date of this prospectus without first obtaining the written consent of Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, subject to certain important exceptions. Specifically, we and these other persons will agree, with certain important exceptions, not to directly or indirectly:
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offer, pledge, sell or contract to sell any ordinary shares,

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sell any option or contract to purchase any ordinary shares,

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purchase any option or contract to sell any ordinary shares,

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grant any option, right or warrant for the sale of any ordinary shares,

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otherwise dispose of or transfer any ordinary shares or securities exchangeable or exercisable for ordinary shares,

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file or cause to be filed a registration statement related to the ordinary shares, or

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enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any ordinary share whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to ordinary shares and to securities convertible into or exchangeable or exercisable for or repayable with ordinary shares. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC may not release any of the securities subject to these lock-up agreements held by Onex or Baring without our prior written consent.
Rule 144
Under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) (1) who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale and (2) who has beneficially owned the shares proposed to be sold for at least six months, including, in certain cases, the holding period of any prior owner other than an affiliate is entitled to sell his shares without restriction, subject to our compliance with the reporting obligations under the Exchange Act.

In general, under Rule 144, beginning May 18, 2020, a person who is our affiliate and has beneficially owned ordinary shares for at least six months will be entitled to sell within any three-month period a number of shares that does not exceed the greater of  (1) 1.0% of the number of ordinary shares then issued and outstanding and (2) the average weekly trading volume of the ordinary shares on NYSE during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.
Any such sales by an affiliate are also subject to manner of sale provisions, notice requirements and our compliance with Exchange Act reporting obligations.
Regulation S
Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares may be sold in some other manner outside the United States without requiring registration in the United States.

TAXATION
U.S. Tax Considerations
The following discussion describes certain U.S. federal income tax consequences to US Holders (as defined below) of an investment in our ordinary shares. This summary applies only to US Holders that acquire ordinary shares in exchange for cash in this offering, hold the ordinary shares as capital assets within the meaning of Section 1221 of the Code (as defined above) and have the US dollar as their functional currency.
This discussion is based on the tax laws of the United States as in effect on the date of this document, including the Code and US Treasury regulations in effect as of the date of this document, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, and any such change could apply retroactively and could affect the U.S. federal income tax consequences described below. The statements in this document are not binding on the Internal Revenue Service (the “IRS”) or any court, and thus no assurance can be provided that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. Furthermore, this summary does not address any estate or gift tax consequences, any state, local or non-US tax consequences or any other tax consequences other than U.S. federal income tax consequences.
The following discussion does not describe all the tax consequences that may be relevant to any particular investor or to persons in special tax situations such as:
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banks and certain other financial institutions;

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regulated investment companies;

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real estate investment trusts;

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insurance companies;

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broker-dealers;

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traders that elect to mark to market;

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tax-exempt entities or individual retirement accounts;

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persons liable for alternative minimum tax or the Medicare contribution tax on net investment income;

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US expatriates;

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persons holding ordinary shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

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persons that actually or constructively own 10 percent or more of Clarivate’s ordinary shares by vote or value;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to ordinary shares being taken into account in an applicable financial statement;

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persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

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persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

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persons holding ordinary shares through partnerships or other pass-through entities.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-US TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES.

As used herein, the term “US Holder” means a beneficial owner of ordinary shares that, for U.S. federal income tax purposes, is or is treated as:
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an individual who is a citizen or resident of the United States;

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a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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a trust that (1) is subject to the supervision of a court within the United States and the control of one or more US persons or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a US person.

The tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds ordinary shares generally will depend on such partner’s status and the activities of the partnership. A US Holder that is a partner in such partnership should consult its tax advisor.
Dividends and other distributions on ordinary shares
Subject to the passive foreign investment company considerations discussed below, the gross amount of distributions made by Clarivate with respect to ordinary shares (including the amount of non-US taxes withheld therefrom, if any) generally will be includible as dividend income in a US Holder’s gross income, to the extent such distributions are paid out of Clarivate’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds Clarivate’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the US Holder’s tax basis in its Clarivate ordinary shares, and thereafter as capital gain recognized on a sale or exchange. As Clarivate may not maintain calculations of its earnings and profits under U.S. federal income tax principles, a US Holder should assume all distributions will be treated as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to US corporations with respect to dividends received from other US corporations. Dividends received by non-corporate US Holders may be “qualified dividend income,” which is taxed at a lower applicable rate, if certain requirements are satisfied, including that the stock with respect to which such dividend is paid is readily tradable on an established securities market (such as the NYSE) in the United States. US Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to ordinary shares.
Dividends on the ordinary shares generally will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, any foreign taxes withheld on any distributions on the ordinary shares may be eligible for credit against a US Holder’s federal income tax liability. For foreign tax credit purposes, dividends distributed by Clarivate with respect to ordinary shares will generally constitute “passive category income”. In lieu of claiming a foreign tax credit, US Holders may deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under US law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year.
Sale or other taxable disposition of ordinary shares
Subject to the passive foreign investment company considerations discussed below, upon a sale or other taxable disposition of ordinary shares, a US Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the US Holder’s adjusted tax basis in such ordinary shares. Any such gain or loss generally will be treated as long term capital gain or loss if the US Holder’s holding period in the ordinary shares exceeds one year. Non-corporate US Holders (including individuals) generally are subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations.

Gain or loss, if any, realized by a US Holder on the sale or other disposition of ordinary shares generally will be treated as US source gain or loss for US foreign tax credit limitation purposes. US Holders should consult their tax advisors regarding the tax consequences in their particular circumstances.
Passive Foreign Investment Company Considerations
Clarivate will be classified as a PFIC for any taxable year if either: (a) at least 75 percent of its gross income is “passive income” for purposes of the PFIC rules or (b) at least 50 percent of the value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, Clarivate will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25 percent or more (by value) of the shares.
Under the PFIC rules, if Clarivate were considered a PFIC at any time that a US Holder holds the ordinary shares, Clarivate would continue to be treated as a PFIC with respect to such US Holder’s ordinary shares unless (i) Clarivate ceased to be a PFIC and (ii) the US Holder made a “deemed sale” election under the PFIC rules.
Based on the current composition of Clarivate’s income and assets, Clarivate does not believe that it was a PFIC in 2019, and does not currently expect to become a PFIC in the future. However, the PFIC asset and income tests are factual determinations that depend on, among other things, the composition of the income and assets, and the market value of the shares and assets, of Clarivate and its subsidiaries from time to time, and thus the determination can only be made annually after the close of each taxable year. Therefore, no assurance can be given that Clarivate will not be classified as a PFIC for the current taxable year or any future taxable year.
If Clarivate is considered a PFIC at any time that a US Holder holds ordinary shares, any gain recognised by the US Holder on a sale or other disposition of the ordinary shares, as well as the amount of any “excess distribution” (as defined below) received by the US Holder, would be allocated ratably over the US Holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before Clarivate became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a US Holder on ordinary shares exceeds 125 percent of the average of the annual distributions on the ordinary shares received during the preceding three years or the US Holder’s holding period, whichever is shorter. In addition, if Clarivate is a PFIC and any of its subsidiaries is also a PFIC, a US Holder may also be subject to the adverse tax consequences described above with respect to any gain or “excess distribution” realized or deemed realized in respect of such subsidiary PFIC. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares if Clarivate is considered a PFIC; however, Clarivate does not currently intend to prepare or provide the information that would enable a US Holder to achieve an alternative treatment by making an election to treat Clarivate as a qualified electing fund. In addition, if Clarivate were a PFIC for any taxable year, dividends received by a non-corporate US Holder in that taxable year or the subsequent taxable year would not be eligible for the lower rate of tax applicable to “qualified dividend income.” If Clarivate is considered a PFIC, a US Holder will also be subject to annual information reporting requirements. US Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in the ordinary shares and the potential consequences related thereto.
Information reporting and backup withholding
Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares may be subject to information reporting to the IRS and US backup withholding. A US Holder may be eligible for an exemption from backup withholding if the US Holder furnishes a correct taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. US Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9. US Holders should consult their tax advisors regarding the application of the US information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a US Holder’s U.S. federal income tax liability, and such US Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.
Additional information reporting requirements
Certain US Holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include the ordinary shares) are required to report information relating to such assets, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions). Penalties can apply if US Holders fail to satisfy such reporting requirements. US Holders should consult their tax advisors regarding the applicability of these and any other information reporting requirements to their acquisition and ownership of ordinary shares.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.
Jersey Tax Considerations
This summary of Jersey taxation issues can only provide a general overview of this area and it is not a description of all the tax considerations that may be relevant to a decision to invest in Clarivate.
The following summary of the anticipated treatment of Clarivate and holders of ordinary shares (other than residents of Jersey) is based on Jersey taxation law and practice as it is understood to apply at the date of this document and may be subject to any changes in Jersey law occurring after such date. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice (including such tax law and practice as it applies to any land or building situate in Jersey). Legal advice should be taken with regard to individual circumstances. Prospective investors in the ordinary shares should consult their professional advisors on the implications of acquiring, buying, selling or otherwise disposing of ordinary shares in Clarivate under the laws of any jurisdiction in which they may be liable to taxation.
Shareholders should note that tax law and interpretation can change and that, in particular, the levels and basis of, and reliefs from, taxation may change and may alter the benefits, if any, of investment in Clarivate.
Any person who is in any doubt about their tax position or who is subject to taxation in a jurisdiction other than Jersey should consult their own professional advisor.
Company Residence
Under the Income Tax (Jersey) Law 1961 (as amended) (“Tax Law”), a company shall be regarded as resident in Jersey if it is incorporated under the Jersey Companies Law unless:
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its business is centrally managed and controlled outside Jersey in a country or territory where the highest rate at which any company may be charged to tax on any part of its income is 10% or higher; and

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the company is resident for tax purposes in that country or territory.

It is intended that Clarivate will not be resident for tax purposes in Jersey and not subject to any rate of tax in Jersey as it will instead be resident in the United Kingdom where the tax rate is in excess of 10%.
Summary
Under current Jersey law, there are no capital gains, capital transfer, gift, wealth or inheritance taxes, or any death or estate duties. No capital or stamp duty is levied in Jersey on the issue, conversion, redemption, or transfer of ordinary shares. On the death of an individual holder of ordinary shares (whether or not such individual was domiciled in Jersey), duty at rates of up to 0.75% of the value of the relevant ordinary shares may be payable on the registration of any Jersey probate or letters of administration which may be required in order to transfer, convert, redeem, or make payments in respect of, ordinary shares held by a deceased individual sole shareholder, subject to a cap of £100,000.
Income Tax
The general rate of income tax under the Tax Law on the profits of companies regarded as resident in Jersey or having a permanent establishment in Jersey is 0% (“zero tax rating”) though certain exceptions from zero tax rating might apply.
Withholding Tax
For so long as Clarivate is subject to a zero tax rating, or is not deemed to be resident for tax purposes in Jersey, no withholding in respect of Jersey taxation will be required on payments in respect of the ordinary shares to any holder of the ordinary shares not resident in Jersey.
Stamp Duty
In Jersey, no stamp duty is levied on the issue or transfer of the ordinary shares except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer ordinary shares on the death of a holder of such ordinary shares if such holder was entered as the holder of the shares on the register maintained in Jersey. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of ordinary shares domiciled in Jersey, or situated in Jersey in respect of a holder of ordinary shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% on the value of an estate up to a maximum stamp duty charge of £100,000. The rules for joint holders through a nominee are different and advice relating to this form of holding should be obtained from a professional advisor.
Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there otherwise estate duties.
Goods and Services Tax
Pursuant to the Goods and Services Tax (Jersey) Law 2007 (“GST Law”), a tax rate which is currently 5% applies to the supply of goods and services, unless the supply is regarded as exempt or zero rated, or the relevant supplier or recipient of such goods and services is registered as an “international services entity.”
A company must register for GST if its turnover is greater than £300,000 in any 12 month period, and will then need to charge GST to its customers. Companies can also choose to register voluntarily.
A company may apply to be registered as an International Services Entity (“ISE”) if it mainly serves non-Jersey residents. By virtue of a company being an ISE, it will not have to register for GST, will not charge GST on its supplies, and will not be charged GST on its purchases.
The Company will be an ISE within the meaning of the GST Law, as it satisfies the requirements of the Goods and Services Tax (International Services Entities) (Jersey) Regulations 2008, as amended. As long as it continues to be such an entity, a supply of goods or of a service made by or to Clarivate shall not be a taxable supply for the purposes of the GST Law.
Substance Legislation
With effect from January, 1 2019, Jersey has implemented legislation designed to ensure that companies carrying on certain activities have adequate substance on the island. Broadly, the legislation applies to holding companies which are resident for tax purposes on the island. As discussed above at ‘Company Residence,’ it is intended that the company is tax resident in the United Kingdom and, if and for so long as this is the case, the legislation will not apply to Clarivate.

Certain United Kingdom Tax Considerations
The following statements are of a general nature and do not purport to be a complete analysis of all potential UK tax consequences of acquiring, holding, and disposing of Clarivate’s ordinary shares. They are based on current UK tax law and on the current published practice of Her Majesty’s Revenue and Customs (“HMRC”) (which may not be binding on HMRC), as of the date of this prospectus, all of which are subject to change, possibly with retrospective effect. They are intended to address only certain United Kingdom tax consequences for holders of Clarivate’s ordinary shares who are tax resident in (and only in) the United Kingdom, and in the case of individuals, domiciled in (and only in) the United Kingdom (except where expressly stated otherwise) who are the absolute beneficial owners of Clarivate’s ordinary shares and any dividends paid on them and who hold Clarivate’s ordinary shares as investments (other than in an individual savings account or a self-invested personal pension). They do not address the UK tax consequences which may be relevant to certain classes of holders of Clarivate’s ordinary shares such as traders, brokers, dealers, banks, financial institutions, insurance companies, investment companies, collective investment schemes, tax-exempt organizations, trustees, persons connected with the Company or any member of a group of which the Company forms part, persons holding their ordinary shares as part of hedging or conversion transactions, shareholders who have (or are deemed to have) acquired their ordinary shares by virtue of an office or employment, and shareholders who are or have been officers or employees of the Company or a company forming part of a group of which the Company forms part. The statements do not apply to any shareholder who either directly or indirectly holds or controls 10% or more of the Company’s share capital (or class thereof), voting power or profits.
The following is intended only as a general guide and is not intended to be, nor should it be considered to be, legal or tax advice to any particular prospective subscriber for, or purchaser of, Clarivate’s ordinary shares.
Accordingly, prospective subscribers for, or purchasers of, Clarivate’s ordinary shares who are in any doubt as to their tax position regarding the acquisition, ownership or disposition of Clarivate’s ordinary shares or who are subject to tax in a jurisdiction other than the United Kingdom should consult their own tax advisors.
It is the intention of the directors of Clarivate to conduct the affairs of Clarivate so that the central management and control of Clarivate is exercised in the United Kingdom for UK tax purposes. As a result, Clarivate is expected to conduct its affairs so that it is treated as resident in the United Kingdom for UK tax purposes. Accordingly, Clarivate is expected to be subject to UK tax on its worldwide income and gains, except where an exemption or relief applies.
It is not intended that Clarivate will be treated as a dual resident company for UK tax purposes, however, if it were to be so treated, Clarivate’s right to claim certain reliefs from UK tax may be restricted, and changes in law or practice in the United Kingdom could result in the imposition of further restrictions on Clarivate’s right to claim UK tax reliefs.
Taxation of dividends
Withholding tax
Clarivate will not be required to withhold UK tax at source when paying dividends. The amount of any liability to UK tax on dividends paid by Clarivate will depend on the individual circumstances of a holder of our ordinary shares.
Income tax
An individual holder of Clarivate’s ordinary shares who is resident for tax purposes in the United Kingdom may, depending on his or her particular circumstances, be subject to UK tax on dividends received from Clarivate. An individual holder of Clarivate’s ordinary shares who is not resident for tax purposes in the United Kingdom should not be chargeable to UK income tax on dividends received from Clarivate unless he or she carries on (whether solely or in partnership) any trade, profession, or vocation in the United Kingdom through a branch or agency to which our ordinary shares are attributable. There are certain exceptions for trading in the United Kingdom through independent agents, such as some brokers and investment managers.

All dividends received by a UK resident individual holder of Clarivate’s ordinary shares from Clarivate or from other sources will form part of that shareholder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £2,000 of taxable dividend income received by a holder of Clarivate’s ordinary shares in a tax year. Income within the nil rate band will be taken into account in determining whether income in excess of the nil rate band falls within the basic rate, higher rate or additional rate tax bands. Where the dividend income is above the £2,000 dividend allowance, the first £2,000 of the dividend income will be charged at the nil rate and any excess amount will be taxed at 7.5%, to the extent that the excess amount falls within the basic rate tax band, 32.5%, to the extent that the excess amount falls within the higher rate tax band or 38.1%, to the extent that the excess amount falls within the additional rate tax band.
Corporation tax
Corporate holders of Clarivate’s ordinary shares which are resident for tax purposes in the United Kingdom, or which are not so resident in the United Kingdom but which are carrying on a trade in the United Kingdom through a permanent establishment in connection with which Clarivate’s ordinary shares are used or held, should not be subject to UK corporation tax on any dividend received from the Company so long as the dividends qualify for exemption (as is likely) and certain conditions are met (including anti-avoidance conditions). Corporate holders of Clarivate’s ordinary shares which are not resident in the United Kingdom and which are not carrying on a trade in the United Kingdom through a permanent establishment in connection with which Clarivate’s ordinary shares are used or held or acquired will not generally be subject to UK corporation tax on dividends.
A holder of Clarivate’s ordinary shares who is resident outside the United Kingdom may be subject to non-UK taxation on dividend income under local law.
Taxation of Capital Gains
UK resident shareholders
A disposal or deemed disposal of Clarivate’s ordinary shares by an individual or corporate holder of Clarivate’s ordinary shares who is tax resident in the United Kingdom may, depending on that shareholder’s circumstances and subject to any available exemptions or reliefs, give rise to a chargeable gain or allowable loss for the purposes of UK taxation of chargeable gains.
Any chargeable gain (or allowable loss) will generally be calculated by reference to the consideration received for the disposal of Clarivate’s ordinary shares less the allowable cost to the shareholder of acquiring and disposing of such ordinary shares.
The applicable tax rates for individual holders of Clarivate’s ordinary shares realizing a gain on the disposal of such shares is, broadly, 10% for basic rate taxpayers and 20% for higher and additional rate taxpayers. For corporate holders, any chargeable gain on the disposal of such shares will be subject to corporation tax at a rate of 19% for the tax year starting April 1, 2019.
Non-UK shareholders
Holders of Clarivate’s ordinary shares who are not resident in the United Kingdom and, in the case of an individual shareholder, not temporarily non-resident, should not be liable for UK tax on capital gains realized on a sale or other disposal of Clarivate’s ordinary shares unless (i) such ordinary shares are used, held or acquired for the purposes of a trade, profession or vocation carried on in the United Kingdom through a branch or agency or, in the case of a corporate holder of Clarivate’s ordinary shares used, held, or acquired for the purposes of a trade carried on in the United Kingdom through a permanent establishment or (ii) where certain conditions are met, the Company derives 75% or more of its gross asset value from UK land. Holders of Clarivate’s ordinary shares who are not resident in the United Kingdom may be subject to non-UK taxation on any gain under local law.
Generally, an individual holder of Clarivate’s ordinary shares who has ceased to be resident in the United Kingdom for UK tax purposes for a period of five years or less and who disposes of Clarivate’s ordinary shares during that period may be liable on their return to the United Kingdom to UK taxation on any capital gain realized (subject to any available exemption or relief).

UK Stamp Duty (“stamp duty”) and UK Stamp Duty Reserve Tax (“SDRT”)
The statements in this section are intended as a general guide to the current position relating to stamp duty and SDRT and apply to any holders of Clarivate’s ordinary shares irrespective of their place of tax residence.
No stamp duty or SDRT will be payable on the issue of Clarivate’s ordinary shares.
Stamp duty will in principle be payable on any instrument of transfer of Clarivate’s ordinary shares that is executed in the United Kingdom or that relates to any property situated, or to any matter or thing done or to be done, in the United Kingdom. An exemption from stamp duty is available on an instrument transferring Clarivate’s ordinary shares where the amount or value of the consideration is £1,000 or less and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions in respect of which the aggregate amount or value of the consideration exceeds £1,000. Holders of Clarivate’s ordinary shares should be aware that, even where an instrument of transfer is in principle subject to stamp duty, stamp duty is not required to be paid unless it is necessary to rely on the instrument for legal purposes, for example to register a change of ownership or in litigation in a UK court.
Provided that Clarivate’s ordinary shares are not registered in any register maintained in the United Kingdom by or on behalf of us, any agreement to transfer Clarivate’s ordinary shares will not be subject to SDRT. Clarivate currently does not intend that any register of its ordinary shares will be maintained in the United Kingdom.

UNDERWRITING
Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, the number of shares set forth opposite the underwriter’s name.
Underwriter	Number of Shares
Citigroup Global Markets Inc.	9,600,000
Goldman Sachs & Co. LLC	9,600,000
RBC Capital Markets, LLC	2,244,000
BofA Securities, Inc.	1,596,000
Barclays Capital Inc.	960,000
Total	24,000,000
The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.394875 per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.
If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 3,600,000 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.
We, our officers and directors and certain of our other shareholders have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our ordinary shares. Other than with respect to shares held by Onex or Baring, the representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. The representatives may not release any of the securities subject to these lock-up agreements held by Onex or Baring without our prior written consent.
The shares are listed on NYSE under the symbol “CCC.”
The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
	Paid by us
	No Exercise	Full Exercise
Per Share	$0.658125	$0.658125
Total	$15,795,000	$18,164,250
We estimate that our total expenses of this offering will be approximately $1.0 million. We have agreed to reimburse the underwriters for certain legal fees and expenses, including expenses related to the clearing of this offering with the Financial Industry Regulatory Authority, Inc. (“FINRA”), in an amount not to exceed $25,000 in the aggregate.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares and stabilizing purchases.
•
Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•
“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•
“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•
Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•
To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•
Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
Conflicts of Interest
The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Affiliates of some of the underwriters (i) are lenders, and in some cases agents or managers for the lenders, under the Credit Facilities, (ii) acted as initial purchasers in the October 2019 offering of the 2026 Notes and (iii) acted as underwriters in the September Offering and the December Offering. In addition, affiliates of the underwriters have made commitments to provide us with a senior unsecured bridge facility in an aggregate amount of up to $950 million in connection with the DRG Acquisition. The aggregate commitments for the senior unsecured bridge facility will be permanently reduced dollar-for-dollar by the net proceeds of this offering. For the transactions described above, the underwriters and/or their affiliates, have received, or may in the future receive, customary fees and commissions. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
Notice to Prospective Investors in the European Economic Area
This prospectus or any applicable free writing prospectus is not a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus or any applicable free writing prospectus has been prepared on the basis that any offer of the ordinary shares in any Member State of the European Economic Area (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the ordinary shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of the ordinary shares which are the subject of the offering contemplated in this prospectus or any applicable free writing prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of the ordinary shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
In relation to each Relevant Member State, no offer of the ordinary shares which are the subject of the offering contemplated by this prospectus or any applicable free writing prospectus to the public may be made in that Relevant Member State other than:
•
to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant representatives nominated by us for any such offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the ordinary shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares.
Notice to Prospective Investors in the United Kingdom
This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in France
Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:
•
released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•
used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•
to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Notice to Prospective Investors in Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Japan
The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•
where no consideration is or will be given for the transfer; or

•
where the transfer is by operation of law.

Solely for the purposes of its obligations pursuant to section 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the ordinary shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products; and MAS notice FAA-N16: Notice on Recommendations on Investment Products).

EXPENSES OF THE OFFERING
We estimate that our expenses in connection with this offering will be as follows:
Expenses	Amount
SEC registration fee	$72,546
FINRA filing fee	$84,336
Printing and engraving expenses	$50,000
Legal fees and expenses	$540,000
Accounting fees and expenses	$310,000
Total	$1,056,882
*
Filing fees are calculated pursuant to Rule 457(o) under the Securities Act.

All amounts in the table are estimates except the SEC registration fee and the FINRA filing fee.

LEGAL MATTERS
Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP. The validity of the ordinary shares offered in this offering and other legal matters as to Jersey law will be passed upon for us by Ogier, St. Helier, Jersey, Channel Islands.
EXPERTS
The financial statements of Clarivate Analytics Plc (formerly known as Camelot Holdings (Jersey) Limited) and its subsidiaries as of December 31, 2018 and December 31, 2017 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statement of Clarivate Analytics Plc as of January 31, 2019 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Churchill Capital Corp as of December 31, 2018 and for the period from June 20, 2018 (inception) through December 31, 2018 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.
ENFORCEABILITY OF CIVIL LIABILITIES
Clarivate is a public limited company incorporated under the laws of Jersey, Channel Islands. Some of Clarivate’s directors, executive officers and persons discharging managerial responsibilities, and certain experts named in this prospectus, reside outside the United States. A substantial portion of Clarivate’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Clarivate or those persons or to enforce against Clarivate or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the U.S., in any action predicated upon civil liability provisions of the federal securities laws of the United States. Both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in Jersey. See “Description of Share Capital — Enforcement of Civil Liabilities.”

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC. Despite our status as a foreign private issuer and to the extent we are able under the Exchange Act and the rules thereunder, we intend to voluntarily provide our periodic and current reports pursuant to the forms of the Exchange Act required for U.S. domestic issuers, beginning with our annual report for the fiscal year ended December 31, 2019. Following such time, we will file or furnish annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The SEC maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.
We do not expect to fully transition to complying with all requirements applicable to U.S. domestic issuers until such time as we no longer qualify as a foreign private issuer. In particular, as a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers and directors are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Clarivate Analytics Plc
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Clarivate Analytics Plc (formerly known as Camelot Holdings (Jersey) Limited) and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 26, 2019, except for the effects of the reverse recapitalization as discussed in Note 1 and Note 17 to the consolidated financial statements, as to which the date is August 22, 2019
We have served as the Company’s auditor since 2016.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except share and per share data)
	As of December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$25,575	$53,186
Restricted cash	9	24,362
Accounts receivable, less allowance for doubtful accounts of $14,076 and $8,495 at December 31, 2018 and December 31, 2017, respectively	331,295	317,808
Prepaid expenses	31,021	28,395
Other current assets	20,712	20,157
Total current assets	408,612	443,908
Computer hardware and other property, net	20,641	23,010
Identifiable intangible assets, net	1,958,520	2,160,087
Goodwill	1,282,919	1,311,253
Other non-current assets	26,556	60,029
Deferred income taxes	12,426	6,824
Total Assets	$3,709,674	$4,005,111
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$38,418	$60,758
Accrued expenses and other current liabilities	153,849	193,710
Current portion of deferred revenues	391,102	361,260
Short-term debt, including current portion of long-term debt	60,345	45,345
Total current liabilities	643,714	661,073
Long-term debt	1,930,177	1,967,735
Non-current portion of deferred revenues	17,112	15,796
Other non-current liabilities	24,838	22,609
Deferred income taxes	43,226	51,792
Total liabilities	2,659,067	2,719,005
Commitments and Contingencies (Note 19)
Shareholders’ equity:
Ordinary Shares, no par value; unlimited shares authorized at December 31, 2018 and December 31, 2017; 217,526,425 and 217,327,823 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively (as recast – See Note 1)	1,677,510	1,662,221
Accumulated other comprehensive income	5,358	13,984
Accumulated deficit	(632,261)	(390,099)
Total shareholders’ equity	1,050,607	1,286,106
Total Liabilities and Shareholders’ Equity	$3,709,674	$4,005,111
The accompanying notes are an integral part of these financial statements.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
	Years Ended December 31,
	2018	2017
Revenues, net	$968,468	$917,634
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(396,499)	(394,215)
Selling, general and administrative costs, excluding depreciation and amortization	(369,377)	(343,143)
Share-based compensation expense	(13,715)	(17,663)
Depreciation	(9,422)	(6,997)
Amortization	(227,803)	(221,466)
Transaction expenses	(2,457)	(2,245)
Transition, integration and other	(61,282)	(78,695)
Other operating income (expense), net	6,379	(237)
Total operating expenses	(1,074,176)	(1,064,661)
Loss from operations	(105,708)	(147,027)
Interest expense, net	(130,805)	(138,196)
Loss before income tax	(236,513)	(285,223)
Benefit (provision) for income taxes	(5,649)	21,293
Net loss	$(242,162)	$(263,930)
Per share:
Basic	$(1.11)	$(1.22)
Diluted	$(1.11)	$(1.22)
Weighted-average shares outstanding:
Basic	217,472,870	216,848,866
Diluted	217,472,870	216,848,866
The accompanying notes are an integral part of these financial statements.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)
	Years Ended December 31,
	2018	2017
Net loss	$(242,162)	$(263,930)
Other comprehensive income (loss):
Interest rate swaps, net of $0 tax in all periods	2,537	1,107
Defined benefit pension plans, net of tax (benefit) provision of ($91) and $430, respectively	(17)	881
Foreign currency translation adjustments	(11,146)	15,466
Total other comprehensive income (loss)	(8,626)	17,454
Comprehensive loss	$(250,788)	$(246,476)
The accompanying notes are an integral part of these financial statements.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Dollars in thousands except share data)
	Share Capital		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance at December 31, 2016, as originally reported	1,635,000	$1,635,000	$(3,470)	$(126,169)	$1,505,361
Conversion of unites of share capital	214,408,455	—	—	—	—
Balance at December 31, 2016, as recasted	216,043,455	1,635,000	(3,470)	(126,169)	1,505,361
Issuance of common stock, net.	1,284,368	9,558	—	—	9,558
Share-based compensation	—	17,663	—	—	17,663
Comprehensive Income (loss)	—	—	17,454	(263,930)	(246,476)
Balance at December 31, 2017	217,327,823	$1,662,221	$13,984	$(390,099)	$1,286,106
Balance at December 31, 2017, as originally reported	1,644,720	$1,662,221	$13,984	$(390,099)	$1,286,106
Conversion of unites of share capital	215,683,103	—	—	—	—
Balance at December 31, 2017, as recasted	217,327,823	1,662,221	13,984	(390,099)	1,286,106
Issuance of common stock, net.	198,602	1,574	—	—	1,574
Share-based compensation	—	13,715	—	—	13,715
Comprehensive Income (loss)	—	—	(8,626)	(242,162)	(250,788)
Balance at December 31, 2018	217,526,425	$1,677,510	$5,358	$(632,261)	$1,050,607

The accompanying notes are an integral part of these financial statements.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Years Ended December 31,
	2018	2017
Cash Flows From Operating Activities
Net loss	$(242,162)	$(263,930)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	237,225	228,463
Bad debt expense	6,507	6,505
Deferred income tax benefit	(14,103)	(36,272)
Share-based compensation	13,715	17,663
Gain on sale of IPM Product Line	(39,104)	—
Deferred finance charges	9,182	23,510
Tax indemnity write-off	33,819	—
Other operating activities	(3,979)	2,548
Changes in operating assets and liabilities:
Accounts receivable	(50,906)	43,109
Prepaid expenses	(2,936)	(4,052)
Other assets	578	10,799
Accounts payable	(18,091)	(39,660)
Accrued expenses and other current liabilities	9,842	(6,038)
Deferred revenues	33,539	18,751
Other liabilities	774	5,271
Net cash (used in) provided by operating activities	(26,100)	6,667
Cash Flows From Investing Activities
Capital expenditures	(45,410)	(37,804)
Acquisitions, net of cash acquired	(23,539)	(7,401)
Proceeds from sale of Product Line, net of restricted cash	80,883	—
Proceeds from sale of equity method investment	—	5,000
Net cash (used in) provided by investing activities	11,934	(40,205)
Cash Flows used in Financing Activities
Borrowings of debt	45,000	30,000
Repayment of principal on long-term debt	(46,709)	(15,423)
Repayment of revolving credit facility	(30,000)	—
Payment of debt issuance costs	—	(817)
Contingent purchase price payment	(2,470)	—
Issuance of common stock, net	1,574	9,058
Net cash (used in) provided by financing activities	(32,605)	22,818
Effects of exchange rates	(5,193)	3,248
Net changes in cash and cash equivalents, and restricted cash	(51,964)	(7,472)
Beginning of period:
Cash and cash equivalents	53,186	77,136
Restricted cash	24,362	7,884
Total cash and cash equivalents, and restricted cash, beginning of period	77,548	85,020
Cash and cash equivalents, and restricted cash, end of period	25,584	77,548
Cash and cash equivalents	25,575	53,186
Restricted cash	9	24,362
Total cash and cash equivalents, and restricted cash, end of period	$25,584	$77,548
Supplemental Cash Flow Information
Cash paid for interest	$121,916	$115,236
Cash paid for income tax	$13,210	$14,722
Capital expenditures included in accounts payable	$5,166	$2,473
The accompanying notes are an integral part of these financial statements.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)
Note 1: Background and Nature of Operations
Camelot Holdings (Jersey) Limited and its subsidiaries (“Jersey,” “us,” “we,” “our,” or the “Company”) was formed on August 4, 2016 as a private limited liability company organized under the laws of the Island of Jersey. Its registered office is located at 4th Floor, St Paul’s Gate, 22-24 New Street, St Helier, Jersey JE1 4TR.
On July 10, 2016, Camelot UK Bidco Limited, a private limited liability company incorporated under the laws of England and Wales, and a direct wholly owned subsidiary of Camelot UK Holdco Limited, a direct wholly owned subsidiary (“UK Holdco”), collectively referred to as (“Bidco”), entered into a separation agreement to acquire (i) certain assets and liabilities related to the Intellectual Property & Science business (“IP&S”) business from Thomson Reuters Corporation (“Former Parent”) and (ii) all of the equity interests and substantially all of the assets and liabilities of certain entities engaged in the IP&S business together with their subsidiaries (“2016 Transaction”). The 2016 Transaction total consideration was $3,566,599, net of cash acquired. Jersey is owned by affiliates of Onex Corporation and private investment funds managed by Baring Private Equity Asia GP VI, L.P (“Baring”) and certain co-investors and is controlled by Onex Corporation.
On May 13, 2019, the Company completed a series of transactions to effect the merger between Jersey and Churchill Capital Corp, a Delaware corporation (“Churchill”) (the “Transactions”). As part of completing the Transaction, Clarivate Analytics Plc, a public limited company organized under the laws of Jersey, Channel Islands, was incorporated as a Jersey limited company on January 7, 2019. Clarivate Analytics Plc was formed for the purposes of completing the Transactions and related transitions and carrying on the business of Jersey. The Transactions were accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Churchill was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on post Transactions relative voting rights, composition of the governing board, size of the two entities pre-merger, and intent of the Transactions. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of the Company issuing stock for the net assets of Churchill. The net assets of Churchill were stated at historical cost, with no goodwill or other intangible assets resulting from the Transactions. Accordingly, the entity formerly known as Camelot Holdings (Jersey) Limited has reflected these changes in the historical periods presented herein. Reported amounts from operations included herein prior to the Transactions are those of Jersey.
Due to the reverse capitalization that occurred, the shares and loss per share available to holders of the Company’s shares prior to the Transactions have been recast for all periods presented to reflect the exchange ratio established in the Transactions (1.0 Jersey share to 132.13667 Clarivate Analytics PLC shares). Refer to the Consolidated Statement of Changes in Equity and Note 17 for additional disclosures.
Prior to the Transactions, the Company operated under its 2016 Equity Incentive Plan, which provided for certain employees of the Company to be eligible to participate in equity ownership in the Company. On May 8, 2019, in anticipation of the Transactions, the Board adopted the 2019 Incentive Award Plan, which was an amendment, restatement and continuation of the 2016 Equity Incentive Plan. Upon closing of the Transactions, awards under the 2016 Equity Incentive Plan were converted using the exchange ratio established during the Transactions and assumed into the 2019 Incentive Award Plan.
The Company is a provider of proprietary and comprehensive content, analytics, professional services and workflow solutions that enables users across government and academic institutions, life science companies and research and development (“R&D”) intensive corporations to discover, protect and commercialize their innovations.
Our Science Group consists of our Web of Science and Life Science Product Lines. Both product lines provide curated, high-value, structured information that is delivered and embedded into the workflows of our customers, which include research intensive corporations, life science organizations and universities

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

world-wide. Our Intellectual Property Group consists of our Derwent, CompuMark and MarkMonitor Product Lines. These Product lines help manage customer’s end-to-end portfolio of intellectual property from patents to trademarks to corporate website domains.
Prior Period Expense Reclassifications
In conjunction with the implementation of a new enterprise resource planning system during the quarter ended September 30, 2018, the Company performed an assessment of its Cost of revenues (COR) and Selling, general & administrative expenses (SG&A). As a result of this assessment, certain errors in classification between COR and SG&A were identified, impacting prior periods. Similarly, the Company reclassified certain costs between COR and SG&A. Accordingly, the Company has performed a reclassification of certain prior period amounts to conform to the present period presentation. The Company has concluded that the reclassifications were not material individually or in aggregate to previously issued financial statements.
The following table details the impact of the reclassifications on the Consolidated Statements of Operations for 2017.
	Year Ended December 31, 2017
	As Previously Reported	Adjustment	As Reclassified*
Consolidated Statements of Operations
Cost of revenues, excluding depreciation and amortization	$(422,213)	$27,949	$(394,264)
Selling, general and administrative costs, excluding depreciation and amortization	$(318,887)	$(27,949)	$(346,836)

*
The “As reclassified” balance is prior to newly adopted accounting standards discussed in Note 3 —  Summary of Significant Accounting Policies.

We have also reclassified prior period Accounts payable to Accrued expenses and other current liabilities in our Consolidated Balance Sheets to conform to the current period presentation. These items had no impact in our Consolidated Statement of Operations or Consolidated Statement of Cash Flows.
Note 2: Basis of Presentation
The accompanying consolidated financial statements for the years ended December 31, 2018 and 2017, respectively, were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements of the Company include the accounts of all of its subsidiaries. Subsidiaries are entities over which the Company has control, where control is defined as the power to govern financial and operating policies. Generally, the Company has a shareholding of more than 50% of the voting rights in its subsidiaries. The effect of potential voting rights that are currently exercisable are considered when assessing whether control exists. Subsidiaries are fully consolidated from the date control is transferred to the Company, and are de-consolidated from the date control ceases. The U.S. dollar is Jersey’s reporting currency. As such, the financial statements are reported on a U.S. dollar basis.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Note 3: Summary of Significant Accounting Policies
Business combinations
The Company determines whether substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If this threshold is met, the set is not a business. If it is not met, the Company then evaluates whether the set meets the requirement that a business include, at a minimum, an input and as substantive process that together significantly contribute to the ability to create outputs.
Business combinations are accounted for using the acquisition method at the acquisition date, which is when control is obtained. The consideration transferred is generally measured at fair value, as are the identifiable assets acquired and liabilities assumed. During the one-year period following the acquisition date, if an adjustment is identified based on new information about facts and circumstances that existed as of the acquisition date, the Company will record measurement-period adjustments related to the acquisitions in the period in which the adjustment is identified.
Goodwill is measured at the acquisition date as the fair value of the consideration transferred (including, if applicable, the fair value of any previously held equity interest and any non-controlling interests) less the net recognized amount (which is generally the fair value) of the identifiable assets acquired and liabilities assumed.
Transaction costs, other than those associated with the issuance of debt or equity securities incurred in connection with a business combination, are expensed as incurred and included in Transaction expenses in the Consolidated Statements of Operations.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts and operations of the Company, and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The most important of these relate to share-based compensation expenses, revenues recognition, the allowance for doubtful accounts, internally developed computer software, valuation of goodwill and other identifiable intangible assets, determination of the projected benefit obligations of the defined benefit plans, income taxes, fair value of stock options, derivatives and financial instruments, contingent earn-out, and the tax related valuation allowances. On an ongoing basis, management evaluates these estimates, assumptions and judgments, in reference to historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
Cash and Cash Equivalents
Cash and cash equivalents is comprised of cash on hand and short-term deposits with an original maturity at the date of purchase of three months or less.
Restricted Cash
As of December 31, 2017, the Company’s restricted cash primarily related to funds the Company has received from customers in advance of paying patent renewals on behalf of those customers. This activity was specific to the IPM Product Line, which was sold on October 1, 2018 (See Note 5: Divested Operations, for further details), and was $0 at December 31, 2018.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Accounts Receivable
Accounts receivable are presented net of the allowance for doubtful accounts and any discounts. Accounts receivable are recorded at the invoiced amount and do not bear interest. Collections of accounts receivable are included in cash provided by operating activities in the Consolidated Statements of Cash Flows. The Company maintains an allowance for doubtful accounts for estimated losses and assesses its adequacy each reporting period by evaluating factors such as the length of time receivables are past due, historical collection experience, and the economic and competitive environment. The expense related to doubtful accounts is included within Selling, general and administrative costs, excluding depreciation and amortization in the Consolidated Statements of Operations. Account balances are written off against the allowance when the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.
Concentration of Credit Risk
Accounts receivable are the primary financial instrument that potentially subjects the Company to significant concentrations of credit risk. Account receivable represents arrangements in which services were transferred to a customer before the customer pays consideration or before payment is due. Contracts with payment in arrears are recognized as receivables after the Company considers whether a significant financing component exists. The Company does not require collateral or other securities to support customer receivables. Management performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed appropriate. Credit losses have been immaterial and reasonable within management’s expectations. No single customer accounted for more than 1% of revenues and our ten largest customers represented only 6% of revenues for the year ended December 31, 2018.
The Company maintains its cash and cash equivalent balances with high-quality financial institutions and consequently, the Company believes that such funds are subject to minimal credit risk.
Prepaid Assets
Prepaid assets represent amounts that the Company has paid in advance of receiving benefits or services. Prepaid assets include amounts for system and service contracts, sales commissions, deposits, prepaid royalties and insurance and are recognized as an expense over the general contractual period that the Company expects to benefit from the underlying asset or service.
Computer Hardware and Other Property
Generally, computer hardware and other property are recorded at cost and are depreciated over the respective estimated useful lives. Upon the 2016 Transaction, computer hardware and other property were revalued and recorded at net book value, which approximated fair value at the 2016 Transaction.
Depreciation is computed using the straight-line method. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included within loss from operations in the Consolidated Statements of Operations.
The estimated useful lives are as follows:
Computer hardware	3 years
Furniture, fixtures and equipment	5 – 7 years
Leasehold improvements	Lesser of lease term or estimated useful life

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Computer Software
Development costs related to internally generated software are capitalized once a project has progressed beyond a conceptual, preliminary stage to that of the application development stage. Costs of significant improvements on existing software for internal use, both internally developed and purchased, are also capitalized. Costs related to the preliminary project stage, data conversion and post implementation/operation stage of an internal use software development project are expensed as incurred.
Capitalized costs are amortized over five years, which is the estimated useful life of the related software. Purchased software is amortized over three years, which is the estimated useful life of the related software. The capitalized amounts, net of accumulated amortization, are included in Identifiable intangible assets, net in the Consolidated Balance Sheets. The cost and related accumulated amortization of sold or retired assets are removed from the accounts and any gain or loss is included in operating expense.
Computer software is evaluated for impairment whenever circumstances indicate the carrying amount may not be recoverable. The test for impairment compares the carrying amounts with the sum of undiscounted cash flows related to the asset. If the carrying value is greater than the undiscounted cash flows of the asset, the asset is written down to its estimated fair value.
Identifiable Intangible Assets, net
Upon acquisition, identifiable intangible assets are recorded at fair value and are carried at cost less accumulated amortization or accumulated impairment for indefinite-lived intangible assets. Useful lives are reviewed at the end of each reporting period and adjusted if appropriate. Fully amortized assets are retained in cost and accumulated amortization accounts until such assets are derecognized.
Customer Relationships — Customer relationships primarily consist of customer contracts and customer relationships arising from such contracts.
Databases and Content — Databases and content primarily consists of repositories of the Company’s specific financial and customer information, and intellectual content.
Trade Names — Trade names consist of purchased brand names that the Company continues to use.
Where applicable, intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:
Customer relationships	2 – 14 years
Databases and content	13 – 20 years
Trade names	Indefinite
Impairment of Long-lived Assets
Residual values and useful lives are reviewed at the end of each reporting period and adjusted if appropriate. The Company evaluates its long-lived assets, including computer hardware and other property, computer software, and finite-lived intangible assets for impairment whenever circumstances indicate that their carrying amounts may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. An asset is assessed for impairment at the lowest level that the asset generates cash inflows that are largely independent of cash inflows from other assets. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Management determined that no impairment existed for any of the periods presented.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Goodwill and Indefinite-Lived Intangible Assets
The Company evaluates its goodwill for impairment at the reporting unit level, defined as an operating segment or one level below an operating segment, annually as of October 1 or more frequently if impairment indicators arise in accordance with ASC Topic 350. The Company identified one reporting unit for the year ended December 31, 2017 and five reporting units due to a change in the Company’s reporting structure for the year ended December 31, 2018.
The Company evaluates the recoverability of goodwill using a two-step impairment test approach at the reporting unit level. In the first step, the Company assesses various qualitative factors to determine whether the fair value of a reporting unit may be less than its carrying amount. If a determination is made that, based on the qualitative factors, an impairment does not exist, the Company is not required to perform further testing. If the aforementioned qualitative assessment results in the Company concluding that it is more likely than not that the fair value of a reporting unit may be less than its carrying amount, the fair value of the reporting unit will be determined and compared to its carrying value including goodwill.
In determining the fair value of a reporting unit, the Company estimates the fair value of a reporting unit using the fair value derived from the income approach, which is a change from the previous year which used a market approach. The market approach estimates fair value based on market multiples of revenues and earnings derived from comparable publicly-traded companies with similar operating and investment characteristics as the reporting unit; whereas, the income approach uses a discounted cash flow (“DCF”) model. The DCF model determines the fair value of our reporting units based on projected future discounted cash flows, which in turn were based on our views of uncertain variables such as growth rates, anticipated future economic conditions, and the appropriate discount rates relative to risk and estimates of residual values.
If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and the Company is not required to perform further testing. If the fair value of the reporting unit is less than the carrying value, the Company will recognize the difference as an impairment charge. Management concluded that no goodwill impairment existed for any of the periods presented.
The Company also has indefinite-lived intangible assets related to trade names. Indefinite-lived intangible assets are subject to impairment testing annually or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. For purposes of impairment testing, the fair value of trade names is determined using an income approach, specifically the relief from royalties method. Management concluded that no indefinite-lived intangible impairment existed for any of the periods presented.
Other Current and Non-Current Assets and Liabilities
The Company defines current assets and liabilities as those from which it will benefit from or which it has an obligation for within one year that do not otherwise classify as assets or liabilities separately reported on the Consolidated Balance Sheets. Other non-current assets and liabilities are expected to benefit the Company or cause its obligation beyond one year. The Company classifies the current portion of long-term assets and liabilities as current assets or liabilities.
Leases
Leases are classified as either operating or capital, based on the substance of the transaction at inception of the lease. Classification is re-assessed if the terms of the lease are changed.
Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments under an operating lease (net of any incentives received from the lessor) are recognized in the Consolidated Statements of Operations on a straight-line basis over the period of the lease. The Company does not currently have any capital leases.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Accounts Payable and Accruals
Accounts payable and accruals are obligations to pay for goods or services that have been acquired in the ordinary course of business. Accounts payable and accruals are recognized initially at their settlement value, and are classified as current liabilities if payment is due within one year or less.
Debt
Debt is recognized initially at par value, net of any applicable discounts or financing costs. Debt is subsequently stated at amortized cost with any difference between the proceeds (net of transactions costs) and the redemption value recognized in the Consolidated Statements of Operations over the term of the debt using the effective interest method. Interest on indebtedness is expensed as incurred.
Debt is classified as a current liability when due within 12 months after the end of the reporting period.
Derivative Financial Instruments
Foreign Exchange Derivative Contracts
Prior to the sale of IPM, the Company used derivative financial instruments to manage foreign currency exchange rate risk in IPM. The Company’s derivative financial instruments consist of foreign currency forward contracts (“forward contracts”). Derivative financial instruments were neither held nor issued by the Company for trading purposes.
Interest Rate Swaps
The Company has interest rate swaps with counterparties to reduce its exposure to variability in cash flows relating to interest payments on a portion of its outstanding first lien senior secured term loan facility in an aggregate principal amount of  $1,550,000 (“Term Loan Facility”). The Company applies hedge accounting and has designated these instruments as cash flow hedges of the risk associated with floating interest rates on designated future quarterly interest payments. Management assumes the hedge is highly effective and therefore changes in the value of the hedging instrument are recorded in Accumulated other comprehensive income in the Consolidated Balance Sheets. Any ineffectiveness is recorded in earnings. Amounts in Accumulated other comprehensive income (loss) are reclassified into earnings in the same period during which the hedged transactions affect earnings, or upon termination of the hedging relationship.
Fair Value of Financial Instruments
In determining fair value, the use of various valuation methodologies, including market, income and cost approaches is permissible. The Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The accounting guidance for fair value measurements establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value based on the reliability of inputs. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s interest rate swap derivative instruments are classified as Level 2. Earn-out liabilities and defined benefit plan assets are classified as Level 3.
Contingent Considerations
The Company records liabilities for the estimated cost of such contingencies when expenditures are probable and reasonably estimable. A significant amount of judgment is required to estimate and quantify the potential liability in these matters. We engage outside experts as deemed necessary or appropriate to

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

assist in the calculation of the liability, however management is responsible for evaluating the estimate. As information becomes available regarding changes in circumstances for ongoing contingent considerations, our potential liability is reassessed and adjusted as necessary. See Note 19 — Commitments and Contingencies for further information on contingencies.
Pension and Other Post-Retirement Benefits
The Company may be required to sponsor pension benefit plans, for certain international markets, which are unfunded and are not significant for the Company. The net periodic pension expense is actuarially determined on an annual basis by independent actuaries using the projected unit credit method. The determination of benefit expense requires assumptions such as the discount rate, which is used to measure service cost, benefit plan obligations and the interest expense on the plan obligations. Other significant assumptions include expected mortality, the expected rate of increase with respect to future compensation and pension. Because the determination of the cost and obligations associated with employee future benefits requires the use of various assumptions, there is measurement uncertainty inherent in the actuarial valuation process. Actual results will differ from results which are estimated based on assumptions.
The liability recognized in the Consolidated Balance Sheet is the present value of the defined benefit obligation at the end of the reporting period. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability. The defined benefit obligation is included in Other non-current liabilities in the Consolidated Balance Sheets. All actuarial gains and losses that arise in calculating the present value of the defined benefit obligation are recognized immediately in accumulated deficit and included in the consolidated statement of comprehensive income (loss). See Note 11 — Pension and Other Post Retirement Benefits for balances and further details including an estimate of the impact on the consolidated financial statements from changes in the most critical assumptions.
Employer contributions to defined contribution plans are expensed as incurred, which is as the related employee service is rendered.
Certain prior year amounts have been reclassified to conform to current year presentation.
Taxation
The Company recognizes income taxes under the asset and liability method. Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect our best assessment of estimated current and future taxes to be paid. Significant judgments and estimates are required in determining the consolidated income tax expense for financial statement purposes. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. In assessing the realizability of deferred tax assets, we consider future taxable income by tax jurisdiction and tax planning strategies. The Company records a valuation allowance to reduce our deferred tax assets to equal an amount that is more likely than not to be realized.
Changes in tax laws and tax rates could also affect recorded deferred tax assets and liabilities in the future. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations. Accounting Standards Codification (ASC) Topic 740, Income Taxes, states that a benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. The Company first records unrecognized tax benefits as liabilities in accordance with ASC 740 and then adjusts these liabilities when our judgment changes as a result of the evaluation of new information not previously available at the time of establishing the liability. Because of the complexity of some of these uncertainties,

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

the ultimate resolution may result in a payment that is materially different from our current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.
Interest accrued related to unrecognized tax benefits and income tax related penalties are included in the provision for income taxes.
Deferred tax is provided on taxable temporary differences arising on investments in foreign subsidiaries, except where we intend, and are able, to reinvest such amounts on a permanent basis.
Revenue Recognition
The Company derives revenue by selling information on a subscription and single transaction basis as well as from performing professional services. The Company recognizes revenues when control of these services are transferred to the customer for an amount, referred to as the transaction price, that reflects the consideration to which the Company is expected to be entitled in exchange for those goods or services. The Company determines revenue recognition utilizing the following five steps: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract (promised goods or services that are distinct), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations, and (5) recognition of revenues when, or as, the Company transfers control of the product or service for each performance obligation. Revenues are recognized net of discounts and rebates, as well as value added and other sales taxes. Cash received or receivable in advance of the delivery of the services or publications is included in deferred revenues. The Company disaggregates revenue based on revenue recognition pattern. Subscription based revenues are recognized over time whereas our transactional revenues are recognized at a point in time. The Company believes subscription and transaction is reflective of how the Company manages the business. The revenues recognition policies for the Company’s revenue streams are discussed below.
Subscription Revenues
Subscription-based revenues are recurring revenues that are earned under annual, evergreen or multi-year contracts pursuant to which we license the right to use our products to our customers. Revenues from the sale of subscription data and analytics solutions are typically invoiced annually in advance and recognized ratably over the year as revenues are earned. Subscription revenues are typically generated either on (i) an enterprise basis, meaning that the organization has a license for the particular product or service offering and then anyone within the organization can use it at no additional cost, (ii) a seat basis, meaning each individual that uses the particular product or service offering has to have his or her own license, or (iii) a unit basis, meaning that incremental revenues are generated on an existing subscription each time the product is used (e.g., a trademark or brand is searched or assessed).
Transactional Revenues
Transactional revenues are revenues that are earned under contracts for specific deliverables that are typically quoted on a product, data set or project basis and often derived from repeat customers, including customers that also generate subscription based revenues. Revenues from the sale of transactional products and services are invoiced according to the terms of the contract, typically in arrears. Transactional content sales are usually delivered to the customer instantly or in a short period of time, at which time revenues are recognized. In the case of professional services, these contracts vary in length from several months to years for multi-year projects and customers and typically invoices based on the achievement of milestones. Transactional revenues are typically generated on a unit basis, although for certain product and service offerings transactional revenues are generated on a seat basis. Transactional revenues may involve sales to the same customer on multiple occasions but with different products or services comprising the order.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Performance Obligations
Content Subscription:   Content subscription performance obligations are most prevalent in the Web of Science, Derwent, and Cortellis product lines. Content subscriptions are subscriptions that can only be accessed through the Company’s on-line platform for a specified period of time through downloads or access codes. In addition to the primary content subscription, these types of performance obligations can often include other performance obligations, such as training subscriptions, access to historical content, maintenance and other optional content. While revenues for these performance obligations are primarily recognized over the length of the contract (subscription revenues) there are instances where revenues could be recognized upon delivery (transactional revenue). Historical content and some optional content can be purchased via a perpetual license, which would be recognized upon delivery. Fees are typically paid annually at the beginning of each term.
Domain Registration Services:   This performance obligation relates to the MarkMonitor Product Line. This is a service to register domain names with the applicable registries, with the Company being responsible for monitoring the domain name expiration and paying the registry before expiration. In addition, the Company has an ongoing responsibility to ensure the domain name is maintained at the registry. Customers typically sign a 1 – 2 year contract, identifying specific domain names to be registered and tracked. Revenue is recognized over the term of the contract and fees are typically invoiced annually at the beginning of each contract term.
Search Services:   This performance obligation relates to the CompuMark Product Line. It is a comprehensive search report across multiple databases for a proposed trademark. The report is compiled by Clarivate’s analysts and sent to customers. Revenues are recognized upon delivery of the report. Fees are typically paid upon delivery.
Trademark Watch:   This performance obligation relates to the CompuMark Product Line. Trademark watch service is an annual subscription that allows customers to protect their trademarks from infringement by providing timely notification of newly filed or published trademarks. Revenues are recognized over the term of the contract, with fees paid annually at the beginning of each contract term.
Patent Management:   This performance obligation related to the IPM Product Line. The Company paid patent registration fees for customers in multiple countries to ensure their patents do not expire. Transaction fee Revenues were recognized at the time payment is made on the client’s behalf to the applicable patent office. Fees were paid annually at the beginning of each term.
Variable Consideration
In some cases, contracts provide for variable consideration that is contingent upon the occurrence of uncertain future events, such as retroactive discounts provided to the customers, indexed or volume based discounts, and revenues between contract expiration and renewal. Variable consideration is estimated at the expected value or at the most likely amount depending on the type of consideration. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenues recognized will not occur when the uncertainty associated with the variable consideration is resolved. The estimate of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of its anticipated performance and all information (historical, current, and forecasted) that is reasonably available to the Company.
Significant Judgments
Significant judgments and estimates are necessary for the allocation of the proceeds received from an arrangement to the multiple performance obligations and the appropriate timing of revenues recognition. Our contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Determining a

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
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standalone selling price that may not be directly observable amongst all the products and performance obligations requires judgment. Specifically, many Web of Science Product Line contracts include multiple product offerings, which may have both subscription and transactional revenues. Judgment is also required to determine whether the software license is considered distinct and accounted for separately, or not distinct and accounted for together with the subscription service and recognized over time for other products. The Company allocates value to primary content subscriptions or licenses and accompanying performance obligations, such as training subscriptions, access to historical content, maintenance and other optional content. When multiple performance obligations exist in a single contract, the transaction price is allocated to each performance obligation based on the standalone selling price of each performance obligation. The Company utilizes its standard price lists to determine the standalone selling price based on the product and country.
The Company allocates the transaction price to each performance obligation based on the best estimate of the standalone selling price of each distinct good or service in the contract. The transaction price in the contract is allocated at contract inception to the distinct good or service underlying each performance obligation in proportion to the standalone selling price. The standalone selling prices are based on the Company’s normal pricing practices when sold separately with consideration of market conditions and other factors, including customer demographics and geographic location. Discounts applied to the contract will be allocated based on the same proportion of standalone selling prices.
Cost to Obtain a Contract
Commission costs represent costs to obtain a contract and are considered contract assets. The Company pays commissions to the sales managers and support teams for earning new customers and renewing contracts with existing customers. These commission costs are capitalized within Prepaid expenses and other non-current assets on the Consolidated Balance Sheet. The costs are amortized to Selling, general and administrative expenses within the Consolidated Statements of Operations. The amortization period is between one and five years based on the estimated length of the customer relationship.
Deferred Revenues
The timing of revenue recognition may differ from the timing of invoicing to customers. We record deferred revenues when revenues are recognized subsequent to invoicing. For multi-year agreements, we generally invoice customers annually at the beginning of each annual coverage period and recognize revenues over the term of the coverage period.
Cost of Revenues, Excluding Depreciation and Amortization
Cost of revenues consists of costs related to the production and servicing of the Company’s offerings. These costs primarily relate to information technology, production and maintenance of content and personnel costs relating to professional services and customer service.
Selling, General and Administrative, Excluding Depreciation and Amortization
Selling, general and administrative includes compensation for support and administrative functions in addition to rent, office expenses, professional fees and other miscellaneous expenses. In addition, it includes selling and marketing costs associated with acquiring new customers or selling new products or product renewals to existing customers. Such costs primarily relate to wages and commissions for sales and marketing personnel.
Depreciation
Depreciation expense relates to the Company’s fixed assets including furniture & fixtures, hardware, and leasehold improvements. These assets are depreciated over their expected useful lives, and in the case of leasehold improvements over the shorter of their useful life or the life of the related lease.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Amortization
Amortization expense relates to the Company’s finite-lived intangible assets including databases and content, customer relationships, and computer software. These assets are being amortized over periods of 2 to 20 years.
Share-Based Compensation
Share-based compensation expense includes cost associated with stock options granted to certain members of key management. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model, which requires management to make certain assumptions of future expectations based on historical and current data. The assumptions include the expected term of the stock option, expected volatility, dividend yield, and risk-free interest rate. The expected term represents the amount of time that options granted are expected to be outstanding, based on forecasted exercise behavior. The risk-free rate is based on the rate at grant date of zero-coupon U.S. treasury notes with a term comparable to the expected term of the option. Expected volatility is estimated based on the historical volatility of comparable public entities’ stock price from the same industry. The Company’s dividend yield is based on forecasted expected payments, which are expected to be zero for current plan. The Company recognizes compensation expense over the vesting period of the award on a straight-line basis. The Company elects to recognize forfeitures as they occur.
Transaction Expenses
Transaction expenses are incurred by the Company to complete business transactions, including acquisitions and disposals, and typically include advisory, legal and other professional and consulting costs.
Transition, Integration and Other
Transition, integration and other related expenses provide for the costs of transitioning certain activities performed by the Former Parent to the Company to enable operation on a stand-alone basis. Transition full time employee expense represents labor costs of full time employees who are currently working on migration projects and being expensed. Their traditional role is application development, which was capitalized.
Other operating income (expense), net
Other operating income (expense), net includes a tax indemnification write down related to the 2016 Transaction for the year ended December 31, 2018. See Note 19: Commitments and Contingencies (Tax Indemnity) for further details. The gain on sale of the divested IPM Product Line and related assets is also included in the year ended December 31, 2018. See Note 5: Divested Operations for further details.
Interest Expense
Interest expense consists of interest expense related to our borrowings under the Term Loan Facility and the Notes as well as the amortization of debt issuance costs and interest related to certain derivative instruments.
Foreign Currency Translation
The operations of each of the Company’s entities are measured using the currency of the primary economic environment in which the subsidiary operates (“functional currency”). Nonfunctional currency monetary balances are re-measured into the functional currency of the operation with any related gain or loss recorded in Selling, general and administrative costs, excluding depreciation and amortization in the accompanying Consolidated Statements of Operations. Assets and liabilities of operations outside the U.S., for which the functional currency is the local currency, are translated into U.S. dollars using period-end

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

exchange rates. Revenues and expenses are translated at the average exchange rate in effect during each fiscal month during the year. The effects of foreign currency translation adjustments are included as a component of Accumulated other comprehensive income (loss) in the accompanying Consolidated Balance Sheets.
Comprehensive Income (Loss)
Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from net income, transactions and other events or circumstances from non-owner sources.
Advertising and Promotion Costs
Advertising and promotion costs are expensed as of the first date that the advertisements take place. Advertising expense was approximately $12,150 and $14,416 for the years ended December 31, 2018 and 2017.
Legal Costs
Legal costs are expensed as incurred.
Debt Issuance Costs
Fees incurred to issue debt are generally deferred and amortized as a component of interest expense over the estimated term of the related debt using the effective interest rate method.
Earnings Per Share
The calculation of earnings per share is based on the weighted average number of common shares or common stock equivalents outstanding during the applicable period. The dilutive effect of common stock equivalents is excluded from basic earnings per share and is included in the calculation of diluted earnings per share. Potentially dilutive securities include outstanding stock options. Employee equity share options and similar equity instruments granted by the Company are treated as potential common shares outstanding in computing diluted earnings per share. Diluted shares outstanding are calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of benefits that would be recorded in additional paid-in capital when the award becomes deductible for tax purposes are assumed to be used to repurchase shares.
Newly Adopted Accounting Standards
In May 2014, the FASB issued new guidance related to revenues from contracts with customers which supersedes previous revenue recognition requirements. This new guidance affects any entity that enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. Areas of revenue recognition that are affected include, but are not limited to, transfer of control, variable consideration, allocation of transfer pricing, licenses, time value of money, contract costs and disclosures. We elected to adopt the standard using the full retrospective method effective January 1, 2018, which required us to revise each prior reporting period presented.
The Company implemented new policies, processes, and systems to enable both the preparation of financial information and internal controls over financial reporting in connection with its adoption of ASC 606. The most significant impact of the standard relates to our accounting for prepaid commissions as part of our cost of subscription contracts. Specifically, commissions paid for new customer sales are now being deferred over a five year life to match the new customer’s expected life and use of the Company’s own

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

capitalized costs for related software technology. This five-year life is considered to cross products and capture the average value a customer benefits from purchasing the Company’s data and products. Additional impacts of the standard related to changes in the method of identifying performance obligations within our EndNote product of the Web of Science Product Line.
Adoption of the standard using the full retrospective method required us to restate certain previously reported results. Adoption of the standard related to revenue recognition impacted our previously reported results as follows:
	Year Ended December 31, 2017
	As Previously Reported*	New Revenue Standard Adjustment	As Adjusted
Statement of Operation
Revenues, net	$919,749	$(2,115)	$917,634
Cost of revenues, excluding depreciation and amortization	(394,264)	49	(394,215)
Selling, general and administrative costs, excluding depreciation and amortization	(346,836)	3,693	(343,143)
Total operating expenses	(1,068,403)	3,742	(1,064,661)
Loss from operations	(148,654)	1,627	(147,027)
Loss before income tax	(286,850)	1,627	(285,223)
Net Loss	$(265,557)	$1,627	$(263,930)
	December 31, 2017
	As Previously Reported	New Revenues Standard Adjustment	As Adjusted
Balance Sheet
Prepaid expenses	$29,465	$(1,070)	$28,395
Total current assets	444,978	(1,070)	443,908
Other non-current assets	54,569	5,460	60,029
Total assets	4,000,721	4,390	4,005,111
Current portion of deferred revenues	356,002	5,258	361,260
Total current liabilities	655,815	5,258	661,073
Total liabilities	2,713,747	5,258	2,719,005
Accumulated deficit	(389,231)	(868)	(390,099)
Total Shareholders’ Equity	1,286,974	(868)	1,286,106
Total Liabilities and Shareholders’ Equity	$4,000,721	$4,390	$4,005,111

*
Reflects additional reclassifications of certain expenses to align the presentation with how the Company currently manages these expenses. Refer to Note 1 — Background and Nature of Operations for further details.

In August 2016, the FASB issued new guidance, ASU 2016-15, related to the statement of cash flows which addresses eight specific cash flow classification issues to reduce diversity in practice. This guidance is effective for the Company for annual reporting periods beginning after December 15, 2017, and interim

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

periods within annual periods beginning after December 15, 2017. The guidance should be applied on a retrospective basis. The Company adopted the standard beginning on January 1, 2018. The adoption has no material impact on the consolidated financial statements.
In October 2016, the FASB issued new guidance, ASU 2016-16, for intra-entity transfers of assets other than inventory. This standard requires that an entity should recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Consequently, the amendments in this standard eliminate the exception for an intra-entity transfer of an asset other than inventory. This guidance is effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within annual reporting periods beginning after December 15, 2017. The Company adopted the standard effective January 1, 2018. The adoption has no material impact on the consolidated financial statements.
In January 2017, the FASB issued new guidance, ASU 2017-01, which clarifies the requirements needed for assets and activities to meet the definition of a business which affects multiple areas of accounting including acquisitions, disposals, goodwill and consolidations. This guidance is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2017. The Company adopted the standard beginning on January 1, 2018. The adoption has no material impact on the consolidated financial statements.
In February 2017, the FASB issued new guidance, ASU 2017-05, which clarifies the accounting for derecognition (e.g. sales) of nonfinancial assets in contracts with non-customers and defines what is considered an in substance nonfinancial asset. The new standard is effective at the same time of adoption of ASU 2014-09. The Company adopted the standard effective January 1, 2018. The standard did not have a material impact on the consolidated financial statements.
In March 2017, the FASB issued new guidance, ASU 2017-07, which changes how the net periodic benefit cost of defined benefit and other post retirement benefit plans is presented in the statements of operations. Under the new guidance, the service cost would be presented as a component of operating expenses in the same line item or items as employee compensation costs, and the other components of net periodic benefit cost would be presented outside of operating income. Further, the only component that would be eligible for capitalization into assets such as inventory would be service cost. The guidance is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2017. The guidance is required to be applied on a retrospective basis, with the exception that the guidance regarding capitalization of service cost is to be applied on a prospective basis. The Company elected to adopt the standard effective January 1, 2018. The standard did not have a material impact on the consolidated financial statements.
In August 2017, the FASB issued guidance, ASU 2017-12, which provides targeted improvements to the accounting for hedging activities to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The guidance is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company early adopted effective January 1, 2018 with a modified retrospective transition method. The standard did not have a material impact on the consolidated financial statements.
In February 2018, the FASB issued guidance, ASU 2018-02, which allows companies to reclassify the tax effects stranded in Accumulated Other Comprehensive Income resulting from The Tax Cuts and Jobs Act to retained earnings. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. Early adoption is permitted, including adoption in any interim period. The Company elected to adopt the standard effective December 31, 2018. The standard did not have a material impact on the consolidated financial statements.
Recently Issued Accounting Standards
In February 2016, the FASB issued new guidance, ASU 2016-02, related to leases in which lessees will be required to recognize assets and liabilities on the balance sheet for leases having a term of more than 12 months. Recognition of these lease assets and lease liabilities represents a change from previous GAAP, which did not require lease assets and lease liabilities to be recognized for operating leases. Qualitative disclosures along with specific quantitative disclosures will be required to provide enough information to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an entity’s leasing activities. The Company has elected to adopt the standard effective January 1, 2019.
The provisions of ASU 2016-02 are effective for the Company’s fiscal year beginning January 1, 2019, including interim periods within that fiscal year. The Company plans to elect the package of practical expedients included in this guidance, which allows it to not reassess whether any expired or existing contracts contain leases, the lease classification for any expired or existing leases, and the initial direct costs for existing leases. The Company does not plan to recognize short-term leases on its Consolidated Balance Sheet, and will recognize those lease payments in the Consolidated Statements of Operations on a straight-line basis over the lease term.
In July 2018, the FASB issued ASU 2018-11, Leases — Targeted Improvements, as an update to the previously-issued guidance. This update added a transition option which allows for the recognition of a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption without recasting the financial statements in periods prior to adoption. The Company plans to elect this transition option.
At adoption, the Company expects to recognize a material increase in total assets and total liabilities resulting from the recognition of right-of-use assets and the related lease liabilities initially measured at the present value of its future operating lease payments. The Company continues to evaluate the impacts of adopting this guidance on its 2019 Consolidated Balance Sheet, Statement of Operations, Statement of Cash Flows, and is updating processes and internal controls to meet the new reporting and disclosure requirements in ASU 2016-02. The Company believes the most significant impact relates to its accounting for real estate leases. We do not anticipate significant impact from leases embedded in service contracts, significant changes to cash flows, or changes to our lease portfolio prior to adoption. The adoption of this standard will have no impact on the Company’s covenant compliance under its current debt agreements.
In June 2016, the FASB issued new guidance, ASU 2016-13, related to measurement of credit losses on financial instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This new guidance replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. The guidance is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2019. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
In January 2017, the FASB issued new guidance, ASU 2017-04, which simplifies testing goodwill for impairment by eliminating Step 2 from the goodwill impairment test as described in previously issued guidance. The guidance is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

In June 2018, the FASB issued guidance, ASU 2018-07, which simplifies the accounting for nonemployee share-based payment transactions. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
In July 2018, the FASB issued guidance, ASU 2018-09, Codification Improvements, which clarifies guidance that may have been incorrectly or inconsistently applied by certain entities. The guidance is effective for all entities for fiscal years beginning after December 15, 2018. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
In August 2018, the FASB issued guidance, ASU 2018-13, which modifies the disclosure requirements on fair value measurements. The guidance is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
In August 2018, the FASB issued guidance, ASU 2018-14, which modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The guidance is effective for all entities for fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
In August 2018, the FASB issued guidance, ASU 2018-15, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internaluse software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in this Update. The guidance is effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
There were no other new accounting standards that we expect to have a material impact to our financial position or results of operations upon adoption.
Note 4: Business Combinations
On October 25, 2018, Clarivate closed on the acquisition of TrademarkVision USA, LLC (“TrademarkVision”), an artificial intelligence technology start-up organization headquartered in Brisbane, Australia. The total purchase price for the acquisition consisted of  $20,042 in closing date net cash consideration, subject to subsequent working capital adjustments, plus potential earn-out cash payments dependent upon achievement of certain milestones and financial performance metrics. The fair market value of the liability associated with the earn-out was $4,115 on the date of acquisition. Subsequent changes in the fair value will be included within the Consolidated Statement of Operations. Additionally, the excess value of the total purchase price over the estimated fair value of our identifiable assets and liabilities upon the closing of the acquisition of  $19,205 was allocated to goodwill. The consolidated financial statements include the results of the acquisition subsequent to the closing date. TrademarkVision and its revolutionary image recognition software search tool for trademarks will join the trademark clearance and protection partner CompuMark.
In March 15, 2018, the Company acquired all of the outstanding stock of Kopernio (“Kopernio”), an artificial-intelligence technology startup, for $3,497. The Kopernio acquisition was accounted for using the acquisition method of accounting. As a result of the Kopernio acquisition and the application of purchase accounting, Kopernio’s identifiable assets and liabilities were adjusted to their estimated fair market values

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

as of the closing date, which included a finite life intangible of  $1,258 relating to computer software. Additionally, the excess value of the total purchase price over the estimated fair value of our identifiable assets and liabilities upon the closing of the acquisition of  $2,322 was allocated to goodwill. The consolidated financial statements include the results of the acquisition subsequent to the closing date.
On June 1, 2017, the Company acquired all assets, liabilities and equity interests of Publons Limited and its wholly-owned subsidiary (“Publons”). Total net cash consideration for the acquisition was $7,401, plus potential future cash payments of up to $9,500 contingent upon Publons achieving certain milestones or financial and non-financial performance targets through 2020, including platform users and reviews. The fair market value of the liability associated with the earn-out was $5,900 on the date of acquisition. Subsequent changes in the fair value will be included within the Consolidated Statement of Operations. Publons is a researcher-facing peer-review data and recognition platform. The acquisition of Publons, its platform and data, is believed to increase the value of multiple existing Company products, while supporting researchers in the process. The consolidated financial statements include the results of the acquisitions subsequent to the closing date.
The fair value of identifiable assets acquired and liabilities assumed for all acquisitions at closing during 2018 and 2017, respectively, which were adjusted for qualifying measurement period adjustments, net of cash acquired, and contingent consideration liabilities incurred in relation to the acquisitions are summarized below:
	2018	2017
Other current assets	$706	$51
Finite-lived intangible assets	7,928	3,600
Indefinite-lived intangible assets	—	70
Goodwill	21,527	9,767
Other non-current assets	38	14
Total assets	30,199	13,502
Current liabilities	491	182
Non-current liabilities	2,054	19
Total liabilities	2,545	201
Net assets acquired	$27,654	$13,301
None of the goodwill associated with any of the business combinations above will be deductible for income tax purposes. Pro forma information is not presented for these acquisitions as the aggregate operations of the acquisitions were not significant to the overall operations of the Company.
Note 5: Divested Operations
Effective October 1, 2018, all assets, liabilities and equity interest of the IP Management (IPM) Product Line and related assets were sold to CPA Global for a total purchase price of  $100,130. Proceeds received were inclusive of amounts subject to working capital adjustments of  $6,135, which are recorded in Accrued expenses and other current liabilities on the Consolidated Balance Sheet. Net proceeds received excluded Cash and cash equivalents and Restricted cash of  $25,382. The results of the IPM Product Line and related assets are included in the Consolidated Statement of Operations through September 30, 2018. As a result of the sale, the Company recorded a net gain on sale of  $36,072, inclusive of incurred transaction costs of  $3,032 in connection with the divestiture. The gain on sale is included in Other operating income (expense), net within the Consolidated Statement of Operations. As a result of the sale, the Company wrote off Goodwill in the amount of  $49,349.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

The Company used $31,378 of the proceeds to pay down the Term Loan Facility on October 31, 2018. See Note 12: Debt, for further details.
The divestiture of the IPM Product Line and related assets does not represent a strategic shift that is expected to have a major effect on the Company’s operations or financial results, as defined by ASC 205-20, Discontinued Operations; as a result, the divestiture does not meet the criteria to be classified as discontinued operations.
Note 6: Computer Hardware and Other Property, Net
Computer hardware and other property consisted of the following:
	December 31,
	2018	2017
Computer hardware	$18,130	$11,238
Leasehold improvements	13,298	13,885
Furniture, fixtures and equipment	6,816	6,768
Total computer hardware and other property	38,244	31,891
Accumulated depreciation	(17,603)	(8,881)
Total computer hardware and other property, net	$20,641	$23,010
Depreciation amounted to $9,422 for the year ended December 31, 2018. Depreciation amounted to $6,997 for the year ended December 31, 2017.
Note 7: Identifiable Intangible Assets, net
The Company’s identifiable intangible assets consist of the following:
	December 31, 2018			December 31, 2017
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Finite-lived intangible assets
Customer relationships	$291,503	$(164,611)	$126,892	$299,886	$(95,606)	$204,280
Databases and content	1,725,878	(233,733)	1,492,145	1,733,304	(130,271)	1,603,033
Computer software	268,704	(97,570)	171,134	235,420	(52,696)	182,724
Finite-lived intangible assets	2,286,085	(495,914)	1,790,171	2,268,610	(278,573)	1,990,037
Indefinite-lived intangible assets
Trade names	168,349	—	168,349	170,050	—	170,050
Total intangible assets	$2,454,434	$(495,914)	$1,958,520	$2,438,660	$(278,573)	$2,160,087
The Company performed the indefinite-lived impairment test as of October 1, 2018. As part of this analysis, the Company determined that its trade name, with a carrying value of  $168,349, and $170,050 as of December 31, 2018 and 2017, respectively, was not impaired and will continue to be reported as indefinite-lived intangible assets.
The weighted-average amortization period for each class of finite-lived intangible assets and for total finite-lived intangible assets, which range between two and 20 years, is as follows:

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Remaining Weighted-Average Amortization Period (in years)
Customer relationships	10.6
Databases and content	14.9
Computer software	4.9
Total	13.9
Amortization amounted to $227,803 for the year ended December 31, 2018. Amortization amounted to $221,466 for the year ended December 31, 2017.
Estimated amortization for each of the five succeeding years as of December 31, 2018 is as follows:
2019	$176,545
2020	158,807
2021	149,326
2022	117,865
2023	113,545
Thereafter	1,036,411
Subtotal finite-lived intangible assets	1,752,499
Internally developed software projects in process	37,672
Total finite-lived intangible assets	1,790,171
Intangibles with indefinite lives	168,349
Total intangible assets	$1,958,520
Note 8: Goodwill
The change in the carrying amount of goodwill is shown below:
Balance as of December 31, 2016	$1,305,571
Acquisition	9,767
Measurement period adjustments	(4,175)
Impact of foreign currency fluctuations and other	90
Balance as of December 31, 2017	$1,311,253
Acquisition	21,527
Disposals	(49,349)
Impact of foreign currency fluctuations and other	(512)
Balance as of December 31, 2018	$1,282,919
The Company performed the goodwill impairment test as of October 1, 2018 and 2017. Additionally, the Company reviewed goodwill for indicators of impairment at December 31, 2018 and 2017.
Goodwill represents the purchase price in excess of the fair value of the net assets acquired in a business combination. If the carrying value of a reporting unit exceeds the implied fair value of that reporting unit, an impairment charge to goodwill is recognized for the excess. The Company’s

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

reporting units are one level below the operating segment, as determined in accordance with ASC 350. For the years ended December 31, 2017 and 2018, the Company had one reporting unit and five reporting units, respectively. The number of reporting units increased during 2018 due to a change in the Company’s reporting structure resulting in five reporting units.
The Company estimates the fair value of its reporting units using the income approach, which is a change from the previous year, which used a market approach. Under the income approach, the fair value of a reporting unit is calculated based on the present value of estimated cash flows. No indicators of impairment existed as a result of the Company’s assessments. However, based on the results of the 2018 annual impairment analysis performed, the Company has determined that the Derwent Product Line, previously known as the Intellectual Property & Standard (“IP&S”), reporting unit is at risk of a future goodwill impairment. The total goodwill associated with this reporting unit was approximately $130,381 as of December 31, 2018. Based on the latest annual impairment test, the estimated fair value of the Derwent Product Line reporting unit is approximately 2% above its carrying value.
In connection with the 2016 Transaction, during the third quarter of 2017, the Company recorded measurement period adjustments due to additional analysis of facts and circumstances that existed after closing, which increased computer hardware and other property by $3,925, decreased accounts receivable by $614, decreased other current liabilities by $360, and decreased other non-current liabilities by $504. These adjustments resulted in an decrease to goodwill of  $4,175. None of these measurement period adjustments had a material impact on the Company’s results of operations. Effective October 1, 2018, the Company divested the IPM Product Line, which included $49,349 of goodwill. See Note 5: Divested Operations for further details.
Note 9: Derivative Instruments
Prior to the sale of the IPM Product Line and related assets, the Company entered into forward contracts in order to mitigate exposure from changes in foreign currency exchange rates related to certain foreign denominated payables. We utilized derivative instruments to help us manage these risks. The maximum term of the forward contracts was six months with the majority of forward contracts having a term of one month. The Company recorded these forward contracts in either Accounts receivable or Accrued expenses and other current liabilities at fair value in the Consolidated Balance Sheets and recognized changes in the fair value of these forward contracts through earnings, as these instruments had not been designated as hedges.
The IPM Product Line and related assets, which was divested on October 1, 2018, had forward contracts with notional values of  $36,639 at December 31, 2017. Losses/(gains) on the forward contracts amounted to $240 and $(1,479) for the years ended December 31, 2018 and 2017, respectively, and were recorded in Revenues, net in the Consolidated Statements of Operations. The cash flows from forward contracts were reported as operating activities in the Consolidated Statements of Cash Flows. The fair value of the forward contracts was $83 at December 31, 2017. The fair value of the forward contracts was recorded in Other current assets in the Consolidated Balance Sheets.
Effective March 31, 2017, the Company entered into interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $300,000 of its outstanding Term Loan arrangements. Additionally, effective February 28, 2018, the Company entered into another interest rate swap relating to interest payments on $50,000 of its outstanding Term Loan arrangements. These hedging instruments mature on March 31, 2021. The Company applies hedge accounting by designating the interest rate swaps as a hedge on applicable future quarterly interest payments. This interest rate swap was effective as of December 31, 2018 and 2017. The fair value of the interest rate swaps is recorded in Other long-term assets according to the duration of related cash flows. The total fair value of interest rate swap asset was $3,644 and $1,107 at December 31, 2018 and 2017, respectively.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Note 10: Fair Value Measurements
The Company records certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy that prioritizes the inputs used to measure fair value is described below. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs other than quoted prices include in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 — Unobservable inputs that are support by little or no market activity. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Below is a summary of the valuation techniques used in determining fair value:
Derivatives — Derivatives consist of foreign exchange contracts and interest rate swaps. The fair value of foreign exchange contracts is based on observable market inputs of spot and forward rates or using other observable inputs. The fair value of the interest rate swaps is the estimated amount that the Company would receive or pay to terminate such agreements, taking into account market interest rates and the remaining time to maturities or using market inputs with mid-market pricing as a practical expedient for bid-ask spread. See Note 9 — Derivative Instruments for additional information.
Contingent consideration — The Company values contingent consideration related to business combinations using a weighted probability calculation of potential payment scenarios discounted at rates reflective of the risks associated with the expected future cash flows. Key assumptions used to estimate the fair value of contingent consideration include revenues, net new business and operating forecasts and the probability of achieving the specific targets. See Note 4 — Business Combinations for additional information.
The following inputs and assumptions were used to value the foreign exchange contract derivative liabilities outstanding during the years ended December 31, 2018 and 2017:
	December 31,
	2018	2017
Discount Rate	N/A	1.26 – 1.5%
The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments. Additionally, the Company has a long-term indemnification asset from the Former Parent, the amount of which is equal to certain tax liabilities incurred prior to the 2016 Transaction. The carrying amount approximates fair value because settlement is expected to be based on the underlying tax amount. The carrying value of the Company’s variable interest rate debt, excluding unamortized debt issuance costs and original issue discount, approximates fair value due to the short-term nature of the interest rate bench mark rates. The fair value of the fixed rate debt is estimated based on market observable data for debt with similar prepayment features. The fair value of the Company’s debt was $1,950,318 and $2,093,827 at December 31, 2018 and 2017, respectively. The fair value is considered Level 2 under the fair value hierarchy.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The Company has determined that its forward contracts, included in Other current assets, along with the interest rate swaps, included in Accrued expenses and other current liabilities and Other non-current liabilities according to the duration of related cash flows, reside within Level 2 of the fair value hierarchy.
The earn-out liability is recorded in Accrued expenses and other current liabilities and Other non-current liabilities and is classified as Level 3 in the fair value hierarchy. Additionally, the earn-out relates to the TrademarkVision and the Publons acquisitions that occurred in 2018 and 2017, respectively. The amount payable is contingent upon the achievement of certain company specific milestones and performance metrics over a 1-year and 3-year period, respectively, including number of cumulative users, cumulative reviews and annual revenues. In accordance with ASC 805, we estimated the fair value of the earn-out using a Monte Carlo simulation. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. Significant changes in the key assumptions and inputs could result in a significant change in the fair value measurement of the earn-out. As of December 31, 2018, there were no significant changes in the range of outcomes for the earn out.
There were no transfers of assets or liabilities between levels during the years ended December 31, 2018 and 2017.
The following inputs and assumptions were used to value the earn-out liability as of December 31, 2018:
TrademarkVision
Risk free rate	2.77%
Discount rate	8.09%
Expected life (in years)	1.54
Publons
Risk free rate	2.34 – 2.63%
Discount rate	9.23 – 9.72%
Expected life (in years)	1.04 – 3.04
The following inputs and assumptions were used to value the earn-out liability as of December 31, 2017:
Publons
Risk free rate	1.17 – 1.62%
Discount rate	11.44 – 11.90%
Expected life (in years)	1.12 – 4.12
The following table presents the changes in the earn-out, the only Level 3 item, for the years ended December 31, 2018 and 2017.
Balance as of December 31, 2016	$—
Earn-out liability	5,900
Balance at December 31, 2017	5,900
Business combinations	4,115
Payment of Earn-out liability(1)	(2,470)
Revaluations included in earnings	(470)
Balance as of December 31, 2018	$7,075

(1)
See Note 19: Commitments and Contingencies for further details.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

The following table provides a summary of the Company’s assets and liabilities that were recognized at fair value on a recurring basis as at December 31, 2018 and 2017:
	December 31, 2018
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Interest rate swap asset	$—	$3,644	$—	$3,644
	—	3,644	—	3,644
Liabilities
Earn-out	—	—	7,075	7,075
Total	$—	$—	$7,075	$7,075

	December 31, 2017
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Forward contracts asset	$—	$83	$—	$83
Interest rate swap asset	—	1,107	—	1,107
	—	1,190	—	1,190
Liabilities
Earn-out Liability	—	—	5,900	5,900
Total	$—	$—	$5,900	$5,900
Non-Financial Assets Valued on a Non-Recurring Basis
The Company’s long-lived assets, including goodwill and finite-lived intangible assets subject to amortization, are measured at fair value on a non-recurring basis. These assets are measured at cost but are written-down to fair value, if necessary, as a result of impairment. There have been no impairments of the Company’s long-lived assets during any of the periods presented.
Finite-lived Intangible Assets — If a triggering event occurs, the Company determines the estimated fair value of finite-lived intangible assets by determining the present value of the expected cash flows.
Indefinite-lived Intangible Asset — If a qualitative analysis indicates that it is more likely than not that the estimated fair value is less than the carrying value of an indefinite-lived intangible asset, the Company determines the estimated fair value of the indefinite-lived intangible asset (trade name) by determining the present value of the estimated royalty payments on an after-tax basis that it would be required to pay the owner for the right to use such trade name. If the carrying amount exceeds the estimated fair value, an impairment loss is recognized in an amount equal to the excess.
Note 11: Pension and Other Post-Retirement Benefits
Retirement Benefits
Defined contribution plans
Employees participate in various defined contribution savings plans that provide for Company-matching contributions. Costs for future employee benefits are accrued over the periods in which employees earn the benefits. Total expense related to defined contribution plans was $13,170 for the year ended December 31, 2018 and $12,488 for the year ended December 31, 2017, which approximates the cash outlays related to the plans.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Defined benefit plans
A limited number of employees participate in noncontributory defined benefit pension plans that are maintained in certain international markets. The plans are managed and funded to provide pension benefits to covered employees in accordance with local regulations and practices. The Company’s obligations related to the defined benefit pension plans is in Accrued expenses and other current liabilities and Other non-current liabilities.
The following table presents the changes in projected benefit obligations, the plan assets, and the funded status of the defined benefit pension plans:
	December 31,
	2018	2017
Obligation and funded status:
Change in benefit obligation
Projected benefit obligation at beginning of year	$14,258	$13,621
Service costs	888	442
Interest cost	283	168
Plan participant contributions	109	—
Actuarial (gain)/losses	29	(640)
Divestiture	(138)	—
Benefit payments	(274)	(123)
Expenses paid from assets	(35)	—
Effect of foreign currency translation	(634)	790
Projected benefit obligation at end of year	$14,486	$14,258
Change in plan assets
Fair value of plan assets at beginning of year	$5,062	$5,062
Actual return on plan assets	95	—
Plan participant contributions	109	—
Employer contributions	460	123
Benefit payments	(274)	(123)
Expenses paid from assets	(35)	—
Effect of foreign currency translation	(233)	—
Fair value of plan assets at end of year	5,184	5,062
Unfunded status	$(9,302)	$(9,196)
The following table summarizes the amounts recognized in the consolidated balance sheets related to the defined benefit pension plans:
	December 31,
	2018	2017
Current liabilities	$(443)	$(342)
Non current liabilities	$(8,859)	$(8,854)
AOCI	$(1,054)	$(1,252)

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

The following table provides information for those pension plans with an accumulated benefit obligation in excess of plan assets and projected benefit obligations in excess of plan assets:
	December 31,
	2018	2017
Plans with accumulated benefit obligation in excess of plan assets:
Accumulated benefit obligation	$13,605	$13,499
Fair value of plan assets	$5,184	$5,062
Plans with projected benefit obligation in excess of plan assets:
Projected benefit obligation	$14,486	$14,258
Fair value of plan assets	$5,184	$5,062
The components of net periodic benefit cost changes in plan assets and benefit obligations recognized in other comprehensive loss were as follows:
	December 31,
	2018	2017
Service cost	$888	$442
Interest cost	283	168
Expected return on plan assets	(150)	—
Amortization of actuarial gains	(78)	(4)
Net period benefit cost	$943	$606
The following table presents the weighted-average assumptions used to determine the net periodic benefit cost as of:
	December 31,
	2018	2017
Discount rate	2.31%	2.38%
Expected return on plan assets	3.00%	—%
Rate of compensation increase	3.76%	4.56%
Social Security increase rate	2.50%	2.50%
Pension increase rate	1.80%	2.00%
The following table presents the weighted-average assumptions used to determine the benefit obligations as of:
	December 31,
	2018	2017
Discount rate	2.26%	2.31%
Rate of compensation increase	3.68%	3.76%
Social Security increase rate	2.50%	2.50%
Pension increase rate	1.80%	1.80%
The Company determines the assumptions used to measure plan liabilities as of the December 31 measurement date.
The discount rate represents the interest rate used to determine the present value of the future cash flows currently expected to be required to settle the Company’s defined benefit pension plan obligations. The discount rates are derived using weighted average yield curves on corporate bonds. The cash flows from

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

the Company’s expected benefit obligation payments are then matched to the yield curve to derive the discount rates. At December 31, 2018, the discount rates ranged from 0.40% to 7.10% for the Company’s pension plan and postretirement benefit plan. At December 31, 2017, the discount rates ranged from 0.45% to 7.10% for the Company’s pension plan and postretirement benefit plan.
Plan Assets
The general investment objective for our plan assets is to obtain a rate of investment return consistent with the level of risk being taken and to earn performance rates of return as required by local regulations for our defined benefit plans. For such plans, the strategy is to invest primarily 100% in insurance contracts. Plan assets held in insurance contracts do not have target asset allocation ranges. The expected long-term return on plan assets is estimated based off of historical and expected returns. As of December 31, 2018, the expected weighted-average long-term rate of return on plan assets was 3%.
The fair value of our plan assets and the respective level in the far value hierarchy by asset category is as follows:
	December 31, 2018				December 31, 2017
	Level 1	Level 2	Level 3	Total Assets	Level 1	Level 2	Level 3	Total Assets
Fair value measurement of pension plan assets:
Insurance contract	$—	—	5,184	$5,184	$—	—	5,062	$5,062
The fair value of the insurance contracts is an estimate of the amount that would be received in an orderly sale to a market participant at the measurement date. The amount the plan would receive from the contract holder if the contracts were terminated is the primary input and is unobservable. The insurance contracts are therefore classified as Level 3 investments.
The following table provides the estimated pension benefit payments that are payable from the plans to participants as of December 31, 2018 for the following years:
2019	$488
2020	610
2021	489
2022	643
2023	781
2024 to 2027	4,923
Total	$7,934
Based on the current status of our defined benefit obligations, we expect to make payments in the amount of  $274 to fund these plans in 2019. However, this estimate may change based on future regulatory changes.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Note 12: Debt
The following is a summary of the Company’s debt:
		December 31, 2018		December 31, 2017
Type	Maturity	Effective Interest Rate	Carrying Value	Effective Interest Rate	Carrying Value
Senior Unsecured Notes	2024	7.875%	$500,000	7.875%	$500,000
Term Loan Facility	2023	5.729%	1,483,993	4.700%	1,530,700
The Revolving Credit Facility	2021	5.754%	5,000	—%	—
The Revolving Credit Facility	2021	5.729%	40,000	4.751%	30,000
Total debt outstanding			2,028,993		2,060,700
Debt issuance costs			(34,838)		(43,086)
Term Loan Facility, discount			(3,633)		(4,534)
Short-term debt, including current portion of long-term debt			(60,345)		(45,345)
Long-term debt, net of current portion and debt issuance costs			$1,930,177		$1,967,735
The loans were priced at market terms and collectively have a weighted average interest rate and term of 6.259% and 5.473% for the year ended December 31, 2018 and 2017, respectively.
Senior Unsecured Notes
On October 3, 2016, in connection with the 2016 Transaction, Camelot Finance S.A., a wholly-owned subsidiary of the Company, issued senior unsecured notes (“Notes”) in an aggregate principal amount of $500,000. The Notes bear interest at a rate of 7.875% per annum, payable semi-annually to holders of record in April and October and mature in October 2024. The first interest payment was made April 2017. The Notes include customary covenants, including covenants that restrict, subject to certain exceptions, Bidco’s, and certain of its subsidiaries’, ability to incur indebtedness, issue certain types of stock, incur liens, make certain investments, dispose of assets, make certain types of restricted payments, consolidate or merge with certain entities or enter into certain related party transactions.
The Notes are subject to redemption as a result of certain changes in tax laws or treaties of  (or their interpretation by) a relevant taxing jurisdiction at 100% of the principal amount, plus accrued and unpaid interest to the date of redemption, and upon certain changes in control at 101% of the principal amount, plus accrued and unpaid interest to the date of purchase. Additionally, at the Company’s election the Notes may be redeemed (i) prior to October 15, 2019 at a redemption price equal to 100% of the aggregate principal amount of Notes being redeemed plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption or (ii) on October 15 of each of the years referenced below based on the call premiums listed below, plus accrued and unpaid interest to the date of redemption.
Period	Redemption Price (as a percentage of principal)
2019	103.938%
2020	101.969%
2021 and thereafter	100.000%

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Senior Secured Credit Facility
The Company’s credit agreement, dated as of October 3, 2016 (“Credit Agreement”), initially consisted of a $1,550,000 Term Loan Facility and a $175,000 first lien senior secured revolving credit facility in an aggregate principal amount of  $175,000, with a letter of credit sub limit of  $25,000 (“Revolving Credit Facility”). The Revolving Credit Facility carries an interest rate at LIBOR plus 3.25% per annum or Prime plus a margin of 2.25% per annum, as applicable depending on the borrowing, and matures on October 3, 2021. The Revolving Credit Facility interest rate margins will decrease upon the achievement of certain first lien net leverage ratios (as the term is used in the Credit Agreement). The Term Loan Facility consisted of a $651,000 borrowing by Camelot Finance LP, a subsidiary of Onex Corporation, and an $899,000 borrowing by Camelot Cayman LP, a subsidiary of Onex Corporation (collectively “Tower Borrowers”). The proceeds of the loans to Tower Borrowers were, in turn, loaned to the Company in loans with identical principal amounts and substantially similar repayment terms. In addition to the interest rates above the Company pays 0.1% interest to the Tower Borrowers. Camelot Finance LP was dissolved on December 31, 2017, at which time Credit Suisse AG, Cayman Islands Branch, acting as the administrative agent for the respective portion of the Term Loan Facility, became the direct lender to the Company. The Term Loan Facility matures on October 3, 2023. Principal repayments under the Term Loan Facility are due quarterly in an amount equal to 0.25% of the aggregate outstanding principal amount borrowed under the Term Loan Facility on October 3, 2016 and on the maturity date, in an amount equal to the aggregate outstanding principal amount on such date, together in each case, with accrued and unpaid interest. In connection with the Term Loan Facility, the Company incurred $64,888 of debt issuance costs.
On April 6, 2017, and November 16, 2017, the Borrowers and the other loan parties entered into Amendments (the “Amendments”) to the Credit Agreement in order to (i) reduce the margins under the existing senior secured U.S. dollar-denominated Term Loan Facility to LIBOR plus 3.50%, and 3.25%, respectively, per annum (with a 1.00% LIBOR floor) or Prime plus 2.25% per annum, as applicable, and (ii) reset the prepayment premium of 101% on certain prepayments and amendments of the Term Loan Facility in connection with re-pricing events (“Amended Term Loan Facility”). In addition, the Company pays 0.1% interest to the Tower Borrowers. Effective December 31, 2017, the Company no longer pays interest to Camelot Finance LP. The Amended Term Loan Facility was $1,534,539. As a result of the Amendments, debt issuance costs and debt discounts of  $13,892, which had been capitalized in connection with the original Term Loan Facility issued on October 3, 2016, were written off to Interest expense, net in the Consolidated Statements of Operations as extinguishment charges for the year ended December 31, 2017. The Amendments also provided for a 0.25% step-down in margin once UK Holdco achieves a B2 corporate family rating from Moody’s. Except as noted above, all other terms of the Amended Term Loan Facility are substantially similar to terms of the Company’s existing Term Loan Facility.
Upon sale of the IPM Product Line and related assets, the Company made an excess cash payment of $31,378 toward the Company’s Term Loan Facility in accordance with the Credit Facility.
The Revolving Credit Facility provides for revolving loans, same-day borrowings and letters of credit pursuant to commitments in an aggregate principal amount of  $175,000 with a letter of credit sublimit of $25,000. Proceeds of loans made under the Revolving Credit Facility may be borrowed, repaid and reborrowed prior to the maturity of the Revolving Credit Facility. Our ability to draw under the Revolving Credit Facility or issue letters of credit thereunder will be conditioned upon, among other things, delivery of required notices, accuracy of the representations and warranties contained in the Credit Agreement and the absence of any default or event of default under the Credit Agreement.
With respect to the Amendments, the Company may be subject to certain negative covenants, including either a fixed charge coverage ratio, total first lien net leverage ratio, or total net leverage ratio if certain conditions are met. These conditions were not met and the Company was not required to perform these covenants as of December 31, 2018.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

The obligations of the borrowers under the Credit Agreement are guaranteed by UK Holdco and certain of its restricted subsidiaries and are collateralized by substantially all of UK Holdco’s and certain of its restricted subsidiaries’ assets (with customary exceptions described in the Credit Agreement). UK Holdco and its restricted subsidiaries are subject to certain covenants including restrictions on UK Holdco’s ability to pay dividends, incur indebtedness, grant a lien over its assets, merge or consolidate, make investments, or make payments to affiliates.
As of December 31, 2018, letters of credit totaling $2,002 were collateralized by the Revolving Credit Facility. Notwithstanding the Revolving Credit Facility, as of December 31, 2018 the Company had an unsecured corporate guarantee outstanding for $9,639 and cash collateralized letters of credit totaling $38, all of which were not collateralized by the Revolving Credit Facility. The Company borrowed $45,000 and $30,000 against the Revolving Credit Facility as of December 31, 2018 and 2017, respectively, to support current operations. The Company’s cash from operations is expected to meet repayment needs for the next twelve months.
Amounts due under all of the outstanding borrowings as of December 31, 2018 for the next five years are as follows:
2019	$60,345
2020	15,345
2021	15,345
2022	15,345
2023	1,422,613
Thereafter	500,000
Total maturities	2,028,993
Less: capitalized debt issuance costs and original issue discount	(38,471)
Total debt outstanding as of December 31, 2018	$1,990,522
Note 13: Revenue
Disaggregated Revenues
The tables below show the Company’s disaggregated revenues for the periods presented:
	Years Ended December 31,
	2018	2017
Subscription revenues	$794,097	$785,717
Transaction revenues	177,523	181,590
Total revenues, gross	971,620	967,307
Deferred revenues adjustment(1)	(3,152)	(49,673)
Total Revenues, net	$968,468	$917,634

(1)
This accounting adjustment relates to the 2016 Transaction, which included a revaluation of deferred revenues to account for the difference in value between the customer advances retained by the Company upon the consummation of the 2016 Transaction and our outstanding performance obligations related to those advances.

Cost to Obtain a Contract
The Company has prepaid sales commissions included in both Prepaid expenses and Other non-current assets on the balance sheets. The amount of prepaid sales commissions included in Prepaid

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

expenses was $10,407 and $8,285 as of December 31, 2018 and 2017, respectively. The amount of prepaid sales commissions included in Other non-current assets was $9,493 and $5,457 as of December 31, 2018 and 2017, respectively. Amortization expense of the commission balances amounted to $9,995 and $4,335 for the years ended December 31, 2018 and 2017, respectively. The Company has not recorded any impairments against these prepaid sales commissions.
Contract Balances
	Accounts receivables	Current portion of deferred revenues	Non-current portion of deferred revenues
Opening (1/1/2018)	$317,808	$361,260	$15,796
Closing (12/31/2018)	331,295	391,102	17,112
(Increase) decrease	$(13,487)	$(29,842)	$(1,316)
Opening (1/1/2017)	$361,586	$333,944	$18,602
Closing (12/31/2017)	317,808	361,260	15,796
(Increase) decrease	$43,778	$(27,316)	$2,806
The amount of revenues recognized in the period that were included in the opening deferred revenues current and long-term balances were $361,260. This revenue consists primarily of subscription revenue.
Transaction Price Allocated to the Remaining Performance Obligation
As of December 31, 2018, approximately $68,394 of revenue is expected to be recognized in the future from remaining performance obligations, excluding contracts with durations of one year or less. The Company expects to recognize revenue on approximately 63% of these performance obligations over the next 12 months. Of the remaining 37%, 21% is expected to be recognized within the following year, with the final 16% expected to be recognized within years 3 to 9.
Note 14: Shareholders’ Equity
Shareholders’ Equity
In March 2017, the Company formed the Management Incentive Plan under which certain employees of the Company may be eligible to purchase shares of the Company. In exchange for each share purchase subscription, the purchaser is entitled to a fully vested right to an ordinary share. Additionally, along with a subscription, employees receive a corresponding number of options to acquire additional ordinary shares subject to five year vesting. See “Note 15 — Employment and Compensation Arrangements” for additional detail related to the options. The Company has received net subscriptions for 198,602 and 1,218,300 shares during the years ended December 31, 2018 and 2017, respectively. Additionally, the Company granted 66,068 ordinary shares in exchange for services provided during the year ended December 31, 2017. At December 31, 2018, the number of shares issued and outstanding under the Management Incentive Plan was 1,482,969.
Note 15: Employment and Compensation Arrangements
Employee Incentive Plans
The Company’s 2016 Equity Incentive Plan provides for certain employees of the Company to be eligible to participate in equity ownership in the Company. Equity awards may be issued in the form of options to purchase shares of the Company which are exercisable upon the occurrence of conditions specified within individual award agreements. Equity awards may also be issued in the form of restricted shares with dividend rights subject to vesting terms and conditions specified in individual award

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

agreements. Additionally, the Company may make available share purchase rights under the terms of the 2016 Equity Incentive Plan. Total share-based compensation expense included in the Consolidated Statements of Operations amounted to $13,715 and $17,663 for the years ended December 31, 2018 and 2017, respectively. The total associated tax benefits recognized amounted to $2,740 and $3,192 for the years ended December 31, 2018 and 2017, respectively.
The Company’s Management Incentive Plan provides for certain employees of the Company to be eligible to purchase shares of the Company. See Note 14 — Shareholders’ Equity for additional information. Along with each subscription, employees may receive a corresponding number of options to acquire additional ordinary shares subject to five year vesting.
The Company issues shares for stock options from authorized shares. At December 31, 2018, the Company was authorized to grant up to 33,034,167 stock options under its existing stock incentive plans. As of December 31, 2018 and 2017, 8,509,469 and 10,479,363, respectively, stock options have not been granted.
As of December 31, 2018 and 2017, there was $19,637 and $29,633, respectively, of total unrecognized compensation cost, related to outstanding stock options, which is expected to be recognized through 2023 with a remaining weighted-average service period of 5.0 years.
The Company’s stock option activity is summarized below:
	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at December 31, 2017, as originally reported	170,693	$1,572.00	9.3	$2,262
Modified options	22,384,111	—	—	—
Balance at December 31, 2017, as modified	22,554,804	12.32	9.3	2,262
Granted	4,119,737	11.73	9.7	—
Forfeited and expired	(2,149,843)	11.15	—	—
Outstanding as of December 31, 2018	24,524,698	$11.07	8.5	$13,293
Vested and exercisable at December 31, 2018	6,654,930	$10.92	8.3	$3,880
The aggregate intrinsic value in the table above represents the difference between the Company’s most recent valuation and the exercise price of each in-the-money option on the last day of the period presented.
No stock options were exercised in the years ended December 31, 2018 or 2017. The weighted-average fair value of options granted per share was $1.56 and $1.76 as of December 31, 2018 and 2017, respectively.
The Company accounts for awards issued under the Equity Incentive Plan as additional contributions to equity. Share-based compensation includes expense associated with stock option grants which is estimated based on the grant date fair value of the award issued. Share-based compensation expense related to stock options is recognized over the vesting period of the award, which is generally five years, on a graded-scale basis. The Company uses the Black-Scholes option pricing model to estimate the fair value of options granted. The Black-Scholes model takes into account the fair value of an ordinary share and the contractual and expected term of the stock option, expected volatility, dividend yield, and risk-free interest rate. The fair value of our ordinary shares is determined utilizing an external third party pricing specialist. The contractual term of the option ranges from the 1 year to 10 years. While the Company does not have any history for expected terms, employees do not have any specific benefit to exercise the options before the terms are met as the shares are not freely tradable, and as such an expected term near the high end of the contractual range is deemed most appropriate. Expected volatility is the average volatility over the expected terms of comparable public entities from the same industry historical data. The risk-free interest rate is

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

based on a treasury rate with a remaining term similar to the contractual term of the option. The Company is recently formed and at this time does not expect to distribute any dividends. The Company recognizes forfeitures as they occur and does not expect to have material forfeitures. The assumptions used to value the Company’s options granted during the period presented and their expected lives were as follows:
	December 31,
	2018	2017
Weighted-average expected dividend yield	—	—
Expected volatility	21.00 – 23.05%	24.84 – 27.90%
Weighted-average expected volatility	21.86%	27.50%
Weighted-average risk-free interest rate	3.02%	2.53%
Expected life (in years)	8.5	9.0
Note 16: Income Taxes
Income tax (benefit)/expense on income/(loss) analyzed by jurisdiction is as follows:
	Years Ended December 31,
	2018	2017
Current
U.K.	$1,014	$(142)
U.S. Federal	6,395	5,202
U.S. State	2,146	833
Other	11,061	8,552
Total current	20,616	14,445
Deferred
U.K.	85	(427)
U.S. Federal	(5,465)	(10,648)
U.S. State	(227)	(142)
Other	(9,360)	(24,521)
Total deferred(1)	(14,967)	(35,738)
Total provision (benefit) for income taxes	$5,649	$(21,293)

(1)
Due to rate reductions in the U.S. and Belgium enacted in the 4th quarter of 2017.

The components of pre-tax loss are as follows:
	Years Ended December 31,
	2018	2017
U.K	$(222,043)	$(211,944)
U.S	(11,880)	(58,054)
Other loss	(2,590)	(15,225)
Pre-tax loss	$(236,513)	$(285,223)

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

A reconciliation of the statutory U.K. income tax rate to the Company’s effective tax rate is as follows:
	Years Ended December 31,
	2018	2017
Loss before tax:	$(236,513)	$(285,223)
Income tax, at the statutory rate	(44,937)	(54,905)
Statutory rate(1)	19.0%	19.3%
Effect of different tax rates	(1.2)%	3.3%
Tax rate modifications(2)	—%	5.7%
Valuation Allowances	(18.0)%	(20.8)%
Permanent differences	(0.7)%	0.3%
Withholding tax	(0.2)%	(0.3)%
Tax indemnity	(2.7)%	—%
Sale of Subsidiary	2.2%	—%
Other	(0.8)%	—%
Effective rate	(2.4)%	7.5%

(1)
The Company performs a reconciliation of the income tax provisions based on its domicile and statutory rate. Reconciliations are based on the U.K. statutory corporate tax rate.

(2)
Due to rate reductions in the U.S. and Belgium enacted in the 4th quarter of 2017.

The tax effects of the significant components of temporary differences giving rise to the Company’s deferred income tax assets and liabilities are as follows:
	December 31,
	2018	2017
Accounts receivable	$916	$1,310
Goodwill	—	1,217
Fixed assets, net	—	1,670
Accrued expenses	3,735	3,417
Deferred revenues	3,570	915
Other assets	9,655	4,700
Unrealized gain/loss	74	528
Debt issuance costs	1,199	—
Operating losses and tax attributes	135,219	94,571
Total deferred tax assets	154,368	108,328
Valuation allowances	(133,856)	(92,812)
Net deferred tax assets	20,512	15,516
Other identifiable intangible assets, net	(43,247)	(57,082)
Other liabilities	(7,785)	(3,286)
Goodwill	(42)	—
Fixed Assets, net	(238)	—
Debt issuance costs	—	(116)
Total deferred tax liabilities	(51,312)	(60,484)
Net deferred tax liabilities	$(30,800)	$(44,968)

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

In the Consolidated Balance Sheets, deferred tax assets and liabilities are shown net if they are in the same jurisdiction. The components of the net deferred tax liabilities as reported on the Consolidated Balance Sheets are as follows:
	December 31,
	2018	2017
Deferred tax asset	$12,426	$6,824
Deferred tax liability	(43,226)	(51,792)
Net deferred tax liability	$(30,800)	$(44,968)
The Tax Cuts and Jobs Act (the Act) was enacted in the US on December 22, 2017. Of most relevance to the Company, the Act reduced the US federal corporate income tax rate to 21% from 35%, established a Base Erosion Anti-Abuse Tax (“BEAT”) regime and changed the provisions limiting current interest deductions and use of NOL carryforwards. Certain new provisions are effective for the Company beginning December 1, 2018 and did not have a material impact to the 2018 financial statements.
SAB 118 measurement period
We applied the guidance in SAB 118 when accounting for the enactment-date effects of the Act in 2017 and throughout 2018. At December 31, 2017, we had not completed our accounting for all of the enactment-date income tax effects of the Act under ASC 740, Income Taxes, for the remeasurement of deferred tax assets and liabilities and recorded a provisional tax benefit amount of  $2,237 under SAB 118. At December 31, 2018, we have now completed our accounting for all of the enactment-date income tax effects of the Act. As further discussed above, during 2018, we did not recognize any adjustments to the provisional amounts recorded at December 31, 2017.
Deferred tax assets and liabilities
As of December 31, 2017, we remeasured certain deferred tax assets and liabilities based on the rates at which they were expected to reverse in the future (which was generally 21% for the US and 25% for Belgium), by recording a tax benefit amount of  $2,237 (provisional) related to the US and $14,290 related to Belgium. Upon further analysis and refinement of our calculations during the 12 months ended December 31, 2018, it was determined that no adjustment to these amounts was necessary.
The Company is required to assess the realization of its deferred tax assets and the need for a valuation allowance. The assessment requires judgment on the part of management with respect to benefits that could be realized from future taxable income. The valuation allowance is $133,856 and $92,812 at December 31, 2018 and 2017, respectively against certain deferred tax assets, as it more likely than not that such amounts will not be fully realized. During the years ended December 31, 2018 and 2017, the valuation allowance increased by $41,044 and $44,633, respectively, primarily due to operating losses in certain jurisdictions and an increase in deferred tax assets with a full valuation allowance. The increases were partially offset by the release of valuation allowances in jurisdictions with current year operating income.
At December 31, 2018, the Company had U.K. tax loss carryforwards of  $352,632, Japan tax loss carryforwards of  $58,901, U.S. federal tax loss carryforwards of  $104,122, tax loss carryforwards in other foreign jurisdictions of  $18,495, and U.S. state tax loss carryforwards of  $67,823. The majority of the unrecognized deductible tax losses relate to UK, US, and Japan. The carryforward period for the Japan tax losses is nine years, and the expiration period begins 2025. The carryforward period for the UK tax losses is indefinite. The carryforward period for US federal tax losses is twenty years for losses generated in tax years ended prior to December 31, 2017. The expiration period for these losses begins in 2036. For US losses generated in tax years beginning after January 1, 2018, the carryforward period is indefinite. The carryforward period for US state losses varies, and the expiration period is between 2018 and 2036.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

The Company has not provided income taxes and withholding taxes on the undistributed earnings of foreign subsidiaries as of December 31, 2018 because the Company intends to permanently reinvest such earnings. As of December 31, 2018, the cumulative amount of earnings upon which income taxes and withholding taxes have not been provided is approximately $7,748. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.
Uncertain Tax Positions
Unrecognized tax benefits represent the difference between the tax benefits that we are able to recognize for financial reporting purposes and the tax benefits that we have recognized or expect to recognize in filed tax returns. The total amount of net unrecognized tax benefits that, if recognized, would impact the Company’s effective tax rate were $1,450 and $91 as of December 31, 2018 and 2017, respectively.
The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision. As of December 31, 2018, the interest and penalties are $449 and as of December 31, 2017, the interest and penalties are $5. It is reasonably possible that the amount of unrecognized tax benefits will change during the next 12 months by a range of  $0 to $252.
The Company files income tax returns in the United States and various non-U.S. jurisdictions. As of December 31, 2018, the Company’s open tax years subject to examination were 2014 through 2018.
The following table summarizes the Company’s unrecognized tax benefits, excluding interest and penalties:
	December 31,
	2018	2017
Balance at the Beginning of the year	$91	$211
Increases for tax positions taken in prior years	1,339	—
Increases for tax positions taken in the current year	72	—
Decreases due to statute expirations	(52)	(120)
Balance at the End of the year	$1,450	$91
Note 17: Earnings per Share
Potential common shares of 24,524,698 and 22,554,804 related to options under the employee incentive plan were excluded from diluted EPS for the years ended December 31, 2018 and 2017, respectively, as the Company had a net loss for the years ended December 31, 2018 and 2017. See “Note 15 — Employment and Compensation Arrangements.”
The basic and diluted EPS computations for our common stock are calculated as follows (in thousands, except per share amounts):
	Years Ended December 31,
	2018	2017
Basic/Diluted EPS
Net loss	$(242,162)	$(263,930)
Preferred stock dividends	—	—
Income available to common stockholders	$(242,162)	$(263,930)
Weighted-average number of common shares outstanding	217,472,870	216,848,866
Basic EPS	$(1.11)	$(1.22)
Diluted EPS	$(1.11)	$(1.22)

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Note 18: Product and Geographic Sales Information
The Company’s chief operating decision maker (“CODM”) assesses Company-wide performance and allocates resources based on consolidated financial information. As such, the company has one operating and reportable segment. The CODM evaluates performance based on profitability.
No single customer accounted for more than 1% of revenues and our ten largest customers represented only 6% and 7% of revenues for the years ended December 31, 2018 and 2017, respectively.
Revenues by geography
The following table summarizes revenues from external customers by geography, which is based on the location of the customer:
	Years Ended December 31,
	2018	2017
Revenues:
North America	$450,356	$455,791
Europe	242,415	243,245
APAC	209,118	201,234
Emerging Markets	69,731	67,037
Deferred revenues adjustment	(3,152)	(49,673)
Total	$968,468	$917,634
Assets by geography
Assets are allocated based on operations and physical location. The following table summarizes non-current assets other than financial instruments and deferred tax assets by geography:
	December 31,
	2018	2017
Assets:
North America	$1,036,192	$1,163,704
Europe	2,145,073	2,294,998
APAC	79,487	68,034
Emerging Markets	24,241	26,533
Total	$3,284,993	$3,553,269
Revenue by product group
The following table summarizes revenue by product group (in thousands):
	Years Ended December 31,
	2018	2017
Web of Science Product Line	$361,957	$352,995
Cortellis Product Line	165,920	165,995
Science Group	527,877	518,990
Derwent Product Line	179,321	176,201
MarkMonitor Product Line	122,947	120,408

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

	Years Ended December 31,
	2018	2017
CompuMark Product Line	121,025	119,854
Intellectual Property Group	423,293	416,463
IP Management Product Line	20,450	31,854
Deferred revenues adjustment	(3,152)	(49,673)
Total	$968,468	$917,634
Note 19: Commitments and Contingencies
The Company does not have any recorded or unrecorded guarantees of the indebtedness of others.
Contingencies
Lawsuits and Legal Claims
The Company is engaged in various legal proceedings, claims, audits and investigations that have arisen in the ordinary course of business. These matters include, but are not limited to, antitrust/competition claims, intellectual property infringement claims, employment matters and commercial matters. The outcome of all of the matters against the Company is subject to future resolution, including the uncertainties of litigation. Based on information currently known to the Company and after consultation with outside legal counsel, management believes that the ultimate resolution of any such matters, individually or in the aggregate, will not have a material impact on the Company’s financial condition taken as a whole.
Contingent Liabilities
In conjunction with the acquisition of Publons, the Company agreed to pay former shareholders up to an additional $9,500 through 2020. Amounts payable are contingent upon Publons’ achievement of certain milestones and performance metrics. The Company paid $2,470 of the contingent purchase price in the year ended December 31, 2018, as a result of Publons achieving the first tier of milestones and performance metrics. The Company had an outstanding liability for $2,960 and $5,900 related to the estimated fair value of this contingent consideration as of December 31, 2018 and 2017, respectively. The outstanding balance consisted of  $1,600 and $2,250 included in Accrued expenses and other current liabilities, and $1,360 and $3,650 included in Other non-current liabilities in the Consolidated Balance Sheets as of December 31, 2018 and 2017 respectively.
In conjunction with the acquisition of Kopernio, the Company agreed to pay former shareholders up to an additional $3,500 through 2021. Amounts payable are contingent upon Kopernio’s achievement of certain milestones and performance metrics and will be recognized over the concurrent service period.
In conjunction with the acquisition of TrademarkVision, the Company agreed to pay former shareholders a potential earn-out dependent upon achievement of certain milestones and financial performance metrics through 2020. Amounts payable are contingent upon TrademarkVision’s achievement of certain milestones and performance metrics. As of December 31, 2018, the Company had an outstanding liability for $4,115 related to the estimated fair value of this contingent consideration, of which $4,115 was included in Other non-current liabilities in the Consolidated Balance Sheets.
Tax Indemnity
In connection with the 2016 Transaction, the Company recorded certain tax indemnification assets pursuant to the terms of the separation and indemnified liabilities identified therein. As a result of counterparty dispute related to certain of the indemnification claims, the Company wrote off  $33,819

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

accumulated foreign currency impacts. Management continues to interpret the contractual obligation due from Former Parent and its controlled entities (“Thomson Reuters”) as due in full. The asset write down was recorded within Other operating income (expense), net within the Consolidated Statement of Operations. Although the claim has uncertainty of collectability, the Company will continue to vigorously defend its claim for the full value of the indemnity, including the filing of formal legal claims as necessary.
Commitments
Leases
The Company enters into operating leases in the ordinary course of business, primarily for real property and equipment. Payments for these leases are contractual obligations as scheduled per each agreement. Total rental expense under operating leases amounted to $25,527 for the year ended December 31, 2018. The total rental expense under operating leases amounted to $17,255 for the year ended December 31, 2017.
The future aggregate minimum lease payments as of December 31, 2018 under all non-cancelable operating leases for the years noted are as follows:
Year ended December 31,
2019	$22,140
2020	19,531
2021	17,240
2022	15,333
2023	14,944
Thereafter	40,367
Total operating lease commitments	$129,555
In connection with certain leases, the Company guarantees the restoration of the leased property to a specified condition after completion of the lease period. As of December 31, 2018 and 2017, the liability of $4,100 and $4,200, respectively, associated with these restorations is recorded within other liabilities.
There were no material future minimum sublease payments to be received under non-cancelable subleases at December 31, 2018. There was no material sublease income as of December 31, 2018 and 2017, respectively.
Unconditional purchase obligations
Purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable pricing provisions and the approximate timing of the transactions. The Company has various purchase obligations for materials, supplies, outsourcing and other services contracted in the ordinary course of business. These items are not recognized as liabilities in our consolidated financial statements but are required to be disclosed. The contractual terms of these purchase obligations extend through 2021. The Company paid $71,859 towards these purchase obligations during the year ended December 31, 2018.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

The future unconditional purchase obligations as of December 31, 2018 are as follows:
Year ended December 31,
2019	$34,321
2020	24,370
2021	8,151
2022	13
Total	$66,855
Note 20: Related Party and Former Parent Transactions
Onex Partners Advisor LP (“Onex”), an affiliate of the Company, is considered a related party. Concurrent with the 2016 Transaction, the Company entered into a Consulting Services Agreement with Onex, pursuant to which the Company is provided certain ongoing strategic and financing consulting services in exchange for a quarterly management fee. In connection with this agreement, the Company recognized $920 and $1,230 in operating expenses related to this agreement for the years ended December 31, 2018 and 2017, respectively. As noted in Note 12 — Debt, the Company pays 0.1% interest per annum to Onex for the Credit Agreement. For the years ended December 31, 2018 and 2017, the Company recognized interest expense, for Onex related interest, of  $905 and $1,557, respectively. The Company had an outstanding liability of  $450 and $162 to Onex as of December 31, 2018 and 2017, respectively.
Baring, an affiliate of the Company, is considered a related party. Concurrently with the 2016 Transaction, the Company entered into a Management Services Agreement with Baring, pursuant to which the Company is provided certain ongoing strategic and financing consulting services. In connection with this agreement, the Company recognized $669 and $854 in operating expenses related to this agreement for the years ended December 31, 2018 and 2017, respectively. The Company had an outstanding liability of $334 and $641 to Baring as of December 31, 2018 and 2017, respectively.
The fees to Onex and Baring were negotiated at a rate that management believes is appropriate and reasonable for the value of the services being provided, and is commensurate with the fee that would be charged by independent third parties for similar services.
In connection with the 2016 Transaction, Bidco and a subsidiary of the Former Parent entered into the Transition Service Agreement, which became effective on October 3, 2016, pursuant to which such subsidiary of the Former Parent will, or will cause its affiliates and/or third-party service providers to, provide Bidco, its affiliates and/or third-party service providers with certain technology, facilities management, human resources, sourcing, financial, accounting, data management, marketing and other services to support the operation of the IP&S business as an independent company. Such services are provided by such subsidiary of the Former Parent or its affiliates and/or third-party service providers for various time periods and at various costs based upon the terms set forth in the Transition Service Agreement.
In connection with the acquisition of Publons, the Company paid a $716 consulting fee for the year ended December 31, 2017, which is included in Transaction expenses, to a former member of its Board of Directors.
A controlled affiliate of Baring is a vendor of ours. Total payments to this vendor were $531 and $388 for the years ended December 31, 2018 and 2017, respectively. The Company had an outstanding liability of $120 and $199 as of December 31, 2018 and 2017, respectively.
One member of our key management is the Co-founder of a vendor of ours. Total payments to this vendor were $865 for the year ended December 31, 2018 and the Company had an outstanding liability of $332 as of December 31, 2018. This vendor was not a related party in 2017.

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

Note 21: Subsequent Events
On January 14, 2019, the Company entered into a definitive agreement to merge with Churchill Capital Corporation (“Churchill”), a public investment vehicle listed on the New York Stock Exchange (Ticker: CCC). An amendment to this agreement was executed effective February 26, 2019. The Company’s existing shareholders will retain 100% of their equity, which converts to 73.8% ownership of the outstanding shares of the combined company at closing, assuming no redemptions by Churchill’s public stockholders. The remaining outstanding shares of the combined company will be held by the current stockholders and founders of Churchill. The transaction is expected to be completed during the second quarter of 2019, subject to approval by Churchill stockholders and other customary closing conditions. The combined company will be called Clarivate Analytics.
Prior to the consummation of the merger, Clarivate will enter into a tax receivable agreement with its current equity holders, which will provide for the sharing of tax benefits relating to certain pre-business combination tax attributes as those tax benefits are realized by Clarivate. Under the Tax Receivable Agreement, the aggregate reduction in income taxes payable will be computed by comparing the actual tax liability of Camelot Holdings (Jersey) Limited and its subsidiaries with the estimated tax liability of applicable entities had such entities not been able to utilize the Covered Tax Assets, taking into account several assumptions including, for example, that the relevant entities will pay U.S. state and local taxes at a rate of 7%, the tax assets existing at the time of the Company’s entry into the Tax Receivable Agreement are deemed to be utilized and give rise to a tax savings before certain other tax benefits, and certain asset or equity transfers by certain of the Company’s subsidiaries will be treated under the Tax Receivable Agreement as giving rise to tax benefits associated with the Covered Tax Assets implicated by such asset or equity transfers. Payments under the Tax Receivable Agreement will generally be made annually in cash, and the amounts payable will be subject to interest from the due date (without extensions) of the applicable tax filing that reflects a covered savings until the payment under the Tax Receivable Agreement is made. Tax Receivable Agreement payments are expected to commence in 2021 (with respect to taxable periods ending in 2019) and will be subject to deferral, at the Company’s election, for payment amounts in excess of $30 million for payments to be made in 2021 and 2022, but will not be subject to deferral thereafter. Amounts deferred under the preceding sentence will accrue interest until paid in accordance with the terms of the Tax Receivable Agreement. The Tax Receivable Agreement is subject to certain events of default that may give rise to an acceleration of the Company’s obligations under the Tax Receivable Agreement. The amount and timing of Tax Receivable Agreement payments, however, may vary based on a number of factors, including the amount, character and timing of our subsidiaries’ taxable income in the future, and any successful challenges to our tax positions. Consequently, we are unable to reliably estimate the timing or amount of payments expected to be made under the Tax Receivable Agreement.
Through January 31, 2019, management paid down $15,000 of the $45,000 outstanding Revolving Credit Facility balance as of December 31, 2018.
Management has evaluated the impact of events that have occurred subsequent to December 31, 2018 through February 26, 2019, which is the date the financial statements were available for issuance. Based on this evaluation, other than as recorded or disclosed within these consolidated financial statements and related notes, the Company has determined no other events were required to be recognized or disclosed.
Note 22: Subsequent Events (unaudited)
On May 13, 2019, the Company completed its merger with Churchill creating the newly merged entity, Clarivate Analytics Plc (“Clarivate”). Upon completion of the merger, available cash increased by approximately $682,087 and the ordinary shares and warrants of the newly merged entity began trading on the NYSE and NYSE American, respectively. The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Churchill was treated as the “acquired” company for financial reporting purposes. Pursuant to the Merger Agreement, the aggregate stock

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data, Option Price Amounts, Ratios or As Noted)

consideration issued by the Company was $3,052,500, consisting of 305,250,000 newly issued ordinary shares of the Company valued at $10.00 per share, subject to certain adjustments described below. At the closing of the Transactions, the Company Owners held approximately 74% of the issued and outstanding ordinary shares of the Company and stockholders of Churchill held approximately 26% of the issued and outstanding shares of the Company excluding the impact of  (i) 52,800,000 warrants, (ii) approximately 24,806,793 compensatory options issued to the Company’s management (based on the number of options to purchase Jersey ordinary shares outstanding immediately prior to the Transactions, after giving effect to the exchange ratio described above) and (iii) 10,600,000 ordinary shares of Clarivate owned of record by the sponsor and available for distribution to certain individuals following the applicable lock-up and vesting restrictions. After giving effect to the satisfaction of the vesting restrictions, the Company Owners held approximately 71% of the issued and outstanding shares of the Company at the closing of the Transactions. A non-recurring stock compensation charge of  $25,013 was recognized in the second quarter of 2019 in connection with vesting and lock-up conditions attached to certain stock owned by former Churchill shareholders.
Upon completion of the Merger, Clarivate Analytics Plc made voluntary prepayments of  $630,000 toward the Company’s Term Loan Facility and $20,000 toward the Company’s Revolving Credit Facility. In addition, there was a write down of deferred financing charges and original issue discount on the Term Loan in proportion to the principal paydown. These write downs of  $7,718 in deferred financing fees and $1,406 in original issue discount were recognized in interest expense in the second quarter of 2019. During the six months ended June 30, 2019, the Company had previously paid down an additional $30,000 drawn on the Revolving Credit Facility.
In April 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $50,000 of its outstanding Term Loan, effective April 30, 2021. Additionally, in May 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $100,000 of its outstanding Term Loan, effective March 31, 2021. These hedging instruments mature on September 29, 2023. The Company applies hedge accounting by designating the interest rate swaps as a hedge in applicable future quarterly interest payments.
Prior to the consummation of the Merger, Clarivate entered into a tax receivable agreement (the “TRA”) with its current equity holders, which provides for the sharing of tax benefits relating to certain pre-business combination tax attributes as those tax benefits are realized by Clarivate. At the completion of the Transactions, Clarivate recorded an initial liability of  $264,600, representing approximately 85% of the calculated tax savings based on the portion of covered tax assets Clarivate anticipates being able to utilize in future years. Total payments related to the TRA would be up to a maximum of  $507,326 if all covered tax assets are utilized. On August 21, 2019, Clarivate Analytics Plc entered into an agreement with the pre-Merger shareholders (“Buyout Agreement”) whereby Clarivate agreed to use commercially reasonable efforts to finance, on terms satisfactory to the Company and in its sole discretion, the settlement of the TRA for a cash payment of  $200,000 prior to December 31, 2019. In the event the $200,000 cash payment has not been made by December 31, 2019, the Buyout Agreement will terminate unless mutually extended by the parties to the agreement and the terms of the original TRA will remain in full effect.
On August 14, 2019, the Board of Directors of Clarivate Analytics (the “BoD”) approved the waiver of the lock-up period set forth in the Amended and Restated Shareholders Agreement dated January 14, 2019 which generally restricted Onex and Baring from selling their shareholdings in Clarivate Analytics Plc during the period ending on November 9, 2019. In addition, the BoD approved the waiver of various time and market vesting conditions, but not the lock-up provisions, on 17,250,000 ordinary shares and 17,265,826 private placement warrants specific to the Founders as defined in the Amended and Restated Shareholders Agreement.

CLARIVATE ANALYTICS PLC
Interim Condensed Consolidated Balance Sheet (Unaudited)
(In thousands, except share data)
	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$88,812	$25,575
Restricted cash	9	9
Accounts receivable, less allowance for doubtful accounts of $16,392 and $14,076 at September 30, 2019 and December 31, 2018, respectively	226,997	331,295
Prepaid expenses	34,927	31,021
Other current assets	10,528	20,712
Total current assets	361,273	408,612
Computer hardware and other property, net	20,185	20,641
Other intangible assets, net	1,856,346	1,958,520
Goodwill	1,281,504	1,282,919
Other non-current assets	19,368	26,556
Deferred income taxes	19,808	12,426
Operating lease right-of-use assets	91,809	—
Total Assets	$3,650,293	$3,709,674
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$27,908	$38,418
Accrued expenses and other current liabilities	162,303	153,849
Current portion of deferred revenues	330,786	391,102
Current portion of operating lease liabilities	23,953	—
Current portion of long-term debt	15,345	60,345
Total current liabilities	560,295	643,714
Long-term debt	1,305,364	1,930,177
Tax receivable agreement	264,600	—
Non-current portion of deferred revenues	21,299	17,112
Other non-current liabilities	17,278	24,838
Deferred income taxes	39,256	43,226
Operating lease liabilities	69,694	—
Total liabilities	2,277,786	2,659,067
Commitments and Contingencies (Note 16)
Shareholders’ equity:
Ordinary Shares, no par value; unlimited shares authorized at September 30, 2019 and December 31, 2018; 306,050,763 and 217,526,425 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively;	2,137,917	1,677,510
Accumulated other comprehensive income (loss)	(6,959)	5,358
Accumulated deficit	(758,451)	(632,261)
Total shareholders’ equity	1,372,507	1,050,607
Total Liabilities and Shareholders’ Equity	$3,650,293	$3,709,674
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share data)
	Three Months Ended September 30,
	2019	2018
	(in thousands) (Unaudited)
Revenues, net	$242,998	$242,897
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(87,117)	(93,993)
Selling, general and administrative costs, excluding depreciation and amortization	(96,017)	(92,871)
Share-based compensation expense	(9,567)	(3,660)
Depreciation	(2,281)	(3,291)
Amortization	(41,656)	(57,186)
Transaction expenses	(8,645)	(18)
Transition, integration and other related expenses	(3,327)	(13,358)
Legal settlement	39,399	—
Other operating income, net	2,057	2,549
Total operating expenses	(207,154)	(261,828)
Income (loss) from operations	35,844	(18,931)
Interest expense	(23,369)	(32,552)
Income (loss) before income tax	12,475	(51,483)
Provision for income taxes	(1,644)	(3,244)
Net income (loss)	$10,831	$(54,727)
Per Share
Basic	$0.04	$(0.25)
Diluted	$0.03	$(0.25)
Weighted-average shares outstanding
Basic	305,428,062	217,506,553
Diluted	328,854,063	217,506,553
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share data)
	Nine Months Ended September 30,
	2019	2018
	(in thousands) (Unaudited)
Revenues, net	$719,332	$723,221
Operating costs and expenses:	(264,013)	(301,205)
Cost of revenues, excluding depreciation and amortization
Selling, general and administrative costs, excluding depreciation and amortization	(280,766)	(280,592)
Share-based compensation expense	(46,675)	(10,682)
Depreciation	(6,463)	(7,941)
Amortization	(138,694)	(171,858)
Transaction expenses	(42,073)	(611)
Transition, integration and other related expenses	(9,750)	(51,268)
Legal settlement	39,399	—
Other operating income, net	3,047	1,683
Total operating expenses	(745,988)	(822,474)
Loss from operations	(26,656)	(99,253)
Interest expense, net	(93,938)	(95,854)
Loss before income tax	(120,594)	(195,107)
Provision for income taxes	(5,596)	(3,601)
Net loss	$(126,190)	$(198,708)
Per Share:
Basic	$(0.48)	$(0.91)
Diluted	$(0.48)	$(0.91)
Weighted-average shares outstanding
Basic	262,894,388	217,450,475
Diluted	262,894,388	217,450,475
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC
Interim Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)
(In thousands)
	Three Months Ended September 30,
	2019	2018
Net income (loss)	$10,831	$(54,727)
Other comprehensive loss, net of tax:
Interest rate swaps	(1,061)	724
Actuarial gain	19	19
Foreign currency translation adjustments	(3,682)	(3,170)
Total other comprehensive (loss), net of tax	(4,724)	(2,427)
Comprehensive income (loss)	$6,107	$(57,154)

	Nine Months Ended September 30,
	2019	2018
Net loss	$(126,190)	$(198,708)
Other comprehensive loss, net of tax:
Interest rate swaps	(6,852)	5,947
Actuarial gain	49	57
Foreign currency translation adjustments	(5,514)	(7,361)
Total other comprehensive income (loss), net of tax	(12,317)	(1,357)
Comprehensive loss	$(138,507)	$(200,065)
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC
Interim Condensed Consolidated Statement of Changes in Equity (Unaudited)
(In thousands, except share data)
	Ordinary Shares		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance at December 31, 2017, as originally reported	1,644,720	$1,662,221	$13,984	$(390,099)	$1,286,106
Conversion of units of share capital	215,683,103				—
Balance at December 31, 2017, as recasted	217,327,823	1,662,221	13,984	(390,099)	1,286,106
Issuance of common stock, net	128,172	1,014	—	—	1,014
Share-based compensation	—	4,180	—	—	4,180
Comprehensive income (loss)	—	—	6,536	(77,037)	(70,501)
Balance at March 31, 2018	217,455,995	1,667,415	20,520	(467,136)	1,220,799
Issuance of common stock, net	46,247	355	—	—	355
Share-based compensation	—	2,842	—	—	2,842
Comprehensive loss	—	—	(5,504)	(66,944)	(72,448)
Balance at June 30, 2018	217,502,242	$1,670,612	$15,016	$(534,080)	$1,151,548
Issuance of common stock, net	13,347	50	—	—	50
Share-based compensation	—	3,660	—	—	3,660
Comprehensive loss	—	—	(2,427)	(54,727)	(57,154)
Balance at September 30, 2018	217,515,589	1,674,322	12,589	(588,807)	1,098,104
Balance at December 31, 2018, as originally reported	1,646,223	$1,677,510	$5,358	$(632,261)	$1,050,607
Conversion of units of share capital	215,880,202		—	—	—
Balance at December 31, 2018, as recasted	217,526,425	1,677,510	5,358	(632,261)	1,050,607
Issuance of common stock, net	2	—	—	—	—
Share-based compensation	—	3,176	—	—	3,176
Comprehensive loss	—	—	(3,751)	(59,260)	(63,011)
Balance at March 31, 2019	217,526,427	1,680,686	1,607	(691,521)	990,772
Tax Receivable Agreement	—	(264,600)	—	—	(264,600)
Issuance of common stock, net	(7,929)	137	—	—	137
Merger recapitalization	87,749,999	678,054	—	—	678,054
Share-based compensation	—	33,932	—	—	33,932
Comprehensive loss	—	—	(3,842)	(77,761)	(81,603)
Balance at June 30, 2019	305,268,497	$2,128,209	$(2,235)	$(769,282)	$1,356,692
Issuance of common stock, net	782,266	141	—	—	141
Share-based compensation	—	9,567	—	—	9,567
Comprehensive income (loss)	—	—	(4,724)	10,831	6,107
Balance at September 30, 2019	306,050,763	2,137,917	(6,959)	(758,451)	1,372,507
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC
Interim Condensed Consolidated Statement of Cash Flows (Unaudited)
(In thousands)
	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(126,190)	$(198,708)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	145,157	179,799
Bad debt expense	1,869	5,611
Deferred income tax benefit	(8,222)	(7,204)
Share-based compensation	46,675	10,682
Deferred finance charges	14,678	6,450
Other operating activities	(1,708)	(2,718)
Changes in operating assets and liabilities:
Accounts receivable	99,470	60,423
Prepaid expenses	(3,010)	(846)
Other assets	7,977	(3,252)
Accounts payable	(9,662)	26,304
Accrued expenses and other current liabilities	3,388	(17,539)
Deferred revenue	(51,100)	(32,765)
Operating lease right of use assets	9,438	—
Operating lease liabilities	(9,934)	—
Other liabilities	(6,338)	(1,195)
Net cash provided by operating activities	112,488	25,042
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(43,681)	(36,202)
Acquisition, net of cash acquired	—	(3,497)
Acquisition of intangible assets	(2,625)	—
Net cash used in investing activities	(46,306)	(39,699)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving credit facility	5,000	35,000
Repayment of principal on long-term debt	(641,508)	(11,509)
Repayment of revolving credit facility	(50,000)	(30,000)
Contingent purchase price payment	—	(2,470)
Proceeds from reverse recapitalization	682,087	—
Issuance of ordinary shares, net	278	1,419
Net cash used in financing activities	(4,143)	(7,560)
Effects of exchange rates	1,198	(1,603)
Net increase (decrease) in cash and cash equivalents, and restricted cash	63,237	(23,820)
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC
Interim Condensed Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2019	2018
Beginning of period:
Cash and cash equivalents	$25,575	$53,186
Restricted cash	9	24,362
Total cash and cash equivalents, and restricted cash, beginning of period	25,584	77,548
Less: Cash included in assets held for sale, end of period	—	(25,382)
Cash and cash equivalents, and restricted cash, end of period	88,821	28,346
Cash and cash equivalents	88,812	28,336
Restricted cash	9	10
Total cash and cash equivalents, and restricted cash, end of period	$88,821	$28,346
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$69,711	$80,063
Cash paid for income tax	$21,128	$10,303
Capital expenditures included in accounts payable	$9,759	$6,965
Tax receivable agreement included in liabilities	$264,600	$—
Assets received as reverse recapitalization capital	$1,877	$—
Liabilities assumed as reduction of reverse recapitalization capital	$5,910	$—
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)
Note 1: Background and Nature of Operations
Clarivate Analytics Plc (“Clarivate,” “us,” “we,” “our,” or the “Company”), a public limited company organized under the laws of Jersey, Channel Islands, was incorporated as a Jersey limited company on January 7, 2019. Pursuant to the definitive agreement entered into to effect a merger between Camelot Holdings (Jersey) Limited (“Jersey”) and Churchill Capital Corp, a Delaware corporation, (“Churchill”) (the “Transactions”), the Company was formed for the purposes of completing the Transactions and related transitions and carrying on the business of Jersey, and its subsidiaries.
The Company is a provider of proprietary and comprehensive content, analytics, professional services and workflow solutions that enables users across government and academic institutions, life science companies and research and development (“R&D”) intensive corporations to discover, protect and commercialize their innovations. Our Science Product Group consists of our Web of Science and Life Science Product Lines. Both Product Lines provide curated, high-value, structured information that is delivered and embedded into the workflows of our customers, which include research intensive corporations, life science organizations and universities world-wide. Our Intellectual Property (“IP”) Product Group consists of our Derwent, CompuMark and MarkMonitor Product Lines. These Product Lines help manage customer’s end-to-end portfolio of intellectual property from patents to trademarks to corporate website domains.
In January 2019, we entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 26, 2019, and Amendment No. 2 to the Agreement and Plan of Merger, dated March 29, 2019, collectively, the “Merger Agreement”) by and among Churchill, Jersey, CCC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Clarivate (“Delaware Merger Sub”), Camelot Merger Sub (Jersey) Limited, a private limited company organized under the laws of Jersey, Channel Islands and wholly owned subsidiary of Clarivate (“Jersey Merger Sub”), and the Company, which, among other things, provided for (i) Jersey Merger Sub to be merged with and into Jersey with the Jersey being the surviving company in the merger (the “Jersey Merger”) and (ii) Delaware Merger Sub to be merged with and into Churchill with Churchill being the surviving corporation in the merger (the “Delaware Merger”), and together with the Jersey Merger, the “Mergers”.
On May 13, 2019, the Transactions were consummated, and Clarivate became the sole managing member of Jersey, operating and controlling all of the business and affairs of Jersey, through Jersey and its subsidiaries. Following the consummation of the Transactions on May 13, 2019, the Company’s ordinary shares and warrants began trading on the New York Stock Exchange. See Note 4 — “The Transactions” for more information.
The Transactions were accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting Churchill was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on post Transactions relative voting rights, composition of the governing board, size of the two entities pre-merger, and intent of the Transactions. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of the Company issuing stock for the net assets of Churchill. The net assets of Churchill, were stated at historical cost, with no goodwill or other intangible assets resulting from the Transactions. Reported amounts from operations included herein prior to the Transactions are those of Jersey.
On September 10, 2019 the Company issued a public offering of 34,500,000 ordinary shares (the “Secondary Offering”) by affiliated funds of Onex Corporation and Baring Private Equity Asia Limited (“BPEA”), together with certain other shareholders, at $16.00 per share. The Company did not receive any of the proceeds from the sale of its ordinary shares by the selling shareholders.
Jersey was formed on August 4, 2016 as a private limited liability company organized under the laws of the Island of Jersey. Its registered office is located at 4th Floor, St Paul’s Gate, 22-24 New Street, St Helier, Jersey JE1 4TR.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

On July 10, 2016, Camelot UK Bidco Limited, a private limited liability company incorporated under the laws of England and Wales, and a direct wholly owned subsidiary of Camelot UK Holdco Limited, a direct wholly owned subsidiary (“UK Holdco”), collectively referred to as (“Bidco”), entered into a separation agreement to acquire (i) certain assets and liabilities related to the Intellectual Property & Science business (“IP&S”) business from our Former Parent and (ii) all of the equity interests and substantially all of the assets and liabilities of certain entities engaged in the IP&S business together with their subsidiaries (“2016 Transaction”). The 2016 Transaction total consideration was $3,566,599, net of cash acquired. Jersey is owned by affiliates of Onex Corporation and private investment funds managed by Baring Private Equity Asia GP VI, L.P (“Baring”) and certain co-investors.
Note 2: Basis of Presentation
The accompanying unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2019 and 2018 were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The condensed consolidated financial statements do not include all of the information or notes necessary for a complete presentation in accordance with U.S. GAAP. Accordingly, these condensed consolidated financial statements should be read in conjunction with the Company’s annual financial statements as of and for the year ended December 31, 2018. The results of operations for the three and nine months ended September 30, 2019 and 2018 are not necessarily indicative of the operating results for the full year.
In the opinion of management, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented. The condensed consolidated financial statements of the Company include the accounts of all of its subsidiaries. Subsidiaries are entities over which the Company has control, where control is defined as the power to govern financial and operating policies. Generally, the Company has a shareholding of more than 50% of the voting rights in its subsidiaries. The effect of potential voting rights that are currently exercisable are considered when assessing whether control exists. Subsidiaries are fully consolidated from the date control is transferred to the Company, and are de-consolidated from the date control ceases. Intercompany accounts and transactions have been eliminated in consolidation. The U.S. dollar is the Company’s reporting currency.
Note 3: Summary of Significant Accounting Policies
Our significant accounting policies are those that we believe are important to the portrayal of our financial condition and results of operations, as well as those that involve significant judgments or estimates about matters that are inherently uncertain. There have been no material changes to the significant accounting policies discussed in Note 3 of our Annual Report on Form F-1 for the fiscal year ended December 31, 2018, which was filed with the SEC on September 9, 2019 (the “Annual Report”), except as noted below.
Lease Accounting
We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities on our interim condensed consolidated balance sheets.
Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

We have lease agreements with lease and non-lease components, which are accounted as a single lease component. Additionally, for certain equipment leases, we apply a portfolio approach to effectively account for the operating lease ROU assets and liabilities.
Tax Receivable Agreement (“TRA”)
Concurrent with the completion of the Transactions in May 2019, we became a party to a TRA with our pre-business combination equity holders. Under the TRA, we are generally required to pay to certain pre-business combination equity holders approximately 85% of the amount of calculated tax savings, if any, we are deemed to realize (using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) as a result of  (1) any existing tax attributes associated with Covered Tax Assets acquired in the pre-business combination organizational transactions, the benefit of which is allocable to us as a result of such transactions, (2) net operating loss (NOL) carryforwards available as a result of such transactions and (3) tax benefits related to imputed interest. Further, there may be significant changes, to the estimate of the TRA liability due to various reasons including changes in corporate tax law, changes in estimates of the amount or timing of future taxable income, and other items. Changes in those estimates are recognized as adjustments to the related TRA liability, with offsetting impacts recorded in the Interim Condensed Consolidated Statement of Operations as Other operating income (expense), net. On August 21, 2019 the Company entered into a TRA Buyout Agreement to settle the outstanding liability. Any settlement of the original TRA liability pursuant to the TRA Buyout Agreement (to the extent that the settlement is less than the recorded liability) will be accounted for as an adjustment to Equity.
Newly Adopted Accounting Standards
In February 2016, the FASB issued new guidance, Accounting Standard Update (“ASU”) 2016-02, related to leases in which lessees are required to recognize assets and liabilities on the balance sheet for leases having a term of more than 12 months. Recognition of these lease assets and lease liabilities represents a change from previous GAAP, which did not require lease assets and lease liabilities to be recognized for operating leases. Qualitative disclosures along with specific quantitative disclosures will be required to provide enough information to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an entity’s leasing activities. The Company adopted the standard on January 1, 2019.
The provisions of ASU 2016-02 are effective for the Company’s fiscal year beginning January 1, 2019, including interim periods within that fiscal year. The Company elected the package of practical expedients included in this guidance, which allows it to not reassess whether any expired or existing contracts contain leases, the lease classification for any expired or existing leases, and the initial direct costs for existing leases. The Company does not recognize short-term leases on its Interim Condensed Consolidated Balance Sheet, and recognizes those lease payments in Selling, general and administrative costs, excluding depreciation and amortization on the Interim Condensed Consolidated Statements of Operations on a straight-line basis over the lease term.
In July 2018, the FASB issued ASU 2018-11, Leases — Targeted Improvements, as an update to the previously-issued guidance. This update added a transition option which allows for the recognition of a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption without recasting the financial statements in periods prior to adoption. The Company elected this transition option.
In March 2019, the FASB issued ASU 2019-01, Leases, as an update to the previously-issued guidance. This update added a transition option which clarified the interim disclosure requirements as defined in Accounting Standard Codification 250-10-50-3. The Company elected to provide the ASU 2016-02 transition disclosures as of the beginning of the period of adoption rather than the beginning of the earliest period presented. The guidance is effective for all entities during the same period that ASU 2016-02 is adopted.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

The standard had a material impact on our interim condensed consolidated balance sheet, but did not have an impact on our interim condensed consolidated statement of operations. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases.
In June 2018, the FASB issued guidance, ASU 2018-07, Compensation — Stock Compensation, which simplifies the accounting for nonemployee share-based payment transactions. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. This standard did not have a material impact on the Company’s interim condensed consolidated financial statements.
In July 2018, the FASB issued guidance, ASU 2018-09, Codification Improvements, which clarifies guidance that may have been incorrectly or inconsistently applied by certain entities. The guidance is effective for all entities for fiscal years beginning after December 15, 2018. This standard did not have a material impact on the Company’s interim condensed consolidated financial statements.
In August 2018, the FASB issued guidance, ASU 2018-13, which modifies the disclosure requirements on fair value measurements. The guidance is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 with early adoption permitted upon issuance of this update. The Company adopted this standard on January 1, 2019. This standard did not have a material impact on the Company’s interim condensed consolidated financial statements.
Recently Issued Accounting Standards
Except as noted below, there have been no material changes from the recently issued accounting standards previously disclosed in the Annual Report. Please refer to Note 3 — “Summary of Significant Accounting Policies” section of the Annual Report for a discussion of the recently issued accounting standards that relate to the Company.
In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, which provides targeted improvements or clarification and correction to the ASU 2016-01 Financial Instruments Overall, ASU 2016-13 Financial Instruments Credit Losses, and ASU 2017-12 Derivatives and Hedging, accounting standards updates that were previously issued. The guidance is effective upon adoption of the related standards The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
In April 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses, which provides targeted transition relief to the accounting standards update previously issued as part of ASU 2016-13 Financial Instruments Credit Losses. The guidance is effective for all entities during the same period that ASU 2016-13 is adopted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
Note 4: The Transactions
On May 13, 2019, the Company completed the Transactions. Jersey began operations in 2016 as a provider of proprietary and comprehensive content, analytics, professional services and workflow solutions that enables users across government and academic institutions, life science companies and research and development (“R&D”) intensive corporations to discover, protect and commercialize their innovations. Churchill was a special purpose acquisition company whose business was to effect a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination. The shares and earnings per share available to holders of the Company’s ordinary shares, prior to the Transactions, have been recasted as shares reflecting the exchange ratio established in the Transactions (1.0 Jersey share to 132.13667 Clarivate shares).
Pursuant to the Merger Agreement, the aggregate stock consideration issued by the Company in the Transactions was $3,052,500, consisting of 305,250,000 newly issued ordinary shares of the Company valued at $10.00 per share, subject to certain adjustments described below. Of the $3,052,500, the

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

shareholders of Jersey prior to the closing of the Transactions (the “Company Owners”) received $2,175,000 in the form of 217,500,000 newly issued ordinary shares of the Company. In addition, of the $3,052,500, Churchill public shareholders received $690,000 in the form of 68,999,999 newly issued ordinary shares of the Company. In addition, Churchill Sponsor LLC (the “sponsor”) received $187,500 in the form of 17,250,000 ordinary shares of the Company issued to the sponsor, and 1,500,000 additional ordinary shares of the Company were issued to certain investors. See Note 11 — “Shareholders’ Equity” for further information.
Upon consummation of the Transactions, each outstanding share of common stock of Churchill was converted into one ordinary share of the Company. At the closing of the Transactions, the Company Owners held approximately 74% of the issued and outstanding ordinary shares of the Company and stockholders of Churchill held approximately 26% of the issued and outstanding shares of the Company excluding the impact of  (i) 52,800,000 warrants, (ii) approximately 24,806,793 compensatory options issued to the Company’s management (based on number of options to purchase Jersey ordinary shares outstanding immediately prior to the Transactions, after giving effect to the exchange ratio described above) and (iii) 10,600,000 ordinary shares of Clarivate owned of record by the sponsor and available for distribution to certain individuals following the applicable lock-up and vesting restrictions.
Certain restrictions were removed following the Secondary Offering on August 14, 2019. See Note 17 — “Employee Incentive Plans” for further information. After giving effect to the satisfaction of the vesting restrictions, the Company Owners held approximately 60% of the issued and outstanding shares of the Company at the close of the Transactions. See Note 11 — “Shareholders’ Equity” for further information on equity instruments.
Note 5: Leases
As the lessee, we currently lease real estate space, automobiles, and certain equipment under non-cancelable operating lease agreements. Some of the leases include options to extend the leases for up to an additional 10 years. We do not include any of our renewal options in our lease terms for calculating our lease liability as the renewal options allow us to maintain operational flexibility, and we are not reasonably certain we will exercise these renewal options at this time.
We determine if an arrangement is a lease at inception. Operating leases are included in Operating lease right-of-use assets, Current portion of operating lease liabilities, and Operating lease liabilities on our interim condensed consolidated balance sheets. The Company assesses its ROU asset and other lease-related assets for impairment consistent with other long-lived assets. As of September 30, 2019, we did not record impairment related to these assets.
Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. As such, the Company used judgment to determine an appropriate incremental borrowing rate. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our variable lease payments consist of non-lease services related to the lease and lease payments that are based on annual changes to an index. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.
We have lease agreements with lease and non-lease components, which are accounted as a single lease component. Additionally, for certain equipment leases, we apply a portfolio approach to effectively account for the operating lease ROU assets and liabilities.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

As of September 30, 2019, we have additional operating leases, primarily for real estate, that have not yet commenced of  $5,840. These operating leases will commence between fiscal year 2019 and fiscal year 2020 with lease terms of one year to six years.
Three Months Ended September 30, 2019
Lease cost
Operating lease cost	$6,755
Short-term lease cost	57
Variable lease cost	539
Total lease cost	$7,351

Nine Months Ended September 30, 2019
Lease cost
Operating lease cost	$21,057
Short-term lease cost	87
Variable lease cost	1,700
Total lease cost	$22,844

Nine Months Ended September 30, 2019
Other information
Cash Paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$18,491
Weighted-average remaining lease term – operating leases	6
Weighted-average discount rate – operating leases	5.8%
The future aggregate minimum lease payments as of September 30, 2019 under all non-cancelable operating leases for the years noted are as follows:
Year ending December 31,
2019 (excluding the nine months ended September 30, 2019)	$6,912
2020	22,098
2021	18,041
2022	15,593
2023	14,099
2024 & Thereafter	35,824
Total operating lease payments	112,567
Less imputed interest	(18,917)
Total	$93,650

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

In connection with certain leases, the Company guarantees the restoration of the leased property to a specified condition after completion of the lease period. As of September 30, 2019 and December 31, 2018, the liability of  $4,097 and $4,100, respectively, associated with these restorations is recorded within Other non-current liabilities.
Disclosures related to periods prior to adoption of Topic 842
As discussed above, the Company adopted Topic 842 effective January 1, 2019 using a modified retrospective approach. For comparability purposes, and as required, the following disclosure is provided for periods prior to adoption. The Company’s total future minimum annual rental payments in effect at December 31, 2018 for noncancelable operating leases, which were accounted for under the previous leasing standard, Accounting Standards Codification 840, were as follows:
Year ending December 31,
2019	$22,140
2020	19,531
2021	17,240
2022	15,333
2023	14,944
Thereafter	40,367
Total operating lease commitments	$129,555
Note 6: Computer Hardware and Other Property, net
Computer hardware and other property consisted of the following:
	September 30, 2019	December 31, 2018
Computer hardware	$22,095	$18,130
Leasehold improvements	13,965	13,298
Furniture, fixtures and equipment	6,326	6,816
Total computer hardware and other property	42,386	38,244
Accumulated depreciation	(22,201)	(17,603)
Total computer hardware and other property, net	$20,185	$20,641
Depreciation expense amounted to $2,281 and $3,291 for the three months ended September 30, 2019 and 2018, respectively, and $6,463 and $7,941 for the nine months ended September 30, 2019 and 2018, respectively.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 7: Other Intangible Assets, net and Goodwill
Other Intangible Assets
The following tables summarize the gross carrying amounts and accumulated amortization of the Company’s identifiable intangible assets by major class:
	September 30, 2019			December 31, 2018
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Finite-lived intangible assets
Customer relationships	$288,026	$(184,626)	$103,400	$291,503	$(164,611)	$126,892
Databases and content	1,721,623	(311,458)	1,410,165	1,725,878	(233,733)	1,492,145
Computer software	308,399	(133,931)	174,468	268,704	(97,570)	171,134
Finite-lived intangible assets	2,318,048	(630,015)	1,688,033	2,286,085	(495,914)	1,790,171
Indefinite-lived intangible assets
Trade names	168,313	—	168,313	168,349	—	168,349
Total intangible assets	$2,486,361	$(630,015)	$1,856,346	$2,454,434	$(495,914)	$1,958,520
Amortization expense amounted to $41,656 and $57,186 for the three months ended September 30, 2019, and 2018, respectively, and $138,694 and $171,858 for the nine months ended September 30, 2019, and 2018, respectively.
In September 2019, Company purchased the key business assets of SequenceBase. As a result of the purchase, customer relations balance increased $1,000 and computer software increased $2,500.
Goodwill
The following table summarizes changes in the carrying amount of goodwill for the nine months ended September 30, 2019:
Total
Balance as of December 31, 2018	$1,282,919
Changes due to foreign currency fluctuations	(1,415)
Balance as of September 30, 2019	$1,281,504
Note 8: Derivative Instruments
The IPM Product Line and related assets, which was divested on October 1, 2018, had forward contracts with notional values of  $0 at September 30, 2019 and December 31, 2018. Gains or (losses) on the forward contracts amounted to $0 and $812 for the three months ended September 30, 2019 and 2018, respectively. Gains or (losses) on the forward contracts amounted to $0 and $(240) for the nine months ended September 30, 2019 and 2018, respectively. These amounts were recorded in Revenues, net in the interim condensed consolidated statements of operations. The cash flows from forward contracts are reported as operating activities in the interim condensed consolidated statements of cash flows. The fair value of the forward contracts recorded in Accrued expenses and other current liabilities was $0 as at September 30, 2019 and December 31, 2018.
Effective March 31, 2017, the Company entered into interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $300,000 of its outstanding Term Loan arrangements. Additionally, effective February 28, 2018, the Company

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

entered into another interest rate swap relating to interest payments on $50,000 of its outstanding Term Loan arrangements. These hedging instruments mature on March 31, 2021. The Company applies hedge accounting by designating the interest rate swaps as a hedge on applicable future quarterly interest payments.
In April 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $50,000 of its outstanding Term Loan, effective April 30, 2021. Additionally, in May 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $100,000 of its outstanding Term Loan, effective March 31, 2021. These hedging instruments mature on September 29, 2023. The Company will apply hedge accounting by designating the interest rate swaps as a hedge in applicable future quarterly interest payments. Changes in the fair value are recorded in Accumulated other comprehensive income (loss) (“AOCI”) and the amounts reclassified out of AOCI are recorded to Interest expense, net. The fair value of the interest rate swaps is recorded in Other non-current assets or liabilities according to the duration of related cash flows. The total fair value of the interest rate swaps was a liability of  $3,208 at September 30, 2019 and an asset of  $3,644 at December 31, 2018.
See Note 9 — “Fair Value Measurements” for additional information on derivative instruments.
The following table summarizes the changes in AOCI (net of tax) related to cash flow hedges for the three and nine months ended September 30, 2018:
AOCI Balance at December 31, 2017	$1,107
Derivative gains (losses) recognized in Other comprehensive income (loss)	3,786
Amount reclassified out of Other comprehensive income (loss) to net loss	(288)
AOCI Balance at March 31, 2018	$4,605
Derivative gains (losses) recognized in Other comprehensive income (loss)	1,797
Amount reclassified out of Other comprehensive income (loss) to net loss	(72)
AOCI Balance at June 30, 2018	$6,330
Derivative gains (losses) recognized in Other comprehensive income (loss)	651
Amount reclassified out of Other comprehensive income (loss) to net loss	73
AOCI Balance at September 30, 2018	$7,054
The following table summarizes the changes in AOCI (net of tax) related to cash flow hedges for the three and nine months ended September 30, 2019:
AOCI Balance at December 31, 2018	$3,644
Derivative gains (losses) recognized in Other comprehensive income (loss)	(2,376)
Amount reclassified out of Other comprehensive income (loss) to net loss	430
AOCI Balance at March 31, 2019	$1,698
Derivative gains (losses) recognized in Other comprehensive income (loss)	(4,247)
Amount reclassified out of Other comprehensive income (loss) to net loss	402
AOCI Balance at June 30, 2019	$(2,147)
Derivative gains (losses) recognized in Other comprehensive income (loss)	(1,271)
Amount reclassified out of Other comprehensive income (loss) to net loss	210
AOCI Balance at September 30, 2019	$(3,208)

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 9: Fair Value Measurements
The Company records certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy that prioritizes the inputs used to measure fair value is described below. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 — Unobservable inputs that are support by little or no market activity. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Below is a summary of the valuation techniques used in determining fair value:
Derivatives — Derivatives consist of foreign exchange contracts and interest rate swaps. The fair value of foreign exchange contracts is based on observable market inputs of spot and forward rates or using other observable inputs. The fair value of the interest rate swaps is the estimated amount that the Company would receive or pay to terminate such agreements, taking into account market interest rates and the remaining time to maturities or using market inputs with mid-market pricing as a practical expedient for bid-ask spread. See Note 8 — “Derivative Instruments” for additional information.
Contingent consideration — The Company values contingent consideration related to business combinations using a weighted probability calculation of potential payment scenarios discounted at rates reflective of the risks associated with the expected future cash flows. Key assumptions used to estimate the fair value of contingent consideration include revenues, net new business and operating forecasts and the probability of achieving the specific targets.
The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments.
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The Company has determined that its forward contracts, included in Accrued expenses and other current liabilities, and interest rate swaps, included in Accumulated other comprehensive (loss) income and Other current assets and Other non-current assets according to the duration of related interest payments, reside within Level 2 of the fair value hierarchy.
The earn-out liability is recorded in Accrued expenses and other current liabilities and Other non-current liabilities and is classified as Level 3 in the fair value hierarchy. Additionally, the earn-out relates to the TrademarkVision and the Publons acquisitions that occurred in 2018 and 2017, respectively. The amount payable is contingent upon the achievement of certain company specific milestones and performance metrics over a 1-year and 3-year period, respectively, including number of cumulative users, cumulative reviews and annual revenues. In accordance with ASC 805, we estimated the fair value of the earn-out using a Monte Carlo simulation. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. Significant

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

changes in the key assumptions and inputs could result in a significant change in the fair value measurement of the earn-out. As of September 30, 2019, there were no significant changes in the range of outcomes for the earn out. There were no transfers of assets or liabilities between levels during the periods ended September 30, 2019 and December 31, 2018.
The following table presents the changes in the earn-out, the only Level 3 item, for the three months ended September 30, 2019:
June 30, 2019	$7,544
Revaluations included in earnings	4,616
September 30, 2019	$12,160
The following table presents the changes in the earn-out, the only Level 3 item, for the nine months ended September 30, 2019:
December 31, 2018	$7,075
Revaluations included in earnings	5,085
September 30, 2019	$12,160
The following table provides a summary of the Company’s assets and liabilities that were recognized at fair value on a recurring basis as at September 30, 2019 and December 31, 2018:
	Level 1	Level 2	Level 3	Total Fair Value
September 30, 2019
Liabilities
Interest rate swap liability	—	3,208	—	3,208
Earn-out liability	—	—	12,160	12,160
Total	$—	$3,208	$12,160	$15,368

	Level 1	Level 2	Level 3	Total Fair Value
December 31, 2018
Assets
Interest rate swap asset	—	3,644	—	3,644
	$—	$3,644	$—	$3,644
Liabilities
Earn-out liability	—	—	7,075	7,075
Total	$—	$—	$7,075	$7,075
Non-Financial Assets Valued on a Non-Recurring Basis
The Company’s long-lived assets, including goodwill and finite-lived intangible assets subject to amortization, are measured at fair value on a non-recurring basis. These assets are measured at cost but are written-down to fair value, if necessary, as a result of impairment. There have been no impairments of the Company’s long-lived assets during any of the periods presented.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 10: Debt
The following is a summary of the Company’s debt:
		September 30, 2019		December 31, 2018
Type	Maturity	Interest Rate	Carrying Value	Interest Rate	Carrying Value
Senior Unsecured Notes	2024	7.875%	$500,000	7.875%	$500,000
Term Loan Facility	2023	5.294%	842,484	5.729%	1,483,993
Revolving Credit Facility	2021	—%	—	5.754%	5,000
Revolving Credit Facility	2021	—%	—	5.729%	40,000
Total debt outstanding			1,342,484		2,028,993
Deferred financing charges			(20,038)		(34,838)
Term Loan Facility, discount			(1,737)		(3,633)
Current Portion of Long-Term Debt			(15,345)		(60,345)
Long-term debt, net of current portion and deferred financing charges			$1,305,364		$1,930,177
Upon the close of the Transactions, the Company made a voluntary prepayment of  $630,000 toward the Company’s Prior Term Loan Facility and $20,000 toward the Company’s Prior Revolving Credit Facility. In addition, the Company wrote down deferred financing charges and original issuance discount on the Term Loan in proportion to the principal paydown. These write-downs of  $7,718 in deferred financing fees and $1,406 in original issues discount, were included in Interest expense, net within the statement of operations in the second quarter of 2019. During the nine months ended September 30, 2019, the Company paid down an additional $30,000 drawn on the Revolving Credit Facility prior to the close of the Transaction.
With respect to the Credit Agreement, the Company may be subject to certain negative covenants, including compliance with total first lien net leverage ratio, if certain conditions are met. These conditions were not met and the Company was not required to test compliance with these covenants as of September 30, 2019.
The obligations of the Borrowers under the Credit Agreement are guaranteed by UK Holdco and certain of its restricted subsidiaries and are secured by substantially all of UK Holdco’s and certain of its restricted subsidiaries’ assets (with customary exceptions described in the Credit Agreement). UK Holdco and its restricted subsidiaries are subject to certain covenants including restrictions on UK Holdco’s ability to pay dividends, incur indebtedness, grant a lien over its assets, merge or consolidate, make investments, or make payments to affiliates.
As of September 30, 2019, letters of credit totaling $1,935 were collateralized by the Revolving Credit Facility. Notwithstanding the Revolving Credit Facility, as of September 30, 2019, the Company had an unsecured corporate guarantee outstanding for $9,639 and cash collateralized letters of credit totaling $36, all of which were not collateralized by the Revolving Credit Facility. The Company’s cash from operations is expected to meet repayment needs on outstanding borrowings for a period of 12 months after the financial statement issuance date.
The carrying value of the Company’s variable interest rate debt, excluding unamortized debt issuance costs, approximates fair value due to the short-term nature of the interest rate bench mark rates. The fair value of the fixed rate debt is estimated based on market observable data for debt with similar prepayment features. The fair value of the Company’s debt was $1,368,718 and $1,950,318 at September 30, 2019 and December 31, 2018, respectively. The debt is considered a Level 2 liability under the fair value hierarchy.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 11: Shareholders’ Equity
Jersey
In March 2017, the Company formed the Management Incentive Plan under which certain employees of the Company may be eligible to purchase shares of the Company. In exchange for each share subscription purchased, the purchaser is entitled to a fully vested right to an ordinary share. Additionally, along with a subscription, employees receive a corresponding number of options to acquire additional ordinary shares subject to five year vesting. See Note 17 — “Employee Incentive Plans” for additional detail related to the options. The Company received net subscriptions for 13,347 and 187,766 shares, retroactively restated for the effect of the reverse recapitalization, during the three and nine months ended September 30, 2018, respectively. There were no share subscriptions received prior to the close of the Transactions in 2019.
Post-Transactions
Immediately prior to the closing of the Transactions, there were 87,749,999 shares of Churchill common stock issued and outstanding, consisting of  (i) 68,999,999 public shares (Class A) and (ii) 18,750,000 founder shares (Class B). On May 13, 2019, in connection with the Transactions, all of the Class B common stock converted into Class A common stock of the post-combination company on a one-for-one basis, and effect the reclassification and conversion of all of the Class A common stock and Class B common stock into a single class of common stock of Clarivate Analytics Plc. One stockholder elected to have one share redeemed in connection with the Transactions.
In June 2019, the Company formed the 2019 Incentive Award Plan under which employees of the Company may be eligible to purchase shares of the Company. See Note 17 — “Employee Incentive Plans” for additional detail related to the 2019 Incentive Award Plan. In exchange for each share subscription purchased, the purchaser is entitled to a fully vested right to an ordinary share. At September 30, 2019 there were unlimited shares of common stock authorized, and 306,050,763 shares issued and outstanding, with a par value of  $0.00. The Company did not hold any shares as treasury shares as of September 30, 2019 or December 31, 2018. The Company’s common stockholders are entitled to one vote per share.
Warrants
Upon consummation of the Transactions, the Company has warrants outstanding to purchase an aggregate of 52,800,000 ordinary shares. Each outstanding whole warrant of Churchill represents the right to purchase one ordinary share of the Company in lieu of one share of Churchill common stock upon closing of the Transactions at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing upon the later of  (i) 30 days after the completion of the Transactions and (ii) September 11, 2019. As of September 30, 2019, no warrants had been exercised.
Additionally, the Warrants are not exercisable and the Company shall not be obligated to issue shares of common stock upon exercise of the Warrants unless the shares of common stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the applicable securities laws. Lastly, the holder does not have the right to exercise the Warrants to the extent that they would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.
Merger Shares
Upon consummation of the Transactions, there were 7,000,000 ordinary shares of Clarivate that are issuable to persons designated in the Sponsor Agreement if the last sale price of Clarivate’s ordinary shares is at least $20.00 for 40 days over a 60 consecutive trading day period on or before the sixth anniversary of the closing of the Transactions.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 12: Pension and Other Post-Retirement Benefits
The components of net periodic benefit cost changes in plan assets and benefit obligations recognized in other comprehensive loss were as follows:
	Three Months Ended September 30,
	2019	2018
Service cost	$220	$222
Interest cost	80	71
Expected return on plan assets	(40)	(37)
Amortization of actuarial gains	(20)	(19)
Net periodic benefit cost	$240	$237

	Nine Months Ended September 30,
	2019	2018
Service cost	$662	$666
Interest cost	238	213
Expected return on plan assets	(120)	(112)
Amortization of actuarial gains	(49)	(57)
Net periodic benefit cost	$731	$710
Interest cost and expected return on plan assets are recorded in interest expense on the accompanying Interim condensed consolidated statements of operations.
Note 13: Revenue Recognition
The tables below show the Company’s disaggregated revenues for the periods presented:
	Three Months Ended September 30,
	2019	2018
Subscription revenues	$200,813	$204,305
Transactional revenues	42,252	39,117
Total revenues, gross	243,065	243,422
Deferred revenues adjustment(1)	(67)	(525)
Total Revenues, net	$242,998	$242,897

(1)
This accounting adjustment relates to the 2016 Transaction, which included a revaluation of deferred revenues to account for the difference in value between the customer advances retained by the Company upon the consummation of the 2016 Transaction and our outstanding performance obligations related to those advances.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

	Nine Months Ended September 30,
	2019	2018
Subscription revenues	$596,052	$596,411
Transaction revenues	123,642	129,715
Total revenues, gross	719,694	726,126
Deferred revenues adjustment(1)	(362)	(2,905)
Total Revenues, net	$719,332	$723,221

(1)
This accounting adjustment relates to the 2016 Transaction, which included a revaluation of deferred revenues to account for the difference in value between the customer advances retained by the Company upon the consummation of the 2016 Transaction and our outstanding performance obligations related to those advances.

Contract Balances
	Accounts receivable	Current portion of deferred revenues	Non-current portion of deferred revenues
Opening (1/1/2019)	$331,295	$391,102	$17,112
Closing (9/30/2019)	226,997	330,786	21,299
(Increase)/decrease	$104,298	$60,316	$(4,187)
Opening (1/1/2018)	$317,808	$361,260	$15,796
Closing (12/31/2018)	331,295	391,102	17,112
(Increase)	$(13,487)	$(29,842)	$(1,316)
The amount of revenue recognized in the period that were included in the opening deferred revenues current and long-term balances were $210,784. This revenue consists primarily of subscription revenue.
Transaction Price Allocated to the Remaining Performance Obligation
As of September 30, 2019, approximately $66,723 of revenue is expected to be recognized in the future from remaining performance obligations, excluding contracts with durations of one year or less. The Company expects to recognize revenue on approximately 67% of these performance obligations over the next 12 months. Of the remaining 33%, 21% is expected to be recognized within the following year, with the final 12% expected to be recognized within years 3 to 10.
Note 14: Income Taxes
During the three and nine months ended September 30, 2019, the Company recognized an income tax provision of  $1,644 on income before income tax of  $12,475 and $5,596, on loss before income tax of $120,594, respectively. During the three and nine months ended September 30, 2018, the Company recognized an income tax provision of  $3,244, and $3,601, respectively, on a loss before income tax of $51,483 and $195,107, respectively. The tax provision in each period ended September 30, 2019, and September 30, 2018, respectively, reflects the mix of taxing jurisdictions in which pre-tax profits and losses were recognized.
Note 15: Tax Receivable Agreement
At the completion of the Transactions, we recorded an initial liability of  $264,600 payable to the pre-business combination equity holders under the TRA, representing approximately 85% of the calculated tax savings based on the portion of the Covered Tax Assets we anticipate being able to utilize in

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

future years. Based on current projections of taxable income, and before deduction of any specially allocated depreciation and amortization, we anticipate having enough taxable income to utilize a significant portion of these specially allocated deductions related to the original Covered Tax Assets (as defined in the TRA). Total payments related to the TRA could be up to a maximum of  $507,326 if all Covered Tax Assets are utilized. TRA payments are expected to commence in 2021 (with respect to taxable periods ending in 2019) and will be subject to deferral, at the Company’s election, for payment amounts in excess of  $30,000 for payments to be made in 2021 and 2022, but will not be subject to deferral thereafter. As of September 30, 2019, our liability under the TRA was $264,600.
The projection of future taxable income involves significant judgment. Actual taxable income may differ from our estimates, which could significantly impact the liability under the TRA. We have determined it is more-likely-than-not we will be unable to utilize all of our deferred tax assets (“DTAs”) subject to the TRA; therefore, we have not recorded a liability under the TRA related to the tax savings we may realize from the utilization of NOL carryforwards and the amortization related to basis adjustments created by the Transaction. If utilization of these DTAs becomes more-likely-than-not in the future, at such time, we will record liabilities under the TRA of up to an additional $134,377 as a result of basis adjustments under the Internal Revenue Code and up to an additional $108,350 related to the utilization of NOL and credit carryforwards, which will be recorded through charges to our statements of operations. However, if the tax attributes are not utilized in future years, it is possible no amounts would be paid under the TRA. In this scenario, the reduction of the liability under the TRA would result in a benefit to our statements of operations.
On August 21, 2019, the Company entered into a Buyout Agreement among the Company and Onex Partners IV LP (“TRA Buyout Agreement”), pursuant to which the Company agreed to terminate all future payment obligations of the Company under the Tax Receivable Agreement in exchange for a payment of  $200,000 (the “TRA Termination Payment”). Payment of the TRA Termination Payment is due five business days following receipt by the Company and/or its subsidiaries of net cash proceeds of one or more transactions with sources of equity or debt financing that, together with other sources of cash readily available to the Company and its subsidiaries that we determine to utilize for such purpose, are sufficient to pay the TRA Termination Payment. In the event the TRA Termination Payment has not been fully paid in cash prior to December 31, 2019, the parties’ obligations under the TRA Buyout Agreement will automatically terminate and the Company’s obligations under the Tax Receivable Agreement will be unmodified and remain in full force and effect, provided this deadline may be extended upon mutual written consent. The TRA Buyout Agreement requires the Company’s to use commercially reasonable efforts to obtain debt or equity financing that will permit it to make the TRA Termination Payment prior to December 31, 2019, and the source of the payment is expected to be a combination of either cash on hand, borrowings under the existing Credit Facilities, proceeds from a refinancing of our existing debt and/or issuance of new debt. Effective upon the Company’s payment in full of the TRA Termination Payment, the Company’s obligation to make payments under the Tax Receivable Agreement will terminate.
Note 16: Commitments and Contingencies
Lawsuits and Legal Claims
The Company is engaged in various legal proceedings, claims, audits and investigations that have arisen in the ordinary course of business. These matters include, but are not limited to, antitrust/competition claims, intellectual property infringement claims, employment matters and commercial matters. The outcome of all of the matters against the Company is subject to future resolution, including the uncertainties of litigation. Based on information currently known to the Company and after consultation with outside legal counsel, management believes that the ultimate resolution of any such matters, individually or in the aggregate, will not have a material impact on the Company’s financial condition taken as a whole.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Contingent Liabilities
In conjunction with the acquisition of Publons, the Company agreed to pay former shareholders up to an additional $9,500 through 2020. Amounts payable are contingent upon Publons’ achievement of certain milestones and performance metrics. The Company had an outstanding liability for $4,445 and $2,960 related to the estimated fair value of this contingent consideration as of September 30, 2019 and December 31, 2018, respectively. The outstanding balance consisted of  $4,445 and $1,600 included in Accrued expenses and other current liabilities, and $0 and $1,360 included in Other non-current liabilities in the Interim Condensed Consolidated Balance Sheets as of September 30, 2019 and December 31, 2018, respectively.
In conjunction with the acquisition of TrademarkVision that occurred on October 25, 2018, the Company agreed to pay former shareholders a potential earn-out dependent upon achievement of certain milestones and financial performance metrics through 2020. Amounts payable are contingent upon TrademarkVision’s achievement of certain milestones and performance metrics. As of September 30, 2019 and December 31, 2018, the Company had an outstanding liability for $7,715 and $4,115 respectively, related to the estimated fair value of this contingent consideration. The outstanding balance was included in Accrued expenses and other current liabilities as of September 30, 2019, and in Other non-current liabilities as of December 31, 2018, in the condensed consolidated balance sheets.
Tax Indemnity
In connection with the 2016 Transaction, the Company recorded certain tax indemnification assets pursuant to the terms of the separation and indemnified liabilities identified therein. The asset write down was recorded within Other operating income (expense), net within the interim condensed consolidated statement of operations during the year ended December 31, 2018.
Legal Settlement
In September 2019, the Company settled a confidential claim that resulted in a gain. The net gain was recorded in Legal settlement within the Interim Condensed Consolidated Statement of Operations during the three and nine months ended September 30, 2019.
Note 17: Employee Incentive Plans
Prior to the Transactions, the Company operated under its 2016 Equity Incentive Plan, which provided for certain employees of the Company to be eligible to participate in equity ownership in the Company. On May 8, 2019, in anticipation of the Transactions, the Board adopted the 2019 Incentive Award Plan, which was an amendment, restatement and continuation of the 2016 Equity Incentive Plan. Upon closing of the Transactions, awards under the 2016 Equity Incentive Plan were converted using the exchange ratio established during the Transactions and assumed into the 2019 Incentive Award Plan (see Note 4 — “The Transactions”). A maximum aggregate amount of 60,000,000 ordinary shares are reserved for issuance under the 2019 Incentive Award Plan. Equity awards under the 2019 Incentive Award Plan may be issued in the form of options to purchase shares of the Company which are exercisable upon the occurrence of conditions specified within individual award agreements. The 2019 Incentive Award Plan permits the granting of awards in the form of incentive stock options, non-qualified stock options, share appreciation rights, restricted shares, restricted share units and other stock-based or cash based awards. Equity awards may be issued in the form of restricted shares or restricted share units with dividend rights or dividend equivalent rights subject to vesting terms and conditions specified in individual award agreements. The Company’s Management Incentive Plan provides for employees of the Company to be eligible to purchase shares of the Company. See Note 11 — “Shareholders’ Equity” for additional information.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

A summary of the Company’s share-based compensation is as follows:
	Three Months Ended September 30,
	2019	2018
Share-based compensation expense	$9,567	$3,660
Tax benefit recognized	$45	$96
	Nine Months Ended September 30,
	2019	2018
Share-based compensation expense	$46,675	$10,682
Tax benefit recognized	$201	$288
As of September 30, 2019, 37,043,548 ordinary shares remained available for issuance under the 2019 Incentive Award Plan. In the three months ended September 30, 2019, the Company recognized additional share-based compensation expense related to the modification of certain awards under the 2019 Incentive Award Plan. As of September 30, 2019, there was $8,934 of total unrecognized compensation cost, related to outstanding stock options, which is expected to be recognized through 2024 with a remaining weighted-average service period of 2.5 years.
The Company’s stock option activity is summarized below:
	Number of Options	Weighted Average Exercise Price per Share	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Balance at December 31, 2018, as originally reported	185,601	$1,587	8.5	$13,293
Modified options	24,339,097	—	—	—
Balance at December 31, 2018, as modified	24,524,698	12.44	8.5	13,293
Granted	2,321,360	17.55	9.5	—
Expired	(820,612)	8.54	—	—
Forfeited	(2,268,238)	11.24	—	—
Exercised	(800,756)	6.66	—	8,106
Outstanding as of September 30, 2019	22,956,452	$11.96	7.9	$146,085
Vested and exercisable at September 30, 2019	14,374,000	$11.52	7.7	$79,377
As noted above, options issued and outstanding under the 2016 Equity Incentive Plan prior to the Transactions were converted to options under the 2019 Incentive Award Plan through the Exchange Ratio established in the Transactions (see Note 4 — “The Transactions”). The 24,339,097 of options modified in the above table represent this share conversion.
The aggregate intrinsic value in the table above represents the difference between the closing price of the Company’s common shares on September 30, 2019 and the exercise price of each in-the-money option. There were 800,756 stock options exercised in the nine months ended September 30, 2019. The weighted-average fair value of options granted per share was $9.54 as of September 30, 2019.
The Company accounts for awards issued under the 2019 Incentive Award Plan as additional contributions to equity. Share-based compensation includes expense associated with stock option grants which is estimated based on the grant date fair value of the award issued. Share-based compensation expense related to stock options is recognized over the vesting period of the award which is generally five years, on a graded-scale basis.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

The Company uses the Black-Scholes option pricing model to estimate the fair value of options granted. The Black-Scholes model takes into account the fair value of an ordinary share and the contractual and expected term of the stock option, expected volatility, dividend yield, and risk-free interest rate. Prior to becoming a public company, the fair value of the Company’s ordinary shares were determined utilizing an external third-party pricing specialist.
The contractual term of the option ranges from the one year to 10 years. Expected volatility is the average volatility over the expected terms of comparable public entities from the same industry. The risk-free interest rate is based on a treasury rate with a remaining term similar to the contractual term of the option. The Company is recently formed and at this time does not expect to distribute any dividends. The Company recognizes forfeitures as they occur.
The assumptions used to value the Company’s options granted during the period presented and their expected lives were as follows:
September 30, 2019
Weighted-average expected dividend yield	—
Weighted-average expected volatility	19.87%
Weighted-average risk-free interest rate	2.43%
Expected life (in years)	5 – 9
Transactions Related Awards
The Sponsor Agreement provided that certain ordinary shares of Clarivate available for distribution to persons designated in the Sponsor Agreement in connection with the Transactions, and certain Clarivate warrants available for distribution to such persons, in each case, were subject to certain time and performance-based vesting provisions described below. In addition, Merger Shares were granted to persons designated in the Sponsor Agreement. See Note 11 — “Shareholders’ Equity” for details on the respective awards.
The vesting conditions added to certain ordinary shares include the following:
5,309,713 ordinary shares of Clarivate held by persons designated in the Sponsor Agreement, will vest in three equal annual installments on the first, second and third anniversaries of the closing of the Transactions, respectively, and are not contingent on continuing or future service of the respective holders to the Company.
2,654,856 ordinary shares of Clarivate held by such persons will vest at such time as the last sale price of Clarivate’s ordinary shares is at least $15.25 on or before the date that is 42 months after the closing of the Transactions; provided that none of such Clarivate ordinary shares will vest prior to the first anniversary of the closing of the Transactions, not more than 1/3 of such Clarivate warrants will vest prior to the second anniversary of the closing of the Transactions, and not more than 2/3 of such Clarivate warrants will vest prior to the third anniversary of the closing of the Transactions. Further, such vesting is not contingent on continuing or future service of the respective holders to the Company.
2,654,856 ordinary shares of Clarivate held by such persons will vest at such time as the last sale price of Clarivate’s ordinary shares is at least $17.50 on or before the fifth anniversary of the closing of the Transactions; provided that none of such Clarivate ordinary shares will vest prior to the first anniversary of the closing of the Transactions, not more than 1/3 of such Clarivate warrants will vest prior to the second anniversary of the closing of the Transactions, and not more than 2/3 of such Clarivate warrants will vest prior to the third anniversary of the closing of the Transactions. Further, such vesting is not contingent on continuing or future service of the respective holders to the Company.
The vesting conditions added to certain warrants include the following:

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

17,265,826 of certain warrants held by persons designated in the Sponsor Agreement, will vest at such time as the last sale price of Clarivate’s ordinary shares is at least $17.50 on or before the fifth anniversary of the closing of the Transactions; provided that none of such Clarivate warrants will vest prior to the first anniversary of the closing of the Transactions, not more than 1/3 of such Clarivate warrants will vest prior to the second anniversary of the closing of the Transactions, and not more than 2/3 of such Clarivate warrants will vest prior to the third anniversary of the closing of the Transactions. Further, such vesting is not contingent on continuing or future service of the respective holders to the Company.
In considering the terms of the transaction related awards, the Company notes that the time based vesting restrictions were not conditioned on any continuing or future service of the holders to the Company, and reflect “lock-up” periods of the issuable shares. Further, the above mentioned performance-based restrictions were considered market conditions pursuant to ASC 718, and are contemplated in the value of the awards. As such vesting restrictions were contemplated in conjunction with the granting of Merger Shares (Note 11), the Company considered such terms of the total basket of transaction awards in determination of the fair value of the awards. As no continued or future service was required by the holders of such awards, the Company recognized compensation expense in the second quarter based on the fair value of such awards upon closing of the Transactions. The Company recognized $25,013 expense, net in Share-based compensation expense as of the date of the Transactions in accordance with the issuance of Merger shares offset by the addition of vesting terms to certain ordinary shares and warrants, as described above. The expense included the increases in value of  $48,102 for the granting of Merger shares, the increase in value of  $1,193 for ordinary shares with only time vesting conditions, and the increase in value of shares purchased by the Founders immediately prior to the transaction of  $4,411, all offset by the reduction in value of  $9,396 for ordinary shares with performance vesting condition of  $15.25, the reduction in value of  $13,101 for ordinary shares with performance vesting condition of  $17.50 and the reduction in value of  $6,297 related to warrants. Pursuant to the Sponsor Agreement, certain founders of Churchill Capital Corp purchased an aggregate of 1,500,000 shares of Class B common stock of Churchill immediately prior to the closing of the Transactions for an aggregate purchase price of   $15,000.
We used a third-party specialist to fair value the awards at the Transactions close date of May 13, 2019 using the Monte Carlo simulation approach. The assumptions included in the model include, but are not limited to, risk-free interest rate, 2.20%; expected volatility of the Company’s and the peer group’s stock prices, 20.00%; and dividend yield, 0.00%. A discount for lack or marketability (“DLOM”) was applied to shares that are subject to remaining post vesting lock up restrictions. The DLOM was between 3% – 7% dependent on the length of the post vesting restriction period.
On August 14, 2019, Clarivate (on its behalf and on behalf of its subsidiaries) agreed to waive the performance and time vesting conditions, described above, subject to the consummation of the secondary offering. These shares and warrants nevertheless remain subject to a lock-up for a period ranging from two to three years following the closing of the Mergers. We used a third-party specialist to fair value the awards at the modification date using the Monte Carlo simulation approach. The assumptions included in the model include, but are not limited to, risk-free interest rate, 1.42%; expected volatility of the Company’s and the peer group’s stock prices, 20.00%; and dividend yield, 0.00%. A discount for lack or marketability (“DLOM”) was applied to shares that are subject to remaining post vesting lock up restrictions. The DLOM was between 3% – 7% dependent on the length of the post vesting restriction period. Waiving the performance and time vesting conditions resulted in an immaterial impact to the Interim Condensed Consolidated Statements of Operations.
Merger Shares granted in connection with the Transactions are available for future assignment by the holders. Company will evaluate if additional stock compensation expense is required upon any future assignment of such awards.

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 18: Earnings per Share
Potential common shares of 9,713,683 related to Merger Shares and options related to the Employee Incentive Plan were excluded from diluted EPS for the three months ended September 30, 2019 as their inclusion would be anti-dilutive or their performance metric was not met. Potential common shares of 82,756,452 related to Private Placement Warrants, Public Warrants, Merger Shares and options related to the Employee Incentive Plan were excluded from diluted EPS for the nine months ended September 30, 2019, as the Company had a net loss and their inclusion would be anti-dilutive or their performance metric was not met. Potential common shares of 24,059,222 related to options granted under the Employee Incentive Plan were excluded from diluted EPS for the three and nine months ended September 30, 2018, as the Company had net losses and their inclusion would be anti-dilutive. See Note 11 — “Shareholders’ Equity” and Note 17 — “Employee Incentive Plans” for a description.
The Transactions were accounted for as a reverse recapitalization in accordance with U.S. GAAP. See Note 4 — “The Transactions”. Accordingly, weighted-average shares outstanding for purposes of the EPS calculation have been retroactively restated as shares reflecting the exchange ratio established in the Transactions (1.0 Jersey share to 132.13667 Clarivate shares).
The basic and diluted EPS computations for our common stock are calculated as follows (in thousands, except per share amounts):
	Three Months Ended September 30,
	2019	2018
Basic/Diluted EPS
Net income/(loss)	$10,831	$(54,727)
Basic Weighted-average number of common shares outstanding	305,428,062	217,506,553
Diluted Weighted-average number of common shares outstanding	328,854,063	217,506,553
Basic EPS	0.04	(0.25)
Diluted EPS	0.03	(0.25)

	Nine Months Ended September 30,
	2019	2018
Basic/Diluted EPS
Net loss	$(126,190)	$(198,708)
Basic Weighted-average number of common shares outstanding	262,894,388	217,450,475
Diluted Weighted-average number of common shares outstanding	262,894,388	217,450,475
Basic EPS	(0.48)	(0.91)
Diluted EPS	(0.48)	(0.91)
Note 19: Related Party and Former Parent Transactions
Onex Partners Advisor LP (“Onex”), an affiliate of the Company, is considered a related party. Concurrent with the Acquisition, the Company entered into a Consulting Services Agreement with Onex, pursuant to which the Company is provided certain ongoing strategic and financing consulting services in exchange for a quarterly management fee. In connection with this agreement, the Company recognized $30 and $208 for the three months ended September 30, 2019, and 2018, respectively, and $419 and $624 for the nine months ended September 30, 2019 and 2018, respectively. The Company pays 0.1% interest per annum to Onex for the Credit Agreement. The Company recognized $0 and $223 for the three months ended September 30, 2019 and 2018, respectively, and $327 and $675 for the nine months ended September 30, 2019 and 2018, respectively, in interest expense for the Onex related interest. The Company had an

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

outstanding liability of  $30 and $450 to Onex as of September 30, 2019, and December 31, 2018, respectively. In addition, the Company paid Onex a management fee of  $5,400 in connection with the Transactions in the second quarter of 2019. See Note 4 — “The Transactions” for additional information.
BPEA, an affiliate of the Company, is considered a related party. Concurrent with the Acquisition, the Company entered into a Management Services Agreement with BPEA, pursuant to which the Company is provided certain ongoing strategic and financing consulting services. In connection with this agreement, the Company recognized $0 and $167 for the three months ended September 30, 2019, and 2018, respectively, and $246 and $501 for the nine months ended September 30, 2019, and 2018, respectively, in operating expenses related to this agreement. The Company had an outstanding liability of  $0 and $334 to BPEA as of September 30, 2019, and December 31, 2018, respectively. In addition, the Company paid BPEA a management fee of  $2,100 in connection with the Transactions in the second quarter of 2019. See Note 4 — “The Transactions” for additional information.
At the completion of the Transactions, we recorded an initial liability of  $264,600 payable to the TRA Parties under the TRA. To date, there has been no activity recorded under the TRA. See Note 15 — “Tax Receivable Agreement” for further details.
In connection with the 2016 Transaction, Bidco and a subsidiary of the Former Parent entered into the Transition Service Agreement, which became effective on October 3, 2016, pursuant to which such subsidiary of the Former Parent will, or will cause its affiliates and/or third-party service providers to, provide Bidco, its affiliates and/or third-party service providers with certain technology, facilities management, human resources, sourcing, financial, accounting, data management, marketing and other services to support the operation of the IP&S business as an independent company. Such services are provided by such subsidiary of the Former Parent or its affiliates and/or third-party service providers for various time periods and at various costs based upon the terms set forth in the Transition Service Agreement.
A controlled affiliate of Baring is a vendor of ours. Total payments to this vendor were $126 and $59 for the three months ended September 30, 2019 and 2018 respectively, and $444 and $288 for the nine months ended September 30, 2019, and 2018, respectively. The Company had an outstanding liability of  $166 and $120 as of September 30, 2019 and December 31, 2018, respectively.
Jerre Stead, Chief Executive Officer of the Company, is the Co-founder of a vendor of ours. Total payments to this vendor were $481 for the three and nine months ended September 30, 2019, respectively, and the Company had no outstanding liability as of September 30, 2019. This vendor was not a related party during the three and nine months ended September 30, 2018.
A former member of our key management is the Co-founder of a vendor of ours. Total payments to this vendor were $0 and $278 for the three and nine months ended September 30, 2019, and the Company had no outstanding liability as of September 30, 2019. This vendor was not a related party during the three and nine months ended September 30, 2018.
Note 20: Subsequent Events
Management has evaluated the impact of events that have occurred subsequent to September 30, 2019. Based on this evaluation, other than disclosed within these interim condensed consolidated combined financial statements and related notes or described below, the Company has determined no other events were required to be recognized or disclosed.
On October 31, 2019, Camelot Finance S.A., an indirect wholly owned subsidiary of the Company, completed the offering of  $700,000 in aggregate principal of its 4.50% Senior Secured Notes due 2026 (the “2026 Notes”). In connection with completion of the 2026 Notes offering, Camelot Finance S.A. entered into a new Senior Credit Facility, which provided $900,000 in Term Loan Borrowings (the “2019 Term

CLARIVATE ANALYTICS PLC
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) (Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Loan Facility”) at a rate of Libor plus 3.25% and a $250,000 revolving line of credit (the “2019 Revolving Credit Facility”) which is available to fund working capital and other general corporate needs. The 2019 Term Loan Facility was drawn down in full at inception effective October 2019.
The Company used the proceeds from the 2026 Notes offering, together with borrowings under the New Term Loan Facility, to redeem the existing 7.875% Senior Secured Notes, refinance outstanding borrowings of  $846,320 on the existing Term Loan Facility, and pay fees and expenses associated with the refinancing of  $20,000. In addition, the Company intends to use the remaining proceeds to meet its obligation to pay $200,000 under the TRA Buyout Agreement. After these uses of funds, the Company expects to have a net $12,000 in additional cash on hand as a result of the refinancing activity.
Per 2019 Revolving Credit Facility, the Company will be required to maintain a maximum total first lien net leverage ratio not in excess of 7.25 to 1.00. This springing covenant must be tested on the last day of any quarter where more than 35% of the 2019 Revolving Credit Facility (excluding (i) up to $20,000 in undrawn letters of credit and (ii) any cash collateralized letters of credit) is utilized at such date.
On November 3, 2019, the Company entered into an agreement with an unrelated third-party for the sale of certain assets and liabilities of its MarkMonitor business within its IP Group. The divestment is expected to close during the fourth quarter of 2019 for a consideration of approximately $5,000, subject to adjustments as defined in the Sales and Purchase Agreement, subject to typical working capital adjustments, and the Company expects to incur a book loss in the range of  $5,000 to $15,000. As of September 30, 2019, the Company determined that no impairment existed and that these assets did not meet the criteria to be classified as held for sale and accordingly its results are presented with continuing operations.

CLARIVATE ANALYTICS PLC
Interim Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)
	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$43,063	$25,575
Restricted cash	9	9
Accounts receivable, less allowance for doubtful accounts of $17,192 and $14,076 at June 30, 2019 and December 31, 2018, respectively	270,584	331,295
Prepaid expenses	39,238	31,021
Other current assets	12,577	20,712
Total current assets	365,471	408,612
Computer hardware and other property, net	18,490	20,641
Other intangible assets, net	1,884,521	1,958,520
Goodwill	1,282,842	1,282,919
Other non-current assets	23,890	26,556
Deferred income taxes	18,072	12,426
Operating lease right-of-use assets	94,950	—
Total Assets	$3,688,236	$3,709,674
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$30,396	$38,418
Accrued expenses and other current liabilities	126,881	153,849
Current portion of deferred revenues	404,753	391,102
Current portion of operating lease liabilities	24,980	—
Current portion of long-term debt	15,345	60,345
Total current liabilities	602,355	643,714
Long-term debt	1,307,919	1,930,177
Tax receivable agreement	264,600	—
Non-current portion of deferred revenues	22,236	17,112
Other non-current liabilities	19,719	24,838
Deferred income taxes	42,582	43,226
Operating lease liabilities	72,171	—
Total liabilities	2,331,582	2,659,067
Commitments and Contingencies (Note 16)
Shareholders’ equity:
Ordinary Shares, no par value; unlimited shares authorized at June 30, 2019 and December 31, 2018; 305,268,497 and 217,526,425 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively;	2,128,209	1,677,510
Accumulated other comprehensive income (loss)	(2,273)	5,358
Accumulated deficit	(769,282)	(632,261)
Total shareholders’ equity	1,356,654	1,050,607
Total Liabilities and Shareholders’ Equity	$3,688,236	$3,709,674

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC
Interim Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share data)
	Three Months Ended June 30,
	2019	2018
Revenues, net	$242,309	$243,297
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(87,629)	(102,042)
Selling, general and administrative costs, excluding depreciation and amortization	(92,453)	(92,394)
Share-based compensation expense	(33,932)	(2,842)
Depreciation	(2,131)	(3,249)
Amortization	(40,932)	(57,541)
Transaction expenses	(23,158)	—
Transition, integration and other related expenses	(5,262)	(18,431)
Other operating income (expense), net	6,607	(1,228)
Total operating expenses	(278,890)	(277,727)
Loss from operations	(36,581)	(34,430)
Interest expense	(37,468)	(32,503)
Loss before income tax	(74,049)	(66,933)
Provision for income taxes	(3,712)	(11)
Net loss	$(77,761)	$(66,944)
Per Share
Basic	$(0.29)	$(0.31)
Diluted	$(0.29)	$(0.31)
Weighted-average shares outstanding
Basic	264,762,720	217,461,225
Diluted	264,762,720	217,461,225
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC
Interim Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share data)
	Six Months Ended June 30,
	2019	2018
Revenues, net	$476,334	$480,324
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(176,896)	(207,212)
Selling, general and administrative costs, excluding depreciation and amortization	(184,749)	(187,721)
Share-based compensation expense	(37,108)	(7,022)
Depreciation	(4,182)	(4,650)
Amortization	(97,038)	(114,672)
Transaction expenses	(33,428)	(593)
Transition, integration and other related expenses	(6,423)	(37,910)
Other operating income (expense), net	990	(866)
Total operating expenses	(538,834)	(560,646)
Loss from operations	(62,500)	(80,322)
Interest expense	(70,569)	(63,302)
Loss before income tax	(133,069)	(143,624)
Provision for income taxes	(3,952)	(357)
Net loss	$(137,021)	$(143,981)
Per Share:
Basic	$(0.57)	$(0.66)
Diluted	$(0.57)	$(0.66)
Weighted-average shares outstanding
Basic	241,275,061	217,411,896
Diluted	241,275,061	217,411,896
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC
Interim Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)
(In thousands)
	Three Months Ended June 30,
	2019	2018
Net loss	$(77,761)	$(66,944)
Other comprehensive loss, net of tax:
Interest rate swaps	(3,845)	1,725
Actuarial loss	(8)	—
Foreign currency translation adjustments	(8)	(7,229)
Total other comprehensive (loss), net of tax	(3,861)	(5,504)
Comprehensive loss	$(81,622)	$(72,448)

	Six Months Ended June 30,
	2019	2018
Net loss	$(137,021)	$(143,981)
Other comprehensive loss, net of tax:
Interest rate swaps	(5,791)	5,223
Actuarial loss	(8)	—
Foreign currency translation adjustments	(1,832)	(4,191)
Total other comprehensive income (loss), net of tax	(7,631)	1,032
Comprehensive loss	$(144,652)	$(142,949)
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC
Interim Condensed Consolidated Statement of Changes in Equity (Unaudited)
(In thousands, except share data)
	Ordinary Shares		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance at December 31, 2017, as originally reported	1,644,720	$1,662,221	$13,984	$(390,099)	$1,286,106
Conversion of units of share capital	215,683,103				—
Balance at December 31, 2017, as recasted	217,327,823	1,662,221	13,984	(390,099)	1,286,106
Issuance of common stock, net	128,172	1,014	—	—	1,014
Share-based compensation	—	4,180	—	—	4,180
Comprehensive income (loss)	—	—	6,536	(77,037)	(70,501)
Balance at March 31, 2018	217,455,995	1,667,415	20,520	(467,136)	1,220,799
Issuance of common stock, net	46,247	355	—	—	355
Share-based compensation	—	2,842	—	—	2,842
Comprehensive loss	—	—	(5,504)	(66,944)	(72,448)
Balance at June 30, 2018	217,502,242	$1,670,612	$15,016	$(534,080)	$1,151,548
Balance at December 31, 2018, as originally reported	1,646,223	$1,677,510	$5,358	$(632,261)	$1,050,607
Conversion of units of share capital	215,880,202		—	—	—
Balance at December 31, 2018, as recasted	217,526,425	1,677,510	5,358	(632,261)	1,050,607
Issuance of common stock, net	2	—	—	—	—
Share-based compensation	—	3,176	—	—	3,176
Comprehensive loss	—	—	(3,770)	(59,260)	(63,030)
Balance at March 31, 2019	217,526,427	1,680,686	1,588	(691,521)	990,753
Tax Receivable Agreement	—	(264,600)	—	—	(264,600)
Issuance of common stock, net	(7,929)	137	—	—	137
Merger recapitalization	87,749,999	678,054	—	—	678,054
Share-based compensation	—	33,932	—	—	33,932
Comprehensive loss	—	—	(3,861)	(77,761)	(81,622)
Balance at June 30, 2019	305,268,497	$2,128,209	$(2,273)	$(769,282)	$1,356,654
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC
Interim Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(137,021)	$(143,981)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	101,220	119,322
Bad debt expense	2,478	4,259
Deferred income tax benefit	(4,603)	(3,722)
Share-based compensation	37,108	7,022
Deferred finance charges	13,144	4,306
Other operating activities	(1,492)	(415)
Changes in operating assets and liabilities:
Accounts receivable	57,607	64,130
Prepaid expenses	(7,125)	(9,629)
Other assets	3,919	714
Accounts payable	(8,018)	(7,998)
Accrued expenses and other current liabilities	(28,827)	(32,008)
Deferred revenue	19,404	31,965
Operating lease right of use assets	6,297	—
Operating lease liabilities	(6,434)	—
Other liabilities	(4,770)	(3,014)
Net cash provided by operating activities	42,887	30,951
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(24,871)	(24,143)
Acquisition, net of cash acquired	—	(3,497)
Net cash used in investing activities	(24,871)	(27,640)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of principal on long-term debt	(637,672)	(7,672)
Repayment of revolving credit facility	(50,000)	(30,000)
Proceeds from revolving credit facility	5,000	—
Proceeds from reverse recapitalization	682,087	—
Issuance of ordinary shares, net	137	1,369
Net cash used in financing activities	(448)	(36,303)
Effects of exchange rates	(80)	(734)
Net increase (decrease) in cash and cash equivalents, and restricted cash	17,488	(33,726)
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC
Interim Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	Six Months Ended June 30,
	2019	2018
Beginning of period:
Cash and cash equivalents	$25,575	$53,186
Restricted cash	9	24,362
Total cash and cash equivalents, and restricted cash, beginning of period	25,584	77,548
Cash and cash equivalents, and restricted cash, end of period	43,072	43,822
Cash and cash equivalents	43,063	29,721
Restricted cash	9	14,101
Total cash and cash equivalents, and restricted cash, end of period	$43,072	$43,822
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$57,551	$59,480
Cash paid for income tax	$14,573	$6,641
Capital expenditures included in accounts payable	$7,697	$2,473
Tax receivable agreement included in liabilities	$264,600	$—
Assets received as reverse recapitalization capital	$1,877	$—
Liabilities assumed as reduction of reverse recapitalization capital	$5,910	$—
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)
Note 1: Background and Nature of Operations
Clarivate Analytics Plc (“Clarivate,” “us,” “we,” “our,” or the “Company”), a public limited company organized under the laws of Jersey, Channel Islands, was incorporated as a Jersey limited company on January 7, 2019. Pursuant to the definitive agreement entered into to effect a merger between Camelot Holdings (Jersey) Limited (“Jersey”) and Churchill Capital Corp, a Delaware corporation, (“Churchill”) (the “Transactions”), the Company was formed for the purposes of completing the Transactions and related transitions and carrying on the business of Jersey, and its subsidiaries.
In January 2019, we entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 26, 2019, and Amendment No. 2 to the Agreement and Plan of Merger, dated March 29, 2019, collectively, the “Merger Agreement”) by and among Churchill, Jersey, CCC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Clarivate (“Delaware Merger Sub”), Camelot Merger Sub (Jersey) Limited, a private limited company organized under the laws of Jersey, Channel Islands and wholly owned subsidiary of Clarivate (“Jersey Merger Sub”), and the Company, which, among other things, provided for (i) Jersey Merger Sub to be merged with and into Jersey with Jersey being the surviving company in the merger (the “Jersey Merger”) and (ii) Delaware Merger Sub to be merged with and into Churchill with Churchill being the surviving corporation in the merger (the “Delaware Merger”, and together with the Jersey Merger, the “Mergers”.
On May 13, 2019, the Transactions were consummated, and Clarivate became the sole managing member of Jersey, operating and controlling all of the business and affairs of Jersey, through Jersey and its subsidiaries. Following the consummation of the Transactions on May 13, 2019, the Company’s ordinary shares and warrants began trading on the New York Stock Exchange. See Note 4 — “The Transactions” for more information.
The Transactions were accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting Churchill was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on post Transactions relative voting rights, composition of the governing board, size of the two entities pre-merger, and intent of the Transactions. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of the Company issuing stock for the net assets of Churchill. The net assets of Churchill, were stated at historical cost, with no goodwill or other intangible assets resulting from the Transactions. Reported amounts from operations included herein prior to the Transactions are those of Jersey.
Jersey and its subsidiaries was formed on August 4, 2016 as a private limited liability company organized under the laws of the Island of Jersey. Its registered office is located at 4th Floor, St Paul’s Gate, 22-24 New Street, St Helier, Jersey JE1 4TR. The Company is a provider of proprietary and comprehensive content, analytics, professional services and workflow solutions that enables users across government and academic institutions, life science companies and research and development (“R&D”) intensive corporations to discover, protect and commercialize their innovations.
Our Science Product Group consists of our Web of Science and Life Science Product Lines. Both product lines provide curated, high-value, structured information that is delivered and embedded into the workflows of our customers, which include research intensive corporations, life science organizations and universities world-wide. Our Intellectual Property (“IP”) Product Group consists of our Derwent, CompuMark and MarkMonitor Product Lines. These Product lines help manage customer’s end-to-end portfolio of intellectual property from patents to trademarks to corporate website domains.
On July 10, 2016, Camelot UK Bidco Limited, a private limited liability company incorporated under the laws of England and Wales, and a direct wholly owned subsidiary of Camelot UK Holdco Limited, a direct wholly owned subsidiary (“UK Holdco”), collectively referred to as (“Bidco”), entered into a separation agreement to acquire (i) certain assets and liabilities related to the Intellectual Property & Science business (“IP&S”) business from our Former Parent and (ii) all of the equity interests and

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

substantially all of the assets and liabilities of certain entities engaged in the IP&S business together with their subsidiaries (“2016 Transaction”). The 2016 Transaction total consideration was $3,566,599, net of cash acquired. Jersey is owned by affiliates of Onex Corporation and private investment funds managed by Baring Private Equity Asia GP VI, L.P (“Baring”) and certain co-investors and is controlled by Onex Corporation.
Prior Period Expense Reclassifications
In conjunction with the implementation of a new enterprise resource planning system during the quarter ended September 30, 2018, the Company performed an assessment of its Cost of revenues (“COR”) and Selling, general & administrative expenses (“SG&A”). As a result of this assessment, certain errors in classification between COR and SG&A were identified, impacting prior periods. In addition, the Company reclassified certain costs between COR and SG&A. Accordingly, the Company has performed a reclassification of certain prior period amounts to conform to the present period presentation. The Company has concluded that the reclassifications were not material individually or in aggregate to previously issued financial statements.
The following table details the impact of the reclassifications on the Interim Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2018.
Consolidated Statement of Operation
	As Previously Reported	Adjustment	As Reclassified
Three Months Ended June 30, 2018
Cost of revenues, excluding depreciation and amortization	$(117,514)	$15,472	$(102,042)
Selling, general and administrative costs, excluding depreciation and amortization	$(76,922)	$(15,472)	$(92,394)
Six Months Ended June 30, 2018
Cost of revenues, excluding depreciation and amortization	$(240,416)	$33,204	$(207,212)
Selling, general and administrative costs, excluding depreciation and amortization	$(154,517)	$(33,204)	$(187,721)
We have also reclassified prior period Accounts payable to Accrued expenses and other current liabilities in our Interim Condensed Consolidated Balance Sheets to conform to the current period presentation. These items had no impact in our Interim Condensed Consolidated Statement of Operations or Interim Condensed Consolidated Statement of Cash Flows.
Note 2: Basis of Presentation
The accompanying unaudited condensed consolidated financial statements for the three and six months ended June 30, 2019 and 2018 were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The condensed consolidated financial statements do not include all of the information or notes necessary for a complete presentation in accordance with U.S. GAAP. Accordingly, these condensed consolidated financial statements should be read in conjunction with the Company’s annual financial statements as of and for the year ended December 31, 2018. The results of operations for the three and six months ended June 30, 2019 and 2018 are not necessarily indicative of the operating results for the full year.
In the opinion of management, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented. The condensed consolidated financial statements of the Company include the accounts of all of its

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

subsidiaries. Subsidiaries are entities over which the Company has control, where control is defined as the power to govern financial and operating policies. Generally, the Company has a shareholding of more than 50% of the voting rights in its subsidiaries. The effect of potential voting rights that are currently exercisable are considered when assessing whether control exists. Subsidiaries are fully consolidated from the date control is transferred to the Company, and are de-consolidated from the date control ceases. Intercompany accounts and transactions have been eliminated in consolidation. The U.S. dollar is the Company’s reporting currency.
Note 3: Summary of Significant Accounting Policies
Our significant accounting policies are those that we believe are important to the portrayal of our financial condition and results of operations, as well as those that involve significant judgments or estimates about matters that are inherently uncertain. There have been no material changes to the significant accounting policies discussed in Note 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, which was filed with the SEC on May 17, 2019 and amended on June 17, 2019 (the “Annual Report”), except as noted below.
Lease Accounting
We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities on our interim condensed consolidated balance sheets.
Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.
We have lease agreements with lease and non-lease components, which are accounted as a single lease component. Additionally, for certain equipment leases, we apply a portfolio approach to effectively account for the operating lease ROU assets and liabilities.
Tax Receivable Agreement (“TRA”)
Concurrent with the completion of the Transactions in May 2019, we became a party to a TRA with our pre-business combination equity holders. Under the TRA, we are generally required to pay to certain pre-business combination equity holders approximately 85% of the amount of calculated tax savings, if any, we are deemed to realize (using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) as a result of  (1) any existing tax attributes associated with Covered Tax Assets acquired in the pre-business combination organizational transactions, the benefit of which is allocable to us as a result of such transactions, (2) net operating loss (NOL) carryforwards available as a result of such transactions and (3) tax benefits related to imputed interest. Further, there may be significant changes, to the estimate of the TRA liability due to various reasons including changes in corporate tax law, changes in estimates of the amount or timing of future taxable income, and other items. Changes in those estimates are recognized as adjustments to the related TRA liability, with offsetting impacts recorded in the Interim Condensed Consolidated Statement of Operations as Other operating income (expense), net.

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Newly Adopted Accounting Standards
In February 2016, the FASB issued new guidance, Accounting Standard Update (“ASU”) 2016-02, related to leases in which lessees are required to recognize assets and liabilities on the balance sheet for leases having a term of more than 12 months. Recognition of these lease assets and lease liabilities represents a change from previous GAAP, which did not require lease assets and lease liabilities to be recognized for operating leases. Qualitative disclosures along with specific quantitative disclosures will be required to provide enough information to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an entity’s leasing activities. The Company adopted the standard on January 1, 2019.
The provisions of ASU 2016-02 are effective for the Company’s fiscal year beginning January 1, 2019, including interim periods within that fiscal year. The Company elected the package of practical expedients included in this guidance, which allows it to not reassess whether any expired or existing contracts contain leases, the lease classification for any expired or existing leases, and the initial direct costs for existing leases. The Company does not recognize short-term leases on its Interim Condensed Consolidated Balance Sheet, and recognizes those lease payments in Selling, general and administrative costs, excluding depreciation and amortization on the Interim Condensed Consolidated Statements of Operations on a straight-line basis over the lease term.
In July 2018, the FASB issued ASU 2018-11, Leases — Targeted Improvements, as an update to the previously-issued guidance. This update added a transition option which allows for the recognition of a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption without recasting the financial statements in periods prior to adoption. The Company elected this transition option.
The standard had a material impact on our interim condensed consolidated balance sheet, but did not have an impact on our interim condensed consolidated statement of operations. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases.
In June 2018, the FASB issued guidance, ASU 2018-07, Compensation — Stock Compensation, which simplifies the accounting for nonemployee share-based payment transactions. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. This standard did not have a material impact on the Company’s interim condensed consolidated financial statements.
In July 2018, the FASB issued guidance, ASU 2018-09, Codification Improvements, which clarifies guidance that may have been incorrectly or inconsistently applied by certain entities. The guidance is effective for all entities for fiscal years beginning after December 15, 2018. This standard did not have a material impact on the Company’s interim condensed consolidated financial statements.
In August 2018, the FASB issued guidance, ASU 2018-13, which modifies the disclosure requirements on fair value measurements. The guidance is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 with early adoption permitted upon issuance of this update. The Company adopted this standard on January 1, 2019. This standard did not have a material impact on the Company’s interim condensed consolidated financial statements.
Recently Issued Accounting Standards
Except as noted below, there have been no material changes from the recently issued accounting standards previously disclosed in the Annual Report. Please refer to Note 3  — “Summary of Significant Accounting Policies” section of the Annual Report for a discussion of the recently issued accounting standards that relate to the Company.
In March 2019, the FASB issued ASU 2019-01, Leases, as an update to the previously-issued guidance. This update added a transition option which clarified the interim disclosure requirements as defined in Accounting Standard Codification 250-10-50-3. The Company elected to provide the ASU 2016-02

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

transition disclosures as of the beginning of the period of adoption rather than the beginning of the earliest period presented. The guidance is effective for all entities during the same period that ASU 2016-02 is adopted.
In April 2019, the FASB issued ASU 2019-04, Codification Imrovements to Topic 326, which provides targeted improvements or clarification and correction to the ASU 2016-01 Financial Instruments Overall, ASU 2016-13 Financial Instruments Credit Losses, and ASU 2017-12 Derivatives and Hedging, accounting standards updates that were previously issued. The guidance is effective upon adoption of the related standards The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
In April 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses, which provides targeted transition relief to the accounting standards update previously issued as part of ASU 2016-13 Financial Instruments Credit Losses. The guidance is effective for all entities during the same period that ASU 2016-13 is adopted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
Note 4: The Transactions
On May 13, 2019, the Company completed the Transactions. Jersey began operations in 2016 as a provider of proprietary and comprehensive content, analytics, professional services and workflow solutions that enables users across government and academic institutions, life science companies and research and development (“R&D”) intensive corporations to discover, protect and commercialize their innovations. Churchill was a special purpose acquisition company whose business was to effect a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination. The shares and earnings per share available to holders of the Company’s ordinary shares, prior to the Transactions, have been retroactively restated as shares reflecting the exchange ratio established in the Transactions (1.0 Jersey shares to 132.13667 Clarivate share).
Pursuant to the Merger Agreement, the aggregate stock consideration issued by the Company in the Transactions was $3,052,500, consisting of 305,250,000 newly issued ordinary shares of the Company valued at $10.00 per share, subject to certain adjustments described below. Of the $3,052,500, the shareholders of Jersey prior to the closing of the Transactions (the “Company Owners”) received $2,175,000 in the form of 217,500,000 newly issued ordinary shares of the Company. In addition, of the $3,052,500, Churchill public shareholders received $690,000 in the form of 68,999,999 newly issued ordinary shares of the Company. In addition, Churchill Sponsor LLC (the “sponsor”) received $187,500 in the form of 17,250,000 ordinary shares of the Company issued to the sponsor, and 1,500,000 additional ordinary shares of the Company were issued to certain investors. See Note 11 — “Shareholders’ Equity” for further information.
Upon consummation of the Transactions, each outstanding share of common stock of Churchill was converted into one ordinary share of the Company. At the closing of the Transactions, the Company Owners held approximately 74% of the issued and outstanding ordinary shares of the Company and stockholders of Churchill held approximately 26% of the issued and outstanding shares of the Company excluding the impact of  (i) 52,800,000 warrants, (ii) approximately 24,806,793 compensatory options issued to the Company’s management (based on number of options to purchase Jersey ordinary shares outstanding immediately prior to the Transactions, after giving effect to the exchange ratio described above) and (iii) 10,600,000 ordinary shares of Clarivate owned of record by the sponsor and available for distribution to certain individuals following the applicable lock-up and vesting restrictions. After giving effect to the satisfaction of the vesting restrictions, the Company Owners held approximately 71% of the issued and outstanding shares of the Company at the close of the Transactions. See Note 11 —  “Shareholders’ Equity” for further information on equity instruments.

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 5: Leases
As the lessee, we currently lease real estate space, automobiles, and certain equipment under non-cancelable operating lease agreements. Some of the leases include options to extend the leases for up to an additional 10 years. We do not include any of our renewal options in our lease terms for calculating our lease liability as the renewal options allow us to maintain operational flexibility, and we are not reasonably certain we will exercise these renewal options at this time.
We determine if an arrangement is a lease at inception. Operating leases are included in Operating lease right-of-use assets, Current portion of operating lease liabilities, and Operating lease liabilities on our interim condensed consolidated balance sheets. The Company assesses its ROU asset and other lease-related assets for impairment consistent with other long-lived assets. As of June 30, 2019, we did not record impairment related to these assets.
Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. As such, the Company used judgment to determine an appropriate incremental borrowing rate. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our variable lease payments consist of non-lease services related to the lease and lease payments that are based on annual changes to an index. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.
We have lease agreements with lease and non-lease components, which are accounted as a single lease component. Additionally, for certain equipment leases, we apply a portfolio approach to effectively account for the operating lease ROU assets and liabilities.
As of June 30, 2019, we have additional operating leases, primarily for real estate, that have not yet commenced of  $1,713. These operating leases will commence between fiscal year 2019 and fiscal year 2020 with lease terms of one year to six years.
Three Months Ended June 30, 2019
Lease cost
Operating lease cost	$7,080
Short-term lease cost	30
Variable lease cost	504
Total lease cost	$7,614

Six Months Ended June 30, 2019
Lease cost
Operating lease cost	$14,302
Short-term lease cost	30
Variable lease cost	1,161
Total lease cost	$15,493

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Six Months Ended June 30, 2019
Other information
Cash Paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$13,654
Weighted-average remaining lease term – operating leases	6
Weighed-average discount rate – operating leases	5.8%
The future aggregate minimum lease payments as of June 30, 2019 under all non-cancelable operating leases for the years noted are as follows:
Year ending December 31,
2019 (excluding the six months ended June 30, 2019)	$13,789
2020	21,510
2021	17,788
2022	15,198
2023	13,786
Thereafter	36,054
Total operating lease payments	118,125
Less imputed interest	(20,974)
Total	$97,151
In connection with certain leases, the Company guarantees the restoration of the leased property to a specified condition after completion of the lease period. As of June 30, 2019 and December 31, 2018, the liability of  $4,155 and $4,100, respectively, associated with these restorations is recorded within Other non-current liabilities.
Disclosures related to periods prior to adoption of Topic 842
As discussed above, the Company adopted Topic 842 effective January 1, 2019 using a modified retrospective approach. For comparability purposes, and as required, the following disclosure is provided for periods prior to adoption. The Company’s total future minimum annual rental payments in effect at December 31, 2018 for noncancelable operating leases, which were accounted for under the previous leasing standard, Accounting Standards Codification 840, were as follows:
Year ending December 31,
2019	$22,140
2020	19,531
2021	17,240
2022	15,333
2023	14,944
Thereafter	40,367
Total operating lease commitments	$129,555

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 6: Computer Hardware and Other Property, net
Computer hardware and other property consisted of the following:
	June 30, 2019	December 31, 2018
Computer hardware	$20,174	$18,130
Leasehold improvements	13,296	13,298
Furniture, fixtures and equipment	6,574	6,816
Total computer hardware and other property	40,044	38,244
Accumulated depreciation	(21,554)	(17,603)
Total computer hardware and other property, net	$18,490	$20,641
Depreciation expense amounted to $2,131 and $3,249 for the three months ended June 30, 2019 and 2018, respectively, and $4,182 and $4,650 for the six months ended June 30, 2019 and 2018, respectively.
Note 7: Other Intangible Assets, net and Goodwill
Other Intangible Assets
The following tables summarize the gross carrying amounts and accumulated amortization of the Company’s identifiable intangible assets by major class:
	June 30, 2019			December 31, 2018
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Finite-lived intangible assets
Customer relationships	$290,984	$(184,761)	$106,223	$291,503	$(164,611)	$126,892
Databases and content	1,724,802	(285,550)	1,439,252	1,725,878	(233,733)	1,492,145
Computer software	292,422	(121,699)	170,723	268,704	(97,570)	171,134
Finite-lived intangible assets	2,308,208	(592,010)	1,716,198	2,286,085	(495,914)	1,790,171
Indefinite-lived intangible assets
Trade names	168,323	—	168,323	168,349	—	168,349
Total intangible assets	$2,476,531	$(592,010)	$1,884,521	$2,454,434	$(495,914)	$1,958,520
Amortization expense amounted to $40,932 and $57,541 for the three months ended June 30, 2019, and 2018, respectively, and $97,038 and $114,672 for the six months ended June 30, 2019, and 2018, respectively.
Goodwill
The following table summarizes changes in the carrying amount of goodwill for the six months ended June 30, 2019:
Total
Balance as of December 31, 2018	$1,282,919
Changes due to foreign currency fluctuations	(77)
Balance as of June 30, 2019	$1,282,842

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 8: Derivative Instruments
The IPM Product Line and related assets, which was divested on October 1, 2018, had forward contracts with notional values of  $0 at June 30, 2019 and December 31, 2018. Gains or (losses) on the forward contracts amounted to $0 and $(993) for the three months ended June 30, 2019 and 2018, respectively. Gains or (losses) on the forward contracts amounted to $0 and $(1,052) for the six months ended June 30, 2019 and 2018, respectively. These amounts were recorded in Revenues, net in the interim condensed consolidated statements of operations. The cash flows from forward contracts are reported as operating activities in the Interim condensed consolidated statements of cash flows. The fair value of the forward contracts recorded in Accrued expenses and other current liabilities was $0 as at June 30, 2019 and December 31, 2018, respectively.
Effective March 31, 2017, the Company entered into interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $300,000 of its outstanding Term Loan arrangements. Additionally, effective February 28, 2018, the Company entered into another interest rate swap relating to interest payments on $50,000 of its outstanding Term Loan arrangements. These hedging instruments mature on March 31, 2021. The Company applies hedge accounting by designating the interest rate swaps as a hedge on applicable future quarterly interest payments.
In April 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $50,000 of its outstanding Term Loan, effective April 30, 2021. Additionally, in May 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $100,000 of its outstanding Term Loan, effective March 31, 2021. These hedging instruments mature on September 29, 2023. The Company will apply hedge accounting by designating the interest rate swaps as a hedge in applicable future quarterly interest payments. Changes in the fair value are recorded in Accumulated other comprehensive income (loss) (“AOCI”) and the amounts reclassified out of AOCI are recorded to Interest expense. The fair value of the interest rate swaps is recorded in Other non-current assets or liabilities according to the duration of related cash flows. The total fair value of the interest rate swaps was a liability of  $2,147 at June 30, 2019 and an asset of  $3,644 at December 31, 2018.
See Note 9 — “Fair Value Measurements” for additional information on derivative instruments.
The following table summarizes the changes in AOCI (net of tax) related to cash flow hedges for the three and six months ended June 30, 2018:
AOCI Balance at December 31, 2017	$1,107
Derivative gains (losses) recognized in Other comprehensive income (loss)	3,786
Amount reclassified out of Other comprehensive income (loss) to net loss	(288)
AOCI Balance at March 31, 2018	$4,605
Derivative gains (losses) recognized in Other comprehensive income (loss)	1,797
Amount reclassified out of Other comprehensive income (loss) to net loss	(72)
AOCI Balance at June 30, 2018	$6,330

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

The following table summarizes the changes in AOCI (net of tax) related to cash flow hedges for the three and six months ended June 30, 2019:
AOCI Balance at December 31, 2018	$3,644
Derivative gains (losses) recognized in Other comprehensive income (loss)	(2,376)
Amount reclassified out of Other comprehensive income (loss) to net loss	430
AOCI Balance at March 31, 2019	$1,698
Derivative gains (losses) recognized in Other comprehensive income (loss)	(4,247)
Amount reclassified out of Other comprehensive income (loss) to net loss	402
AOCI Balance at June 30, 2019	$(2,147)
Note 9: Fair Value Measurements
The Company records certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy that prioritizes the inputs used to measure fair value is described below. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 — Unobservable inputs that are support by little or no market activity. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Below is a summary of the valuation techniques used in determining fair value:
Derivatives — Derivatives consist of foreign exchange contracts and interest rate swaps. The fair value of foreign exchange contracts is based on observable market inputs of spot and forward rates or using other observable inputs. The fair value of the interest rate swaps is the estimated amount that the Company would receive or pay to terminate such agreements, taking into account market interest rates and the remaining time to maturities or using market inputs with mid-market pricing as a practical expedient for bid-ask spread. See Note 8 — “Derivative Instruments” for additional information.
Contingent consideration — The Company values contingent consideration related to business combinations using a weighted probability calculation of potential payment scenarios discounted at rates reflective of the risks associated with the expected future cash flows. Key assumptions used to estimate the fair value of contingent consideration include revenues, net new business and operating forecasts and the probability of achieving the specific targets.
The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments. Additionally, the Company has a long-term indemnification asset from the Former Parent, the amount of which is equal to certain tax liabilities incurred prior to the Acquisition. The carrying amount approximates fair value because settlement is expected to be based on the underlying tax amount.

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The Company has determined that its forward contracts, included in Accrued expenses and other current liabilities, and interest rate swaps, included in Accumulated other comprehensive (loss) income and Other current assets and Other non-current assets according to the duration of related interest payments, reside within Level 2 of the fair value hierarchy.
The earn-out liability is recorded in Accrued expenses and other current liabilities and Other non-current liabilities and is classified as Level 3 in the fair value hierarchy. Additionally, the earn-out relates to the TrademarkVision and the Publons acquisitions that occurred in 2018 and 2017, respectively. The amount payable is contingent upon the achievement of certain company specific milestones and performance metrics over a 1-year and 3-year period, respectively, including number of cumulative users, cumulative reviews and annual revenues. In accordance with ASC 805, we estimated the fair value of the earn-out using a Monte Carlo simulation. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. Significant changes in the key assumptions and inputs could result in a significant change in the fair value measurement of the earn-out. As of June 30, 2019, there were no significant changes in the range of outcomes for the earn out. There were no transfers of assets or liabilities between levels during the periods ended June 30, 2019 and December 31, 2018.
The following table presents the changes in the earn-out, the only Level 3 item, for the three and six months ended June 30, 2019:
December 31, 2018	7,075
Revaluations included in earnings	469
June 30, 2019	7,544
The following table provides a summary of the Company’s assets and liabilities that were recognized at fair value on a recurring basis as at June 30, 2019 and December 31, 2018:
	Level 1	Level 2	Level 3	Total Fair Value
June 30, 2019
Liabilities
Interest rate swap liability	—	2,147	—	2,147
Earn-out liability	—	—	7,544	7,544
Total	$—	$2,147	$7,544	$9,691

	Level 1	Level 2	Level 3	Total Fair Value
December 31, 2018
Assets
Interest rate swap asset	—	3,644	—	3,644
	$—	$3,644	$—	$3,644
Liabilities
Earn-out liability	—	—	7,075	7,075
Total	$—	$—	$7,075	$7,075

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Non-Financial Assets Valued on a Non-Recurring Basis
The Company’s long-lived assets, including goodwill and finite-lived intangible assets subject to amortization, are measured at fair value on a non-recurring basis. These assets are measured at cost but are written-down to fair value, if necessary, as a result of impairment. There have been no impairments of the Company’s long-lived assets during any of the periods presented.
Note 10: Debt
The following is a summary of the Company’s debt:
		June 30, 2019		December 31, 2018
Type	Maturity	Interest Rate	Carrying Value	Interest Rate	Carrying Value
Senior Unsecured Notes	2024	7.875%	$500,000	7.875%	$500,000
Term Loan Facility	2023	5.652%	846,320	5.729%	1,483,993
Revolving Credit Facility	2021	—%	—	5.754%	5,000
Revolving Credit Facility	2021	—%	—	5.729%	40,000
Total debt outstanding			1,346,320		2,028,993
Deferred financing charges			(21,201)		(34,838)
Term Loan Facility, discount			(1,855)		(3,633)
Current Portion of Long-Term Debt			(15,345)		(60,345)
Long-term debt, net of current portion and deferred financing charges			$1,307,919		$1,930,177
Upon the close of the Transactions, the Company made a voluntary prepayment of  $630,000 toward the Company’s Term Loan Facility and $20,000 toward the Company’s Revolving Credit Facility. In addition, the Company wrote down deferred financing charges and original issuance discount on the Term Loan in proportion to the principal paydown. These write-downs of  $7,718 in deferred financing fees and $1,406 in original issues discount, were included in Interest expense within the statement of operations. During the six months ended June 30, 2019, the Company paid down an additional $30,000 drawn on the Revolving Credit Facility prior to the close of the Transaction.
With respect to the Credit Agreement, the Company may be subject to certain negative covenants, including compliance with total first lien net leverage ratio, if certain conditions are met. These conditions were not met and the Company was not required to test compliance with these covenants as of June 30, 2019.
The obligations of the Borrowers under the Credit Agreement are guaranteed by UK Holdco and certain of its restricted subsidiaries and are secured by substantially all of UK Holdco’s and certain of its restricted subsidiaries’ assets (with customary exceptions described in the Credit Agreement). UK Holdco and its restricted subsidiaries are subject to certain covenants including restrictions on UK Holdco’s ability to pay dividends, incur indebtedness, grant a lien over its assets, merge or consolidate, make investments, or make payments to affiliates.
As of June 30, 2019, letters of credit totaling $1,985 were collateralized by the Revolving Credit Facility. Notwithstanding the Revolving Credit Facility, as of June 30, 2019, the Company had an unsecured corporate guarantee outstanding for $9,639 and cash collateralized letters of credit totaling $38, all of which were not collateralized by the Revolving Credit Facility. The Company’s cash from operations is expected to meet repayment needs on outstanding borrowings for a period of 12 months after the financial statement issuance date.

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

The carrying value of the Company’s variable interest rate debt, excluding unamortized debt issuance costs, approximates fair value due to the short-term nature of the interest rate bench mark rates. The fair value of the fixed rate debt is estimated based on market observable data for debt with similar prepayment features. The fair value of the Company’s debt was $1,373,945 and $1,950,318 at June 30, 2019 and December 31, 2018, respectively. The debt is considered a Level 2 liability under the fair value hierarchy.
Note 11: Shareholders’ Equity
Jersey
In March 2017, the Company formed the Management Incentive Plan under which certain employees of the Company may be eligible to purchase shares of the Company. In exchange for each share subscription purchased, the purchaser is entitled to a fully vested right to an ordinary share. Additionally, along with a subscription, employees receive a corresponding number of options to acquire additional ordinary shares subject to five year vesting. See Note 17 — “Employee Incentive Plans” for additional detail related to the options. The Company received net subscriptions for 46,247 and 174,420 shares, retroactively restated for the effect of the reverse recapitalization, during the three and six months ended June 30, 2018, respectively. There were no share subscriptions received prior to the close of the Transactions in 2019.
Post-Transactions
Immediately prior to the closing of the Transactions, there were 87,749,999 shares of Churchill common stock issued and outstanding, consisting of  (i) 68,999,999 public shares (Class A) and (ii) 18,750,000 founder shares (Class B). On May 13, 2019, in connection with the Transactions, all of the Class B common stock converted into Class A common stock of the post-combination company on a one-for-one basis, and effect the reclassification and conversion of all of the Class A common stock and Class B common stock into a single class of common stock of Clarivate Analytics PLC. One stockholder elected to have one share redeemed in connection with the Transactions.
In June 2019, the Company formed the 2019 Incentive Award Plan under which employees of the Company may be eligible to purchase shares of the Company. See Note 17 — “Employee Incentive Plans” for additional detail related to the 2019 Incentive Award Plan. In exchange for each share subscription purchased, the purchaser is entitled to a fully vested right to an ordinary share. At June 30, 2019, there were unlimited shares of common stock authorized, and 305,268,497 shares issued and outstanding, with a par value of  $0.00. The Company did not hold any shares as treasury shares as of June 30, 2019 or December 31, 2018. The Company’s common stockholders are entitled to one vote per share.
Warrants
Upon consummation of the Transactions, the Company has warrants outstanding to purchase an aggregate of 52,800,000 ordinary shares. Each outstanding whole warrant of Churchill represents the right to purchase one ordinary share of the Company in lieu of one share of Churchill common stock upon closing of the Transactions at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing upon the later of  (i) 30 days after the completion of the Transactions and (ii) September 11, 2019.
Additionally, the Warrants are not exercisable and the Company shall not be obligated to issue shares of common stock upon exercise of the Warrants unless the shares of common stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the applicable securities laws. Lastly, the holder does not have the right to exercise the Warrants to the extent that they would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Merger Shares
Upon consummation of the Transactions, there were 7,000,000 ordinary shares of Clarivate that are issuable to persons designated in the Sponsor Agreement if the last sale price of Clarivate’s ordinary shares is at least $20.00 for 40 days over a 60 consecutive trading day period on or before the sixth anniversary of the closing of the Transactions.
Note 12: Pension and Other Post-Retirement Benefits
The components of net periodic benefit cost changes in plan assets and benefit obligations recognized in other comprehensive loss were as follows:
	Three Months Ended June 30,
	2019	2018
Service cost	$220	$222
Interest cost	80	71
Expected return on plan assets	(40)	(37)
Amortization of actuarial gains	(20)	(19)
Net periodic benefit cost	$240	$237

	Six Months Ended June 30,
	2019	2018
Service cost	$441	$444
Interest cost	158	142
Expected return on plan assets	(80)	(75)
Amortization of actuarial gains	(38)	(39)
Net periodic benefit cost	$481	$472
Interest cost and expected return on plan assets are recorded in interest expense on the accompanying Interim condensed consolidated statements of operations.
Note 13: Revenue Recognition
The tables below show the Company’s disaggregated revenues for the periods presented:
	Three Months Ended June 30,
	2019	2018
Subscription revenues	$202,747	$199,481
Transactional revenues	39,693	44,729
Total revenues, gross	242,440	244,210
Deferred revenues adjustment(1)	(131)	(913)
Total Revenues, net	$242,309	$243,297

(1)
This accounting adjustment relates to the 2016 Transaction, which included a revaluation of deferred revenues to account for the difference in value between the customer advances retained by the Company upon the consummation of the 2016 Transaction and our outstanding performance obligations related to those advances.

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

	Six Months Ended June 30,
	2019	2018
Subscription revenues	$395,239	$392,106
Transactional revenues	81,390	90,598
Total revenues, gross	476,629	482,704
Deferred revenues adjustment(1)	(295)	(2,380)
Total Revenues, net	$476,334	$480,324

(1)
This accounting adjustment relates to the 2016 Transaction, which included a revaluation of deferred revenues to account for the difference in value between the customer advances retained by the Company upon the consummation of the 2016 Transaction and our outstanding performance obligations related to those advances.

Contract Balances
	Accounts receivable	Current portion of deferred revenues	Non-current portion of deferred revenues
Opening (1/1/2019)	$331,295	$391,102	$17,112
Closing (6/30/2019)	270,584	404,753	22,236
(Increase)/decrease	$60,711	$(13,651)	$(5,124)
Opening (1/1/2018)	$317,808	$361,260	$15,796
Closing (12/31/2018)	331,295	391,102	17,112
(Increase)	$(13,487)	$(29,842)	$(1,316)
The amount of revenue recognized in the period that were included in the opening deferred revenues current and long-term balances were $163,607. This revenue consists primarily of subscription revenue.
Transaction Price Allocated to the Remaining Performance Obligation
As of June 30, 2019, approximately $66,211 of revenue is expected to be recognized in the future from remaining performance obligations, excluding contracts with durations of one year or less. The Company expects to recognize revenue on approximately 64% of these performance obligations over the next 12 months. Of the remaining 36%, 23% is expected to be recognized within the following year, with the final 13% expected to be recognized within years 3 to 10.
Note 14: Income Taxes
During the three and six months ended June 30, 2019, the Company recognized an income tax provision of  $3,712 and $3,952, respectively on a loss before income tax of  $74,049 and $133,069. During the three and six months ended June 30, 2018, the Company recognized an income tax provision of  $11, and $357, respectively, on a loss before income tax of  $66,933 and $143,624, respectively. The tax provision in each period ended June 30, 2019, and June 30, 2018, respectively, reflects the mix of taxing jurisdictions in which pre-tax profits and losses were recognized.
Note 15: Tax Receivable Agreement
At the completion of the Transactions, we recorded an initial liability of  $264,600 payable to the pre-business combination equity holders under the TRA, representing approximately 85% of the calculated tax savings based on the portion of the Covered Tax Assets we anticipate being able to utilize in

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

future years. Based on current projections of taxable income, and before deduction of any specially allocated depreciation and amortization, we anticipate having enough taxable income to utilize a significant portion of these specially allocated deductions related to the original Covered Tax Assets (as defined in the TRA). Total payments related to the TRA could be up to a maximum of  $507,326 if all Covered Tax Assets are utilized. TRA payments are expected to commence in 2021 (with respect to taxable periods ending in 2019) and will be subject to deferral, at the Company’s election, for payment amounts in excess of  $30,000 for payments to be made in 2021 and 2022, but will not be subject to deferral thereafter. As of June 30, 2019, our liability under the TRA was $264,600.
The projection of future taxable income involves significant judgment. Actual taxable income may differ from our estimates, which could significantly impact the liability under the TRA. We have determined it is more-likely-than-not we will be unable to utilize all of our deferred tax assets (“DTAs”) subject to the TRA; therefore, we have not recorded a liability under the TRA related to the tax savings we may realize from the utilization of NOL carryforwards and the amortization related to basis adjustments created by the Transaction. If utilization of these DTAs becomes more-likely-than-not in the future, at such time, we will record liabilities under the TRA of up to an additional $134,377 as a result of basis adjustments under the Internal Revenue Code and up to an additional $108,350 related to the utilization of NOL and credit carryforwards, which will be recorded through charges to our statements of operations. However, if the tax attributes are not utilized in future years, it is possible no amounts would be paid under the TRA. In this scenario, the reduction of the liability under the TRA would result in a benefit to our statements of operations.
Note 16: Commitments and Contingencies
Lawsuits and Legal Claims
The Company is engaged in various legal proceedings, claims, audits and investigations that have arisen in the ordinary course of business. These matters include, but are not limited to, antitrust/competition claims, intellectual property infringement claims, employment matters and commercial matters. The outcome of all of the matters against the Company is subject to future resolution, including the uncertainties of litigation. Based on information currently known to the Company and after consultation with outside legal counsel, management believes that the ultimate resolution of any such matters, individually or in the aggregate, will not have a material impact on the Company’s financial condition taken as a whole.
Contingent Liabilities
In conjunction with the acquisition of Publons, the Company agreed to pay former shareholders up to an additional $9,500 through 2020. Amounts payable are contingent upon Publons’ achievement of certain milestones and performance metrics. The Company had an outstanding liability for $3,429 and $2,960 related to the estimated fair value of this contingent consideration as of June 30, 2019 and December 31, 2018, respectively. The outstanding balance consisted of  $2,385 and $1,600 included in Accrued expenses and other current liabilities, and $1,044 and $1,360 included in Other non-current liabilities in the Interim Condensed Consolidated Balance Sheets as of June 30, 2019 and December 31, 2018, respectively.
In conjunction with the acquisition of TrademarkVision that occurred on October 25, 2018, the Company agreed to pay former shareholders a potential earn-out dependent upon achievement of certain milestones and financial performance metrics through 2020. Amounts payable are contingent upon TrademarkVision’s achievement of certain milestones and performance metrics. As of June 30, 2019 and December 31, 2018, the Company had an outstanding liability for $4,115 related to the estimated fair value of this contingent consideration. The outstanding balance was included in Accrued expenses and other current liabilities as of June 30, 2019, and in Other non-current liabilities as of December 31, 2018, in the condensed consolidated balance sheets.

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Tax Indemnity
In connection with the 2016 Transaction, the Company recorded certain tax indemnification assets pursuant to the terms of the separation and indemnified liabilities identified therein. Management continues to interpret the contractual obligation due from our Former Parent and its controlled entities as due in full. The asset write down was recorded within Other operating income (expense), net within the Interim condensed consolidated statement of operations during the year ended December 31, 2018. Although the claim has uncertainty of collectability, the Company will continue to vigorously defend its claim for the full value of the indemnity, including the filing of formal legal claims as necessary.
Note 17: Employee Incentive Plans
Prior to the Transactions, the Company operated under its 2016 Equity Incentive Plan, which provided for certain employees of the Company to be eligible to participate in equity ownership in the Company. On May 8, 2019, in anticipation of the Transactions, the Board adopted the 2019 Incentive Award Plan, which was an amendment, restatement and continuation of the 2016 Equity Incentive Plan. Upon closing of the Transactions, awards under the 2016 Equity Incentive Plan were converted using the exchange ratio established during the Transactions and assumed into the 2019 Incentive Award Plan (see Note 4 — “The Transactions”). A maximum aggregate amount of 60,000,000 ordinary shares are reserved for issuance under the 2019 Incentive Award Plan. Equity awards under the 2019 Incentive Award Plan may be issued in the form of options to purchase shares of the Company which are exercisable upon the occurrence of conditions specified within individual award agreements. The 2019 Incentive Award Plan permits the granting of awards in the form of incentive stock options, non-qualified stock options, share appreciation rights, restricted shares, restricted share units and other stock-based or cash based awards. Equity awards may be issued in the form of restricted shares or restricted share units with dividend rights or dividend equivalent rights subject to vesting terms and conditions specified in individual award agreements. The Company’s Management Incentive Plan provides for employees of the Company to be eligible to purchase shares of the Company. See Note 11 — “Shareholders’ Equity” for additional information.
A summary of the Company’s share-based compensation is as follows:
	Three Months Ended June 30,
	2019	2018
Share-based compensation expense	$33,932	$2,842
Tax benefit recognized	$85	$85
	Six Months Ended June 30,
	2019	2018
Share-based compensation expense	$37,108	$7,022
Tax benefit recognized	$163	$192
As of June 30, 2019, 34,747,066 ordinary shares remained available for issuance under the 2019 Incentive Award Plan. As of June 30, 2019, there was $12,971 of total unrecognized compensation cost, related to outstanding stock options, which is expected to be recognized through 2024 with a remaining weighted-average service period of 2.7 years.

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

The Company’s stock option activity is summarized below:
	Number of Options	Weighted Average Exercise Price per Share	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Balance at December 31, 2018, as originally reported	185,601	$1,587	8.5	$13,293
Modified options	24,339,097	—	—	—
Balance at December 31, 2018, as modified	24,524,698	12.44	8.5	13,293
Granted	2,321,360	17.72	7.8	—
Expired	(278,011)	11.13	—	—
Forfeited	(1,296,615)	10.95	—	—
Exercised	(18,498)	7.41	—	147
Outstanding as of June 30, 2019	25,252,934	$11.28	8.3	$111,373
Vested and exercisable at June 30, 2019	13,768,097	$10.35	7.6	$63,761
As noted above, options issued and outstanding under the 2016 Equity Incentive Plan prior to the Transactions were converted to options under the 2019 Incentive Award Plan through the Exchange Ratio established in the Transactions see Note 4 — “The Transactions”. The 24,339,097 of options modified in the above table represent this share conversion.
The aggregate intrinsic value in the table above represents the difference between the Company’s most recent valuation and the exercise price of each in-the-money option on the last day of the period presented. There were 18,498 stock options exercised in the six months ended June 30, 2019. The weighted-average fair value of options granted per share was $7.78 as of June 30, 2019.
The Company accounts for awards issued under the 2019 Incentive Award Plan as additional contributions to equity. Share-based compensation includes expense associated with stock option grants which is estimated based on the grant date fair value of the award issued. Share-based compensation expense related to stock options is recognized over the vesting period of the award which is generally five years, on a graded-scale basis.
The Company uses the Black-Scholes option pricing model to estimate the fair value of options granted. The Black-Scholes model takes into account the fair value of an ordinary share and the contractual and expected term of the stock option, expected volatility, dividend yield, and risk-free interest rate. Prior to becoming a public company, the fair value of the Company’s ordinary shares were determined utilizing an external third-party pricing specialist.
The contractual term of the option ranges from the one year to 10 years. Expected volatility is the average volatility over the expected terms of comparable public entities from the same industry. The risk-free interest rate is based on a treasury rate with a remaining term similar to the contractual term of the option. The Company is recently formed and at this time does not expect to distribute any dividends. The Company recognizes forfeitures as they occur.

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

The assumptions used to value the Company’s options granted during the period presented and their expected lives were as follows:
June 30, 2019
Weighted-average expected dividend yield	—
Weighted-average expected volatility	19.87%
Weighted-average risk-free interest rate	2.43%
Expected life (in years)	5 – 9
Transactions Related Awards
The Sponsor Agreement provided that certain ordinary shares of Clarivate available for distribution to persons designated in the Sponsor Agreement in connection with the Transactions, and certain Clarivate warrants available for distribution to such persons, in each case, are subject to certain time and performance-based vesting provisions described below. In addition, Merger Shares were granted to persons designated in the Sponsor Agreement. See Note 11 — “Shareholders’ Equity” for details on the respective awards.
The vesting conditions added to certain ordinary shares include the following:
5,309,713 ordinary shares of Clarivate held by persons designated in the Sponsor Agreement, will vest in three equal annual installments on the first, second and third anniversaries of the closing of the Transactions, respectively, and are not contingent on continuing or future service of the respective holders to the Company.
2,654,856 ordinary shares of Clarivate held by such persons will vest at such time as the last sale price of Clarivate’s ordinary shares is at least $15.25 on or before the date that is 42 months after the closing of the Transactions, and are not contingent on continuing or future service of the respective holders to the Company.
2,654,856 ordinary shares of Clarivate held by such persons will vest at such time as the last sale price of Clarivate’s ordinary shares is at least $17.50 on or before the fifth anniversary of the closing of the Transactions, and are not contingent on continuing or future service of the respective holders to the Company.
The vesting conditions added to certain warrants include the following:
17,265,826 of certain warrants held by persons designated in the Sponsor Agreement, will vest at such time as the last sale price of Clarivate’s ordinary shares is at least $17.50 on or before the fifth anniversary of the closing of the Transactions; provided that none of such Clarivate warrants will vest prior to the first anniversary of the closing of the Transactions, not more than 1/3 of such Clarivate warrants will vest prior to the second anniversary of the closing of the Transactions, and not more than 2/3 of such Clarivate warrants will vest prior to the third anniversary of the closing of the Transactions. Further, such vesting is not contingent on continuing or future service of the respective holders to the Company
In considering the terms of the transaction related awards, the Company notes that the time based vesting restrictions are not conditioned on any continuing or future service of the holders to the Company, and reflect “lock-up” periods of the issuable shares. Further, the abovementioned performance-based restrictions are considered market conditions pursuant to ASC 718, and are contemplated in the value of the awards. As such vesting restrictions were contemplated in conjunction with the granting of Merger Shares (Note 11), the Company considered such terms of the total basket of transaction awards in determination of the fair value of the awards. As no continued or future service is required by the holders of such awards, the Company recognized compensation expense based on the fair value of such awards upon closing of the Transactions. The Company recognized $25,013 expense, net in Share-based compensation

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

expense as of the date of the Transactions in accordance with the issuance of Merger shares offset by the addition of vesting terms to certain ordinary shares and warrants, as described above. The expense includes the increases in value of  $48,102 for the granting of Merger shares, the increase in value of  $1,193 for ordinary shares with only time vesting conditions, and the increase in value of shares purchased by the Founders immediately prior to the transaction of  $4,411, all offset by the reduction in value of  $9,396 for ordinary shares with performance vesting condition of  $15.25, the reduction in value of  $13,101 for ordinary shares with performance vesting condition of  $17.50 and the reduction in value of  $6,297 related to warrants. Pursuant to the Sponsor Agreement, certain founders of Churchill Capital Corp purchased an aggregate of 1,500,000 shares of Class B common stock of Churchill immediately prior to the closing of the Transactions for an aggregate purchase price of  $15,000.
We used a third-party specialist to fair value the awards at the Transactions close date of May 13, 2019 using the Monte Carlo simulation approach. The assumptions included in the model include, but are not limited to, risk-free interest rate, 2.20%; expected volatility of the Company’s and the peer group’s stock prices, 20.00%; and dividend yield, 0.00%. A discount for lack or marketability (“DLOM”) was applied to shares that are subject to remaining post vesting lock up restrictions. The DLOM was between 3% – 7% dependent on the length of the post vesting restriction period.
Merger Shares granted in connection with the Transactions are available for future assignment by the holders. The Company will evaluate if additional stock compensation expense is required upon any future assignment of such awards.
Note 18: Earnings per Share
Potential common shares of 85,052,934 and 23,000,095 related to Private Placement Warrants, Public Warrants, Merger Shares and options related to the Employee Incentive Plan were excluded from diluted EPS for the three and six months ended June 30, 2019 and 2018, as the Company had net losses and their inclusion would be anti-dilutive. See Note 11 — “Shareholders’ Equity” and Note 17 — “Employee Incentive Plans” for a description.
The Transactions were accounted for as a reverse recapitalization in accordance with U.S. GAAP. See Note 4 — “The Transactions”. Accordingly, weighted-average shares outstanding for purposes of the EPS calculation have been retroactively restated as shares reflecting the exchange ratio established in the Transactions (1.0 Jersey share to 132.13667 Clarivate shares).
The basic and diluted EPS computations for our common stock are calculated as follows (in thousands, except per share amounts):
	Three Months Ended June 30,
	2019	2018
Basic/Diluted EPS
Net loss	$(77,761)	$(66,944)
Weighted-average number of common shares outstanding	264,762,720	217,461,225
Basic EPS	(0.29)	(0.31)
Diluted EPS	(0.29)	(0.31)

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

	Six Months Ended June 30,
	2019	2018
Basic/Diluted EPS
Net loss	$(137,021)	$(143,981)
Weighted-average number of common shares outstanding	241,275,061	217,411,896
Basic EPS	(0.57)	(0.66)
Diluted EPS	(0.57)	(0.66)
Note 19: Related Party and Former Parent Transactions
Onex Partners Advisor LP (“Onex”), an affiliate of the Company, is considered a related party. Concurrent with the Acquisition, the Company entered into a Consulting Services Agreement with Onex, pursuant to which the Company is provided certain ongoing strategic and financing consulting services in exchange for a quarterly management fee. In connection with this agreement, the Company recognized $158 and $208 for the three months ended June 30, 2019, and 2018, respectively, and $389 and $416 for the six months ended June 30, 2019 and 2018, respectively. The Company pays 0.1% interest per annum to Onex for the Credit Agreement. The Company recognized $112 and $226 for the three months ended June 30, 2019 and 2018, respectively, and $327 and $452 for the six months ended June 30, 2019 and 2018, respectively, in interest expense for the Onex related interest. The Company had an outstanding liability of $51 and $450 to Onex as of June 30, 2019, and December 31, 2018, respectively. In addition, the Company paid Onex a management fee of  $5,400 in connection with the Transactions. See Note 4 — “The Transactions” for additional information.
BPEA, an affiliate of the Company, is considered a related party. Concurrent with the Acquisition, the Company entered into a Management Services Agreement with BPEA, pursuant to which the Company is provided certain ongoing strategic and financing consulting services. In connection with this agreement, the Company recognized $79 and $167 for the three months ended June 30, 2019, and 2018, respectively, and $246 and $334 for the six months ended June 30, 2019, and 2018, respectively, in operating expenses related to this agreement. The Company had an outstanding liability of  $79 and $334 to BPEA as of June 30, 2019, and December 31, 2018, respectively. In addition, the Company paid Baring a management fee of  $2,100 in connection with the Transactions. See Note 4 — “The Transactions” for additional information.
At the completion of the Transactions, we recorded an initial liability of  $264,600 payable to the TRA Parties under the TRA. To date, there has been no expense recorded under the TRA. See Note 15 — “Tax Receivable Agreement” for further details.
In connection with the 2016 Transaction, Bidco and a subsidiary of the Former Parent entered into the Transition Service Agreement, which became effective on October 3, 2016, pursuant to which such subsidiary of the Former Parent will, or will cause its affiliates and/or third-party service providers to, provide Bidco, its affiliates and/or third-party service providers with certain technology, facilities management, human resources, sourcing, financial, accounting, data management, marketing and other services to support the operation of the IP&S business as an independent company. Such services are provided by such subsidiary of the Former Parent or its affiliates and/or third-party service providers for various time periods and at various costs based upon the terms set forth in the Transition Service Agreement.
A controlled affiliate of Baring is a vendor of ours. Total payments to this vendor were $78 and $59 for the three months ended June 30, 2019 and 2018 respectively, and $318 and $288 for the six months ended June 30, 2019, and 2018, respectively. The Company had an outstanding liability of  $145 and $120 as of June 30, 2019 and December 31, 2018, respectively.

CLARIVATE ANALYTICS PLC
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

One member of our key management is the Co-founder of a vendor of ours. Total payments to this vendor were $200 and $278 for the three and six months ended June 30, 2019, and the Company had no outstanding liability as of June 30, 2019. This vendor was not a related party during the three and six months ended June 30, 2018.
Note 20: Subsequent Events
Management has evaluated the impact of events that have occurred subsequent to June 30, 2019. Based on this evaluation, other than as recorded or disclosed within these interim condensed consolidated combined financial statements and related notes, the Company has determined no other events were required to be recognized or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Clarivate Analytics Plc
Opinion on the Financial Statement — Consolidated Balance Sheet
We have audited the accompanying consolidated balance sheet of Clarivate Analytics Plc (the “Company”) as of January 31, 2019, including the related notes (collectively referred to as the “consolidated financial statement”). In our opinion, the consolidated financial statement presents fairly, in all material respects, the financial position of the Company as of January 31, 2019 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
The consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's consolidated financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of the consolidated financial statement in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statement is free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audit provides a reasonable basis for our opinion.
/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 26, 2019
We have served as the Company's auditor since 2019.

CLARIVATE ANALYTICS PLC
Consolidated Balance Sheet as of January 31, 2019
(Dollars in actuals)
Shareholders’ Equity:
Ordinary shares, no par value, 2 issued and outstanding (unlimited shares authorized)	$2.00
Ordinary shares receivable	(2.00)
Total Shareholders’ Equity	$0.00

CLARIVATE ANALYTICS PLC
Notes to the Consolidated Balance Sheet
Note 1:   Background and Nature of Operations
Clarivate Analytics Plc (“the Company”) was incorporated as a Jersey limited company on January 7, 2019. Pursuant to the definitive agreement entered into to effect a merger between Camelot Holdings (Jersey) Limited and Churchill Capital Corp (the “Transaction”), the Company was formed for the purposes of completing the Transaction and related transitions and carrying on the business of Camelot Holdings (Jersey) Limited, and its subsidiaries. In conjunction with the Transaction with Churchill Capital Corp, the Company will be the sole managing member of Camelot Holdings (Jersey) Limited, and is expected to operate and control all the business and affairs of Camelot Holdings (Jersey) Limited, and through Camelot Holdings (Jersey) Limited and its subsidiaries.
Note 2:   Basis of Presentation and Accounting
The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows have not been presented because there have been no activities in this entity as of January 31, 2019.
Basis for Consolidation
The consolidated balance sheet includes the accounts of the Company and its wholly owned subsidiaries, Camelot Merger Sub (Jersey) Limited and CCC Merger Sub, Inc. The Company, Camelot Merger Sub (Jersey) Limited, and CCC Merger Sub, Inc. did not have any operations as of January 31, 2019.
Note 3:   Summary of Significant Accounting Policies — Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.
Note 4:   Shareholders’ Equity
There is no limit on the number of shares of any class, no par value, the Company is authorized to issue. On January 9, 2019, the Company issued 2 ordinary shares; 1 to Onex Partners IV LP, and 1 to Onex Partners IV GP LP, who each agreed to pay $1.00 per share. The ordinary shares receivable is reflected as a reduction to shareholders’ equity. As of January 31, 2019, 2 shares were issued and outstanding.
Note 5:   Subsequent Events
The Company has evaluated subsequent events through February 26, 2019, the date on which the balance sheet was available for issuance.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Churchill Capital Corp
Opinion on the Financial Statement
We have audited the accompanying balance sheet of Churchill Capital Corp (the “Company”) as of December 31, 2018, the related statements of operations, changes in stockholders’ equity and cash flows for the period from June 20, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from June 20, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2018.
New York, NY
February 27, 2019

CHURCHILL CAPITAL CORP
BALANCE SHEET
DECEMBER 31, 2018
ASSETS
Current Assets
Cash	$3,528,190
Prepaid expenses and other current assets	334,654
Total Current Assets	3,862,844
Marketable securities held in Trust Account	694,574,904
Total Assets	$698,437,748
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,936,353
Deferred tax liability	13,098
Income taxes payable	794,936
Total Current Liabilities	2,744,387
Deferred underwriting fee payable	24,150,000
Total Liabilities	26,894,387
Commitments and Contingencies
Common stock subject to possible redemption, 66,301,394 shares at redemption value	666,543,359
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 2,698,606 issued and outstanding (excluding 66,301,394 shares subject to possible redemption)	270
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 17,250,000 shares issued and outstanding	1,725
Additional paid-in capital	3,756,501
Retained earnings	1,241,506
Total Stockholders’ Equity	5,000,002
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$698,437,748
The accompanying notes are an integral part of these financial statements.

CHURCHILL CAPITAL CORP
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 20, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018
Operating costs	$2,525,364
Loss from operations	(2,525,364)
Other income:
Interest income	4,512,532
Unrealized gain on marketable securities held in Trust Account	62,372
Other income, net	4,574,904
Income before provision for income taxes	2,049,540
Provision for income taxes	(808,034)
Net income	$1,241,506
Weighted average shares outstanding, basic and diluted(1)	17,706,822
Basic and diluted net loss per common share(2)	$(0.13)

(1)
Excludes an aggregate of up to 66,301,394 shares subject to redemption as of December 31, 2018.

(2)
Net loss per common share — basic and diluted excludes income attributable to common stock subject to possible redemption of  $3,529,452 for the period from June 20, 2018 (inception) through December 31, 2018.

The accompanying notes are an integral part of these financial statements.

CHURCHILL CAPITAL CORP
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM JUNE 20, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – June 20, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	17,250,000	1,725	23,275	—	25,000
Sale of 69,000,000 Units, net of underwriting discount and offering expenses	69,000,000	6,900	—	—	651,969,955	—	651,976,855
Sale of 18,300,000 Private Placement Warrants	—	—	—	—	18,300,000	—	18,300,000
Common stock subject to redemption	(66,301,394)	(6,630)	—	—	(666,536,729)	—	(666,543,359)
Net income	—	—	—	—	—	1,241,506	1,241,506
Balance – December 31, 2018	2,698,606	$270	17,250,000	$1,725	$3,756,501	$1,241,506	$5,000,002
The accompanying notes are an integral part of these financial statements.

CHURCHILL CAPITAL CORP
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JUNE 20, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018
Cash Flows from Operating Activities:
Net income	$1,241,506
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,512,532)
Unrealized gain on marketable securities held in Trust Account	(62,372)
Deferred tax provision	13,098
Changes in operating assets and liabilities:
Prepaid expenses	(334,654)
Accounts payable and accrued expenses	1,936,353
Income taxes payable	794,936
Net cash used in operating activities	(923,665)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(690,000,000)
Net cash used in investing activities	(690,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	676,200,000
Proceeds from sale of Private Placement Warrants	18,300,000
Reimbursement of offering expenses from underwriter	588,000
Proceeds from promissory note – related party	275,000
Repayment of promissory note – related party	(275,000)
Payment of offering costs	(661,145)
Net cash provided by financing activities	694,451,855
Net Change in Cash	3,528,190
Cash – Beginning	—
Cash – Ending	$3,528,190
Non-cash investing and financing activities:
Initial classification of common stock subject to redemption	$665,300,820
Change in value of common stock subject to redemption	$1,242,539
Deferred underwriting fee payable	$24,150,000
The accompanying notes are an integral part of these financial statements.

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Churchill Capital Corp (the “Company”) was incorporated in Delaware on June 20, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company is focusing on businesses in the broader technology services and software industry and, more specifically, the predictive analytics and data market. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2018, the Company had not commenced any operations. All activity for the period from June 20, 2018 (inception) through December 31, 2018 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, its search for a Business Combination and activities in connection with the proposed acquisition of Clarivate Analytics Plc (“Holdings”), currently a subsidiary of Onex Partners IV LP and Onex Partners IV GP LP; Camelot Holdings (Jersey) Limited (“Clarivate”) (see Note 12). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Initial Public Offering was declared effective on September 6, 2018. On September 11, 2018, the Company consummated the Initial Public Offering of 69,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes a full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at $10.00 per Unit, generating gross proceeds of  $690,000,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 18,300,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of  $1.00 per Private Placement Warrant in a private placement to Churchill Sponsor LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of  $18,300,000, which is described in Note 5.
Following the closing of the Initial Public Offering on September 11, 2018, an amount of  $690,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations.
Transaction costs relating to the Initial Public Offering amounted to $38,023,145, consisting of $13,800,000 of underwriting fees, $24,150,000 of deferred underwriting fees and $73,145 of other costs, which is net of a $588,000 reimbursement received from the underwriters (see Note 7). In addition, as of December 31, 2018, $3,528,190 of cash was held outside of the Trust Account and is available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete an initial Business Combination with one or more operating

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

businesses or assets having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees has agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and its permitted transferees have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.
The Company has until September 11, 2020 to consummate a Business Combination (the “Combination Window”). If the Company is unable to complete a Business Combination within the Combination Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.
The Sponsor and its permitted transferees have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor and their permitted transferees acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per Unit.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 2. LIQUIDITY
The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its shareholders prior to the Initial Public Offering and such amount of proceeds from the sale of the Private Placement Warrants and the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2018, the Company had $3,528,190 in its operating bank accounts, $694,574,904 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of approximately $2,020,000, which excludes approximately $902,000 of franchise and income taxes payable that will be paid from interest earned on the Trust Account. In addition, two of the Company’s service providers have agreed to defer the payment of fees owed to them until the consummation of a Business Combination, which amounted to approximately $900,000 as of December 31, 2018. Such fees are included in the accounts payable and accrued expenses in the accompanying balance sheet at December 31, 2018. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs for the next twelve months following the date from when the financial statements are issued.
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018.
Marketable securities held in Trust Account
At December 31, 2018, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.
Common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2018, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Income taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net loss per common share
Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2018, which

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 52,800,000 shares of common stock, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.
Reconciliation of net loss per common share
The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:
For the Period from June 20, 2018 (inception) through December 31, 2018
Net income	$1,241,506
Less: Income attributable to shares subject to redemption	(3,529,452)
Adjusted net loss	$(2,287,946)
Weighted average shares outstanding, basic and diluted	17,706,822
Basic and diluted net loss per share	$(0.13)
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of  $250,000. At December 31, 2018, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent accounting pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 69,000,000 Units at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of  $11.50 per share, subject to adjustment (see Note 8).
NOTE 5. PRIVATE PLACEMENT
Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 18,300,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of  $18,300,000. Each Private Placement Warrant is exercisable to purchase one share of Class A

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

common stock at a price of  $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
NOTE 6. RELATED PARTY TRANSACTIONS
Founder Shares
In July 2018, the Sponsor purchased 11,500,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On August 31, 2018 and September 6, 2018, the Company effected stock dividends of 0.125 of a share of Class B common stock and one third of a share of Class B common stock, respectively, for each outstanding share of Class B common stock, resulting in 17,250,000 Founder Shares outstanding. All share and per share amounts have been retroactively restated to reflect the stock dividends. The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 8.
The Founder Shares included an aggregate of up to 2,250,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, 2,250,000 Founder Shares are no longer subject to forfeiture.
The Sponsor and its permitted transferees have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On July 6, 2018, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of  $275,000. The Promissory Note was non-interest bearing and payable on the earlier of March 31, 2019 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on September 11, 2018.
Administrative Support Agreement
The Company entered into an agreement commencing on September 6, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $31,250 per month for office space, administrative and support services. For the period from June 20, 2018 (inception) through December 31, 2018, the Company incurred $118,750 in fees for these services.

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of  $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
NOTE 7. COMMITMENTS AND CONTINGENCIES
Contingent Fee Arrangement
The Company has entered into a fee arrangement with a service provider pursuant to which certain fees incurred by the Company will be deferred and become payable only if the Company consummates a Business Combination. If a Business Combination does not occur, the Company will not be required to pay these contingent fees. As of December 31, 2018, the amount of these contingent fees was approximately $300,000. To the extent a Business Combination is consummated, the Company anticipates incurring a significant amount of additional costs. There can be no assurances that the Company will complete a Business Combination.
Registration Rights
Pursuant to a registration rights agreement entered into on September 6, 2018, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $24,150,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement.
Operating Lease
The Company leases space for corporate purposes under a lease agreement that expires in November 2019. The Company incurred rent expense amounting to approximately $10,200 for the period from June 20, 2018 (inception) through December 31, 2018.

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

Future minimum lease payments due under the lease amount to approximately $99,000 for the year ended December 31, 2019.
Reimbursement of Expenses
The Sponsor, and the Company’s officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations, including up to $500,000 for office space rented outside of New York City and personnel hired solely for activities on the Company’s behalf.
NOTE 8. STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2018, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of  $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2018, there were 2,698,606 shares of Class A common stock issued and outstanding, excluding 66,301,394 shares of common stock subject to possible redemption.
Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of  $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2018, there were 17,250,000 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. INCOME TAX
The Company’s net deferred tax liability is as follows:
Deferred tax liability
Unrealized gain on marketable securities	$(13,098)
Total deferred tax liability	$(13,098)
The income tax provision consists of the following:
Federal
Current	$794,936
Deferred	13,098
State
Current	—
Deferred	—
Income tax provision	$808,034
As of December 31, 2018, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”).
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2018 is as follows:
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Business combination expenses	18.4%
Income tax provision (benefit)	39.4%
The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company’s tax returns for the period from June 20, 2018 (inception) through December 31, 2018 remain open and subject to examination. The Company considers New York to be a significant state tax jurisdiction.
NOTE 10. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$694,574,904
NOTE 11. SELECTED QUARTERLY INFORMATION (UNAUDITED)
The following table presents summarized unaudited quarterly financial data for each of the quarters for the period from June 20, 2018 (inception) through December 31, 2018. The data has been derived from the Company’s unaudited financial statements that, in management’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the financial statements and notes thereto. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.
	June 20, 2018 (inception) through June 30, 2018	Third Quarter	Fourth Quarter
For the Period from June 20, 2018 (inception) through December 31, 2018
Operating costs	$1,027	$152,582	$2,371,756
Unrealized gain (loss) on marketable securities	$—	$(48,430)	$110,802
Interest income	$—	$738,355	$3,774,177
Net income (loss)	$(1,027)	$424,717	$817,815
Basic and diluted loss per share	$(0.00)	$(0.01)	$(0.11)

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

NOTE 12. SUBSEQUENT EVENTS
The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 14, 2019, the Company entered into the Merger Agreement by and among the Company, Clarivate; CCC Merger Sub, Inc., a wholly owned subsidiary of Holdings (“Delaware Merger Sub”); and Camelot Merger Sub (Jersey) Limited, a wholly owned subsidiary of Holdings (“Jersey Merger Sub”). On February 26, 2019, the parties entered into Amendment No. 1 to the Merger Agreement to make certain technical amendments to the Merger Agreement.
Pursuant to the Merger Agreement, a business combination between the Company and Clarivate will be effected through (i) the merger of Jersey Merger Sub with and into Clarivate with Clarivate being the surviving company in the merger (the “Jersey Merger”), in connection with which affiliates of Onex Partners Managers LP (the “Onex Shareholders”), an affiliate of Baring Private Equity Asia Group Limited (the “Baring Shareholder”) and the management shareholders of Clarivate (together with the Onex Shareholders and the Baring Shareholder, the “Clarivate Owners”) will be issued an aggregate of 217,500,000 ordinary shares of Holdings (the “Ordinary Shares”) and (ii) the merger of Delaware Merger Sub with and into the Company with the Company being the surviving corporation in the merger. In connection with the Mergers, each stockholder of the Company will receive one Ordinary Share for each share of the Company’s common stock that such stockholder owns, and existing warrants to purchase the Company’s common stock will become warrants (“Holdings Warrants”) exercisable to purchase Ordinary Shares in accordance with the terms thereof. In addition, the number of Ordinary Shares issued to the Clarivate Owners increases by 1 Ordinary Share for every $10 of transaction-related expenses incurred by the Company in excess of an agreed amount.
Consummation of the proposed transactions is conditioned on the Company having at least $5,000,001 of net tangible assets remaining after the closing. In addition, the consummation of the transactions contemplated by the Merger Agreement is conditioned upon, among other things, (i) the waiting period under the Hart-Scott-Rodino Act having expired, (ii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions being in force, (iii) the memorandum of association and articles of association of Holdings having been amended and restated, (iv) the Form F-4 registration statement of Holdings with respect to the registration of the Ordinary Shares and Holdings Warrants having become effective in accordance with the provision of the Securities Act and no stop order having been issued by the SEC which remains in effect with respect to the Form F-4, and no proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending, (v) the approval for listing by the New York Stock Exchange of the Ordinary Shares and Holdings Warrants to be issued in connection with the business combination having been obtained; (vi) the Company having at least $550,000,000 of cash after giving effect to payment of amounts that the Company will be required to pay to redeeming stockholders upon consummation of the proposed transactions and certain other fees and expenses described in the Merger Agreement; and (vii) the approval of the Company’s stockholders of the transactions contemplated by the Merger Agreement having been obtained.
The Company has engaged the Klein Group to act as the Company’s financial advisor in connection with the Mergers. Pursuant to this engagement, the Company will pay the Klein Group an advisory fee of $12.5 million, which shall be earned upon the closing of the Mergers ($7.5 million of such fee to be payable upon the closing of the Mergers, $2.5 million of such fee to be payable on January 31, 2020 and the final $2.5 million of such fee to be payable on January 29, 2021). The payment of such fee is conditioned upon the completion of the Mergers. Therefore, the Klein Group has a financial interest in the completion of the Mergers, in addition to the financial interest of the sponsor (with whom it is affiliated). The engagement of the Klein Group and the payment of the advisory fee has been approved by the Company’s audit committee

CHURCHILL CAPITAL CORP
NOTES TO FINANCIAL STATEMENTS

and board of directors in accordance with the Company’s related persons transaction policy. The Company and the other parties to the letter agreement entered into at the time of the Initial Public Offering (the “Letter Agreement”) amended the Letter Agreement to permit the engagement of the Klein Group described above.
Upon consummation of the Mergers, the Company will be a wholly-owned subsidiary of Clarivate with limited, if any, operations. The Company will adopt new and revised accounting standards as they become effective to align with Clarivate.

24,000,000 Ordinary Shares

PROSPECTUS

Citigroup
Goldman Sachs & Co. LLCRBC Capital Markets
BofA Securities
Barclays
February 5, 2020